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INDEX TO FINANCIAL STATEMENTS
Index to Consolidated Financial Statements (Unaudited)
Aris Mortgage Holding Company, LLC Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-249235

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 6
TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AmeriHome, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code Number)	85-2732607 (I.R.S. Employer Identification Number)

1 Baxter Way
Thousand Oaks, California 91362
Telephone: (888) 469-0810
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

James S. Furash
Chief Executive Officer
1 Baxter Way
Thousand Oaks, California 91362
Telephone: (888) 469-0810
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Perry J. Shwachman, Esq. Samir A. Gandhi, Esq. Robert A. Ryan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5900 Facsimile: (212) 839-5599	Richard D. Truesdell, Jr., Esq. Pedro J. Bermeo, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 701-5800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

         If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        AmeriHome, Inc., the registrant whose name appears on the cover of this registration statement, is a private company incorporated under the law of Delaware. In connection with the closing of this offering, AmeriHome, Inc. and Aris Mortgage Holding Company, LLC ("Aris Holding") will consummate the Transactions, as described in "Our Organizational Structure" in the prospectus included as part of this registration statement. As a result of the Transactions, AmeriHome, Inc. will be (i) a holding company, with its principal asset consisting of limited liability company interests of Aris Holding and (ii) the sole managing member of Aris Holding and will control the business and affairs of Aris Holding and its subsidiaries. Except as otherwise disclosed in the prospectus included in this registration statement, the consolidated historical financial statements and summary and selected historical consolidated financial data and other historical financial information included in this registration statement are those of Aris Holding and its subsidiaries, and do not give effect to the Transactions.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated January 4, 2021

Shares

AmeriHome mortgage

CLASS A COMMON STOCK

This is our initial public offering. We are offering shares of our Class A common stock. No public market currently exists for our Class A common stock.

We anticipate that the initial public offering price will be between $ and $ per share of Class A common stock. Our Class A common stock has been approved for listing on the New York Stock Exchange (the ''NYSE'') under the symbol ''AHM.''

We are an ''emerging growth company'' as that term is used in the Jumpstart Our Business Startups Act of 2012 (the ''JOBS Act'') and under applicable Securities and Exchange Commission (''SEC'') rules and have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Following the completion of this offering, we will have two classes of authorized common stock. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Each share of our Class B common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. We are offering shares of our Class A common stock, which immediately after this offering will represent in the aggregate approximately % of the voting power of our outstanding common stock after this offering (or approximately % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Immediately following the consummation of this offering, all of the outstanding shares of our Class B common stock will be held by A-A Mortgage (as defined herein), which will represent in the aggregate approximately % of the voting power of our outstanding common stock after this offering (or approximately % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

We will be a holding company, and upon consummation of this offering and the application of the net proceeds therefrom, our principal asset will consist of LLC Interests (as defined herein) we acquire from the Existing Equity Owners (as defined herein), collectively representing % of the economic interest in Aris Mortgage Holding Company, LLC (''Aris Holding'') (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). The remaining % of the economic interest in Aris Holding will be owned by A-A Mortgage, our controlling stockholder, through its ownership of LLC Interests. Following the completion of this offering, an affiliate of Apollo Global Management, Inc. will control A-A Mortgage. As long as A-A Mortgage continues to own a majority of the aggregate voting power of our outstanding common stock, it will be able to control any action requiring the general approval of our stockholders, including the election and removal of directors, any amendments to our certificate of incorporation and the approval of any merger or sale of all or substantially all of our assets. Accordingly, we will be a ''controlled company'' within the meaning of the corporate governance rules of the NYSE. See ''Risk Factors—General Risk Factors,'' ''Management—Controlled Company,'' and ''Principal Stockholders.''

AmeriHome, Inc. will be the sole managing member of Aris Holding. AmeriHome, Inc. will operate and control all of the business and affairs of Aris Holding and its direct and indirect subsidiaries and will conduct its business through Aris Holding and its direct and indirect subsidiaries.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions[(1)]	$	$
Proceeds to us (before expenses)	$	$

(1) We have agreed to reimburse the underwriters for certain expenses. See ''Underwriting (Conflict of Interest)'' for a detailed description of the compensation payable to the underwriters.

The underwriters have the option to purchase up to an additional shares of Class A common stock from us at the initial price to the public less the underwriting discounts and commissions, as described in ''Underwriting (Conflict of Interest).''

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock on or about , 2021.

Joint Book-Running Managers

Co-Managers

Apollo Global Securities **Houlihan Lokey** **Siebert Williams Shank**

AmeriHome mortgage

Leading Independent Mortgage Company

$58B
LTM Q3'20 Total Origination Volume

#3
Correspondent Lender[1]

27%
2015 – LTM Q3'20 Total Origination Volume CAGR

62%[2]
Purchase Origination Mix

$462mm
LTM Q3'20 Net Income

79%
2015 – LTM Q3'20 Net Income CAGR

$367mm[3]
LTM Q3'20 Adj. After-Tax Net Income

76%[3]
2015 – LTM Q3'20 Adj. After-Tax Net Income CAGR

1. Based on Inside Mortgage Finance data for Q3'20.
2. Represents purchase volume as a percentage of total mortgage origination volume from Q1'17 – Q3'20.
3. Adjusted after-tax net income and ROAE exclude LP related management expenses and non-cash stock compensation, pro forma for taxes. See "Glossary" and "Management's Discussion and Analysis of Financial Condition and Results of Operations---Non-GAAP Financial Measures."

Business Model

Efficient & Complementary

Highly scalable and profitable production and servicing ecosystem.

Correspondent Channel

Home Owner ↔ Mortgage Lender ↔ AmeriHome mortgage ↔ Agencies

$56 Billion Production[1]

Consumer Direct Channel

Recapture

Existing Borrower

$2 Billion Production[1]

Servicing

MSRs

$96 Billion UPB

429 Thousand Customers

[1] Production for LTM Q3'20

The AmeriHome Way

Profitability and Growth in ALL Environments
Leading Independent Mortgage Company
Low-Cost, Technology-Enabled Platform
Differentiated MSR Asset Management
Rates Agnostic Strategy
Compliance Driven Culture
Durable Value Proposition
Experienced, Entrepreneurial Management Team

ABOUT THIS PROSPECTUS

        As used in this prospectus, unless the context otherwise indicates, any reference to "AmeriHome," "our Company," "the Company," "us," "we" and "our" refers, prior to the completion of the Transactions (as defined herein), to Aris Mortgage Holding Company, LLC, together with its consolidated subsidiaries (including AmeriHome Mortgage Company, LLC), and after the completion of the Transactions, including this offering, to AmeriHome, Inc., the issuer of the shares of Class A common stock offered hereby, together with its direct and indirect subsidiaries.

        Neither we nor the underwriters have authorized anyone to provide any information or make any representations other than the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume the information contained in this prospectus and any free writing prospectus we and the underwriters authorize to be delivered to you is accurate only as of their respective dates or the date or dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or the offer and sale of the shares of Class A common stock in any jurisdiction where action for that purpose is required, other than the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

        Unless otherwise indicated, all references in this prospectus to the number and percentages of shares of our common stock outstanding following the completion of this offering:

  •
  reflects the initial public offering price of $            per share of Class A common stock, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus;

  •
  assumes no exercise of the underwriters' option to purchase up to an additional            shares of Class A common stock from us;

  •
  Excludes any shares of Class A common stock issuable to senior management in connection with the settlement of awards granted under the Transaction Bonus Agreements described below under "Executive Compensation—Transaction Bonus Agreements;" and

  •
  gives effect to the completion of the Transactions described below under "Our Organizational Structure."

i

 GLOSSARY

        As used in this prospectus, unless the context otherwise requires:

  •
  "Adjusted After-Tax Net Income" means tax-effected earnings before limited partner related management expenses and stock-based compensation expense, and the tax effects of those adjustments. Adjusted After-Tax Net Income is a Non-GAAP financial measure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

  •
  "Adjusted After-Tax ROAE" means Adjusted After-Tax Net Income divided by our average equity value, accounting for the same adjustments as used to derive Adjusted After-Tax Net Income.

  •
  "An Agency" or "Agencies" refers to the Government National Mortgage Association ("Ginnie Mae"), the Federal Housing Administration (the "FHA") or the Veterans Administration (the "VA"), the U.S. Department of Agriculture ("USDA"), or government-sponsored entities (each, a "GSE") such as the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac").

  •
  "Apollo" refers to Apollo Global Management, Inc.

  •
  "Aris Holding" refers to Aris Mortgage Holding Company, LLC.

  •
  "Aris Holding LLC Agreement" refers to the Second Amended and Restated Limited Liability Company Agreement of Aris Mortgage Holding Company, LLC.

  •
  "Athene" refers to Athene Holding Ltd., and where applicable, includes its subsidiaries and funds withheld accounts and modified coinsurance accounts established by reinsurance counterparties of such subsidiaries for the purpose of maintaining assets supporting business ceded or retroceded to any such subsidiary.

  •
  "Cenlar" refers to Cenlar FSB, our subservicer for approximately 99% of our portfolio of mortgage loans and MSRs.

  •
  "Corporate plus MSR Debt" means notes payable and other corporate borrowings plus debt secured by MSRs.

  •
  "Existing Equity Owners" refers to, collectively, limited partners of A-A Mortgage from whom we will acquire LLC Interests in Aris Holding with the net proceeds from this offering and in future exchanges under the Exchange Agreement.

  •
  "GAAP" means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board in the United States of America.

  •
  "IRLC" refers to interest rate lock commitments—agreements under which the interest rate and the maximum amount of the mortgage loan are set prior to funding the mortgage loan.

  •
  "LHFS" refers to loans held for sale—mortgage loan originations intended to be sold in the secondary market.

  •
  "LLC Interests" refers to the limited liability company interests of Aris Holding, including those that we purchase with the net proceeds from this offering.

  •
  "MBS" refers to mortgage-backed securities—a type of asset-backed security that is secured by a group of mortgage loans.

  •
  "MSRs" refers to mortgage servicing rights—the right and obligation to service a loan or pool of loans and to receive a servicing fee as well as certain ancillary income. MSRs may be bought and sold, resulting in the transfer of loan servicing obligations. MSRs are designated as such when the benefits of servicing the loans are expected to adequately compensate the servicer for performing the servicing.

  •
  "NYSE" means the New York Stock Exchange.

  •
  "Our controlling stockholder" or "A-A Mortgage" refers to A-A Mortgage Opportunities, L.P., our controlling stockholder and an affiliate of Apollo.

  •
  "subservicing" refers to the process of outsourcing the duties of the primary servicer to a third-party servicer. The third-party servicer performs the servicing responsibilities for a fee and is typically not responsible for making servicing advances, which are subsequently reimbursed by the primary servicer. The primary servicer is contractually liable to the owner of the loans for the activities of the subservicer.

  •
  "Total Debt" means Corporate plus MSR Debt and warehouse borrowings.

  •
  "Transactions" refer to the organizational transactions and this offering, and the application of the net proceeds therefrom, as described in "Our Organizational Structure."

  •
  "UPB" refers to the unpaid principal balance of loans held for sale. UPB is used together with the servicing fees and ancillary incomes as a means of estimating the future revenue stream for a servicer.

 INDUSTRY AND MARKET DATA

        The data included elsewhere in this prospectus regarding the markets and industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies, published industry sources and estimates based on our management's knowledge and experience in the markets in which we operate. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe that they generally indicate size, position and market share within these industries. Our own estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Third-party industry and general publications, research, surveys and studies generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor any of the underwriters have independently verified any of the data from third-party sources. As a result, you should be aware that market, ranking and other similar industry data included elsewhere in this prospectus, and estimates and beliefs based on that data, may not be reliable and are subject to change based on various factors, including those discussed under "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Except as otherwise specified, such data is derived from Inside Mortgage Finance, Mortgage Bankers Association, Fannie Mae, the U.S. Federal Reserve and the Federal Reserve Bank of St. Louis.

TRADEMARKS AND TRADE NAMES

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our name, logo and registered domain names are our proprietary service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights.

PRESENTATION OF FINANCIAL INFORMATION

        Except as otherwise disclosed in this prospectus, the consolidated historical financial statements and summary and selected historical consolidated financial data and other financial information included elsewhere in this prospectus are those of Aris Holding, together with its consolidated subsidiaries, and have been prepared in U.S. dollars in accordance with GAAP, except for the presentation of Adjusted After-Tax Net Income and Adjusted After-Tax ROAE, each a non-GAAP financial measure. This historical financial information does not give effect to the Transactions, including this offering.

        Except as noted in this prospectus, the unaudited pro forma financial information of AmeriHome, Inc. presented in this prospectus has been derived from the application of pro forma adjustments to the historical consolidated financial statements of Aris Holding and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the Transactions as described in "Our Organizational Structure," including the consummation of this offering, as if all such transactions had occurred on January 1, 2019 in the case of the unaudited pro forma consolidated statement of income data, and as of December 31, 2019 and September 30, 2020, as applicable, in the case of the unaudited pro forma consolidated balance sheet data. See "Unaudited Pro Forma Consolidated Financial Information" for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the matters discussed in the sections entitled "Risk Factors" beginning on page 31, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 104, and the consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus before making an investment decision. In this prospectus, we make certain forward-looking statements, including expectations relating to our future performance. These expectations reflect our management's view of our prospects and are subject to the risks described under "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Our expectations of our future performance may change after the date of this prospectus and there is no guarantee that such expectations will prove to be accurate. In this prospectus, unless the context otherwise indicates, any reference to "AmeriHome," "our Company," "the Company," "us," "we" and "our" refers, prior to the consummation of the Transactions, including this offering, to Aris Mortgage Holding Company, LLC and its consolidated subsidiaries, and after the Transactions, to AmeriHome, Inc., the issuer of the shares of Class A common stock being offered hereby, together with its direct and indirect subsidiaries.

AmeriHome Overview

        We are a leading U.S. residential mortgage producer and servicer focused on driving profitable growth across market environments. We were founded in 2013 and designed to optimize operational and financial excellence, instilling a business strategy and culture we refer to as the "AmeriHome Way," as detailed below. We have created a flexible and scalable platform with a modern purpose-built infrastructure, advanced data and analytics capabilities, all leveraging our management team's collective experience to achieve what we believe is a highly efficient cost structure to target profitability in all market environments. This has led to strong growth and performance, evidenced by 22 consecutive quarters of profitability while growing our production volume 208.3% from 2015 to LTM Q3 2020, positioning us as the third largest correspondent producer.

The AmeriHome Way

        Since our founding, we have grown steadily in our three different business segments: Correspondent, Consumer Direct and Servicing. We deliberately chose to enter these business segments based on a purchase origination orientation, ability to efficiently achieve scale, and the ongoing opportunities afforded by owning mortgage servicing rights all to achieve stability of earnings through varying economic cycles. Through our Correspondent channel, we primarily purchase and aggregate residential mortgages from trusted third-party originators, who we refer to as "correspondent sellers." Our Consumer Direct channel then originates mortgages directly with individual homeowners, primarily for refinancing opportunities with our existing servicing customers. Our Servicing segment allows us to retain the customer relationship from these originations while taking an asset management approach to achieve steady returns on the servicing.

        The AmeriHome Way underpins everything we do, resulting in a highly scalable business that generates attractive returns across market cycles. We believe AmeriHome can change what it means to be a leading mortgage company built on the durability of our value proposition to our correspondent sellers and individual borrowers, a rate-agnostic asset management strategy, and a risk management-driven culture. We believe this will drive profitability and growth across market environments allowing us to best serve our correspondent sellers, borrowers, employees and shareholders.

        Our partner-centric platform drives strong allegiance across a broad range of mortgage products and multiple production channels. We have client relationships with over 690 correspondent sellers, which include independent mortgage bankers, community and regional banks, and credit unions of all sizes. These relationships are supported by our value proposition of constant market presence, reliable pricing, and reduced execution times compared to competitors. This ultimately translates to better fulfillment timelines for our customers.

        We emphasize automation, process-improvement, and data-driven decision making across the origination lifecycle. We prioritize speed, continuity, and cost efficiency in order to continuously improve both our timelines and efficiency. This infrastructure allows us to automate our compliance and quality control functions. We believe our data management and analytics lead to better risk-reward evaluations in our Correspondent segment and more effective pursuit of new customer acquisition opportunities in our Consumer Direct segment.

        Our experienced and entrepreneurial team brings decades of experience from different organizations and platforms. They authored the AmeriHome Way to codify the principles which they saw driving a successful organization and team. Each tenet motivates the decisions we make every day, from how we treat our sellers and homeowners to how we manage risk across the organization.

        We have a track record of consistent, prudent and profitable growth, having expanded our production volume from $18.7 billion in 2015 to $57.6 billion for the twelve months ended September 30, 2020 and our servicing portfolio from $18.9 billion to $96.0 billion as of September 30, 2020.

        The AmeriHome Way has enabled us to achieve stable and attractive return on equity and allowed our operating company to generate positive net income every month since achieving initial profitability in February 2015. For the twelve months ended December 31, 2019 and 2018 and the nine months ended September 30, 2020, total net revenues were $418.7 million, $325.4 million and $708.3 million, respectively, and net income was $174.5 million, $105.0 million and $448.8 million, of which $71.1 million, $129.5 million and $54.1 million, respectively, consisted of net loan servicing revenue. Over the same time period, Adjusted After-Tax Net Income was $144.0 million, $89.3 million and $354.1 million, and Adjusted After-Tax ROAE was 17.7%, 12.4% and 44.9%, respectively. For a reconciliation of each of Adjusted After-Tax Net Income and Adjusted After-Tax ROAE to its most comparable GAAP measure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

 Our Business

Overview

        Our principal strategy is to source residential mortgage loans through multiple production channels and to sell the loans to third-party investors including the Agencies and others, or to securitize them, while generally retaining MSRs. We actively manage our MSR assets and act as master servicer, while outsourcing day-to-day operational servicing functions such as payment collection to subservicers.

AmeriHome Business Model Overview

        Our business segments include two production channels and servicing:

  •
  Production.    Our production business entails the sourcing of residential mortgage loans through two channels: Correspondent and Consumer Direct.

  •
  Correspondent channel.    We primarily purchase and aggregate residential mortgages from trusted third-party originators, who we refer to as "correspondent sellers." Our Correspondent channel serves as a critical intermediary between mortgage lenders and the capital markets by purchasing, pooling, and reselling newly originated mortgage loans, and as a conduit for sourcing new MSRs at what we believe to be attractive returns.

  •
  Consumer Direct channel.    We also originate and aggregate residential mortgages directly from consumers, allowing us to earn origination revenue and extend our MSR portfolio through targeted refinancings. We retain the existing customers in our current portfolio of MSRs by actively refinancing their loans, and also acquire new customers through lead generation activities.

  •
  Servicing.    We retain the servicing rights to our produced loans, earning fees from such assets. We manage our servicing assets to maximize profitability using an asset management approach that entails (i) our active hedging strategy, (ii) opportunistic MSR asset sales, and (iii) outsourced subservicing. Our servicing segment generates cash that supports our production activity and provides liquidity. The value of MSRs tends to fluctuate counter-cyclically with our production opportunities as interest rates change, so that most often there is a balancing interaction between servicing and production revenues, as one rises and the other falls.

    •
    Subservicing.    Consistent with our focus on operating efficiency, we have elected to outsource subservicing to independent firms that conduct the daily activities of servicing our loans, on a fee basis. This allows us to achieve cost savings and to conserve capital that would otherwise be needed to support an internal operation. We actively oversee our MSR investments by ensuring that subservicers meet all investor guidelines and optimize customer service, while coordinating closely with our consumer direct business to defend our MSR portfolio from attrition as customers refinance when interest rates fall.

        We are an approved seller/servicer for Fannie Mae and Freddie Mac. We are also an approved issuer of securities guaranteed by Ginnie Mae, an FHA-approved lender and a lender/servicer for the VA and the USDA. We are licensed to originate loans in 46 states and the District of Columbia. We are able to purchase and service loans in 49 states and the District of Columbia. Our national presence allows us to build new relationships across the country, growing our scale, and helps to limit geographical concentration in our MSR portfolio.

Production

        Our mortgage production platform was designed to be scalable, low-cost and efficient, while minimizing risk. Our correspondent model and our disciplined strategy are designed to generate long-term outperformance versus the market. Our large network of correspondent sellers allows us to see a large percentage of the mortgage market. We had the opportunity to bid on 26% of the approximately $1.7 trillion of retail and wholesale mortgage loans originated in 2019. During the twelve months ended September 30, 2020, our 693 approved correspondent sellers provided us access to approximately $547 billion loans, representing approximately 20% of all retail and wholesale mortgage loans originated. Over the same time period, our production volume totaled approximately $58 billion. Our growing presence in the Consumer Direct channel is designed to enable us to earn attractive margins while defending our MSR portfolio from heightened prepayment rates in a low interest rate environment by identifying mortgage loans that are likely to prepay and offering to refinance them at current rates.

        Our growing presence in the Consumer Direct channel is designed to enable us to achieve attractive margins while maintaining the customer relationships we have fostered by owning MSRs. This retention or recapture of our portfolio has become increasingly important due to heightened prepayment rates in a low interest rate environment. We are able to retain an increasing share of our customers by identifying mortgage loans that are likely to prepay and offering to refinance them at current rates.

        Our production volume predominantly consists of purchase originations (i.e., mortgages originated to purchase a property), which positions us well for future growth. In 2019, 62.8% of our production volume was purchase production, which tends to be more stable from year to year than refinance production, which is more heavily dependent on interest rates. From the first quarter of 2017 through September 30, 2020, purchase production has comprised an average of 65% of our total volume. Purchase production volume has increased from $12.0 billion in 2015 to $28.0 billion in 2019, averaging 68% of our total volume over that time period, despite fluctuations in refinance volume, which has been driven by changes in interest rates. Our strong purchase platform and forecasted growth in purchase volumes should support expansion in our Correspondent channel.

  Correspondent Channel

        In our Correspondent channel, we purchase residential mortgage loans from a network of independent mortgage originators. We have chosen to pursue growth primarily through the Correspondent channel, which we think provides the most efficient and scalable access to the approximately $765.0 billion mortgage market, serviced by approximately 5,000 sellers. According to Inside Mortgage Finance, AmeriHome was the third largest correspondent producer in the country, with a volume of approximately $43 billion and a market share of approximately 7% for the nine months ended September 30, 2020, up from a volume of $1.9 billion and a market share of 0.5% in 2014, respectively. Our market share has grown approximately 23% since 2017. Our Correspondent channel primarily consists of loans that are originated, underwritten and funded by our correspondent sellers and subsequently sold to AmeriHome. The sellers make representations and warranties as to the quality of loan underwriting and compliance with applicable laws and lending regulations, and agree to buy back loans that fail to meet appropriate standards. Before purchasing loans from our correspondent sellers, we review loans for compliance, documentation and loan data to ensure accuracy and salability into the secondary market. We conduct extensive diligence on each correspondent seller prior to making any purchases of loans, and focus on a group of top-tier correspondent sellers with solid financial performance and long track records in the industry. Once we purchase the loans, they are on boarded to our servicing system and pooled and certified to the respective Agency or investor. Our correspondent production represented 96.3% of our mortgage volume for the nine months ended September 30, 2020, compared to 98.0% for the nine months ended September 30, 2019 and 97.7% for the year ended December 31, 2019, compared to 98.1% for the year ended December 31, 2018.

        We have a diversified correspondent base, with approximately 60% of our production acquired from sellers outside of the top 25. We offer our correspondent sellers a consistent bid for a full suite of Agency loan products along with flexible delivery options, including conventional, FHA, VA, and USDA loans. For the delegated underwriting option, the credit decision is made by our correspondent sellers, and the loans are purchased by AmeriHome only after a loan has been closed by the correspondent seller. These sellers make certain representations and warranties to AmeriHome as described above. For the non-delegated underwriting option, AmeriHome makes the credit decision for the seller, and then purchases the loan after the seller has closed it, subject to a reduced set of representations and warranties from the seller.

        While the majority of our current correspondent production is acquired from sellers who use the delegated underwriting option, our non-delegated channel is growing. We believe our non-delegated production line of business, where our profits margins are typically higher than for delegated business, represents a significant opportunity for growth and we continue to focus on expanding it further by solidifying our existing relationships and acquiring new non-delegated sellers. Our production volume is highly diversified with 27% government and 73% conventional loans for the nine months ended September 30, 2020.

  Consumer Direct Channel

        Our Consumer Direct channel, which was launched in 2016, originates mortgages directly to an approximately $1.8 trillion homeowner market, ultimately selling the underlying mortgage and retaining the servicing rights. Currently, the majority of our consumer direct origination activity is refinancing our existing AmeriHome servicing customers. By proactively offering attractive refinancing terms to existing customers, we can minimize MSR portfolio attrition and build customer loyalty by improving their mortgage experience. These attractive refinance terms have also contributed to our Net Promoter Score of 78.

        We have a dedicated in-house sales and fulfillment team that drives our Consumer Direct channel, targeting further origination revenue at what we believe to be attractive cash margins. We have doubled our sales and fulfillment headcount since January 2018. Our direct access to real-time data to identify target customers who would benefit from a refinance makes the mortgage recapture process more efficient than acquiring new customers from outside of our portfolio. Our Consumer Direct channel represented 3.7% and 2.0% of our mortgage production volume for the nine months ended September 30, 2020 and 2019, respectively, and 2.3% and 1.9% for the years ended December 31, 2019 and 2018, respectively. Pull through adjusted lock volume for this platform totaled $1.8 billion and $0.7 billion for the nine months ended September 30, 2020 and 2019, respectively, and $1.1 billion and $0.8 billion for years ended December 31, 2019 and 2018, respectively.

        This Consumer Direct channel utilizes our call center and our origination websites to reach our approximately 429,000 existing servicing customers who may benefit from a new mortgage. Of these customers, approximately 61% would benefit from refinancing. Those existing relationships allow us to benefit from nominal incremental customer acquisition cost, as we save the vast majority of the advertising and marketing costs that would be associated with sourcing new customers. Over time, we have expanded our consumer direct platform to allow us to acquire customers whose loans we do not currently service, which represents a significant opportunity for the future growth for our originations business. We expect our funding volume and earnings to continue to improve over time as we build out this platform to facilitate the refinancing of our growing servicing portfolio and to fully enable the acquisition of new customers whose loans we do not currently service.

        The chart below reflects the growth in our servicing portfolio, which we expect to continue to bolster our Consumer Direct channel:

Servicing

        We service residential loans primarily for the GSEs (Fannie Mae and Freddie Mac) and Ginnie Mae, generally earning a contractual fee ranging from 25 to 56.5 basis points of outstanding unpaid principal balance, as well as ancillary income. Servicing mortgage loans involves the collection of principal and interest payments from customers, the administration of tax and insurance escrow accounts, and the collection of insurance claims, in each case on behalf of mortgage loan investors or mortgage loan guarantors, as well as the management of mortgage loans that are delinquent or in foreclosure or bankruptcy.

        We take an asset management approach to servicing. This includes (i) hedging and interest rate risk management, (ii) portfolio surveillance and active portfolio management and (iii) the use of a third-party subservicer, who is subject to our ongoing oversight. Our real-time data surveillance of our MSR portfolio allows us to create in-house models to use in conjunction with third-party models to predict loan prepayments and credit losses, and to simulate interest rate scenarios to estimate cash flows and valuation changes. We further enhance our total return through effective oversight of our subservicing activities, which we believe increases cash collections, and operational efficiencies.

        We outsource certain operational servicing functions to subservicers to better focus on key value-additive aspects of our servicing business, while avoiding the high fixed costs and capital requirements associated with operating a full servicing platform. In this way, we benefit from our subservicers' scale and efficiency, and achieve a more variable servicing cost structure. This allows us to consistently prioritize quality and value over volume. Our subservicing arrangements also reduce our operational risk, as our subservicers absorb the costs of any operational errors. Cenlar, a bank with decades of experience in managing mortgage loans, subservices approximately 99% our mortgage loans.

        As of September 30, 2020, we serviced approximately 429,000 customers with an aggregate UPB of approximately $96.0 billion. During the year ended December 31, 2019, we added $37.8 billion UPB of loans to our MSR portfolio, which contributed approximately 49.9% of our total UPB as of December 31, 2019. During the nine months ended September 30, 2020, we added $38.7 billion UPB of loans to our MSR portfolio, which contributed approximately 41.4% of our total UPB as of September 30, 2020. Our MSR portfolio is highly diversified with 39% government and 61% conventional underlying loans as of September 30, 2020.

Technology, Data and Analytics

        We have invested in our infrastructure and technology platform since inception to enable low-cost production and maximize operational efficiency. We have focused on data and analytics as the most critical and complex component of our foundation. We believe our proprietary systems are highly strategic, create competitive advantages and add significant value, including the ability to organize, understand, analyze, and audit large quantities of information quickly and efficiently. We have four key proprietary products that work in tandem to provide a stable and comprehensive data platform based on one consistent data source: Cronus (data management platform), Magnus (data warehouse), Aspen (loan pricing, hedging and pooling platform), and Nexus (daily profit-and-loss ("P&L") and hedge attribution platform). We created this proprietary technology ecosystem to ensure reporting consistency across business lines, run complex analyses in a flexible manner, and enable high levels of automation.

        We also choose to outsource technology platforms based on the availability of satisfactory products in the market and whether doing so is more capital efficient than building technology in-house. For example, we worked directly with Ellie Mae to facilitate the development of their latest generation correspondent loan origination system, thus securing a contract that provides us access to the industry-leading technology at an efficient cost compared to the industry.

Market Opportunity

  Large, Established and Growing Financial Market

        We operate in one of the largest financial markets in the world. According to the Mortgage Bankers Association, there was approximately $10.7 trillion of residential mortgage debt outstanding in the United States as of December 31, 2019. Despite its large size, our market continues to grow. For the year 2019, total mortgage production volume was $2.2 trillion, representing approximately 30% growth over the prior year. Moreover, the mortgage origination market has averaged $2.0 trillion in annual originations since 2000. As of December 2020, the mortgage rate environment has resulted in a significant portion of mortgages being "in-the-money" to refinance. Even when this healthy supply of production diminishes, additional macroeconomic factors, independent of the rate environment, are expected to contribute to a steady increase in purchase volume over time.

        Although overall market volume can fluctuate due to macroeconomic factors such as interest rates and refinancing activity, there has been a steady increase in purchase volume. Regardless of the interest rate environment, purchase volume growth is expected to continue given prevailing demographic trends. As an example, the average homeownership rate amongst millennials, the largest U.S. population group by generation, was only approximately 40.2% as of September 30, 2020 based on data from the U.S. Census Bureau. Based on historical figures provided by the Mortgage Bankers Association, purchase volume grew on a compound annual basis of 6.7% from 2009 to 2019. From 2020 to 2021, purchase volumes are expected to increase by 6.9% based on Fannie Mae forecasted estimates. We believe that we are especially well positioned to capitalize on the expected increase in purchase volume through our purchase-focused correspondent business, while our consumer direct platform will benefit from the overall growth in our servicing portfolio.

  Fragmentation of the Mortgage Industry

        Despite the size and attractive growth characteristics, the mortgage industry has become increasingly fragmented and diversified. Prior to the financial crisis, large retail U.S. banks traditionally held the majority of the market share in both mortgage originations and servicing. This trend reversed itself shortly after the global financial crisis, as heightened capital requirements and increased regulatory scrutiny precipitated a decrease in bank participation in the mortgage market and resulted in non-bank market participants seizing a significantly greater market share. The market share of mortgage originations produced by the top five banks (Wells Fargo, J.P. Morgan Chase, Bank of

America, U.S. Bank, and Citi) declined from 60% for the year ended December 31, 2010 to 15.7% for the twelve month period ended September 30, 2020, according to Inside Mortgage Finance.

        Most mortgage transactions start off at the local level, where we believe relationships and advice matter more than brand or scale. A majority of these relationships are between small independent mortgage bankers, realtors, builders and borrowers. Unlike other consumer-facing industries, leaders in the mortgage market do not hold significant market share. Our Correspondent channel allows us to capitalize on this fragmentation, by bringing our scale, efficiency and capital markets access to our large, diverse network of independent correspondent sellers nationwide. We believe there will be ongoing opportunities for our market-leading platform to increase our market share.

Our Strengths

        We believe the following characteristics of our business position us as a leading producer and servicer of residential mortgages in the United States and will allow us to continue to capture market opportunities in the future:

  Track record of consistent and profitable growth

        A core tenet of the AmeriHome Way is to achieve substantial growth without sacrificing profitability. We have generated positive net income at our operating company every month since achieving initial profitability in February 2015. Since then, our production volume has expanded from $18.7 billion in 2015 to $44.4 billion in 2019 and our revenue has grown at a compounded annual growth rate of 45.6%, reaching $418.7 million for the year ended December 31, 2019. Through a focus on disciplined growth, our top-line results have translated into healthy profits, as net income and return on average equity increased from $29.0 million and 15.7% for the year ended December 31, 2015, to $174.5 million and 20.8% for the year ended December 31, 2019. Since the first quarter of 2016, our quarterly TTM return on average equity has been consistent, at an average of 19.5% despite the changes in interest rate and the macroeconomic environment.

  We are a market-leading independent mortgage company with complementary business segments

        We are the third largest correspondent producer, having purchased over $43.0 billion of mortgage loans in 2019 through our active lending relationships across 47 states. As of September 30, 2020, we retained relationships with approximately 429,000 customers through our servicing portfolio. Our growing Consumer Direct channel allows us to extend the life of those relationships, as well as to add new customers to our platform. We believe our scale, and the operational efficiency that derives from it, is a sustainable competitive advantage for our business.

        Our business pairs our targeted production strategy with an outsourced subservicing approach designed to minimize risk while maximizing profitability. We believe that the synergistic relationship between our Correspondent channel, Consumer Direct channel, and Servicing business that employs a subservicing strategy positions us to increase our scale without substantial expense growth, increasing our margins.

  Purpose-built, automated, and scalable platform drives low costs and margin expansion

        AmeriHome was built to avoid many of the risks and challenges faced by independent mortgage companies during the financial crisis, allowing us to thrive in any economic environment. Our management team's firsthand experience prior to AmeriHome with the limitations of legacy systems and the lack of adequate risk management has shaped our nimble, variable cost strategy that allows us to make business decisions that produce sustainable investment returns and avoid excessive overhead and undisciplined growth that leads to volatile results as market conditions change. We believe that our current platform can support production that is at least double our average volume in 2019. Specifically, we have prioritized our highly scalable Correspondent channel and the use of leading subservicers rather than building our own servicing infrastructure, while utilizing technology platforms that optimize flexibility and efficiency.

        Our investments in our custom-designed technology suite support our low-cost strategy and maximize efficiency. We have best-in-class turnaround times to quickly purchase loans from correspondent sellers, propelled by highly automated processes developed through our proprietary data and analytics platform. We are able to analyze and price over $6.0 billion worth of loans on a daily basis with a median time from bid submission to pricing of approximately 3 minutes. We have a median time from file receipt to release of conditions of 4 days and a median time from file receipt to approval for purchase of 7 days.

        The targeted outsourcing of select functions leverages our partners' marginal cost advantages and provides us with optimal operational flexibility while minimizing capital deployment. These various factors combine to drive a low cost platform that will allow us to profitably operate in various market conditions. If margins were to contract, we would be well-positioned to absorb such contraction with a cost to produce that we believe is substantially lower than that of correspondent peers, demonstrating the tangible benefits of our systems. The correspondent business is more scalable than other mortgage origination channels that rely on maintaining a brick-and-mortar retail presence, have high advertising costs, or require higher costs to produce each loan, positioning us for further growth without proportional expansion of headcount or operational costs.

  Unique value proposition to support our continued success

        We have built a diversified business platform capable of providing high quality service to both our correspondent sellers and our servicing customers throughout the mortgage life cycle. Maintaining strong relationships with our network of correspondent lenders supports our purchase production business, while delivering a high-quality servicing experience to our customers throughout their period of homeownership allows for us to acquire their future business through our Consumer Direct channel. We strive to consistently deliver value to both constituencies to maintain our leading position in correspondent production while increasing our returns on the initial purchase of a correspondent mortgage through our consumer direct refinancing efforts.

        We maintain strong, long-term relationships with our network of over 690 correspondent sellers that are often augmented by longstanding relationships between our sellers and the AmeriHome team.

Approximately 90% of our correspondents transact with us every quarter, which we believe is among the highest monthly participation rates in the industry. The loyalty of our partners demonstrates the strength of our relationships and the benefits of partnering with AmeriHome.

        Our main tenets to providing value to our correspondent sellers are:

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  Speed:  Superior operational execution in paying sellers quickly for their mortgages reduces their need for increased borrowings and working capital constraints.

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  Platform:  Integrated and client focused approach, which works to make the process of selling us loans simple and seamless.

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  Products:  We are committed to purchasing a broad range of mortgage products that our correspondent sellers can offer to homeowners.

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  Relationships:  We maintain relationships with correspondent sellers who value a long-term, mutually beneficial relationship with certainty of execution and reduced funding times compared to our competitors.

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  Consistency:  We offer our correspondent sellers a consistent presence in the market and reliable pricing across our product lines.

  Our platform was designed to grow and thrive in any market environment

        We were built to succeed in any macroeconomic environment. We believe we are positioned to continue on a path of profitable growth regardless of prevailing market conditions, supported by our efficient operations, strong purchase-focused platform, emerging refinance and portfolio recapture strategy, servicing management and active management of MSRs. In highly competitive environments, our low cost model and selective purchase strategy allow us to maintain profitability despite margin decreases. In markets with less competition, our scalable platform and extensive correspondent network allow us to capture additional volume and expanded margins while maintaining our stringent quality controls.

        Our MSR portfolio and its associated revenue mitigate fluctuations in our production business, providing revenue diversification and recurring cash flows. Our strength in purchase originations should also support our production business in any market environment, while our developing consumer direct platform should allow us to increase refinance and portfolio recapture rates. For the nine months ended September 30, 2020 and the year ended December 31, 2019, our purchase volume was $18.3 billion and $27.9 billion, respectively, and our refinance volume was $26.6 billion and $16.5 billion, respectively.

        Our platform is built to support future expansion in volume and product mix, allowing us to pivot efficiently should market conditions change. Our developing non-delegated channel will enhance our ability to react to the evolution of the mortgage and consumer finance markets.

  Experienced, cohesive management team

        Our senior management team has a compelling combination of financial, correspondent, secondary and risk management experience in both bank and non-bank mortgage lending environments. They have an average of 27 years of industry experience and a track record of generating financial and operational improvements. Many members of our senior management team have experience operating within larger, nationally regulated financial institutions. We have experienced zero turnover amongst our 11 founding employees, which serves as a testament to AmeriHome's strong team culture extending beyond the executive suite.

  Our relationships with Athene and Apollo create attractive investment opportunities

        We believe our relationships with Athene, a leading retirement services company that issues, reinsures and acquires retirement savings products, and Apollo, a leading global alternative investment manager, position us to identify investment opportunities that are mutually beneficial. Athene and Apollo look to invest in a portfolio of asset origination platforms and investment teams across a variety of asset classes, of which we are one. These relationships also provide us with elevated access to market insight and investor interest in potential products or investment opportunities. As an asset originator, we are able to work collaboratively by both purchasing and investing with Athene and Apollo, and ultimately sell products that are mutually beneficial.

        We collaborate in evaluating and developing production opportunities to further strengthen our business. In the last four years, we have produced over $1.5 billion of assets for Athene and Apollo, including whole loans and securitizations and believe this ongoing relationship will continue to be a strategic advantage for AmeriHome. While not exclusive, we believe our strategic relationship creates significant competitive advantages. Specifically, we can coordinate on product development, which enables us to incubate and launch new products or channels with the knowledge that there exists an initial source of funding or investor appetite. As of September 30, 2020, Athene had consolidated investments of $170.2 billion, of which residential mortgage loan assets represented $4.2 billion, and Apollo had total assets under management of $433.1 billion, including $312.1 billion of credit and credit-oriented assets under management and $45.8 billion of deployable investment capital.

Our Strategy for Profitable Growth

        Our core business strategy involves generating attractive returns for our equity holders by producing mortgage loans through a low-cost platform and using gains from the sale of such mortgages to originate MSRs at attractive returns. Our objective is to further expand our leading positions in both residential mortgage production and servicing in the United States by growing our existing channels, opportunistically expanding into new channels and products and continuing to drive operational efficiencies.

  Continue expansion of correspondent business by leveraging our strengths and adding relationships

        We have grown our correspondent network from zero sellers in 2014 to over 690 as of September 30, 2020. Continuing to deliver on our strong value proposition will allow us to deepen our existing relationships while attracting additional high-quality loan sellers, expanding our Correspondent channel. Our current market share of correspondent production volumes for the twelve months ended September 30, 2020 is approximately 6.6%, leaving ample room for significant expansion while maintaining price discipline and our high standards. Our scalable, low cost platform will allow us to achieve such growth in any market environment.

        We estimate that we see approximately 26% of all correspondent loans in the industry nationwide that are offered out for bid on a daily basis and win only approximately 10% of the loans on which we bid because of our strict pricing parameters and return hurdles. We have chosen to foster growth through adding high quality counterparties to our network instead of sacrificing price selectivity. We can drive further growth by increasing penetration within our existing network of sellers through continued consistent, efficient execution. Our fulfillment platform currently has capacity to support substantial additional volume without meaningful incremental costs.

        Maintaining a low cost infrastructure is critical to our growth strategy. It enables us to remain competitive in the sector during periods of contracting margins. We believe our efficient core infrastructure allows us to have a lower production cost per loan than almost all of our peers. Our average direct cost per loan of 21 basis points has decreased approximately 1.1% since 2018. Our low cost base positions us to expand this channel with minimal capital outlay or run-rate increase in expenses.

  Continued growth and investment in our Consumer Direct channel

        We continue to develop our Consumer Direct channel, launched in 2016, in order to grow our production revenue at attractive cash margins through recapture and new customer acquisition, as well as to defend our MSR portfolio from prepayment-related attrition. We aim to further advance our refinance strategy by capitalizing on our large and growing servicing customer base with low customer acquisition costs. Our significant investment in proprietary technology and data analytics allows us to efficiently identify customers who would benefit from a refinance. Sustained low interest rates will continue to drive heightened refinance activity that we aim to capture through efficient, real-time targeting of existing servicing customers. As we have continued to develop this channel to 2.3% of our 2019 production volume, its high profit margins have grown to contribute 15.8% of our net income.

        In the future, we anticipate that our continued expansion into new customer acquisition will drive further growth in consumer direct originations. Our proprietary technology suite will augment our efforts to attract new customers through an optimized and focused outreach strategy.

  Prudently manage growth in servicing

        As of September 30, 2020, we serviced approximately 429,000 customers with an aggregate UPB of approximately $96.0 billion. For the nine months ended September 30, 2020, we added approximately $38.7 billion UPB of net loans to our MSR portfolio. We currently see opportunities to expand our servicing business through the growth of existing origination channels, as well as potentially exploring MSR acquisitions through bulk or other channels if offered on attractive terms.

        Our subservicing strategy and low overhead enable us to view our servicing business objectively. Because we do not bear the costs of a large servicing operation, we can actively manage our servicing assets to maximize profitability to our business and are willing to monetize MSRs. Since inception, we have opportunistically sold 27% of all of our originated MSRs, and have done so above carrying value. Our active hedging strategy allows us to lock in the initial MSR yield without bearing undue interest rate risk. Additionally, our operating servicing revenue has grown from $24.7 million for the year ended December 31, 2015 to $229.0 million for the year ended December 31, 2019.

  Opportunistically evaluate new products and channels

        The residential mortgage market is constantly evolving with technological innovation and changing investor appetite, creating demand for new products. We believe we can successfully expand upon the success of our existing channels, offer new products and target additional customers profitably and with acceptable levels of risk. In addition, our relationship with Athene and Apollo will allow us to evaluate and develop opportunities that may be mutually beneficial.

        Our flexible, scalable platform will allow us to pivot efficiently should market conditions change through our Consumer Direct and non-delegated Correspondent channels. Our relationships with our approximately 429,000 servicing customers provide direct access to a substantial addressable market to launch new products with minimal incremental costs. Our Consumer Direct channel allows us to originate loans with close to zero customer acquisition and marketing cost, which will support any future business or product additions.

        For example, our recent entrance into the non-delegated Correspondent channel provides the necessary framework for future expansion of our product suite to include additional mortgage-related and other consumer finance products. We believe our control of the underwriting process in non-delegated originations will lower the risk of launching new products, ensuring continued loan quality and high standards, even if we choose to expand into credit-sensitive products.

  Continue to optimize business by focusing on operational efficiencies

        As we continue to scale our business, it is imperative that we maintain the same operational discipline that has helped us minimize costs and produce successful returns over the years. We will continue to focus on maintaining what we believe to be a highly efficient cost structure through prudent operational management, utilization of our existing infrastructure, and investments in technology. This will make us more competitive in entering new products and markets, expanding our existing business in all margin and interest rate environments, and optimizing our return on capital in all interest rate environments.

Recent Developments

  Preliminary Estimated Financial Results for the Two Months Ended November 30, 2020

        Our financial results for the three months and twelve months ended December 31, 2020 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting certain preliminary estimated unaudited financial results and key performance indicators for the two months ended November 30, 2020. The unaudited estimated financial results and key performance indicators set forth below are preliminary and subject to revision based upon the completion of our year-end financial closing processes as well as the related audit of the results of operations for the year ended December 31, 2020. The information presented herein should not be considered a substitute for the financial information and performance indicators to be filed in our Annual Report on Form 10-K for the year ended December 31, 2020 once it becomes available. For additional information, see "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

        Our total production volume was $12.9 billion in aggregate principal balance for the two months ended November 30, 2020, an increase of approximately 48.9% from our total production volume of $8.7 billion for the two months ended November 30, 2019. Despite a rise in treasury rates, our gain on sale margin for the two months ended November 30, 2020 was 1.13% as compared to 1.36% for the three months ended September 30, 2020 and 0.85% for the two months ended November 30, 2019. We believe that the level of gain on sale margin experienced during two months ended November 30, 2020 was the result of continued favorable market conditions and the low interest rate environment which led to increased demand for mortgages and capacity constraints in the industry. As of the date of this prospectus, we have seen favorable market conditions continue which has led to continued strong demand and origination volume. We do not know how long these favorable market conditions will continue going forward. There is no assurance that these results are indicative of our final results for the year ended December 31, 2020 or in any future period.

        Our preliminary results contained in this prospectus have been prepared in good faith by, and are the responsibility of, management based upon our internal reporting for the two months ended November 30, 2020. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to these preliminary results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

  COVID-19 Pandemic

        The COVID-19 pandemic introduces unprecedented uncertainty in the economy, including the risk of a significant employment shock and recessionary conditions, with implications for the health and safety of our employees, borrower delinquency rates, servicing advances, origination volumes, the availability of financing, and our overall profitability and liquidity. There is also significant uncertainty related to the response of the federal, state and local governments as well as the Agencies and regulators such as the Federal Housing Finance Agency ("FHFA").

        In response to the COVID-19 pandemic, we quickly implemented a number of initiatives to ensure the safety of our employees. Since late March 2020, more than 90% of our employees have been working from home, and they are not participating in travel or face-to-face meetings that are non-essential. To date, there have not been a material number of COVID-19 illnesses reported for members of the AmeriHome workforce, nor has there been a material impact to the observed productivity of our workforce in the aggregate.

        We believe our business benefits from a strong financial profile that positions us well in the current environment. While the financial markets have demonstrated significant volatility due to the economic impacts of COVID-19, interest rates have fallen to historic lows, resulting in increased mortgage originations and favorable margins. Our flexible, scalable platform and technology-enabled infrastructure have enabled us to respond quickly to the increased market demand, resulting in record levels of purchase and origination volume for AmeriHome. However, the future extent and severity of economic impacts due to COVID-19 are as yet unknown and, as a result of these factors being outside our control, it is possible that our production volumes and margins may decrease in the future.

        As a result of increased volatility in the financial markets and a vastly accelerated rate of policy changes emanating from government agencies, regulators, investors and business counterparties as a result of the COVID-19 emergency, we have undertaken some notable steps to position our platform for continued success. We have:

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  Materially increased our cash position;

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  Reduced the holding period between the purchase and sale of loans, in particular those sold to the GSEs, thus minimizing exposure to loans electing to go into forbearance prior to sale and lowering the amount of working capital tied up in loan inventories;

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  Begun negotiating for multiple new or increased lending facilities secured by servicing advances;

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  Increased the minimum FICO score required for government insured loans we purchase; and

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  Made multiple adjustments to the terms offered and the relative pricing of various purchase commitment types, in order to optimize the mix of same and reduce our exposure to market and counterparty volatility.

        In response to COVID-19, on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was signed into law, allowing borrowers affected by COVID-19 to request temporary loan forbearance for federally backed mortgage loans. As of November 30, 2020, approximately 25,758 AmeriHome loans were enrolled in forbearance plans, which represents approximately 5.7% of the loans in our total servicing portfolio.

        As a servicer, we are required to advance principal and interest to the investor for up to four months on GSE backed mortgages and longer on other government agency backed mortgages on behalf of borrowers who have entered a forbearance plan. We are able to utilize funds from prepayments and mortgage pay-offs from other borrowers to fund these principal and interest advances prior to remitting those funds to the agencies. To date, we have successfully utilized such prepayments and mortgage payoffs from other borrowers to fund principal and interest advances relating to forborne loans, and have not advanced material amounts of principal or interest associated with forbearances.

        However, these advance requirements could become significant at higher levels of forbearance, and our obligation to advance tax and insurance payments that borrowers miss may become significant over time as well. Regardless, we believe we are very well-positioned in terms of our liquidity. As of November 30, 2020, we had $326 million of unrestricted cash and $10 million in undrawn lines of credit. These amounts represent material excess liquidity relative to our financial covenants and relative to the Company's historical levels (for example, as of December 31, 2019 unrestricted cash totaled approximately $94 million).

        Although the forbearance activity noted above has not yet had a material impact on our cash flows, we expect servicing advances to grow over time and believe they could become material. Actual servicing advances will be driven by the number of borrowers entering into forbearance plans, the amount of time borrowers spend in the forbearance plans (most have the ability to extend forbearance plans for up to one year), and the level of successful resolution of forborne amounts at the end of forbearance periods, all of which will be impacted by the pace at which the economy recovers from the COVID-19 pandemic.

        Protecting our cash position and maintaining sufficient liquidity is a top priority. We maintain diversified liquidity sources to allow us to fund our loan origination business, manage our day-to-day operations and protect us against foreseeable market risks. Consistent with our standard financing and liquidity risk management practices, we typically maintain material excess financing capacity relative to our origination volumes. Therefore, in 2020 we did not require any increases in financing capacity to accommodate our increased origination volume. We will continue to evaluate and pursue additional loan funding capacity to fund our origination volumes as needed.

Summary Risks Associated with Our Business

        An investment in our Class A common stock involves numerous risks described in "Risk Factors" and elsewhere in this prospectus. You should carefully consider these risks before making a decision to invest in our common stock. Key risks include, but are not limited to, the following:

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  the spread of the COVID-19 outbreak and severe disruptions in the U.S. and global economy and financial markets it has caused;

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  our reliance on borrowing facilities to fund mortgage loans and otherwise operate our business;

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  the requirement to repurchase mortgage loans or indemnify investors if we or our correspondent sellers breach representations and warranties;

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  interest rate fluctuations that could decrease our results of operations;

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  disruptions in the MBS, mortgage, real estate and financial markets;

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  we operate in a highly regulated industry with continually changing federal, state and local laws and regulations;

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  changes in Agency regulations or guidelines;

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  the failure of our subservicers to effectively service our portfolio of MSRs;

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  counterparty risk;

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  competition for mortgage assets that may limit the availability of desirable originations and acquisitions;

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  reduced disclosure requirements related to our status as an emerging growth company; and

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  the other factors discussed under "Risk Factors" beginning on page 31.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; (3) having reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements; being exempt from the requirements to hold a non-binding advisory vote on executive compensation or seek stockholder approval of any golden parachute payments not previously approved; and (4) not being required to adopt certain accounting standards until those standards would otherwise apply to private companies.

        Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company" and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile. As an "emerging growth company" under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We are electing to take advantage of such extended transition period, and as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We could remain an "emerging growth company" until the earliest to occur of:

  •
  the last day of the year following the fifth anniversary of this offering;

  •
  the last day of the first year in which our annual gross revenues exceed an amount specified by regulation (currently $1.07 billion);

  •
  the day we are deemed to be a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second quarter of such year; and

  •
  the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

Summary of the Transactions

        AmeriHome, Inc., a Delaware corporation, was formed on August 6, 2020 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering and the Transactions, all of our business operations have been conducted through Aris Holding and its direct and indirect subsidiaries and the only owners of Aris Holding have been management and certain other employees and directors and A-A Mortgage.

        We will consummate the following organizational and other transactions in connection with this offering:

  •
  we will amend and restate the existing limited liability company agreement of Aris Holding, to, among other things, (i) recapitalize all existing membership interests (including existing vested profit units and all unvested profit units) in Aris Holding into            LLC Interests to be held by prior holders of those membership interests and (ii) appoint AmeriHome, Inc. as the sole managing member of Aris Holding;

  •
  we will amend and restate AmeriHome, Inc.'s certificate of incorporation to, among other things, provide for Class A common stock and Class B common stock, with each share of our Class A common stock entitling its holders to one vote per share on all matters presented to our stockholders generally and each share of our Class B common stock entitling its holders to ten votes per share on all matters presented to our stockholders generally;

  •
  we will issue            shares of our Class B common stock to A-A Mortgage (or            shares if the underwriters exercise their option in full to purchase additional shares of Class A common stock) in exchange for nominal consideration, which shall be equal to the number of LLC Interests held by A-A Mortgage immediately following the Transactions;

  •
  the holders of the             LLC Interests received in connection with the recapitalization of the existing profit units in Aris Holding will contribute all of such LLC Interests to AmeriHome, Inc. in exchange for            newly-issued shares of Class A common stock;

  •
  A-A Mortgage will distribute              LLC Interests to the Existing Equity Owners (or            LLC Interests if the underwriters exercise their option in full to purchase addtional Class A common stock);

  •
  we will issue            shares of our Class A common stock to the purchasers in this offering (or            shares if the underwriters exercise their option in full to purchase additional shares of Class A common stock) in exchange for net proceeds herefrom of approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), based upon an assumed initial public offering price of $            per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering;

  •
  we will use the net proceeds from this offering to purchase            LLC Interests from the Existing Equity Owners (or             LLC Interests if the underwriters exercise their option in full to purchase addtional Class A common stock) at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  AmeriHome, Inc., Aris Holding and A-A Mortgage will enter into an exchange agreement (the "Exchange Agreement") under which A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) will have the right, subject to the terms of the Exchange Agreement, to exchange LLC Interests, together with a corresponding number of shares of Class B common stock, for newly-issued shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions, or, at our election (determined by a majority of the disinterested members of our board of directors or a committee of disinterested members of our board of directors), a cash payment;

  •
  AmeriHome, Inc. and A-A Mortgage will enter into a tax receivable agreement (the "Tax Receivable Agreement") that will provide for the payment by us to A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) of 85% of the tax benefits, if any, that we are deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges or acquisitions of LLC Interests (including as part of the Transactions or under the Exchange Agreement), (ii) allocations that result from the application of the principles of Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), in respect of certain transactions described herein or future equity offerings that result in contributions to Aris Holding, and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement;

  •
  AmeriHome, Inc., A-A Mortgage, and certain limited partners of A-A Mortgage will enter into a registration rights agreement (the "Registration Rights Agreement"); and

  •
  AmeriHome, Inc. and A-A Mortgage will enter into a stockholders agreement (the "Stockholders Agreement").

        We collectively refer to the foregoing organizational transactions as the "Transactions." For a description of the terms of the Exchange Agreement, Tax Receivable Agreement, Registration Rights Agreement and Stockholders Agreement, see "Certain Relationships and Related Party Transactions."

        Immediately following the consummation of the Transactions (including this offering):

  •
  AmeriHome, Inc. will be a holding company and its principal asset will be the LLC Interests it purchases from the Existing Equity Owners;

  •
  AmeriHome, Inc. will be the sole managing member of Aris Holding and will control the business and affairs of Aris Holding and its subsidiaries;

  •
  AmeriHome, Inc. will own              LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding (or             LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  A-A Mortgage will own (i)              LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding (or             LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii)              shares of Class B common stock of AmeriHome, Inc., representing approximately             % of the combined voting power of all of AmeriHome, Inc.'s common stock (or             shares of Class B common stock, representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  Management and certain other employees and directors will own, as a result of the exchange of LLC Interests received from the recapitalization of profit units for Class A common stock described above, (i)              shares of Class A common stock of AmeriHome, Inc., representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock (or approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) indirectly through AmeriHome, Inc.'s ownership of LLC Interests, approximately            % of the economic interest in the business of Aris Holding;

  •
  The purchasers of shares of Class A common stock in this offering will own (i)              shares of Class A common stock of AmeriHome, Inc., representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock (or            shares of Class A common stock, representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) indirectly through AmeriHome, Inc.'s ownership of LLC Interests, approximately            % of the economic interest in the business of Aris Holding (or approximately            % of the economic interest in the business of Aris Holding if the underwriters exercise their option in full to purchase additional shares of Class A common stock).

        As the sole managing member of Aris Holding, we will operate and control all of the business and affairs of Aris Holding and through Aris Holding and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, we will have the majority economic interest in Aris Holding and will control the management of Aris Holding as its sole managing member. As a result, we will consolidate Aris Holding and record a significant non-controlling interest in a consolidated entity in our consolidated financial statements for the economic interest in Aris Holding held directly or indirectly by the Existing Equity Owners.

        Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), assumes no exercise of the underwriters' option to purchase up to an additional            shares of Class A common stock from us, excludes up to            shares of Class A common stock and            restricted stock units issuable to senior management in connection with the settlement of awards granted under the Transaction Bonus Agreements described more fully in "Executive Compensation—2020 Transaction Bonuses" and gives effect to the completion of the Transactions.

        The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(1)
Excludes up to             shares of Class A common stock and            restricted stock units that may be issuable to senior management in connection with the settlement of awards granted under the Transaction Bonus Agreements described more fully in "Executive Compensation—Transaction Bonus Agreements."

        For additional information regarding the Transactions, see "Our Organizational Structure."

 Corporate Information

        AmeriHome, Inc. is a private company incorporated under the laws of Delaware. In connection with the closing of this offering, AmeriHome, Inc. and Aris Holding will consummate the Transactions, as described in "Our Organizational Structure." As a result of the Transactions, AmeriHome, Inc. will be (i) a holding company, with its principal asset consisting of limited liability company interests of Aris Holding and (ii) the sole managing member of Aris Holding and will control the business and affairs of Aris Holding and its subsidiaries. See "Our Organizational Structure" included elsewhere in this prospectus.

        Our principal executive offices are located at 1 Baxter Way, Thousand Oaks, California 91362, and our telephone number is (888) 469-0810. Our Internet website address is www.amerihome.com, and the information contained on, or accessible from, or hyperlinked to, our website is not part of this prospectus by reference or otherwise.

The Offering

Class A Common Stock Offered By Us in this Offering

                    shares of our Class A common stock (or            shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Underwriters' Option to Purchase Additional Shares of Class A Common Stock

        We have granted the underwriters a 30-day option to purchase up to            shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions.

Class A Common Stock to be Outstanding After this Offering

                    shares of Class A common stock (            shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class B Common Stock to be Outstanding After this Offering

                    shares of Class B common stock (            shares of Class B common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

LLC Interests to be Held by Us Immediately After this Offering

                    LLC Interests (            LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

LLC Interests to be Held by A-A Mortgage Immediately After this Offering

                    LLC Interests (            LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of Shares of Class A Common Stock to LLC Interests

        Our amended and restated certificate of incorporation and the Aris Holding LLC Agreement will require that we and Aris Holding at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us, except as otherwise determined by us.

Ratio of Shares of Class B Common Stock to LLC Interests

        Our amended and restated certificate of incorporation and the Aris Holding LLC Agreement will require that we and Aris Holding at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by A-A Mortgage and its permitted transferees and the number of LLC Interests owned by A-A Mortgage and its permitted transferees, except as otherwise determined by us.

Permitted Holders of Shares of Class B Common Stock

        Only A-A Mortgage and its permitted transferees of Class B common stock as described in this prospectus will be permitted to hold shares of our Class B common stock. Shares of Class B common stock are exchangable for shares of Class A common stock only together with an equal number of LLC Interests. See "Certain Relationships and Related Party Transactions—Aris Holding LLC Agreement."

Voting Rights

        Upon the consummation of this offering, the holders of our Class A common stock will be entitled to one vote per share of Class A common stock, and the holders of shares of our Class B common stock will be entitled to ten votes per share of Class B common stock. Upon the date on which the shares of Class B common stock held by A-A Mortgage and its permitted transferees represent less than 10% of our outstanding shares of common stock, each share of Class B common stock will entitle its holder to one vote per share of Class B common stock.

        Upon consummation of this offering, our board of directors will consist of nine directors. Under our Stockholders Agreement, A-A Mortgage has the right, but not the obligation, to nominate (a) a majority of our directors, as long as our controlling stockholder beneficially owns 50% or more of the combined voting power of our outstanding common stock, (b) 50% of our directors, as long as our controlling stockholder beneficially owns 40% or more, but less than 50% of the combined voting power of our outstanding common stock, (c) 40% of our directors, as long as our controlling stockholder beneficially owns 30% or more, but less than 40% of the combined voting power of our outstanding common stock, (d) 30% of our directors, as long as our controlling stockholder beneficially owns 20% or more, but less than 30% of the combined voting power of our outstanding common stock, (e) 20% of our directors, as long as our controlling stockholder beneficially owns 5% or more, but less than 20% of the combined voting power of our outstanding common stock. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Pursuant to our certificate of incorporation, neither Apollo nor any of its respective affiliates is required to present corporate opportunities to us.

        Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters requiring approval by our common stockholders unless otherwise required by law.

        Upon the consummation of this offering, and assuming no exercise of the underwriters' option to purchase            additional shares of Class A common stock, holders of shares of our Class A common stock will hold approximately            % of the combined voting power of our outstanding common stock and holders of shares of our Class B common stock will hold approximately            % of the combined voting power of our outstanding common stock.

        If the underwriters exercise in full their option to purchase an additional            shares of Class A common stock, holders of our Class A common stock will hold approximately            % of the combined voting power of our outstanding common stock and holders of our Class B common stock will hold approximately            % of the combined voting power of our outstanding common stock.

        For a description of the rights of the holders of our Class A common stock, see "Description of Capital Stock—Class A Common Stock."

Exchange Agreement

        We, Aris Holding and A-A Mortgage will enter into the Exchange Agreement substantially concurrently with the consummation of this offering under which A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) will have the right, subject to the terms of the Exchange Agreement, to exchange its LLC Interests, together with a corresponding number of shares of Class B common stock, for newly-issued shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions, or, at our election (determined by a majority of the disinterested members of our board of directors or a committee of disinterested members of our board of directors), a cash payment. As a holder exchanges LLC Interests and Class B common stock for shares of Class A common stock, the number of LLC Interests held by AmeriHome Inc. will correspondingly increase as it acquires the exchanged LLC Interests, and a corresponding number of shares of Class B common stock are cancelled. In the event we elect to pay a holder cash in an exchange, we will cause Aris Holding to cancel the LLC Interests we acquire from such holder and the corresponding number of shares of Class B common stock we acquire will be cancelled by us. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

Tax Receivable Agreement

        We will enter into a Tax Receivable Agreement with A-A Mortgage that will provide for the payment by us to A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) of 85% of the tax benefits, if any, that we are deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges or acquisitions of LLC Interests (including as part of the Transactions or under the Exchange Agreement) (ii) allocations that result from the application of the principles of Section 704(c) of the Code in respect of certain transactions described herein or future equity offerings that result in contributions to Aris Holding, and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

Use of Proceeds

        We estimate that the net proceeds to us from this offering will be approximately $             million after deducting the underwriting discounts and commissions and our other estimated offering expenses (assuming an initial public offering price of $            per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus). If the underwriters exercise in full their option to purchase additional shares of Class A common stock from us, we estimate the net proceeds to us will be approximately $             million.

        We intend to use the net proceeds from this offering to purchase            LLC Interests from the Existing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and estimated offering expenses payable by us. For additional information, see "Use of Proceeds."

Listing

        Our Class A common stock has been approved for listing on the NYSE under the symbol "AHM."

Conflict of Interest

        Apollo Global Securities, LLC, an affiliate of Apollo, is an underwriter in this offering and is receiving a portion of the gross spread as an initial purchaser of the offering. Affiliates of Apollo beneficially own in excess of 10% of our issued and outstanding common stock. As a result, Apollo Global Securities, LLC is deemed to have a "conflict of interest" under FINRA Rule 5121, and this offering will be conducted in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Apollo Global Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Dividend Policy

        We currently intend to retain all of our earnings, and therefore, we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future following the consummation of this offering. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Any determination to declare and pay cash dividends will be at the discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, cash requirements, liquidity, contractual restrictions, general business conditions and such other factors as our board of directors deems relevant. In addition, our existing indebtedness may restrict our ability to pay dividends. For additional information, see "Dividend Policy."

Controlled Company

        Following this offering, we will be a "controlled company" within the meaning of the corporate governance rules of the NYSE. We intend to rely upon the "controlled company" exception relating to the board of directors and committee independence requirements under the listing rules of the NYSE. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. See "Management—Controlled Company."

Registration Rights Agreement

        We intend to enter into the Registration Rights Agreement with A-A Mortgage and certain limited partners of A-A Mortgage. The Registration Rights Agreement will provide A-A Mortgage with certain demand registration rights, including shelf registration rights, in respect of any of our Class A common stock held by them (upon conversion of Class B common stock and LLC Interests held by them), subject to certain conditions. In addition, in the event that we register additional Class A common stock for sale to the public following the completion of this offering, we will be required to give notice to A-A Mortgage and certain limited partners of A-A Mortgage of our intention to effect such a registration, and, subject to certain limitations, include Class A common stock held by them (upon conversion of Class B common stock and LLC Interests held by them) in such registration.

Stockholders Agreement

        We intend to enter into the Stockholders Agreement with A-A Mortgage. The Stockholders Agreement will give our controlling stockholder the right to nominate a majority of our directors after the consummation of this offering as long as our controlling stockholder beneficially owns 50% or more of the combined voting power of our outstanding common stock and shall specify how our controlling stockholder's nominations rights shall decrease as our controlling stockholder's beneficial ownership of our common stock also decreases. See "Management—Board Composition." The Stockholders Agreement sets forth certain information rights granted to A-A Mortgage. It also specifies that we will not take certain significant actions specified therein without the prior consent of A-A Mortgage.

Common Stock Outstanding

        The number of shares of common stock to be outstanding after this offering excludes: 10,000,000 shares of Class A common stock that will be available for future issuance under our equity incentive plan, which will become effective on the date of this prospectus.

 Summary Historical Financial and Operating Data

        The following table sets forth our predecessor Aris Mortgage Holding Company, LLC's summary historical financial and operating data as of the dates and for the periods indicated. The summary historical financial and operating data as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 have been derived from our predecessor Aris Mortgage Holding Company, LLC's audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial and operating data as of September 30, 2020 and 2019 and for the nine months ended September 30, 2020 and 2019 have been derived from our predecessor Aris Mortgage Holding Company, LLC's unaudited consolidated financial statements included elsewhere in this prospectus. See "Presentation of Financial Information."

        The summary historical financial information is not necessarily indicative of the results that may be expected in any future period, and our results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. The following summary historical financial and operating data should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus. The following summary does not give effect to the Transactions.

Statement of Income Data

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(unaudited)		(audited)
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$556,855	$148,225	$229,239	$82,376
Net loan servicing revenue	54,059	101,606	71,052	129,453
Loan acquisition and origination revenue	63,136	52,604	71,783	60,159
Other income	23,172	32,255	37,546	53,804
Net interest income (expense)	11,076	6,875	9,090	(345)

Total net revenues	708,298	341,565	418,710	325,447
Expenses
Compensation	130,484	82,057	108,208	94,191
Loan servicing	58,382	41,787	60,103	58,748
Loan acquisition and origination	24,384	20,633	27,971	24,097
Other expenses	46,258	35,896	47,903	43,441

Total expenses	259,508	180,373	244,185	220,477

Net income	$448,790	$161,192	$174,525	$104,970

Balance Sheet Data

	September 30,		December 31,
	2020	2019	2019	2018
	(unaudited)		(audited)
	(Amounts in thousands)
Assets
Cash	$523,778	$81,468	$93,581	$70,111
Loans held for sale	2,651,500	2,226,511	2,648,609	1,714,066
Mortgage servicing rights	838,825	723,790	893,193	754,940
Servicing advances, net	50,638	21,300	50,326	31,040
Other assets	2,631,866	471,748	525,524	298,934

Total assets	$6,696,607	$3,524,817	$4,211,233	$2,869,091

Liabilities and member's equity
Borrowings	$2,809,387	$2,250,995	$2,856,742	$1,870,595
Other liabilities	2,549,334	397,435	464,757	211,472

Total liabilities	5,358,721	2,648,430	3,321,499	2,082,067
Member's equity	1,337,886	876,387	889,734	787,024

Total liabilities and member's equity	$6,696,607	$3,524,817	$4,211,233	$2,869,091

Other Data

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(unaudited)		(audited)
Corporate plus MSR Debt/Equity	0.3x	0.3x	0.5x	0.4x	0.2x	0.1x	0.0x
Total Debt/Equity	2.2x	2.6x	3.3x	2.4x	2.0x	2.2x	2.2x

Non-GAAP Financial Measures

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(unaudited)		(audited)
	(Dollars in thousands)
	(Amounts in thousands)
Non-GAAP financial measures
Adjusted After-Tax Net Income(1)	$354,066	$131,045	$143,977	$89,304	$80,868	$60,875	$25,031
Adjusted After-Tax ROAE(2)	44.9%	21.6%	17.7%	12.4%	13.3%	14.2%	13.7%

(1)
We define "Adjusted After-Tax Net Income" as tax-effected earnings before limited partner related management expenses and stock-based compensation expense, and the tax effects of those adjustments. For a more specific and thorough discussion on Adjusted After-Tax Net Income, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

(2)
We define "Adjusted After-Tax ROAE" as Adjusted After-Tax Net Income divided by our average equity value, accounting for the same adjustments as used to derive Adjusted After-Tax Net Income. For a more specific and thorough discussion on Adjusted After-Tax ROAE, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

RISK FACTORS

        Any investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to invest in our Class A common stock. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business. If any of those risks actually occurs, our business, financial condition, cash flows, liquidity and results of operations would suffer. Consequently, the trading price of shares of our Class A common stock could decline and you could lose all or a portion of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Special Note Regarding Forward-Looking Statements" in this prospectus.

Risks Related to Our Business

General Business Risks

The current outbreak of the novel coronavirus ("COVID-19"), or the future outbreak of any other highly infectious or contagious diseases, has caused, and will continue to cause, disruption to our business, liquidity, financial condition and results of operations. Further, the spread of the COVID-19 outbreak has caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration.

        In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 100 countries, including every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.

        The outbreak of COVID-19 has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. Many experts predict that the outbreak will trigger a period of global economic slowdown or a global recession. COVID-19 or another pandemic could have material and adverse effects on our ability to successfully operate due to, among other factors:

  •
  a general decline in business activity;

  •
  negatively impacting demand for our mortgage loan products, as well as borrowers' ability to fulfill their loan obligations leading to an increase in delinquency rates, which could have a significant impact on the value of our mortgage assets;

  •
  the requirement for us to advance material amounts of cash for delinquent principal, interest, taxes, and insurance typically paid by borrowers, which may not be reimbursed for an extended period of time;

  •
  the negative impact of incurring elevated subservicing fees, and the costs of preserving and liquidating defaulted properties, as a result of increased serious delinquencies and defaults;

  •
  the destabilization of the real estate and mortgage markets, which could negatively impact fair value of our assets, reduce our loan production volume, reduce the profitability of servicing mortgages or adversely affect our ability to sell mortgage loans;

  •
  difficulty accessing the capital markets on attractive terms, or at all, and a severe disruption and instability in the global financial markets, including the MBS market, or deteriorations in credit and financing conditions which could affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis;

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  difficulty of our subservicers to effectively service our portfolio of MSRs and mortgage loans, including collecting principal, interest and escrow account payments, with respect to mortgage loans;

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  the inability to promptly foreclose on defaulted mortgage loans and liquidate the underlying real property due to the rapidly changing regulatory and administrative climate, including the suspension of foreclosures and evictions as mandated by governmental bodies;

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  the potential negative impact on the health of our highly qualified personnel, in particular skilled managers, loan servicers, debt default specialists and underwriters, especially if a significant number of them are impacted; and

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  a deterioration in our ability to ensure business continuity during a disruption.

        The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19. Nevertheless, COVID-19 presents material uncertainty which has negatively impacted our business liquidity, financial condition and results of operations.

Our business relies on our borrowing facilities to fund mortgage loans and otherwise operate our business. If one or more of such facilities are terminated, we may be unable to find replacement financing at commercially favorable terms, or at all, which could be detrimental to our business.

        We currently fund substantially all of the MSRs and mortgage loans we close through borrowings under our borrowing facilities and with funds generated by our operations. Our borrowings are in turn generally repaid with the proceeds we receive from mortgage loan sales. We are currently, and may in the future continue to be, dependent upon a handful of lenders to provide the primary funding facilities for our loans. In the event that any of our loan funding facilities is terminated or is not renewed, or if the principal amount that may be drawn under our funding agreements that provide for immediate funding at closing were to significantly decrease, we may be unable to find replacement financing on commercially favorable terms, or at all, which could be detrimental to our business.

        Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors, including:

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  restrictive covenants and borrowing conditions in our existing or future borrowing facilities that may limit our ability to raise additional debt;

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  a decline in the liquidity in the credit markets;

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  prevailing interest rates;

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  the financial strength of the lenders we borrow from;

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  the decisions of lenders from whom we borrow to reduce their exposure to mortgage loans; and

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  accounting changes that impact the calculations of covenants in our debt agreements.

        If we are unable to refinance our existing debt or borrow additional funds due to any of the foregoing or other factors, our ability to maintain or grow our business could be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We may be required to repurchase mortgage loans or indemnify investors if we or our correspondent sellers breach representations and warranties.

        When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. If a mortgage loan does not comply with the representations and warranties that we made with respect to it at the time of its sale, we could be required to repurchase the loan, replace it with a substitute loan and/or indemnify secondary market purchasers for losses.

        As part of our correspondent production activities, we re-underwrite a percentage of the loans that we acquire, to ensure quality underwriting by our correspondent sellers, accurate third-party appraisals, and strict compliance with the representations and warranties that we require from our correspondent sellers and that are required from us by our investors. No assurance can be given that the re-underwriting of a sample population of loans will identify any and all underwriting and regulatory compliance issues related to such loans or to any of the other loans we acquire from correspondent sellers. In our retail origination activities, we underwrite each loan prior to funding and attempt to comply with applicable investor guidelines. However, no assurance can be given that such underwriting will result in all cases with loans that fully comply with such guidelines, and state or federal law.

        In the event of a breach of any representations or warranties we make to purchasers, insurers or investors, we believe, based on our experience, that in a majority of cases, for correspondent originated loans acquired using the "delegated underwriting" option, we will have recourse to the correspondent seller that sold the mortgage loans to us and breached similar or other representations and warranties. Although we believe we will have the right to seek a recovery of related repurchase losses from that correspondent seller, we cannot assure you that this will always be the case. For correspondent loans where we do the underwriting, referred to as the "non-delegated underwriting" option, our ability to seek a recovery of repurchase and other losses from correspondent sellers is more limited.

        In addition to the customary representations and warranties we make, the documents governing our securitized pools of loans and our contracts with certain purchasers of our whole loans contain additional provisions that require us to indemnify or repurchase the related loans under certain circumstances. While our contracts vary, they contain provisions that require us to repurchase loans if the borrower fails to make loan payments due to the purchaser on a timely basis in the first few months after we sell the loan. We have been and continue to be subject to repurchase claims from investors for various reasons, and will continue to be subject to such claims in the future. If we are required to indemnify or repurchase loans that we have sold or securitized, or will sell or securitize in the future, and this results in losses that exceed our reserve, such occurrence could have a material adverse effect on our business, financial condition and results of operations.

        Our residential mortgage loan sale agreements may require us to repurchase or substitute loans or indemnify the purchaser against future losses in the event we breach a representation or warranty given to the loan purchaser or in the event of an early payment default on a mortgage loan. In some cases, the recourse available to the purchaser or insurer of our mortgage loan may be broader than those available to us against the originator or correspondent seller from whom we purchased the loan. If that purchaser or insurer enforces its remedies against us, we may not have the contractual ability to enforce remedies against the seller of that loan. In other cases, the correspondent seller may be unable or unwilling to repurchase a loan for which we do have contractual recourse. Regardless, the repurchased loan typically can only be financed at a steep discount to its repurchase price, if at all, and can generally be sold only at a discount to the unpaid principal balance, which in some cases can be significant. Significant repurchase activity on retail originated loans or on correspondent loans without offsetting recourse to a counterparty that we purchased the loan from could materially and adversely affect our business, financial condition, liquidity and results of operations.

We are subject to counterparty risk and may be unable to seek indemnity from, or require our correspondent counterparties or sellers to repurchase mortgage loans if they breach representations and warranties, which could cause us to suffer losses.

        When we purchase mortgage assets, our correspondent counterparty or seller typically makes customary representations and warranties to us about such assets. Our residential mortgage loan purchase agreements may entitle us to seek indemnity or demand repurchase or substitution of the loans in the event our counterparty breaches such a representation or warranty. However, there can be no assurance that our mortgage loan purchase agreements will contain appropriate representations and warranties, that we will be able to enforce our contractual right to demand repurchase or substitution, or that our counterparty will remain solvent or otherwise be willing and able to honor its obligations under our mortgage loan purchase agreements. Our inability to obtain indemnity or enforce repurchase obligations of counterparties and sellers for a significant number of loans could materially and adversely affect our business, financial condition, liquidity and results of operations.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances, which could adversely affect our business, financial condition, liquidity and results of operations.

        During any period in which a borrower is not making payments, we are required under most of our servicing agreements in respect of our loans to advance our own funds to pass through scheduled principal and interest payments to security holders of the MBS or whole loans into which the loans are sold, pay property taxes and insurance premiums, legal expenses and other protective advances. We also advance funds under these agreements to maintain, repair and market real estate properties on behalf of investors. In certain situations, our contractual obligations may require us to make advances for which we may not be reimbursed. If a mortgage loan serviced by us is in default or becomes delinquent, the repayment to us of the advance may be delayed until the mortgage loan is repaid or refinanced or a liquidation occurs. When a relatively young MSR portfolio such as ours ages, it is expected that the percentage of delinquent loans will typically increase and the amount of advances that are required and become outstanding in connection with such loans will increase in the aggregate. This increase in advances could have a material adverse effect on our business, financial condition, liquidity and results of operations.

        In response to COVID-19, on March 27, 2020, the CARES Act was signed into law, allowing borrowers affected by COVID-19 to request temporary loan forbearance for federally backed mortgage loans. Nevertheless, servicers of mortgage loans are contractually bound to advance monthly payments to investors, insurers and taxing authorities regardless of whether the borrower actually makes those payments. We expect, however, that such payments may continue to increase throughout the duration of the pandemic. While the GSEs recently issued guidance limiting the number of payments a servicer must advance in the case of a forbearance, we expect that a borrower who has experienced a loss of employment or a reduction of income may not repay the forborne payments at the end of the forbearance period. Additionally, we are prohibited from collecting certain servicing related fees, such as late fees, and initiating foreclosure proceedings. As of November 30, 2020, approximately 25,758 AmeriHome loans were enrolled in forbearance plans, which represents approximately 5.7% of the loans in our total servicing portfolio. We have so far successfully utilized other prepayments and mortgage payoffs to fund principal and interest advances relating to forborne loans, and have not advanced material amounts of principal or interest associated with forbearances. But, there is no assurance that we will be successful in doing so in the coming months and we will ultimately have to replace such funds to make payments in respect of such prepayments and mortgage payoffs. As a result, we may have to use our cash, including borrowings under our debt agreements, to make the payments required under our servicing operation.

        In addition, multiple forbearance programs, moratoria of foreclosure and eviction and other requirements to assist borrowers enduring financial hardship due to COVID-19 are being issued by states, agencies and regulators. These measures could stay in place for an extended period of time. If we are unable to comply with, or face allegations that we are in breach of, applicable laws, regulations or other requirements, we may face regulatory action, including fines, penalties, and restrictions on our business. In addition, we could face litigation and reputational damage.

Competition for mortgage assets may limit the availability of desirable originations, acquisitions and result in reduced risk-adjusted returns and adversely affect our business, financial condition, liquidity and results of operations.

        We face substantial competition in originating and acquiring attractive assets, both in our loan origination activities and our correspondent production activities. The competition for mortgage loan assets may compress margins and reduce yields, making it difficult for us to acquire assets with attractive risk-adjusted returns. There can be no assurance that we will be able to successfully maintain returns, transition from assets producing lower returns into investments that produce better returns, or that we will not seek investments with greater risk to obtain the same level of returns. Any or all of these factors could cause the profitability of our operations to decline substantially and have a material adverse effect on our business, financial condition, liquidity and results of operations.

        In addition, the financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial and lending institutions to better serve clients and reduce costs. We may not be able to effectively implement new technology-driven products and services as quickly as competitors or be successful in marketing these products and services to our correspondent sellers and consumers. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to attract clients and adversely affect our results of operations, financial condition and liquidity.

        Our profitability depends, in part, on our ability to continue to acquire our targeted mortgage assets at favorable prices. We compete with mortgage REITs, specialty finance companies, private funds, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, depository institutions, governmental bodies and other entities, many of which focus on acquiring mortgage assets. Many of our competitors also have competitive advantages over us, including size, financial strength, access to capital, cost of funds, federal pre-emption and higher risk tolerance. Competition may result in fewer acquisitions, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs.

We may not be able to continue to grow our loan origination business or effectively manage significant increases in our loan production volume, both of which could negatively affect our reputation and business, financial condition and results of operations.

        Our mortgage loan origination business consists of providing purchase money loans to homebuyers and refinancing existing loans. The origination of purchase money mortgage loans is greatly influenced by traditional business clients in the home buying process such as realtors and builders. As a result, our ability to secure relationships with such traditional business clients will influence our ability to grow our loan origination business. Our loan origination business also operates through third-party mortgage professionals who do business with us on a best efforts basis, i.e., they are not contractually obligated to do business with us. Further, our competitors also have relationships with these brokers and actively compete with us in our efforts to expand our broker networks. Accordingly, we may not be successful in maintaining our existing relationships or expanding our broker networks. Our Correspondent and Consumer Direct channel are also subject to overall market factors that can impact our ability to grow our loan production volume. For example, increased competition from new and existing market participants, reductions in the overall level of refinancing activity or slow growth in the level of new home purchase activity can impact our ability to continue to grow our loan production volumes, and we may be forced to accept lower margins in our respective businesses in order to continue to compete and keep our volume of activity consistent with past or projected levels. If we are unable to continue to grow our loan origination business, this could adversely affect our business, financial condition and results of operation.

        On the other hand, we may experience significant growth in our mortgage loan volume and MSRs. If we do not effectively manage our growth, the quality of our services could suffer, which could negatively affect our reputation and business, financial condition and results of operations.

The industry in which we operate is highly competitive, and is likely to become more competitive, which could adversely affect us.

        We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. Non-banks of various sizes and types are becoming increasingly competitive in the acquisition of newly originated mortgage loans and servicing rights. Many banks and large savings institutions have significantly greater resources or access to capital than we do, as well as a lower cost of funds. Additionally, some of our existing and potential competitors may decide to modify their business models to compete more directly with our correspondent production business. For example, non-bank loan servicers may try to leverage their servicing operations to develop or expand a correspondent production business. Since the withdrawal of a number of large participants from the mortgage markets following the financial crisis in 2007, non-bank participants have become more active in these markets. As more non-bank entities enter these markets, or if more of the large commercial banks decide to get aggressive in the mortgage space once again, our correspondent production activities may generate lower volumes and/or margins. Accordingly, our inability to compete successfully or a material decrease in profit margins resulting from increased competition could adversely affect our business, financial condition, liquidity and results of operations.

We depend on our ability to acquire loans and sell the resulting MBS in the secondary markets on favorable terms in our production activities. If our ability is to acquire and sell is impaired, this could subject us to increased risk of loss.

        In our production activities, we acquire newly originated loans, including jumbo loans, from mortgage lenders and sell or securitize those loans to or through the Agencies or other third-party investors. We also sell the resulting securities into the MBS markets. However, there can be no assurance that we will continue to be successful in operating this business or that we will continue to be able to capitalize on these opportunities on favorable terms or at all. In particular, we have committed, and expect to continue to commit, capital and other resources to this operation. However, we may not be able to continue to source sufficient loan acquisition opportunities to justify the expenditure of such capital and other resources. In the event that we are unable to continue to source sufficient opportunities for this operation, there can be no assurance that we would be able to acquire such assets on favorable terms or at all, or that such loans, if acquired, would be profitable to us. In addition, we may be unable to finance the acquisition of these loans or may be unable to sell the resulting MBS in the secondary mortgage market on favorable terms or at all. We are also subject to the risk that the fair value of the acquired loans may decrease prior to their disposition either due to changes in market conditions, the delinquencies of our mortgage loans or a change in the condition of the underlying mortgage property. The occurrence of any one or more of these risks could adversely impact our business, financial condition, liquidity and results of operations.

The success and growth of our production and servicing activities will depend, in part, upon our ability to adapt to and implement technological changes.

        The production process and our servicing platform are becoming more dependent upon technological advancement and depends, in part, upon our ability to effectively interface with our mortgage lenders and other third parties. Maintaining, improving and becoming proficient with new technology may require us to make significant capital expenditures. To the extent we are dependent on any particular technology or technological solution, we may be harmed if such technology or technological solution becomes non-compliant with existing industry standards, fails to meet or exceed the capabilities of our competitors' equivalent technologies or technological solutions, becomes increasingly expensive to service, retain and update, becomes subject to third-party claims of intellectual property infringement, misappropriation or other violation, or malfunctions or functions in a way we did not anticipate that results in loan defects potentially requiring repurchase.

        We also rely on third-party software products and services to operate our business. If our current software vendors become unable to continue providing services to us on acceptable terms, we may not be able to procure alternatives in a timely and efficient manner and on acceptable terms, or at all.

        Additionally, new technologies and technological solutions are continually being released. We need to continue to develop and invest in our technological capabilities to remain competitive and our failure to do so could adversely affect our business, financial condition, liquidity and results of operations.

        There is no assurance that we will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. Additionally, if we fail to respond to technological developments in a cost-effective manner, or fail to acquire, integrate or interface with third-party technologies effectively, we may experience disruptions in our operations, lose market share or incur substantial costs.

Our risk management efforts may not be effective.

        We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk and other market-related risks, as well as operational, tax and legal risks related to our business, assets and liabilities. We also are subject to various federal, state and local laws, regulations and rules that are not industry specific, including health and safety laws, environmental laws and other federal, state and local laws and other regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified or identify additional risks to which we may become subject in the future. Expansion of our business activities may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks including risks related to our hedging transactions and strategy, as well as access to cash reserves, and we may not effectively identify, manage, monitor and mitigate these risks as our business activity changes or increases.

We could be harmed by misconduct or fraud that is difficult to detect.

        We are exposed to risks relating to fraud and misconduct by our employees, contractors, subservicers, custodians, correspondent lenders, or other third parties with whom we have relationships. For example, employees could execute unauthorized transactions, use our assets improperly or without authorization, use confidential information for improper purposes or misreport or otherwise try to hide improper activities from us. This type of misconduct can be difficult to detect and if not prevented or detected could result in claims or enforcement actions against us or losses. In addition, such persons or entities may misrepresent facts about a mortgage loan, including the information contained in the loan application, property appraisal, title information and employment and income stated on the loan application. If any of this information was intentionally or negligently misrepresented and such misrepresentation was not detected prior to the acquisition or funding of the loan, the value of the loan could be significantly lower than expected. A mortgage loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it is sold before detection of the misrepresentation. In addition, the persons and entities making a misrepresentation are often difficult to locate and it is often difficult to collect from them any monetary losses we have suffered. Our controls may not be completely effective in detecting this type of activity. Accordingly, such undetected instances of fraud may subject us to losses or regulatory sanctions, litigation, losses including those under our indemnification arrangements and seriously harm our reputation.

If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot assure you that we will be successful in maintaining adequate control over our financial reporting and financial processes. Furthermore, as we continue to grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could result in a default and cross-defaults under our financing arrangements.

        There is the risk that material weaknesses could be identified in the future and although we have been successful at remediating material weaknesses in the past, a risk exists that we may not successfully remediate future material weaknesses. Accordingly, our failure to maintain effective internal control over their business could result in financial risk and losses that would be reflected in our financial statements or otherwise have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our business could suffer if we fail to attract and retain a highly skilled workforce, including our senior executives.

        Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization, in particular skilled managers, loan servicers, debt default specialists, loan officers and underwriters. Trained and experienced personnel are in high demand and may be in short supply in some areas. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. We may not be able to attract, develop and maintain an adequate skilled workforce necessary to operate our businesses, and labor expenses may increase as a result of a shortage in the supply of qualified personnel. If we are unable to attract and retain such personnel, we may not be able to take advantage of acquisitions and other growth opportunities that may be presented to us, and this could materially affect our business, financial condition and results of operations.

        The experience of our senior executives is a valuable asset to us. Our management team has significant experience in the residential mortgage origination and servicing industry. Changes to our senior executive team may occur, which could have an adverse effect on our business, financial condition and results of operations. We do not maintain and do not currently plan to obtain key life insurance policies on any of our senior managers.

Cybersecurity risks, cyber incidents and technology failures may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our business.

        A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve a bad actor gaining unauthorized access to our information systems for purposes of theft of certain personally identifiable information of consumers, misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and harm to our reputation.

        As our reliance on rapidly changing technology has increased, so have the risks posed to our information systems, both internal and those provided to us by third-party service providers. System disruptions and failures caused by fire, power loss, telecommunications outages, unauthorized intrusion, computer viruses and disabling devices, natural disasters and other similar events may interrupt or delay our ability to provide services to our customers.

        Despite our efforts to ensure the integrity of our systems, our investment in significant physical and technological security measures, employee training, contractual precautions and business continuity plans, duplicated data repository and cloud based sites, and our implementation of policies and procedures designed to help mitigate cybersecurity risks and cyber intrusions, there can be no assurance that any such cyber intrusions will not occur or, if they do occur, that they will be adequately addressed. We also may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the methods of attack change frequently or are not recognized until launched, and because security attacks can originate from a wide variety of sources, including third parties such as persons involved with organized crime or associated with external service providers. We are also held accountable for the actions and inactions of third-party vendors regarding cybersecurity and other consumer-related matters which may not be covered by indemnification arrangements with our third-party vendors.

        Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, additional regulatory scrutiny, significant litigation exposure and harm to our reputation, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Technology failures or terrorist attacks could damage our business operations and increase our costs, which could adversely affect our business, financial condition and results of operations.

        The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters and other similar events may interrupt or delay our ability to provide services to our borrowers and other business partners. Security breaches, acts of vandalism and developments in computer capabilities could result in a compromise or breach of the technology that we use to protect our information, our borrowers' personal information and transaction data. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the techniques used change frequently or are not recognized until launched, and because security attacks can originate from a wide variety of sources, including third parties such as persons involved with organized crime or associated with external service providers. Those parties may also attempt to fraudulently induce employees, customers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our correspondent sellers or borrowers. These risks may increase in the future as we continue to increase our reliance on the internet and use of web-based product offerings and on the use of cybersecurity.

        A successful penetration or circumvention of the security of our systems or a defect in the integrity of our systems or cybersecurity could cause serious negative consequences for our business, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or operating systems and to those of our customers and counterparties. Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation exposure and harm to our reputation, all of which could adversely affect our business, financial condition and results of operations.

        In addition, previous terrorist attacks have disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the United States and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our loans and investments and the properties underlying our interests.

        We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance. A prolonged economic slowdown, recession or declining real estate values could impair the performance of our investments and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We cannot predict the severity of the effect that potential future armed conflicts and terrorist attacks would have on us. Losses resulting from these types of events may not be fully insurable.

Our vendor relationships subject us to a variety of risks.

        We have significant vendors that, among other things, provide us with financial, technology and other services to support our mortgage loan servicing and origination businesses. With respect to our subservicing vendors engaged to perform activities required by servicing criteria, we have elected to take responsibility for assessing compliance with the applicable servicing criteria for the applicable vendor and are required to have procedures in place to provide reasonable assurance that the vendor's activities comply with servicing criteria applicable to the vendor, including but not limited to, monitoring compliance with our predetermined policies and procedures and monitoring the status of payment processing operations. If our current vendors were to stop providing services to us on acceptable terms, including as a result of one or more vendor bankruptcies due to poor economic conditions or other events, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. Further, we may incur significant costs to resolve any such disruptions in service and this could adversely affect our business, financial condition and results of operations. Additionally, in April 2012 the CFPB issued Bulletin 2012-03, as amended in 2016 by bulletin 2016-02, which states that supervised banks and non-banks could be held liable for actions of their service providers. As a result, we could be exposed to liability, CFPB enforcement actions or other administrative actions and/or penalties if the vendors with whom we do business violate consumer protection laws.

Our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements, could cause harm to our business and adversely affect our business and financial condition and may negatively impact our reputation.

        Maintaining our reputation is critical to attracting and retaining customers, trading counterparties, investors and employees. If we fail to deal with, or appear to fail to deal with, various issues that may give rise to reputational risk, we could significantly harm our business. Reputational risk could negatively affect our financial condition and business, strain our working relationships with regulators and government agencies, expose us to litigation and regulatory action, impact our ability to attract and retain customers, trading counterparties, investors and employees and adversely affect our business, financial condition, liquidity and results of operations.

        Reputational risk from negative public opinion is inherent in our business and can result from a number of factors. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending and debt collection practices, corporate governance, and actions taken by government regulators and community organizations in response to those activities. Negative public opinion can also result from social media and media coverage, whether accurate or not. These factors could tarnish or otherwise strain our working relationships with regulators and government agencies, expose us to litigation and regulatory action, negatively affect our ability to attract and retain customers, trading and financing counterparties and employees and adversely affect our business, financial condition, liquidity and results of operations.

We may not be able to successfully operate our business or generate sufficient operating cash flows to pay our operating expenses and maintain our net worth.

        There can be no assurance that we will be able to generate sufficient cash to pay our operating expenses. Our financial condition and results of operations depend on many factors subject to uncertainty, including: the availability of attractive risk-adjusted loan acquisition opportunities that satisfy our strategies; our success in identifying and consummating such acquisitions on favorable terms; the level and expected movement of home prices; the level and volatility of interest rates; readily accessible short-term and long-term financing on favorable terms; and conditions in the financial markets, real estate market and the economy.

Initiating new business activities or strategies or significantly expanding existing business activities or strategies may expose us to new risks and will increase our cost of doing business.

        Initiating new business activities or strategies or significantly expanding existing business activities or strategies may expose us to new or increased financial, regulatory, reputational and other risks. Such innovations are important and necessary ways to grow our businesses and respond to changing circumstances in our industry; however, we cannot be certain that we will be able to manage the associated risks and compliance requirements effectively. Such risks include a lack of experienced management-level personnel, increased administrative burden, increased logistical problems common to large, expansive operations, increased credit and liquidity risk and increased regulatory scrutiny.

        Furthermore, our efforts may not succeed and any revenues we earn from any new or expanded business initiative or strategy may not be sufficient to offset the initial and ongoing costs of that initiative, which would result in a loss with respect to that initiative, strategy or acquisition.

Changes in tax laws may adversely affect us.

        The Tax Cuts and Jobs Act (the "TCJA"), enacted on December 22, 2017, significantly affected U.S. federal tax law, including by changing how the U.S. imposes tax on certain types of income of corporations and by reducing the U.S. federal corporate income tax rate to 21%. It also imposed new limitations on a number of tax benefits, including deductions for business interest, use of net operating loss carry forwards, taxation of foreign income, and the foreign tax credit, among others.

        It also imposed new limitations on deductions for mortgage interest, which may affect the demand for loans which we acquire and service. The CARES Act, enacted on March 27, 2020, in response to the COVID-19 pandemic, further altered U.S. federal tax law, including in respect of certain changes that were made by the TCJA, generally on a temporary basis. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. In addition, the Internal Revenue Service (the "IRS") has yet to issue guidance on a number of important issues regarding the changes made by the TCJA and the CARES Act.

We are a holding company and our principal asset after completion of this offering will be our LLC Interests in Aris Holding, and accordingly we will be dependent upon distributions from Aris Holding to pay taxes and other expenses.

        We are a holding company and, upon completion of the Transactions, including this offering, our principal asset will be our ownership of Aris Holding. See "Our Organizational Structure." We had no operations prior to this offering and have no independent means of generating revenue. As the sole managing member of Aris Holding, we intend to cause Aris Holding to make distributions to us in amounts sufficient to cover the taxes on our allocable share of the taxable income of Aris Holding, all applicable taxes payable by us, any payments we are obligated to make under the Tax Receivable Agreement and other costs or expenses. Distributions will generally be made on a pro rata basis between us and A-A Mortgage. However, certain laws and regulations may result in restrictions on Aris Holding's ability to make distributions to us or the ability of Aris Holding's subsidiaries to make distributions to it.

        To the extent that we need funds and Aris Holding or its subsidiaries are restricted from making such distributions, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer an adverse effect on our liquidity and financial condition.

In certain circumstances, Aris Holding will be required to make distributions to us and A-A Mortgage and the distributions that Aris Holding will be required to make may be substantial and in excess of our tax liabilities and obligations under the Tax Receivable Agreement.

        Aris Holding will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of its LLC Interests, including us. We anticipate that, pursuant to the tax rules under the Code and the regulations thereunder, in many instances these allocations of taxable income will not be made on a pro rata basis. Notwithstanding that, pursuant to the Aris Holding LLC Agreement, Aris Holding will generally be required from time to time to make pro rata cash distributions, or tax distributions, to the holders of LLC Interests to help each of the holders of the LLC Interests to pay taxes on such holder's allocable share of taxable income of Aris Holding. As a result of potential non pro rata allocations of net taxable income allocable to us and A-A Mortgage and the favorable tax benefits that we anticipate receiving from this offering and certain related transactions, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. To the extent, as currently expected, we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Aris Holding, the existing owners of Aris Holding would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their LLC Interests and corresponding shares of Class B common stock.

We will be required to pay A-A Mortgage (or certain permitted transferees thereof) for certain tax benefits that we may claim arising in connection with this offering and related transactions, and the amounts we may pay could be significant.

        We expect that this offering and certain related transactions will produce tax benefits for us. We intend to use the net proceeds from this offering to purchase LLC Interests from the Existing Equity Owners as described in the "Use of Proceeds." Additionally, we may be required from time to time to acquire LLC Interests together with a corresponding number of shares of our Class B common stock in exchange for our Class A common stock, or, at our election, a cash payment, pursuant to the Exchange Agreement. We expect that basis adjustments resulting from these transactions, if they occur, will reduce the amount of income tax we would otherwise be required to pay in the future. Moreover, Section 704(c) of the Code and the U.S. Treasury regulations promulgated thereunder, require that items of income, gain, loss and deduction that are attributable to Aris Holding's directly and indirectly held property must be allocated among the members of Aris Holding to take into account the difference between the fair market value and the adjusted tax basis of such assets in certain circumstances. As a result, Aris Holding will be required to make certain special allocations of its items of income, gain, loss and deduction that are attributable to such assets. Certain of these allocations, like the increases in tax basis described above, are likely to reduce the amount of income tax we would otherwise be required to pay.

        We will enter into a Tax Receivable Agreement with A-A Mortgage that will provide for the payment by us to A-A Mortgage (or certain permitted transferees thereof) of 85% of the tax benefits, if any, that we are deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges or acquisitions of LLC Interests and shares of Class B common stock (including as part of the Transactions or under the Exchange Agreement) (ii) allocations that result from the application of the principles of Section 704(c) of the Code in respect of certain transactions described herein or future equity offerings that result in contributions to Aris Holding, and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement." Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings we will be deemed to realize associated with the tax benefits described above would aggregate approximately $             million over 20 years from the date of this offering based on the initial public offering price of $            per share of our Class A common stock (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and assuming all exchanges of LLC Interests occur at the time of this offering. Under such scenario we would be required to pay the owners of LLC Interests approximately 85% of such amount, or $             million, over the 20 year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and Tax Receivable Agreement payments by us, will be calculated based in part on the market value of our Class A common stock at the time of purchase or exchange and the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), and will generally be dependent on us generating sufficient future taxable income to realize the benefit. In addition, in the future we may make additional offerings and contribute the proceeds of such offerings to Aris Holding, which contributions could generate deemed savings of income taxes that would require us to make payments under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the ownership of us by A-A Mortgage (or certain permitted transferees thereof). See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement or distributions to us by Aris Holding are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid taxes. Furthermore, our obligations to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement to A-A Mortgage (or certain permitted transferees thereof) may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

        The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the Tax Receivable Agreement, our (or our successor's) obligations with respect to exchanged or acquired LLC Interests (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that we (or our successor) would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. As a result, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the percentage specified in the Tax Receivable Agreement of the actual benefits that we realize in respect of the tax attributes that are subject to the Tax Receivable Agreement. Also, if we elect to terminate the Tax Receivable Agreement early or in the event that we materially breach any of our material obligations under the Tax Receivable Agreement (such as our failure to make any payment within three months of when due, provided we have sufficient funds to make such payment), we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits which upfront payment may be made years in advance of the actual realization of such future benefits (if any). In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity, as well as our attractiveness as a target for an acquisition. In addition, we may not be able to finance our obligations under the Tax Receivable Agreement.

        Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any payments previously made under the Tax Receivable Agreement, even if the tax benefits underlying such payment are disallowed (although future amounts otherwise payable under the Tax Receivable Agreement may be reduced as a result thereof). In addition, the actual state or local tax savings we realize may be different than the amount of such tax savings we are deemed to realize under the Tax Receivable Agreement, which will be based on an assumed combined state and local tax rate applied to our reduction in taxable income as determined for U.S. federal income tax purposes as a result of the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that we actually realize in respect of the (i) increases in tax basis resulting from exchanges or acquisitions of LLC Interests and shares of Class B common stock (including as part of the Transactions or under the Exchange Agreement), (ii) allocations that result from the application of the principles of Section 704(c) of the Code in respect of certain transactions described herein or future equity offerings that result in contributions to Aris Holding, and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), as a result of our ownership of Aris Holding, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

        Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an "investment company" for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an "investment company," as such term is defined in either of those sections of the 1940 Act.

        As the managing member of Aris Holding, we will control and operate Aris Holding. On that basis, we believe that our interest in Aris Holding is not an "investment security" as that term is used in the 1940 Act. However, if we were to cease participation in the management of Aris Holding, our interest in Aris Holding could be deemed an "investment security" for purposes of the 1940 Act.

        We and Aris Holding intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Market Risks

Interest rate fluctuations could significantly decrease our results of operations and cash flows and the fair value of our assets.

        Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Due to the unprecedented events surrounding the COVID-19 pandemic along with the associated severe market dislocation, there is an increased degree of uncertainty and unpredictability concerning current interest rates, future interest rates and potential negative interest rates. Interest rate fluctuations present a variety of risks to our operations. Our primary interest rate exposures relate to the yield on our assets, their fair values and the financing cost of our debt, as well as to any derivative financial instruments that we utilize for hedging purposes. Decreasing interest rates may cause a large number of borrowers to refinance, which could result in the loss of future net servicing revenues with an associated write-downs of the related MSRs. In addition, significant savings in interest rate movement may impact our gains and losses from interest rate hedging arrangements and result in our need to change our hedging strategy. Any such scenario could have a material adverse effect on our business, results of operations and financial condition.

        Changes in the level of interest rates also may affect our ability to acquire assets (including the purchase or origination of mortgage loans), the value of our assets (including our pipeline of mortgage loan commitments and our portfolio of MSRs) and any related hedging instruments, the value of newly originated or purchased loans, and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates and may impact our ability to refinance or modify loans and/or to sell REO assets.

        In addition, our business is materially affected by the monetary policies of the U.S. government and its agencies. We are particularly affected by the policies of the U.S. Federal Reserve, which influence interest rates and impact the size of the loan origination market. In 2017, the U.S. Federal

Reserve ended its quantitative easing program and started its balance sheet reduction plan. The U.S. Federal Reserve's balance sheet consists of U.S. Treasuries and MBS issued by Fannie Mae, Freddie Mac and Ginnie Mae. To shrink its balance sheet prior to the COVID-19 pandemic, the U.S. Federal Reserve had slowed the pace of MBS purchases to a point at which natural runoff exceeded new purchases, resulting in a net reduction. Recently, in response to the COVID-19 pandemic, state and federal authorities have taken several actions to provide relief to those negatively affected by COVID-19, such as the CARES Act and the Federal Reserve's support of the financial markets. In particular, U.S. Federal Reserve announced programs to increase its purchase of certain MBS products in response to the COVID-19 pandemic's effect on the U.S. economy, and the market for MBS in particular. The Federal Reserve also reduced the target range for the federal funds rate to 0 to 0.25% and announced a policy change in August 2020 to the way it sets interest rates that will likely keep interest rates in the U.S. relatively low for an extended period of time. The results of this recent policy change by the U.S. Federal Reserve are unknown at this time, as is its duration, but could affect the liquidity of MBS in the future.

Hedging against interest rate exposure may materially and adversely affect our business, financial condition, liquidity and results of operations.

        We pursue hedging strategies to reduce our exposure to changes in interest rates. However, while we enter into such transactions seeking to reduce interest rate risk, unanticipated changes in interest rates may result in poorer overall performance than if we had not engaged in any such hedging transactions, in addition to directly affecting the percentage of loan applications in the underwriting process that ultimately close. Interest rate hedging may fail to protect or could adversely affect us because, among other things, it may not fully eliminate interest rate risk, it could expose us to counterparty and default and cross-default risk that may result in greater losses or the loss of unrealized profits, and it will create additional expense. Generally, hedging activity requires the investment of capital and the amount of capital required often varies as interest rates and asset valuations change. Thus, hedging activity, while intended to limit losses, may materially and adversely affect our business, financial condition, liquidity and results of operations.

A prolonged economic slowdown, recession or declining real estate values could materially and adversely affect us.

        Our business and earnings are sensitive to general business and economic conditions in the U.S. A downturn in economic conditions resulting in adverse changes in interest rates, inflation, the debt capital markets, unemployment rates, consumer and commercial bankruptcy filings, the general strength of national and local economies and other factors that negatively impact household incomes could decrease demand for our mortgage loan products as a result of a lower volume of housing purchases and reduced refinancings of mortgages and could lead to higher mortgage defaults and lower prices for our loans upon sale.

        In addition, a weakening economy, high unemployment and declining real estate values may increase the likelihood that borrowers will become delinquent and ultimately default on their debt service obligations. Our cost to service increases when borrowers become delinquent. In the event of a default, we may incur additional costs, the size of which depends on a number of factors, including but not limited to the instruction of the loan investor, location and condition of the underlying property, the terms of the guarantee or insurance on the loan, the level of interest rates and the time it takes to liquidate the property.

We finance our assets with borrowings, which may materially and adversely affect the income derived from our assets.

        We currently leverage and, to the extent available, we intend to continue to leverage our assets through borrowings, the level of which may vary based on the particular characteristics of our asset portfolio and on market conditions. We have financed certain of our assets through repurchase agreements, pursuant to which we sell mortgage loans to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the assets to the lender is less than our cost to acquire the assets as well as the fair value of those assets (this difference is referred to as the haircut), if the lender defaults on its obligation to resell the same assets back to us we could incur a loss on the transaction equal to the amount of the difference in asset value sold back to us reduced further by interest accrued on the financing (assuming there was no change in the fair value of the assets).

The value of our collateral may decrease, which could lead to our lenders initiating margin calls and requiring us to post additional collateral or repay a portion of our outstanding borrowings.

        Repurchase agreements generally allow the counterparties, to varying degrees, to determine a new fair value of the collateral to reflect current market conditions which could also result from the underlying loan remaining on our warehouse for an extended period of time exposing us to changes in value and the potential for increased costs for our warehouse financings (including the ongoing availability of those credit lines). If a lender determines that the fair value of the collateral has decreased, it may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. Should this occur, and we are limited to adequate unrestricted cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur losses. In the event we are unable to satisfy a margin call, our counterparty may sell the collateral, which may result in significant losses to us and may trigger defaults or cross-defaults under our financing arrangements.

        We also acquire certain assets, including MSRs, for which financing has historically been difficult to obtain. We currently leverage certain of our MSRs under secured financing arrangements. Our GSE MSRs are pledged to secure borrowings under loan and security agreements. Our Fannie Mae MSR financing facility has a variable rate interest with a balloon payment at maturity on August 22, 2021 and our Freddie Mac MSR financing facility has a term loan with a fixed rate that is amortizing with a maturity date of November 22, 2022, and a revolving loan with a fixed interest rate and permits draws through the next two years and a balloon payment by the maturity date on September 28, 2023. Each of the secured financing arrangements pursuant to which we finance MSRs is further subject to the terms of an acknowledgement agreement with the related GSE, pursuant to which our and the secured parties' rights are subordinate in all respects to the rights of the applicable GSE and subject to financial covenants similar to our financing arrangements. Accordingly, the exercise by any GSE of its rights under the applicable acknowledgment agreement, including at the direction of the secured parties and whether or not we are in breach of our financing arrangement, could result in the extinguishment of our and the secured parties' rights in the related collateral and result in significant losses to us.

        We may in the future utilize other sources of borrowings, including term loans, bank credit facilities and structured financing arrangements, among others. The amount of leverage we employ varies depending on the asset class being financed, our available capital, our ability to obtain and access financing arrangements with lenders and the lenders' and rating agencies' estimate of, among other things, the stability of our asset portfolio's cash flow.

Our operations are dependent on access to our warehouse facilities, which are mostly uncommitted. If the lenders under these warehouse facilities terminate, or modify the terms of, these financing facilities, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We depend on short-term debt financing in the form of secured borrowings under warehouse facilities with financial institutions. These facilities are uncommitted, which means that any request we make to borrow funds under these facilities may be declined for any reason, even if at the time of the borrowing request we have then-outstanding borrowings that are less than the borrowing limits under these facilities. We may not be able to obtain additional financing under the warehouse facility when necessary, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and exposing us to, among other things, liquidity risks which could adversely affect our profitability and operations.

Our financing agreements contain financial and restrictive covenants that could adversely affect our financial condition and our ability to operate our businesses.

        The lenders under our repurchase agreements require us and/or our subsidiaries to comply with various financial covenants, including those relating to tangible net worth, profitability and our ratio of total liabilities to tangible net worth. Our lenders also require us to maintain minimum amounts of cash or cash equivalents sufficient to maintain a specified liquidity position and maintain collateral having a market value sufficient to support the related borrowings. If we are unable to meet these financial covenants, our financial condition could deteriorate rapidly and could also result in a default or cross-defaults under our financing arrangements.

        Our existing financing agreements also impose other financial and non-financial covenants and restrictions on us that impact our flexibility to determine our operating policies by limiting our ability to, among other things: incur certain types of indebtedness; grant liens; engage in consolidations and mergers and asset sales; make restricted payments and investments; and enter into transactions with affiliates. In our financing agreements, we agree to certain covenants and restrictions and we make representations about the assets sold or pledged under these agreements. We also agree to certain events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of financial and other covenants and/or certain representations and warranties, cross-defaults, servicer termination events, ratings downgrades, bankruptcy or insolvency proceedings, legal judgments against us, loss of licenses, loss of Agency, FHA, VA, and/or USDA approvals and other events of default and remedies customary for these types of agreements. If we default on our obligations under our financing arrangements, fail to comply with certain covenants and restrictions or breach our representations and are unable to cure, the lender may be able to terminate the transaction or its commitments, accelerate any amounts outstanding, repurchase the assets, and/or cease entering into any other financing arrangements with us, which could also result in defaults or cross-defaults in our financing arrangements.

        Because our financing agreements typically contain cross-default provisions, a default that occurs under any one agreement could allow the lenders under our other agreements to also declare a default, thereby exposing us to a variety of lender remedies, such as those described above, and potential losses arising therefrom. In addition, defaults and cross-defaults under our financing arrangements could trigger a cross-defaults under our trading agreements, which could have a negative impact on our ability to enter into hedging transactions. Any losses that we incur on our financing agreements could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Difficult conditions or disruptions in the MBS, mortgage, real estate and financial markets and the economy generally may adversely affect our business, financial condition, liquidity and results of operations.

        Most of the Agency-eligible mortgage loans that we originate or acquire are delivered to the GSEs or Ginnie Mae to be pooled into Agency MBS or sold directly to the Agencies through the cash window or other third parties. Disruptions in the general MBS market have occurred in the past. Any significant disruption or period of illiquidity in the general MBS market would directly affect our liquidity because no existing alternative secondary market would likely be able to accommodate on a timely basis the volume of loans that we typically acquire and sell in any given period. Accordingly, if the MBS market experiences a period of illiquidity, we might be prevented from selling the loans that we acquire into the secondary market in a timely manner or at favorable prices or we may be required to repay a portion of the debt securing these assets, which could impact the availability and cost of financing arrangements and would likely result in a material adverse effect on our business, financial condition and results of operations.

        The success of our business strategies and our results of operations are also materially affected by current conditions in the broader mortgage markets, the financial markets and the economy generally. Continuing concerns over factors including inflation, deflation, unemployment, personal and business income taxes, healthcare, energy costs, geopolitical issues, the availability and cost of credit, the mortgage markets and the real estate markets have contributed to increased volatility and unclear expectations for the economy and markets going forward. The mortgage markets have been and continue to be affected by changes in the lending landscape, defaults, credit losses and significant liquidity concerns. A destabilization of the real estate and mortgage markets or deterioration in these markets may adversely affect the performance and fair value of our assets, reduce our loan production volume, reduce the profitability of servicing mortgages or adversely affect our ability to sell mortgage loans that we acquire, either at a profit or at all. Any of the foregoing could materially and adversely affect our business, financial condition, liquidity and results of operations.

We are exposed to volatility in the London Inter-Bank Offered Rate ("LIBOR"), which can result in higher than market interest rates and may have a detrimental effect on our business.

        The interest rate of our variable-rate indebtedness and the interest rate on the adjustable rate loans we originate and service is based on LIBOR. In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop collecting LIBOR rates from banks after 2021. The announcement indicates that LIBOR will not continue to exist on the current basis. U.S.-dollar LIBOR is expected to be replaced with the Secured Overnight Financing Rate ("SOFR"), a new index calculated by reference to short-term repurchase agreements for U.S. Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR. There is currently no definitive successor reference rate to LIBOR and various industry organizations are still working to develop workable transition mechanisms. As part of this industry transition, we will be required to migrate any current adjustable rate loans we service to any such successor reference rate. Until a successor rate is determined, we cannot implement the transition away from LIBOR for the adjustable rate loans we service. As such, we are unable to predict the effect of any changes to LIBOR, the establishment and success of any alternative reference rates, or any other reforms to LIBOR or any replacement of LIBOR that may be enacted in the United States or elsewhere. Such changes, reforms or replacements relating to LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, derivatives or other financial instruments or extensions of credit held by us. LIBOR-related changes could affect our overall results of operations and financial condition.

We may not be able to raise the debt or equity capital required to finance our assets and grow our businesses.

        The growth of our businesses requires continued access to debt and equity capital that may or may not be available on favorable terms, at the desired times or at all. In addition, we own certain assets, including MSRs, for which financing has historically been difficult to obtain. Our inability to continue to maintain debt financing for MSRs could require us to seek equity capital that may be more costly or unavailable to us.

        We are also dependent on a limited number of banking institutions that extend us credit on terms that we have determined to be commercially reasonable. These banking institutions are subject to their own regulatory supervision, liquidity and capital requirements, risk management frameworks and risk thresholds and tolerances, any of which may materially and negatively impact their willingness to extend credit to us specifically or mortgage lenders and servicers generally. Such actions may increase our cost of capital and limit or otherwise eliminate our access to capital.

        Our access to any debt or equity capital, including any equity contributions from our Parent, on favorable terms or at all is uncertain. Our inability to raise such capital or obtain such debt or equity financing on favorable terms or at all could materially and adversely impact our business, financial condition, liquidity and results of operations.

We are subject to market risk and credit spreads, which may adversely affect income and cause realized and unrealized losses.

        We are exposed to the credit markets and subject to the risk that we will incur losses due to adverse changes in credit spreads. Adverse changes to these spreads may occur due to changes in fiscal policy and the economic climate, the liquidity of a market or market segment, insolvency or financial distress of key market makers or participants, changes in market perceptions of credit worthiness and/or risk tolerance or the investor demand for our assets.

        We are subject to risks associated with potential declines in our credit quality, credit quality related to specific loan originators or specific industries, and a general weakening in the economy, all of which are typically reflected through credit spreads. Credit spread is the additional yield on fixed income securities above the risk-free rate (typically referenced as the yield on U.S. Treasury securities) that market participants require to compensate them for assuming credit, liquidity and/or prepayment risks. Credit spreads vary (i.e. increase or decrease) in response to the market's perception of risk and liquidity in a specific issuer or specific sector and may be influenced by the credit ratings, and the reliability of those ratings, published by external rating agencies. A decline in the quality of our asset portfolio as a result of adverse economic conditions or otherwise could cause realized and unrealized losses on our assets.

        An increase in credit spreads could have an adverse effect on the value of our asset portfolio by decreasing the fair values of the credit sensitive assets in our portfolio. Any such scenario could materially and adversely affect us.

We utilize derivative financial instruments, which could subject us to risk of loss.

        We enter into a variety of hedging arrangements such as derivative contracts, to hedge the fair value of the MSR portfolio and minimize market rate risk although we cannot assure you that these hedging arrangements will protect the value of our MSR assets. We utilize derivative financial instruments for hedging purposes, which may include swap futures, options, "to be announced" contracts and futures. However, the prices of derivative financial instruments, including futures and options, are highly volatile. As a result, the cost of utilizing derivatives may reduce our income and liquidity, and the derivative instruments that we utilize may fail to effectively hedge our positions. We are also subject to credit risk with regard to the counterparties involved in the derivative transactions.

        The use of derivative instruments is also subject to an increasing number of laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and its implementing regulations. These laws and regulations are complex, compliance with them may be costly and time consuming, and our failure to comply with any of these laws and regulations could subject us to lawsuits or government actions and damage our reputation, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

Regulatory Risks

We operate in a highly regulated industry with continually changing federal, state and local laws and regulations.

        The mortgage industry is highly regulated, and we are required to comply with a wide array of federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our loan production and servicing businesses, including the fees that we may charge and the collection, use, retention, protection, disclosure and other processing of personal information. These regulations directly impact our business and require constant compliance, monitoring and internal and external audits. Both the scope of the laws and regulations and the intensity of the supervision to which our business is subject have increased over time in response to the financial crisis, as well as other factors, such as technological and market changes. In addition, it is possible that the Biden administration could expand enforcement priorities and increase the level of enforcement activity at certain federal agencies, such as the CFPB and FTC. It is therefore possible that new rulemakings or enforcement actions will materially impact our business.

        The laws and regulations and judicial and administrative decisions relating to mortgage loans and consumer protection to which we are subject include, for example, those pertaining to real estate settlement procedures, equal credit opportunity, fair lending, fair credit reporting, truth in lending, fair debt collection practices, service members protections, unfair, deceptive and abusive acts and practices, federal and state advertising requirements, high-cost loans and predatory lending, compliance with net worth and financial statement delivery requirements, compliance with federal and state disclosure and licensing requirements, the establishment of maximum interest rates, finance charges and other charges, ability-to-repay and qualified mortgages, licensing of loan originators and other personnel, loan originator compensation, secured transactions, property valuations, insurance, servicing transfers, payment processing, escrow, communications with consumers, loss mitigation, debt collection, prompt payment crediting, periodic statements, foreclosure, bankruptcies, repossession and claims-handling procedures, disclosures related to and cancellation of private mortgage insurance, flood insurance, the reporting of loan application and origination data, permitting the electronic delivery of disclosures and execution of agreements and other trade practices.

        In particular, various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The Home Ownership and Equity Protection Act of 1994 ("HOEPA") prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as "high cost" loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgage-related assets, could subject us, as a servicer or, in the case of acquired loans, as an assignee or purchaser, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been originated in violation of predatory or abusive lending laws, we could be subject to lawsuits or governmental actions, or we could be fined or incur losses.

        We also must comply with federal, state and local laws related to data privacy and the handling of non-public personal financial information of our customers, including the recently enacted California Consumer Protection Act ("CCPA"), and we expect other states to enact legislation similar to the CCPA, which limit how companies can use customer data and impose obligations on companies in their management of such data. In November 2020, California passed the California Privacy Rights Act of 2020, or Proposition 24, which further expanded the state's consumer data privacy laws, including by, among other changes, removing the cure period before which businesses can be penalized and creating the California Privacy Protection Agency to enforce the state's consumer data privacy laws. The service providers we use, including outside counsel retained to process foreclosures and bankruptcies, must also comply with some of these legal requirements. Changes to laws, regulations or regulatory policies or their interpretation or implementation and the continued heightening of regulatory requirements could affect us in substantial and unpredictable ways.

        The influx of new laws, regulations, and other directives adopted by federal, state and local governments in response to the recent COVID-19 pandemic exemplifies the ever-changing and increasingly complex regulatory landscape in which we operate. While some regulatory reactions to COVID-19 relaxed certain compliance obligations, the forbearance requirements imposed on mortgage servicers in the recently passed CARES Act added new regulatory responsibilities. The GSEs and the FHFA, Ginnie Mae, the U.S. Department of Housing and Urban Development ("HUD"), state and local governments, various investors and others have also issued guidance relating to COVID-19. Future regulatory scrutiny and enforcement resulting from COVID-19 is unknown.

        Our failure to comply with applicable federal, state and local consumer protection and data privacy laws could lead to:

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  loss of our licenses and approvals to engage in our servicing and lending/loan purchasing businesses;

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  damage to our reputation in the industry;

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  governmental investigations and enforcement actions;

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  administrative fines and penalties and litigation;

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  civil and criminal liability, including class action lawsuits;

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  diminished ability to sell loans that we originate or purchase, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans, including the GSEs;

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  inability to raise capital; and

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  inability to execute on our business strategy, including our growth plans.

        Furthermore, situations involving a potential violation of law or regulation, even if limited in scope, may give rise to numerous and overlapping investigations and proceedings, either by multiple federal and state agencies and officials in the United States. In addition, our failure, or the failure of our subservicers and correspondent sellers to comply with these laws and regulations may result in increased costs of doing business, reduced payments by borrowers, modification of the original terms of mortgage loans, permanent forgiveness of debt, delays in the foreclosure process, litigation, reputational damage, enforcement actions, and repurchase and indemnification obligations, which could affect our investor approval status and our ability to sell or service loans. Our failure to adequately supervise vendors and service providers may lead to significant liabilities, inclusive of assignee liabilities, as a result of the errors and omissions of those vendors and service providers.

        As regulatory guidance and enforcement and the views of the CFPB, state attorneys general, the GSEs and other market participants evolve, we may need to modify further our loan origination processes and systems in order to adjust to evolution in the regulatory landscape and successfully operate our lending business. In such circumstances, if we are unable to make the necessary adjustments, our business and operations could be adversely affected.

        Our failure to comply with the laws and regulations to which we are subject, whether actual or alleged, would expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, and also trigger defaults under our financing arrangements, any of which could have a material adverse effect on our business, liquidity, financial condition and results of operations.

The conduct of our correspondents could subject us to fines or penalties.

        The failure of the mortgage lenders from whom loans were acquired through our correspondent production activities to comply with any applicable laws and regulations may result in these adverse consequences to us. We have in place a due diligence program designed to assess areas of risk with respect to these acquired loans, including, without limitation, compliance with underwriting guidelines and applicable laws or regulations, ongoing monitoring of the financial and loan performance of our counterparties, and effective quality control over our portfolio of loans that we acquire and service. However, we may not detect every violation of law or program guidelines by these mortgage lenders. Further, to the extent any correspondent seller or servicer with whom we do business fails to comply with applicable laws or regulations and any of their mortgage loans become part of our assets, it could subject us, as an assignee or purchaser of the related mortgage loans, to monetary penalties or other losses. In general, if any of our loans are found to have been originated, acquired or serviced by us or a third-party in violation of applicable laws or regulations, we could be subject to lawsuits or governmental actions, or we could be fined or incur losses. We may have contractual rights to seek indemnity for the breach of the representations and warranties made to us at the time we purchased the loan or enforce repurchase obligations, in each case from certain of these lenders and correspondent sellers and servicers. However, if any of these lenders, correspondent sellers or servicers are unable to fulfill their indemnity or repurchase obligations to us, our business, financial condition, liquidity and results of operations could be materially and adversely affected. In addition, many of the lenders and correspondent sellers from whom we acquire mortgage loans are relatively small and not well capitalized, and it is our expectation that some of them may become insolvent or otherwise incapable of honoring their representations and warranties and repurchase obligations in relation to mortgage loans that have been sold to us.

The CFPB is active in its monitoring of the residential mortgage origination and servicing sectors. Revised rules and regulations and enforcement of existing rules and regulations by the CFPB could result in increased compliance costs, enforcement actions, fines, penalties and the inherent reputational harm that results from such actions.

        The CFPB has oversight of non-depository mortgage lending and servicing institutions and is empowered with broad supervision, rulemaking and examination authority to enforce laws involving consumer financial products and services and to ensure, among other things, that consumers receive clear and accurate disclosures regarding financial products and are protected from hidden fees and unfair, deceptive or abusive acts or practices. The CFPB has adopted a number of regulations under long-standing consumer financial protection laws and the Dodd-Frank Act, including rules regarding truth in lending, assessments of a borrower's ability to repay, home mortgage loan disclosure, home mortgage loan origination, fair credit reporting, fair debt collection practices, foreclosure protections, and mortgage servicing rules, including provisions regarding loss mitigation, prompt crediting of borrowers' accounts for payments received, delinquency and early intervention, prompt investigation of complaints by borrowers, periodic statement requirements, lender-placed insurance, requests for information and successors-in-interest to borrowers. The CFPB also periodically issues guidance documents, such as bulletins, setting forth informal guidance regarding compliance with these and other laws under its jurisdiction, and issues public enforcement actions, which provide additional guidance on its interpretation of these legal requirements.

        The CFPB also has enforcement authority and can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has made it clear that it expects non-bank entities to maintain an effective process for managing risks associated with third-party vendor relationships, including compliance-related risks. In connection with this vendor risk management process, we are expected to perform due diligence reviews of potential vendors, review vendors' policies and procedures and internal training materials to confirm compliance-related focus, include enforceable consequences in contracts with vendors regarding failure to comply with consumer protection requirements, and take prompt action, including terminating the relationship, in the event that vendors fail to meet our expectations. Through enforcement actions and guidance, the CFPB is also applying scrutiny to compensation payments to third-party providers for marketing services and may issue guidance that narrows the range of acceptable payments to third-party providers as part of marketing services agreements, lead generation agreements and other third-party marketer relationships.

        In addition to its supervision and examination authority, the CFPB is authorized to conduct investigations to determine whether any person is engaging in, or has engaged in, conduct that violates federal consumer financial protection laws, and to initiate enforcement actions for such violations, regardless of its direct supervisory authority. Investigations may be conducted jointly with other regulators. The CFPB has the authority to impose monetary penalties for violations of applicable federal consumer financial laws, require remediation of practices and pursue administrative proceedings or litigation for violations of applicable federal consumer financial laws. The CFPB also has the authority to obtain cease and desist orders, orders for restitution or rescission of contracts and other kinds of affirmative relief and monetary penalties ranging from up to approximately $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1,000,000 per day for knowing violations.

        The mortgage lending sector is currently relying for a significant portion of the mortgages originated on a temporary CFPB regulation, commonly called the "QM Patch," which permits mortgage lenders to comply with the CFPB's ability to repay requirements by relying on the fact that the mortgage is eligible for sale to Fannie Mae or Freddie Mac. Reliance on the QM Patch has become widespread due to the operational complexity and practical inability for many mortgage lenders to rely on other ways to show compliance with the ability to repay regulations. The QM Patch was scheduled to expire on January 10, 2021, or sooner if Fannie Mae and Freddie Mac exited FHFA conservatorship. Pursuant to a series of rules issued by the CFPB on October 20, 2020 and December 10, 2020, the QM Patch will expire July 1, 2021, and lenders will be required to comply with a new definition regarding what constitutes a "qualified mortgage" to receive safe-harbor treatment under the ability-to-repay requirements of TILA. While these final rules will give greater protections for certain loans made to borrowers with higher debt-to-income ratios, or loans where borrowers demonstrate a good repayment history, they also create additional compliance burdens and remove some of the legal certainties afforded to lenders under the QM Patch. Thus, we may experience heightened compliance and legal risks associated with implementing these new underwriting obligations.

        We are continuing to assess how these changes will affect us as well as other mortgage lenders.

Government responses to COVID-19, including the passage of the CARES Act, pose new and evolving compliance obligations on our business, and we may experience unfavorable changes in or failure to comply with existing or future regulations and laws adopted in response to COVID-19.

        Due to the unprecedented impact on major sectors of the U.S. economy from COVID-19, numerous states and the federal government have adopted measures requiring mortgage servicers to work with consumers negatively impacted by COVID-19. The CARES Act imposes several new compliance obligations on our mortgage servicing activities, including, but not limited to mandatory forbearance offerings, altered credit reporting obligations, and moratoriums on foreclosure actions and late fee assessments. Many states have taken similar measures to provide mortgage payment and other relief to consumers, which create additional complexity around our mortgage servicing compliance activities. We cannot predict when or on what terms and conditions these measures will be lifted, which will depend on future legislative and regulatory developments in response to the COVID-19 pandemic.

        The swift passage of the CARES Act increases the likelihood of unintended consequences from the legislation. An example of such unintended consequences is the liquidity pressure placed on mortgage servicers given our contractual obligation to continue to advance payments to investors on loans in forbearance where consumers are not making their typical monthly mortgage payments. Moreover, certain provisions of the CARES Act are subject to interpretation given the existing ambiguities in the legislation, which creates class action and other litigation risk.

        Although much of the executive, legislative and regulatory action stemming from COVID-19 is focused on mortgage servicing, regulators are adjusting compliance obligations impacting our mortgage origination activities. Many states have adopted temporary measures allowing for otherwise prohibited remote mortgage loan origination activities. While these temporary measures allow us to continue to do business remotely, they impose notice, procedural, and other compliance obligations on our origination activity.

        Federal, state, and local executive, legislative and regulatory responses to COVID-19 are rapidly evolving, not consistent in scope or application, and subject to change without advance notice. Such efforts may impose additional compliance obligations, which may negatively impact our mortgage origination and servicing business. Any additional legal or regulatory responses to COVID-19 may unfavorably restrict our business operations, alter our established business practices, and otherwise raise our compliance costs.

We are highly dependent on the GSEs and Ginnie Mae and the FHFA, as the conservator of the GSEs, and any changes in these entities or their current roles could materially and adversely affect our business, liquidity, financial condition and results of operations.

        Our ability to generate revenues through mortgage loan sales depends to a significant degree on programs administered by the GSEs and Ginnie Mae and others that facilitate the issuance of MBS in the secondary market. The GSEs, Ginnie Mae and FHFA play a critical role in the mortgage industry and we have significant business relationships with them. Presently, almost all of the newly originated conventional conforming loans that we acquire from mortgage lenders through our correspondent production activities or our retail origination activities qualify under existing standards for inclusion in mortgage securities backed by the GSEs and Ginnie Mae or for purchase by a GSE directly through its cash window. We also derive other material financial benefits from these relationships, including the assumption of credit risk by the GSEs and Ginnie Mae on loans included in such mortgage securities in exchange for our payment of guarantee fees, our retention of such credit risk through structured transactions that lower our guarantee fees, and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures to the Agencies and other third-party purchasers.

        The disposition of the FHFA conservatorship of the GSEs continues to be debated between the U.S. Congress and the executive branch of the U.S. federal government, and could also be impacted by a forthcoming U.S. Supreme Court case regarding whether FHFA's structure is constitutional. In June 2018, the Trump Administration brought forth a new proposal to end government conservatorship, which would result in full privatization of the GSEs. In September 2019, the U.S. Department of the Treasury ("U.S. Treasury"), the FHFA and HUD released plans to reform the housing finance system. These agencies developed these plans in conjunction with one another and other government agencies, and include legislative and administrative reforms to achieve the following reform goals: (i) ending the conservatorships of the GSEs upon the completion of specified reforms; (ii) facilitating competition in the housing finance market; (iii) establishing regulation of the GSEs that safeguards their safety and soundness and minimizes the risks they pose to the financial stability of the United States; and (iv) providing that the federal government is properly compensated for any explicit or implicit support it provides to the GSEs or the secondary housing finance market. In July 2020, it was announced that the Financial Stability Oversight Council, or the FSOC, will begin an activities-based review of the secondary mortgage market. Following this announcement, on September 25, 2020, the FSOC indicated that any strain on Fannie Mae and Freddie Mac would threaten the country's financial stability and, as a result, the two entities should retain a greater capital cushion than currently proposed. The FHFA has expressed support for this review, and is currently seeking comment on the GSEs' post-conservatorship capital framework. These reviews could result in increased regulation of secondary mortgage market activities, which could materially and adversely affect our business, financial condition or results of operations. At this point, it remains unclear whether any of these legislative or regulatory reforms will be enacted or implemented. Any changes in laws and regulations affecting the relationship between the GSEs and the U.S. federal government could adversely affect our business and prospects. Although the U.S. Treasury has committed capital to the GSEs, these actions may not be adequate for their needs. If the GSEs are adversely affected by events such as ratings downgrades, inability to obtain necessary government funding, lack of success in resolving repurchase demands to lenders, foreclosure problems and delays and problems with mortgage insurers, they could suffer losses and fail to honor their guarantees and other obligations. Any discontinuation of, or significant reduction in, the operation of the GSEs or any significant adverse change in their capital structure, financial condition, activity levels in the primary or secondary mortgage markets or underwriting criteria could materially and adversely affect our business, liquidity, financial condition and results of operations. The roles of the GSEs could be significantly restructured, reduced or eliminated and the nature of the guarantees could be considerably limited relative to historical measurements. Elimination of the traditional roles of the GSEs, or any changes to the nature or extent of the guarantees provided by the GSEs or the fees, terms and guidelines that govern our selling and servicing relationships with them, such as increases in the guarantee fees we are required to pay, initiatives that increase the number of repurchase demands and/or the manner in which they are pursued, or possible limits on delivery volumes imposed upon us and other sellers/servicers, could also materially and adversely affect our business, including our ability to sell and securitize loans that we acquire through our correspondent production activities or our retail origination activities, and the performance, liquidity and market value of our assets. Moreover, any changes to the nature of the GSEs or their guarantee obligations could redefine what constitutes an Agency MBS and could have broad adverse implications for the market and our business, financial condition, liquidity and results of operations.

        Our ability to generate revenues from newly originated loans that we acquire through our correspondent production activities and originated by our consumer direct line of business is also dependent on the fact that the Agencies have not historically focused on acquiring such loans directly from the smaller mortgage lenders with whom we have relationships, but have instead relied on banks and non-bank aggregators such as us to acquire, aggregate and securitize or otherwise sell loans from such lenders to investors in the secondary market. Certain of the Agencies have approved more of the smaller lenders that traditionally might not have qualified for such approvals, and more importantly are discussing programs where they would facilitate new or expanded options for a broad range of lenders to sell their servicing through executions other than whole loan sales to correspondent aggregators. In the future, the Agencies may continue to create initiatives, programs and technology that serve to discourage correspondent aggregators. To the extent that lenders choose to sell directly to the Agencies rather than through correspondent aggregators like us, this reduces the number of loans available for purchase in the correspondent business channel and could materially and adversely affect our business, financial condition, liquidity and results of operations.

We are required to have various Agency approvals and state licenses in order to conduct our business and there is no assurance we will be able to maintain those Agency approvals or state licenses or that changes in Agency guidelines or state licensing requirements will not materially and adversely affect our business, financial condition and results of operations.

        We are subject to state mortgage lending, purchase and sale, loan servicing or debt collection licensing and regulatory requirements. Our failure to obtain any necessary licenses, comply with applicable licensing laws or satisfy the various requirements to maintain them over time could restrict our consumer direct business activities or loan purchase and sale or servicing activities, result in litigation, or civil and other monetary penalties, or criminal penalties, or cause us to default under certain of our lending arrangements, any of which could materially and adversely impact our business, financial condition, liquidity and results of operations.

        Our lenders require us to maintain all FHA, VA and USDA approvals. We are also required to hold Agency approvals in order to sell mortgage loans to a particular Agency and/or service such mortgage loans on their behalf. Our failure to satisfy the various requirements necessary to maintain such Agency approvals over time would also substantially restrict our business activities and could adversely impact our results of operations and financial condition including defaults under our warehouse financings.

        We are also required to follow specific guidelines that impact the way that we originate and service Agency loans. A significant change in these guidelines that has the effect of decreasing the fees we charge or requires us to expend additional resources in providing mortgage services could decrease our revenues or increase our costs, which could also adversely affect our business, financial condition and results of operations.

        In addition, we are subject to periodic examinations by federal and state regulators, our lenders and the Agencies, which can result in increases in our administrative costs, the requirement to pay substantial penalties due to compliance errors or the loss of our licenses. Negative publicity or fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions and could adversely impact our business.

        Finally, as part of these regulatory requirements, we are obligated to meet certain minimum financial standards that could have a negative impact on our ability to reinvest profits into growing the business. Building upon existing agency and state requirements, the Conference of State Bank Supervisors recently proposed a set of prudential standards for non-bank mortgage servicers and MSR investors. These standards set forth a framework for adoption by the state licensing agencies that, if actually adopted, would create significant additional regulatory burdens for us. Under the proposed guidelines, we would be subject to newly-created safety and soundness standards governing the sufficiency of our capital, liquidity, risk management practices, data integrity, corporate governance, and servicing transfer practices. The proposed guidelines also would create heightened standards to the extent we were designated a large and complex servicer, which could result in us having to create a "living will," similar to those required of large banks. Such standards could significantly alter the state regulatory regime currently governing our business operations and we would incur additional costs of complying with a safety and soundness regulatory regime similar to that of depository institutions.

If we are unable to comply with TRID rules, our business and operations could be materially and adversely affected.

        The CFPB's TILA-RESPA Integrated Disclosure ("TRID") rules impose requirements on consumer facing disclosure rules and impose certain waiting periods to allow consumers time to shop for and consider the loan terms after receiving the required disclosures. If we fail to comply with the TRID rules, we may be unable to sell loans that we originate or purchase, or we may be required to sell such loans at a discount compared to other loans. We could also be subject to repurchase or indemnification claims from purchasers of such loans, including the GSEs.

Failure by us or our subservicers to comply with applicable laws and regulations may adversely affect our business.

        Mortgage servicing is subject to extensive and evolving federal, state and local laws and regulations, with significant new legal requirements being implemented as a result of the COVID-19 pandemic. Mortgage servicers are contractually obligated to service the mortgage loans underlying mortgage servicing rights in compliance with such laws and regulations. Failure by us or any subservicer we currently engage or engage in the future to comply with such laws and regulations may result in a servicer termination event or an event of default of the servicer under the related servicing agreements. If a servicer termination event or event of default has occurred under a servicing agreement, we may be terminated as servicer (or we may be terminated as servicer under a servicing agreement related to an MSR prior to its transfer to us). As a result, we may not receive any compensation for the loss of the related MSR assets, possibly including the right to be reimbursed for any outstanding servicing advances as the related loans are brought current, modified, liquidated or charged off. In addition, our failure or our subservicers' failure to comply with applicable laws and regulations in connection with servicing mortgage loans underlying our MSRs, could possibly lead to civil and criminal liability, loss of licensing, damage to our reputation in the industry, fines and penalties and litigation, including class action lawsuits, or administrative enforcement actions. Any of these outcomes would have a material adverse effect on our operating results and may make it more difficult for us to originate additional mortgage servicing rights in the future.

Our and our subservicers' servicing policies and procedures are subject to examination by our regulators, and the results of these examinations may be detrimental to our business.

        As a loan servicer, we are examined for compliance with U.S. federal, state and local laws, rules and guidelines by numerous regulatory agencies. It is possible that any of these regulators will inquire about our servicing practices, policies or procedures, or those of our subservicers, and require us or our subservicers to revise them in the future. The occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that our or our subservicers' servicing policies and procedures do not comply with applicable law could lead to downgrades by one or more rating agencies, a transfer of our servicing responsibilities, increased delinquencies on mortgage loans we service or any combination of these events. Such a determination could also require us to modify our servicing standards.

Regulatory changes that do not directly impact us may impact our competitors or potential competitors.

        There are many financial services laws and regulations that do not apply to us directly, but which may impact our actual or potential competitors, particularly banks. Banking regulations, for example, currently serve to limit the amount of MSRs that banks may hold as a percentage of their assets overall. Changes in those regulations could cause an increase or decrease in the interest that banks have for MSR assets, resulting in changes to both their competitiveness in the areas of the mortgage industry that we operate in and the market value of MSRs overall. Significant regulatory changes that allow our competitors to compete more aggressively could potentially have a material adverse effect on our business, financial condition and results of operations.

Unlike competitors that are state or federally chartered banks, we are subject to certain licensing and operational requirements of states and other jurisdictions that result in substantial compliance costs, and our business would be adversely affected if we lose our licenses.

        Because we are not a state or federally chartered depository institution, we do not benefit from exemptions from state mortgage lending, loan servicing or debt collection licensing and regulatory requirements. We must comply with state licensing requirements and varying compliance requirements in all states in which we operate and the District of Columbia, and regulatory changes may increase our costs through stricter licensing laws, disclosure laws or increased fees or may impose conditions to licensing that we or our personnel are unable to meet.

        In most states in which we operate, a regulatory agency or agencies regulate and enforce laws relating to mortgage servicers and mortgage originators. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of ancillary income we are entitled to collect from borrowers or otherwise. This could make our business cost-prohibitive in the affected state or states and could materially affect our business, financial condition and results of operations.

Our or our subservicers' inability to meet certain net worth and liquidity requirements imposed by the Agencies could have a material adverse effect on our business, financial condition and results of operation.

        We and our subservicers are subject to minimum financial eligibility requirements for Agency mortgage sellers and servicers and MBS issuers, as applicable. These eligibility requirements set forth the current minimum financial requirements for mortgage sellers and servicers and MBS issuers to do business with the Agencies. These minimum financial requirements, which are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," include net worth, capital ratio and liquidity criteria that set a minimum level of capital needed to adequately absorb potential losses and a minimum amount of liquidity needed to service Agency mortgage loans and MBS and cover the associated financial obligations and risks. The financial and other terms and conditions of Agency approvals are subject to change. For example, we expect Ginnie Mae to raise its counterparty risk management standards as it noted in its recently released publication titled, "Ginnie Mae 2020: Roadmap for Sustaining Low-Cost Home Ownership." As described above, we and our subservicers could also become subject to new prudential standards recently proposed by the Conference of State Bank Supervisors.

        In order to meet these minimum financial requirements, we and our subservicers are required to maintain cash and cash equivalents in amounts that may adversely affect our or their business, financial condition, liquidity and results of operations, and this could significantly impede us and our subservicers, as non-bank mortgage lenders, from growing our respective businesses and place us at a competitive disadvantage in relation to banks and certain other financial institutions. To the extent that such minimum financial requirements are not met, the Agencies may suspend or terminate Agency approval or certain agreements with us or our subservicers, which could cause us or our subservicers to default under our financing arrangements and/or have a material adverse effect on our business, financial condition, liquidity and results of operations. If the states adopt a comprehensive prudential safety and soundness regulatory regime, this could also have a material adverse impact on our business and results of operations.

Mortgage loan modification and refinance programs, future legislative action, and other actions and changes may materially and adversely affect the value of, and the returns on, the assets in which we invest.

        The U.S. government, primarily through the Agencies, has established loan modification and refinance programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. We can provide no assurance that we will be eligible to use any government programs or, if eligible, that we will be able to utilize them successfully. These programs, future U.S. federal, state or local legislative or regulatory actions that result in the modification of outstanding mortgage loans, as well as changes in the requirements necessary to qualify for modifications or refinancing mortgage loans with the GSEs or Ginnie Mae, may adversely affect the value of, and the returns on MSRs, residential mortgage loans, residential MBS, real estate-related securities and various other asset classes in which we invest, all of which could require us to repurchase loans, generally, and specifically from Ginnie Mae and the GSEs, which may result in a material adverse effect on our business and liquidity.

Private legal proceedings alleging failures to comply with applicable laws or regulatory requirements, and related costs, could adversely affect our financial condition and results of operations.

        We are subject to various pending private legal proceedings challenging, among other things, whether certain of our loan origination and servicing practices and other aspects of our business comply with applicable laws and regulatory requirements. The outcome of any legal matter is never certain. In the future, we are likely to become subject to other private legal proceedings alleging failures to comply with applicable laws and regulations, including putative class actions, in the ordinary course of our business.

        With respect to legal actions for impending or expected foreclosures, we may incur costs if we are required to, or if we elect to, execute or re-file documents or take other actions in our capacity as a servicer. We may incur increased litigation costs if the validity of a foreclosure action is challenged by a borrower or a class of borrowers. In addition, if a court rules that the lien of a homeowners association takes priority over the lien we service, we may incur legal liabilities and costs to defend such actions. If a court dismisses or overturns a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability in our capacity as seller, servicer or otherwise to the loan owner, a borrower, title insurer or the purchaser of the property sold in foreclosure. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans or loans that we sell to the GSEs or other third parties. A significant increase in litigation costs and losses occurring from lawsuits could trigger a default or cross-defaults under our financing arrangements, which could have a material adverse effect on our liquidity, business, financial condition and results of operations.

Residential mortgage foreclosure proceedings in certain states have been delayed due to lack of judicial resources and legislation.

        Several states, including California and Nevada, have enacted Homeowner's Bill of Rights legislation to establish mandatory loss mitigation practices for homeowners which cause delays in foreclosure proceedings. It is possible that additional states could enact similar laws in the future. Delays in foreclosure proceedings could require us to delay the recovery of advances, which could materially affect our business, results of operations and liquidity and increase our need for capital.

        When a mortgage loan we service is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Regulatory actions that lengthen the foreclosure process will increase the amount of servicing advances that we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process.

        The CARES Act temporarily paused all foreclosures, and the Agencies have further extended the pause on foreclosures. Many state governors also issued orders, directives, guidance or recommendations halting foreclosure activity including evictions. These measures will increase our operating costs, extend the time we advance for delinquent taxes and insurance and could delay our ability to seek reimbursement from the investor to recoup some or all of the advances. We cannot predict when or on what terms and conditions these measures will be lifted, which will depend on future legislative and regulatory developments in response to the COVID-19 pandemic.

        Increased regulatory scrutiny and new laws and procedures could cause us to adopt additional compliance measures and incur additional compliance costs in connection with our foreclosure processes. We may incur legal and other costs responding to regulatory inquiries or any allegation that we improperly foreclosed on a borrower. We could also suffer reputational damage and could be fined or otherwise penalized if we are found to have breached regulatory requirements.

Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on protected classes.

        Antidiscrimination statutes, such as the Fair Housing Act and the Equal Credit Opportunity Act, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, sex, religion and national origin. The Fair Housing Act also expressly prohibits discrimination with respect to the purchase of mortgage loans. Various federal regulatory agencies and departments, including the U.S. Department of Justice and CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor may not consider in making credit decisions (i.e., creditor or servicing practices that have a disproportionate negative affect on a protected class of individuals). On September 4, 2020, HUD released a final rule amending the agency's interpretation of the Fair Housing Act disparate impact standard, which is currently being challenged in ongoing litigation. We cannot predict the outcome of this litigation, and we are continuing to assess how this final rule will affect our operations.

        These regulatory agencies, as well as consumer advocacy groups and plaintiffs' attorneys, are focusing greater attention on "disparate impact" claims. The U.S. Supreme Court recently confirmed that the "disparate impact" theory applies to cases brought under the FHA, while emphasizing that a causal relationship must be shown between a specific policy of the defendant and a discriminatory result that is not justified by a legitimate objective of the defendant. Although it is still unclear whether the theory applies under the Equal Credit Opportunity Act, regulatory agencies and private plaintiffs can be expected to continue to apply it to both the Fair Housing Act and the Equal Credit Opportunity Act in the context of home loan lending and servicing. To extent that the "disparate impact" theory continues to apply, we may be faced with significant administrative burdens in attempting to comply and potential liability for failures to comply.

        Furthermore, many industry observers believe that the "ability to repay" rule issued by the CFPB, discussed above may have the unintended consequence of having a disparate impact on protected classes. Specifically, it is possible that lenders that make only qualified mortgages may be exposed to discrimination claims under a disparate impact theory.

        In addition to reputational harm, violations of the Equal Credit Opportunity Act and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys' fees and civil money penalties.

Challenges to the MERS System could materially and adversely affect our business, results of operations and financial condition.

        MERSCORP Holdings, Inc. is a wholly-owned subsidiary of Intercontinental Exchange, Inc. that maintains an electronic registry, referred to as the MERS System, which tracks servicing rights and ownership of home loans in the United States. Mortgage Electronic Registration Systems, Inc. ("MERS"), a wholly-owned subsidiary of MERSCORP Holdings, Inc., can serve as a nominee for the owner of a home loan and in that role initiate foreclosures or become the mortgagee of record for the loan in local land records. We have in the past and may continue to use MERS as a nominee. The MERS System is widely used by participants in the mortgage finance industry.

        Several legal challenges in the courts and by governmental authorities have been made disputing MERS's legal standing to initiate foreclosures or act as nominee for lenders in mortgages and deeds of trust recorded in local land records. These challenges have focused public attention on MERS and on how home loans are recorded in local land records. Although most legal decisions have accepted MERS as mortgagee, these challenges could result in delays and additional costs in commencing, prosecuting and completing foreclosure proceedings, conducting foreclosure sales of mortgaged properties and submitting proofs of claim in consumer bankruptcy cases.

Risks Related to Our Mortgage Assets

Our acquisition of mortgage servicing rights exposes us to significant risks.

        MSRs arise from contractual agreements between us and the investors (or their agents) in mortgage securities and mortgage loans that we service on their behalf. We generally create MSRs in connection with our sale of mortgage loans to the Agencies or others where we assume the obligation to service such loans on their behalf. We may also purchase MSRs from third-party sellers. All MSR capitalizations are recorded at fair value on our balance sheet. The determination of the fair value of MSRs requires our management to make numerous estimates and assumptions. Such estimates and assumptions include, without limitation, estimates of future cash flows associated with MSRs based upon assumptions involving interest rates as well as the prepayment rates, delinquencies and foreclosure rates of the underlying serviced mortgage loans. The ultimate realization of future cash flows from the MSRs may be materially different than the values of such MSRs as may be reflected in our consolidated balance sheet as of any particular date. The use of different estimates or assumptions in connection with the valuation of these assets could produce materially different fair values for such assets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Accordingly, there may be material uncertainty about the fair value of any MSRs we acquire or hold.

        Prepayment speeds significantly affect MSRs. Prepayment speed is the measurement of how quickly borrowers pay down the unpaid principal balance of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off. We base the value of MSRs on, among other things, our projection of the cash flows from the related mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speed expectations increase significantly, the fair value of the MSRs could decline and we may be required to record a non-cash charge, which would have a negative impact on our financial results. Furthermore, a significant increase in prepayment speeds could materially reduce the ultimate cash flows we receive from MSRs, and we could ultimately receive substantially less than what we estimated when initially capitalizing such assets.

        Moreover, delinquency rates also have a significant impact on the valuation of any MSRs. An increase in delinquencies generally results in lower revenue because typically we only collect servicing fees from Agencies or mortgage owners for performing loans. Our expectation of delinquencies is also a significant assumption underlying our cash flow projections. If delinquencies are significantly greater than we expect, the estimated fair value of the MSRs could be diminished. Increased delinquencies also typically translate into increased defaults and liquidations, and as an MSR owner we are also responsible for certain expenses and losses associated with the loans we service, particularly on loans sold to Ginnie Mae. A reduction in the fair value of the MSR or an increase in defaults and liquidations would adversely impact our business, financial condition, liquidity and results of operations.

        Changes in interest rates are a key driver of the performance of MSRs. Historically, the fair value of MSRs has increased when interest rates rise and decreased when interest rates decline due to the effect those changes in interest rates have on prepayment estimates. We may pursue various hedging strategies to seek to reduce our exposure to adverse changes in fair value resulting from changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us. To the extent we do not utilize derivative financial instruments to fully hedge against changes in fair value of MSRs or the derivatives we use in our hedging activities do not perform as expected, our business, financial condition, liquidity and results of operations would be more susceptible to volatility due to changes in the fair value of, or cash flows from, MSRs as interest rates change.

        Furthermore, MSRs and the related servicing activities are subject to numerous federal, state and local laws and regulations and may be subject to various judicial and administrative decisions imposing various requirements and restrictions on our business. Our failure to comply, or the failure of our subservicer to comply, with the laws, rules or regulations to which we or they are subject by virtue of ownership of MSRs, whether actual or alleged, could expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our counterparties may terminate our servicing rights and subservicing contracts under which we conduct servicing activities.

        The majority of the mortgage loans we service are serviced on behalf of the GSEs and Ginnie Mae. These entities establish the base service fee to compensate us for servicing loans as well as the assessment of fines and penalties that may be imposed upon us for failing to meet servicing standards.

        As is standard in the industry, under the terms of our master servicing agreements with the GSEs, the GSEs have the right to terminate us as servicer of the loans we service on their behalf at any time and also have the right to cause us to sell the MSRs to a third party. In addition, failure to comply with servicing standards could result in termination of our agreements with the GSEs with little or no notice and without any compensation. If any of Fannie Mae, Freddie Mac or Ginnie Mae were to terminate us as a servicer, or increase our costs related to such servicing by way of additional fees, fines or penalties, such changes could have a material adverse effect on the revenue we derive from servicing activity, as well as the value of the related MSRs. These agreements, and other servicing agreements under which we service mortgage loans for non-GSE loan purchasers, also require that we service in accordance with GSE servicing guidelines and contain financial covenants. Under our subservicing contracts, the primary servicers for which we conduct subservicing activities have the right to terminate our subservicing rights with or without cause, with little notice and little to no compensation. If we were to have our servicing or subservicing rights terminated on a material portion of our servicing portfolio, this could adversely affect our business.

We may not be capable of adequately recapturing our MSR assets when borrowers refinance or obtain a new loan upon payoff.

        We are not yet mature in our process of soliciting and serving borrowers in our servicing portfolio who are or may be obtaining a new loan, and there can be no assurance that we will effectively and efficiently protect our MSR assets from runoff now or in the future. We currently do not operate our Consumer Direct channel in all states for which we have loans in our MSR portfolio. We cannot guarantee that we will be successful in our efforts to obtain or maintain the required licenses and to effectively implement the operational infrastructure necessary to expand such operations in each relevant state. We do not currently originate purchase money loans at any significant scale in our Consumer Direct channel to the existing borrowers in our MSR portfolio or to other customers, nor do we offer in our Consumer Direct channel all of the loan programs that we purchase from other lenders in our Correspondent channel. Our failure to operate a mature retail lending operation with a full product menu and geographic footprint limits our ability to retain our existing customers and capitalize new MSRs of an attractive level, which results in increased costs to originate new loans in our portfolio. Our lack of capabilities related to recapturing our existing loans that are refinanced may adversely impact our business, financial condition, liquidity, and results of operations.

The failure of our subservicers to effectively service our portfolio of MSRs and mortgage loans would materially and adversely affect us.

        We have contracted with Cenlar to provide us with mortgage loan servicing for approximately 99% of our portfolio of MSRs and mortgage loans. Such loan servicing activities include collecting principal, interest and escrow account payments, if any, with respect to mortgage loans, as well as managing loss mitigation, which may include, among other things, collection activities, loan workouts, modifications, foreclosures and short sales. The ability of our subservicers, especially Cenlar, to effectively service our portfolio of mortgage loans is critical to our success, particularly given our strategy in MSRs, the requirement to execute initiatives and programs focused on keeping borrowers in their homes; or in the case of nonperforming loans, effecting property liquidations in a timely, orderly and economically efficient manner. There are a number of factors out of our control that can negatively impact our subservicers' ability to effectively service our portfolio and to satisfy their contractual obligations to us. These include both intentional actions the subservicers take in running their businesses such as management of staffing levels and the number of customers serviced, and the occurrence of external events including but not limited to regulatory changes, enforcement actions, and natural disasters that may negatively impact the performance of our subservicers. The failure of our subservicers to effectively service our portfolio of MSRs and mortgage loans could result in ineligibility to sell loans to the Agencies, issue Agency MBS, and defaults and cross-defaults under our financing arrangements, all of which would adversely impact our business, financial condition, liquidity and results of operations.

A significant increase in delinquencies for the loans we service could have a material impact on our revenues, expenses and liquidity and on the valuation of our MSRs.

        An increase in delinquencies will result in lower revenue for loans we service for the GSEs and Ginnie Mae because we only collect servicing fees from the GSEs and Ginnie Mae from payments made on the mortgage loans. Additionally, while increased delinquencies generate higher ancillary revenues, including late fees, these fees may not be collected until the related loan reinstates or in the event that the related loan is liquidated. In addition, an increase in delinquencies may result in certain other advances being made on behalf of delinquent loans, which may not be entirely reversible and would decrease the interest income we receive on cash held in collection and other accounts to the extent permitted under applicable requirements.

        The costs of servicing portfolios of delinquent mortgage loans have been rising in recent years without a corresponding increase in servicing compensation. Executive initiatives such as the Home Affordable Modification Program (the "HAMP"), which is a part of the U.S. government's broader Home Affordability and Stability Plan, encourages loan modifications for borrowers under loans that are either already in default or are at risk of imminent default. The HAMP requires participating servicers to evaluate on a loan-by-loan basis whether a modification, the terms of which are established to achieve a desired debt-to-income ratio, would yield greater expected cash flow (using net present value analysis) than if the mortgage loan was permitted to be foreclosed upon. The deadline for new applications under HAMP was December 30, 2016. This program, as well as existing or future proposed legislation and/or governmental intervention designed to protect consumers, may have an adverse impact on servicers, by increasing costs and expenses of servicers while at the same time decreasing servicing cash flows adversely affecting collateral value. An increase in delinquencies will result in a higher cost to service due to the increased time and effort required by our subservicers to collect payments from delinquent borrowers, to protect against property foreclosures and an increase in interest expense as a result of an increase in our advancing obligations.

        We base the price we pay for MSRs on, among other things, our projections of the cash flows from the related mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies were significantly greater than expected, the estimated fair value of our MSRs could be diminished. If the estimated fair value of MSRs is reduced, we may not be able to satisfy minimum net worth covenants and borrowing conditions in our debt agreements and we could suffer a loss, which could trigger a default and cross-defaults under our other financing arrangements and trading agreements (impacting our ability to enter into hedging transactions) and the possible loss of our eligibility to sell loans to the Agencies or issue Agency MBS, all of which would likely have a material adverse effect on our business, financial condition and results of operations.

        We are also subject to risks of borrower defaults and bankruptcies in cases where we might be required to repurchase loans sold with recourse or under representations and warranties. A borrower filing for bankruptcy during foreclosure would have the effect of staying the foreclosure and thereby delaying the foreclosure process, which may potentially result in a reduction or discharge of a borrower's mortgage debt. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. For example, foreclosure may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss. If these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations. In addition, in the event of a default under any mortgage loan we have not sold, we will bear the risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and of the mortgage loan.

Our inability to promptly foreclose upon defaulted mortgage loans could increase our cost of doing business and/or diminish our expected cash flows.

        Our ability to promptly foreclose upon defaulted mortgage loans and liquidate the underlying real property plays a critical role in our valuation of the assets which we acquire and our expected cash flows on such assets. There are a variety of factors that may inhibit our ability to foreclose upon a mortgage loan and liquidate the real property within the time frames we model as part of our valuation process or within the statutes of limitation under applicable state law. These factors include, without limitation: extended foreclosure timelines in states that require judicial foreclosure, including states where we hold high concentrations of mortgage loans, significant collateral documentation deficiencies, federal, state or local laws that are borrower friendly, including legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process, HAMP and similar programs that may require specific procedures to be followed to explore the refinancing of a mortgage loan prior to the commencement of a foreclosure proceeding and declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the judicial and administrative systems.

A decline in the fair value of the real estate that we acquire, or that underlies the mortgage loans we own or service may result in reduced risk-adjusted returns or losses.

        A substantial portion of our assets are measured at fair value. The fair value of the real estate that we own or that underlies mortgage loans that we own or service is subject to market conditions and requires the use of assumptions and complex analyses. Changes in the real estate market may adversely affect the fair value of the collateral and thereby lower the cash to be received from its liquidation. Depending on the investor and/or insurer or guarantor, we may suffer financial losses that increase when we or they receive less cash upon liquidation of the collateral for defaulted loans that we service. The same would apply to loans that we own. In addition, adverse changes in the real estate market increase the probability of default of the loans we own or service.

We are subject to certain risks associated with investing in real estate and real estate related assets, including risks of loss from adverse weather conditions and man-made or natural disasters, which may cause disruptions in our operations.

        Weather conditions and man-made or natural disasters such as hurricanes, tornadoes, earthquakes, floods, droughts, fires and other environmental conditions can damage properties that we own or that collateralize loans we own or service. In addition, the properties where we conduct business could be adversely impacted. Future adverse weather conditions including "global warming" and man-made or natural disasters could also adversely impact the demand for, and value of, our assets, as well as the cost to service or manage such assets which includes the availability of our staff and employees, directly impact the value of our assets through damage, destruction or loss, and thereafter materially impact the availability or cost of insurance to protect against these events. Although we believe our properties collateralizing our assets or underlying our MSR assets are adequately covered by insurance in accordance with industry standards, we cannot predict at this time if we or our borrowers, and particularly borrowers located on the coasts, will be able to obtain appropriate coverage at a reasonable cost in the future. In addition, there is a risk that one or more of the insurers of property on which we held an interest may not be able to fulfill their obligations with respect to claims payments due to deterioration in its financial condition.

        Certain types of losses, generally of a catastrophic nature, that result from events described above such as earthquakes, floods, hurricanes, tornados, terrorism or acts of war may also be uninsurable, not economically insurable or not required to be insured by borrowers or lenders based on industry standards. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. In addition, depending on the mortgage loan investor and the mortgage insurer or guarantor, we as servicer may be responsible for repairing uninsured damage to properties or incurring losses in connection with the loss in value of such damaged properties even when we do not own the loan we are servicing. For example, for loans insured by the FHA that go into default, we are responsible for delivering the underlying property in marketable condition to the FHA prior to obtaining proceeds from FHA insurance, regardless of whether or not any property damage is covered by property and casualty insurance. For properties where damage is not covered by property and casualty insurance, the requirement to either repair properties at our own expense or to forego FHA insurance proceeds may represent a significant financial obligation for us, especially in the event of a widespread natural disaster. FHA insurance does not cover significant property damage, regardless of the reason of the damage occurrence and whether or not the damage is covered by other insurance.

        The aforementioned risk of property loss and the failure to recoup such losses through our insurance policies could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by concentration risks of various kinds that apply to our mortgage or MSR assets at any given time, as well as from unfavorable changes in the related geographic regions containing the properties that secure such assets.

        Our mortgage and MSR assets are not subject to any geographic, diversification or concentration limitations except that we will be concentrated in mortgage-related assets. Accordingly, our mortgage and MSR assets may be concentrated by geography, investor, originator, insurer, loan program, property type and/or borrower, increasing the risk of loss to us if the particular concentration in our portfolio is subject to greater risks or is undergoing adverse developments. As of September 30, 2020, approximately 15.9% and 12.5% of our mortgage and MSR assets had underlying properties in Texas and California, respectively. We may be disproportionately affected by general risks such as natural disasters, including major hurricanes, tornadoes, wildfires, floods and earthquakes, severe or inclement weather and acts of terrorism should such developments occur in or near the markets in California or Texas in which such properties are located. In addition, adverse conditions in the areas where the properties securing or otherwise underlying our mortgage and MSR assets are located such as Texas, California and Florida (including business layoffs or downsizing, industry slowdowns, changing demographics, natural disasters and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of those assets. A material decline in the demand for real estate in these areas, regardless of the underlying cause, may materially and adversely affect us. Concentration or a lack of diversification can increase the correlation of non-performance and foreclosure risks among subsets of our mortgage and MSR assets, which could have a material adverse effect on our business, financial condition and results of operations.

Many of our mortgage assets may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

        Our MSRs, securities and mortgage loans that we acquire may be or become illiquid. It may also be difficult or impossible to obtain or validate third-party pricing on the assets that we purchase. Illiquid investments typically experience greater price volatility, as a ready market does not exist, or may cease to exist and such investments can be more difficult to value. Contractual restrictions on transfer or the illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, which could impair our ability to satisfy margin calls or access capital for other purposes when needed. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the recorded value, or may not be able to obtain any liquidation proceeds at all, thus exposing us to a material or total loss.

Fair values of our MSRs are estimates and the realization of reduced values from our recorded estimates may materially and adversely affect our financial results and credit availability.

        The fair values of our MSRs are not readily determinable and the fair value at which our MSRs are recorded may differ from the values we ultimately realize. Ultimate realization of the fair value of our MSRs depends to a great extent on economic and other conditions that change during the time period over which it is held and are beyond our control. Further, fair value is only an estimate based on good faith judgment of the price at which an asset can be sold since transacted prices of MSRs can only be determined by negotiation between a willing buyer and seller. In certain cases, our estimation of the fair value of our MSRs includes inputs provided by third-party dealers and pricing services, and valuations of certain securities or other assets in which we invest are often difficult to obtain and are subject to judgments that may vary among market participants. Changes in the estimated fair values of those assets are directly charged or credited to earnings for the period. If we were to liquidate a particular asset, the realized value may be more than or less than the amount at which such asset was recorded. Accordingly, in either event, our financial condition could be materially and adversely affected by our determinations regarding the fair value of our MSRs, and such valuations may fluctuate over short periods of time.

We utilize analytical models and data in connection with the valuation of our assets, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

        We rely heavily on models and data to value our assets, including analytical models (both proprietary models developed by us and those supplied by third parties) and information and data supplied by third parties, including Cenlar. Models and data are also used in connection with our potential acquisition of assets and the hedging of those acquisitions. Models are inherently imperfect predictors of actual results because they are based on historical data available to us and our assumptions about factors such as future mortgage loan demand, default rates, severity rates, home price trends and other factors that may overstate or understate future experience. Our models could produce unreliable results for a number of reasons, including the limitations of historical data to predict results due to unprecedented events or circumstances, invalid or incorrect assumptions underlying the models, the need for manual adjustments in response to rapid changes in economic conditions, incorrect coding of the models, incorrect data being used by the models or inappropriate application of a model to products or events outside of the model's intended use. In particular, models are less dependable when the economic environment is outside of historical experience.

        In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, we may be induced to buy certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

Liability relating to environmental matters may impact the fair value of properties that we may acquire or the properties underlying our assets.

        Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator was responsible for, or aware of, the release of such hazardous substances. The presence of hazardous substances may also adversely affect an owner's ability to sell real estate, borrow using the real estate as collateral or make debt payments to us. In addition, if we take title to a property, the presence of hazardous substances may adversely affect our ability to sell the property, and we may become liable to a governmental entity or to third parties for various fines, damages or remediation costs. Any of these liabilities or events may materially and adversely affect the fair value of the relevant asset and/or our business, financial condition, liquidity and results of operations.

We depend on the accuracy and completeness of information from and about borrowers, mortgage loans and the properties securing them, and any misrepresented information could adversely affect our business, financial condition and results of operations.

        In connection with our correspondent and consumer direct activities, we may rely on information furnished by or on behalf of borrowers and/or our business counterparties including correspondent sellers. We also may rely on representations of borrowers and business counterparties as to the accuracy and completeness of that information, and upon the information and work product produced by appraisers, credit repositories, depository institutions and others, as well as the output of automated underwriting systems created by the GSEs and others. If any of this information or work product is intentionally or negligently misrepresented in connection with a mortgage loan and such misrepresentation is not detected prior to loan funding, the fair value of the loan may be significantly lower than expected. Our controls and processes may not have detected or may not detect all misrepresented information in our loan originations or acquisitions, or from our business counterparties. Any such misrepresented information could materially and adversely affect our business, financial condition and results of operations.

Our subservicers have limited liability and indemnity rights.

        Our agreements with our subservicers, including Cenlar, provide that our subservicers will not assume any responsibility other than to provide the services specified in the applicable agreements. In addition, our subservicers will be, subject to certain exceptions, held harmless from, and indemnified by us against, certain liabilities on customary terms. As a result, to the extent we are damaged through certain actions or inactions of our subservicers, our recourse is limited and we may not be able to recover our losses in full or at all.

General Risk Factors

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

        As a public company, we will incur significant legal, accounting, administrative and other costs and expenses that we have not previously incurred or have experience with as a private company. We will be subject to the reporting requirements of the Exchange Act which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and rules subsequently implemented by the SEC and the NYSE impose numerous requirements on public companies, including establishment and maintenance of effective disclosure controls and procedures and internal control over financial reporting and corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory "say on pay" voting requirements that will apply to us when we cease to be an emerging growth company. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and may impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to compliance with these laws and regulations. These requirements have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

        The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements and appropriately training our employees and management. However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are an "emerging growth company," and the reduced disclosure requirements applicable to such companies could make our Class A common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act enacted in April 2012, and may remain an "emerging growth company" until the last day of the year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a "large accelerated filer," our annual gross revenues equals or exceeds an amount specified by regulation (currently $1.07 billion) or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For as long as we remain an "emerging growth company," we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include:

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  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

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  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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  reduced disclosure obligations regarding executive compensation; and

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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements of our predecessor and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A common stock less attractive if we rely on these exemptions. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to take advantage of this extended transition period and therefore will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

We will be a controlled company within the meaning of the NYSE rules and, as a result, will qualify for and will rely on exemptions from certain corporate governance requirements.

        After the completion of this offering, our controlling stockholder will continue to control a majority of the voting power of our outstanding shares. As a result, we will be a controlled company within the meaning of the corporate governance standards of the NYSE. Under the NYSE rules, a controlled company may elect not to comply with certain corporate governance requirements of the NYSE, including the requirements that:

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  a majority of the board of directors consist of independent directors;

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  the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions, including the exemption for a board of directors composed of a majority of independent directors. In addition, although we have adopted charters for our compensation committee and nominating and corporate governance committee and intend to conduct annual performance evaluations for these committees, neither of these committees will be composed entirely of independent directors immediately following the completion of this offering. The phase-in rules of the SEC and the NYSE with respect to the audit committee permit us to have an audit committee that has a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We will be controlled by A-A Mortgage, an entity controlled by Apollo, whose interests may conflict with our interests and the interests of other stockholders.

        After giving effect to the Transactions, A-A Mortgage, an entity controlled by Apollo, will hold 100% of our issued and outstanding Class B common stock after this offering and will represent approximately            % of the combined voting power of our outstanding common stock after this offering (or approximately            % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Upon consummation of this offering, on all matters submitted to a vote of our stockholders, our Class B common stock entitles its owners to ten votes per share, and our Class A common stock, which is the stock we are offering in this offering, entitles its owners to one vote per share. As a result, A-A Mortgage will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. So long as A-A Mortgage continues to directly or indirectly own a significant amount of our equity, even if such amount is less than a majority of the combined voting power of our common stock, A-A Mortgage will continue to be able to substantially influence the outcome of votes on all matters requiring approval by the stockholders, including our ability to enter into certain corporate transactions. The interests of A-A Mortgage could conflict with or differ from our interests or the interests of our other stockholders. For example, the concentration of ownership held by A-A Mortgage could delay, defer or prevent a change of control of our Company or impede a merger, takeover or other business combination that may otherwise be favorable for us.

        In addition, because A-A Mortgage holds an interest in our business directly through Aris Holding, rather than through AmeriHome, Inc., A-A Mortgage may have conflicting interests with holders of shares of our Class A common stock. For example, A-A Mortgage may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we will enter in connection with this offering, and whether and when AmeriHome, Inc. should terminate the Tax Receivable Agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration A-A Mortgage's tax or other considerations even where no similar benefit would accrue to us. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

Our directors may have conflicts of interest because of their ownership of equity interests of, and their employment with, Apollo and our affiliates.

        Certain of our directors hold ownership interests in affiliates of Apollo and/or ownership in and employment positions with its affiliates. Such interests in affiliates of Apollo by our directors could create, or appear to create, potential conflicts of interest when our directors are faced with decisions that could have different implications for us and for Apollo or its affiliates. We cannot assure you that any conflicts of interest will be resolved in our favor. For a further description of our relationship with affiliates of Apollo, see "Certain Relationships and Related Party Transactions."

Our certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities.

        Under our certificate of incorporation, none of Athene, Apollo, their respective affiliated funds, the companies owned by such funds, any affiliates of Athene, Apollo, or any of their respective officers, directors, principals, partners, members, managers, employees, agents or other representatives will have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities or lines of business in which we operate. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, principal, partner, member, manager, employee, agent or other representative of Athene, Apollo, or their respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Athene, Apollo, or their respective affiliates and representatives, instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to Athene, Apollo, or their respective affiliates and representatives. For instance, a director of our company who also serves as a director, officer or employee of Athene, Apollo, or any of their portfolio companies, funds or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. Upon consummation of this offering, our board of directors will consist of nine members, six of whom will be employees of Apollo. These potential conflicts of interest could have a material and adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by any of Athene, Apollo to itself or its affiliated funds, the portfolio companies owned by such funds or any of their affiliates instead of to us. A description of our obligations related to corporate opportunities under our certificate of incorporation are more fully described in "Description of Capital Stock—Corporate Opportunity."

No public market for our stock currently exists, and an active public trading market may not develop or be sustained following this offering.

        Prior to this offering, there has been no public market or active private market for our stock. Although our stock has been approved for listing on the NYSE, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market price of your shares. An inactive market may also impair our ability to raise capital by selling stock and may impair our ability to acquire other companies or technologies by using our stock as consideration.

        The initial public offering price for our stock will be determined through negotiations among us and the underwriters, and may not bear any relationship to the market price at which our stock will trade after this offering or to any other established criteria of the value of our business. See "Underwriting (Conflict of Interest)." The price of our stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, many of which are beyond our control and may not be related to our operating performance.

The disparity in the voting rights among the classes of our common stock and inability of the holders of our Class A common stock to influence decisions submitted to a vote of our stockholders may have an adverse effect on the price of our Class A common stock.

        Holders of our Class A common stock and Class B common stock will vote together as a single class on almost all matters submitted to a vote of our stockholders. Shares of our Class A common stock and Class B common stock entitle the respective holders to identical non-economic rights, except that each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally, while each share of our Class B common stock will entitle its holder to ten votes on all matters to be voted on by stockholders generally. Upon the date on which the shares of Class B common stock held by A-A Mortgage and its permitted transferees represent less than 10% of our outstanding shares of common stock, each share of Class B common stock will entitle its holder to one vote per share of Class B common stock. See "Organizational Structure—Voting Rights of the Class A Common Stock and Class B Common Stock." We intend to enter into the Stockholders Agreement with A-A Mortgage. The Stockholders Agreement will give our controlling stockholder the right to nominate a majority of our directors after the consummation of this offering as long as our controlling stockholder beneficially owns 50% or more of the combined voting power of our outstanding common stock and shall specify how our controlling stockholder's nominations rights shall decrease as our controlling stockholder's beneficial ownership of our common stock also decreases. See "Management—Board Composition." The Stockholders Agreement sets forth certain information rights granted to A-A Mortgage. It also specifies that we will not take certain significant actions specified therein without the prior consent of A-A Mortgage. The difference in voting rights could adversely affect the value of our Class A common stock to the extent that investors view, or any potential future purchaser of our company views, the superior voting rights and implicit control of the Class B common stock to have value.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

        As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the NYSE. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

        Our current controls and any new controls we develop may become inadequate because of growth in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior financial reporting periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act once we cease to be an emerging growth company. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our stock.

        We have expended and anticipate we will continue to expend significant resources, and we expect to provide significant management oversight, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business and negatively impact our share price. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.

        We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. To comply with the requirements of being a public company, we will need to undertake various actions, such as implementing new internal controls and procedures. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the market price of our stock.

        The preparation of our financial statements in conformity with GAAP, as codified by the Financial Accounting Standards Board ("FASB"), requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies," the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to fair value measurements, loans held for sale, IRLCs, mortgage servicing rights and liability for losses under representations and warranties. If our assumptions change or if actual circumstances differ from those in our assumptions, our results of operations may be adversely affected and may fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our stock.

Our stock price may be volatile, and you may not be able to resell our Class A common stock at or above the price you paid.

        Our stock price may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

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  a slowdown in the mortgage industry or the general economy;

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  United States and international regulatory, political and economic factors unrelated to our performance;

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  market conditions in the broader stock market;

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  actual or anticipated quarterly or annual variations in our results of operations from those of our competitors;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  changes in earnings estimates or recommendations by securities analysts;

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  fluctuations in the values of companies perceived by investors to be comparable to us;

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  competition from existing technologies and products or new technologies and products that may emerge;

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  the entry into, modification or termination of customer contracts;

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  developments with respect to intellectual property rights;

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  sales, or the anticipation of sales, of our Class A common stock by us, our insiders or our other stockholders, including upon the expiration of contractual lock-up agreements;

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  our ability to develop and market new and enhanced solutions on a timely basis;

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  our commencement of, or involvement in, litigation or governmental investigations;

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  additions or departures of key management or technical personnel;

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  changes in governmental regulations applicable to the market we serve;

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  guidance, if any, that we may provide to the public, any changes in this guidance or our failure to meet this guidance;

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  tax developments;

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  announcements by us or our competitors of new products or services, significant contracts, commercial relationships, capital commitments or acquisitions;

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  public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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  default under agreements governing our indebtedness;

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  exchange rate fluctuations; and

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  other events or factors, including those from natural disasters, war, actors of terrorism or responses to these events.

        These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our common stock to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results may negatively affect the market price and liquidity of our stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

        In addition, the stock markets, and the market for growth stocks in particular, have from time to time experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Class A common stock, regardless of our actual operating performance. You may not realize any return on your investment in us and may lose some or all of your investment.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

        The trading market for our Class A common stock will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our Class A common stock may have had relatively little experience with our company, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports covering us, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Because our initial public offering price is substantially higher than the as adjusted net tangible book value per share of our outstanding Class A common stock, new investors will incur immediate and substantial dilution.

        The initial public offering price is substantially higher than the as adjusted net tangible book value per share of Class A common stock based on our total tangible assets, which consist of our total assets, reduced by the amount of our total liabilities, goodwill and intangible assets immediately following this offering. Therefore, if you purchase shares of Class A common stock in this offering, you will experience immediate and substantial dilution of approximately $            per share in as adjusted net tangible book value, the difference between the price you pay for our Class A common stock and its as adjusted net tangible book value per share after completion of this offering. Please read "Dilution" for more information on this calculation. Furthermore, any issuance of shares in connection with acquisitions by us, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase shares of our Class A common stock in this offering.

We do not anticipate paying any cash dividends in the foreseeable future, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

        We do not currently anticipate declaring any cash dividends to holders of our Class A common stock in the foreseeable future. Consequently, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not invest in our Class A common stock.

Anti-takeover provisions contained in our certificate of incorporation could impair a takeover attempt.

        Certain provisions in our certificate of incorporation are intended to have the effect of delaying or preventing a change in control or changes in our management. For example, our certificate of incorporation includes provisions that establish an advance notice procedure for stockholder resolutions to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Additionally, our certificate of incorporation provides that we are not governed by Section 203 of the Delaware General Corporation Law ("DGCL"), which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations. However, our certificate of incorporation will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder, but such restrictions shall not apply to any business combination between our controlling stockholder and any affiliate thereof or its direct and indirect transferees, on the one hand, and us, on the other, or certain other situations as described below in "Description of Capital Stock—Anti-Takeover Provisions—Section 203 of the DGCL."

        These provisions could delay or prevent hostile takeovers and changes in control or changes in our management, even if these events would be beneficial for our stockholders. For further information regarding the anti-takeover provisions, please see the section entitled "Description of Capital Stock."

Future sales, or the perception of future sales, of our Class A common stock may depress the price of our Class A common stock. In addition, a significant portion of our Class A common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

        If we sell, or any of our stockholders sells, a large number of shares of our Class A common stock, or if we issue a large number of shares in connection with future acquisitions, financings or other circumstances, the market price of our Class A common stock could decline significantly. Moreover, the perception in the public market that we or our stockholders might sell shares of our Class A common stock could depress the market price of those shares.

        We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances or sales of our shares will have on the market price of such shares. Sales of substantial amounts of our Class A common stock, including sales by significant stockholders, and shares issued in connection with any additional acquisition, may adversely affect prevailing market prices for our Class A common stock. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate. See "Shares Eligible for Future Sale."

        After this offering, we will have            shares of Class A common stock outstanding. We, all of our directors, executive officers, and certain of our stockholders have agreed to a 180-day lock-up period (subject to certain exceptions) provided under agreements executed in connection with this offering. Certain of our stockholders are selling Class A common shares in this offering outside of these lockup restrictions. See "Principal Stockholders." In addition, any two of the four representatives of the underwriters of this offering, in their sole discretion, may release all or some portion of the Class A common stock subject to lock-up agreements at any time and for any reason. We also intend to file a Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register all Class A common stock that we may issue under our equity compensation plans. Moreover, A-A Mortgage, our controlling stockholder, has certain demand registration rights that could require us to file registration statements in connection with sales of our Class A common stock by such stockholder. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement." Such sales by such stockholder could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the "Underwriting (Conflict of Interest)" section of this prospectus. As restrictions on resale end, the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them or are released from the restrictions of the lock-up agreements prior to their expiration, which may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

Our amended and restated certificate of incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to choose the judicial forum for disputes with us or our directors, officers or employees.

        Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf under Delaware law, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or bylaws, (4) any other action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an "internal corporate claim," as defined in Section 115 of the DGCL, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court having jurisdiction over indispensable parties named as defendants. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act.

        To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

        Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, contains a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

        Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder's ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees and increase the costs to stockholders of bringing such a claim. If a court were to find the exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain "forward-looking statements," as that term is defined in the U.S. federal securities laws. These forward-looking statements include, but are not limited to, statements other than statements of historical facts contained in this prospectus, including among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which we operate and other similar matters. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "could," "would," "will," "may," "can," "continue," "potential," "should" and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

  •
  the magnitude and duration of the COVID-19 pandemic, its impact on the U.S. and global economies and financial markets, and federal, state and local governmental responses to the pandemic;

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  whether the concurrent private placement is successfully consummated;

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  changes in our strategic objectives or operational strategies, including any new lines of business or new products and services that may subject us to additional risks;

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  the occurrence of natural disasters or other events or circumstances that could impact our operations;

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  volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise;

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  events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts;

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  changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected;

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  declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market;

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  the availability of, and level of competition for, attractive risk-adjusted opportunities to acquire mortgage loans and mortgage-related assets that satisfy our strategic objectives;

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  the concentration of credit risks to which we are exposed;

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  the degree and nature of our competition;

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  our dependence on the performance of our subservicers;

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  changes in personnel and lack of availability of qualified personnel at our subservicers;

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  the availability, terms and deployment of short-term and long-term capital;

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  the adequacy of our cash reserves and working capital;

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  our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets;

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  the timing and amount of cash flows, if any, derived from our assets;

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  unanticipated increases or volatility in interest rates, financing and other costs;

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  the performance, financial condition and liquidity of borrowers;

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  our ability to approve and monitor correspondent sellers and underwrite loans to investor standards;

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  incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties;

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  our indemnification and repurchase obligations in connection with mortgage loans we purchase and later sell or securitize;

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  the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets which we acquire;

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  increased rates of delinquency, default and/or decreased recovery rates on our loan portfolio;

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  the performance of mortgage loans underlying MBS in which we retain credit risk;

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  the availability of affordable financing arrangements, and our ability to comply with the financial covenants and other obligations under such financing arrangements;

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  our dependence on short-term uncommitted warehouse financings;

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  our ability to foreclose on our mortgage assets in a timely manner or at all;

  •
  increased prepayments of the mortgages and other loans underlying our MBS or relating to our MSRs;

  •
  the degree to which our hedging strategies may or may not protect us from interest rate volatility, and uncertainty regarding the impact of interest rate changes on the fair value of our MSRs as well as the cash flows associated with those MSRs;

  •
  the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations;

  •
  our failure to maintain appropriate internal controls over financial reporting;

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  technologies for loans and our ability to mitigate security risks and cyber intrusions;

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  our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business;

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  our ability to detect misconduct and fraud;

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  our ability to comply with various federal, state and local laws and regulations that govern our business;

  •
  developments in the secondary markets for our mortgage loan products;

  •
  legislative and regulatory changes that impact the mortgage loan industry or housing market;

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  changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as Ginnie Mae, the FHA or the VA, the USDA, or GSEs such as Fannie Mae or Freddie Mac, or such changes that increase the cost of doing business with such entities;

  •
  the Dodd-Frank Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders;

  •
  the CFPB, and its issued and future rules and the enforcement thereof;

  •
  changes in government support of homeownership;

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  changes in government or government sponsored home affordability programs;

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  changes in governmental regulations, accounting treatment, tax rates and similar matters; and

  •
  our failure to deal appropriately with issues that may give rise to reputational risk.

        Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You should refer to the "Risk Factors" section of this prospectus for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

 OUR ORGANIZATIONAL STRUCTURE

        AmeriHome, Inc., a Delaware corporation, was formed on August 6, 2020 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering and the Transactions (as defined below), all of our business operations have been conducted through Aris Holding and its direct and indirect subsidiaries and the only owners of Aris Holding are management and certain other employees and directors and A-A Mortgage.

Existing Organization

        Aris Holding is treated as a partnership for U.S. federal income tax purposes and, as such is generally not subject to any U.S. federal entity-level income taxes. Taxable income or loss of Aris Holding is included in the U.S. federal income tax returns of Aris Holding's members. Prior to the consummation of this offering, the only members of Aris Holding were management and certain other employees and directors and A-A Mortgage.

Transactions

        We will consummate the following organizational and other transactions in connection with this offering:

  •
  we will amend and restate the existing limited liability company agreement of Aris Holding, to, among other things, (i) recapitalize all existing membership interests (including existing vested profit units and all unvested profit units, which are expected to vest in connection with this offering) in Aris Holding into             LLC Interests and (ii) appoint AmeriHome, Inc. as the sole managing member of Aris Holding;

  •
  we will amend and restate AmeriHome, Inc.'s certificate of incorporation to, among other things, provide for Class A common stock and Class B common stock, with each share of our Class A common stock entitling its holders to one vote per share on all matters presented to our stockholders generally and each share of our Class B common stock entitling its holders to ten votes per share on all matters presented to our stockholders generally;

  •
  we will issue            shares of our Class B common stock to A-A Mortgage (or            shares if the underwriters exercise their option in full to purchase additional shares of Class A common stock) in exchange for nominal consideration, which shall be equal to the number of LLC Interests held by A-A Mortgage immediately following the Transactions;

  •
  the holders of the            LLC Interests received in connection with the recapitalization of the existing profit units in Aris Holding will contribute all of such LLC Interests to AmeriHome, Inc. in exchange for            newly-issued shares of Class A common stock;

  •
  A-A Mortgage will distribute             LLC Interests to the Existing Equity Owners (or            LLC Interests if the underwriters exercise their option in full to purchase additional Class A common stock);

  •
  we will issue            shares of our Class A common stock to the purchasers in this offering (or            shares if the underwriters exercise their option in full to purchase additional shares of Class A common stock) in exchange for net proceeds herefrom of approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), based upon an assumed initial public offering price of $            per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  we will use the net proceeds from this offering to purchase             LLC Interests from the Existing Equity Owners (or             LLC Interests if the underwriters exercise their option in full to purchase additional Class A common stock) at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  AmeriHome, Inc., Aris Holding and A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) will enter into the Exchange Agreement;

  •
  AmeriHome, Inc. and A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) will enter into the Tax Receivable Agreement;

  •
  AmeriHome, Inc., A-A Mortgage and certain limited partners of A-A Mortgage will enter into the Registration Rights Agreement; and

  •
  AmeriHome, Inc. and A-A Mortgage will enter into the Stockholders Agreement.

    We collectively refer to the foregoing organizational transactions as the "Transactions."

Organizational Structure Following this Offering

        Immediately following the consummation of the Transactions (including this offering):

  •
  AmeriHome, Inc. will be a holding company and its principal assets will be the LLC Interests it purchases from the Existing Equity Owners;

  •
  AmeriHome, Inc. will be the sole managing member of Aris Holding and will control the business and affairs of Aris Holding and its subsidiaries;

  •
  AmeriHome, Inc. will own             LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding (or             LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  A-A Mortgage will own (i)              LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding (or             LLC Interests, representing approximately            % of the economic interest in the business of Aris Holding if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii)             shares of Class B common stock of AmeriHome, Inc., representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock (or            shares of Class B common stock, representing approximately             % of the combined voting power of all of AmeriHome, Inc.'s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  Management and certain other employees and directors will own, as a result of the exchange of LLC Interests received from the recapitalization of profit units for Class A common stock described above, (i)             shares of Class A common stock of AmeriHome, Inc., representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock (or approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) indirectly through AmeriHome, Inc.'s ownership of LLC Interests, approximately            % of the economic interest in the business of Aris Holding;

  •
  The purchasers in this offering will own (i)             shares of Class A common stock of AmeriHome,  Inc., representing approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock (or            shares of Class A common stock, representing

    approximately            % of the combined voting power of all of AmeriHome, Inc.'s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) indirectly through AmeriHome, Inc.'s ownership of LLC Interests, approximately            % of the economic interest in the business of Aris Holding (or approximately            % of the economic interest in the business of Aris Holding if the underwriters exercise their option in full to purchase additional shares of Class A common stock).

        The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(1)
Excludes up to             shares of Class A common stock and            restricted stock units that may be issuable to senior management in connection with the settlement of awards granted under the Transaction Bonus Agreements described more fully in "Executive Compensation—Transaction Bonus Agreements."

        As the sole managing member of Aris Holding, we will operate and control all of the business and affairs of Aris Holding and, through Aris Holding and its direct and indirect subsidiaries, conduct our business. Following the Transactions and the consummation of this offering, we will record a significant non-controlling interest in our consolidated subsidiary, Aris Holding, relating to the ownership interest of A-A Mortgage. Accordingly, although AmeriHome, Inc. will have a minority economic interest in Aris Holding, it will control the management of Aris Holding as the sole managing member. As a result, AmeriHome, Inc. will consolidate Aris Holding and record a non-controlling interest in consolidated entity for the economic interest in Aris Holding held by A-A Mortgage.

        Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), assumes no exercise of the underwriters' option to purchase up to an additional            shares of Class A common stock from us, excludes up to            shares of Class A common stock and            restricted stock units issuable to senior management in connection with the settlement of awards granted under the Transaction Bonus Agreements described more fully in "Executive Compensation—2020 Transaction Bonuses" and gives effect to the completion of the Transactions.

Incorporation of AmeriHome, Inc.

        AmeriHome, Inc., the issuer of the Class A common stock offered by this prospectus, was incorporated as a Delaware corporation on August 6, 2020. AmeriHome, Inc. has not engaged in any material business or other activities except in connection with its formation and the Transactions. The amended and restated certificate of incorporation of AmeriHome, Inc. that will become effective immediately prior to the consummation of this offering will, among other things, authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in "Description of Capital Stock."

        Following this offering, A-A Mortgage will hold a number of shares of our Class B common stock equal to the number of LLC Interests held by A-A Mortgage, each of which provides its holder with no economic rights but entitles the holder to ten votes on matters presented to AmeriHome, Inc.'s stockholders, as described in "Description of Capital Stock—Class B Common Stock." Upon the date on which the shares of Class B common stock held by A-A Mortgage and its permitted transferees represent less than 10% of our outstanding shares of common stock, each share of Class B common stock will entitle its holder to one vote per share of Class B common stock. Shares of our common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise required by applicable law.

Reclassification and Amendment and Restatement of the Aris Holding Limited Liability Company Agreement

        Prior to or substantially concurrently with the consummation of this offering, the existing limited liability company agreement Aris Holding will be amended and restated to, among other things, recapitalize its capital structure by creating a single new class of limited liability company interests that we refer to as "LLC Interests." See "Certain Relationships and Related Party Transactions—Aris Holding LLC Agreement."

Exchange Agreement

        We, Aris Holding and A-A Mortgage will enter into the Exchange Agreement substantially concurrently with the consummation of this offering under which A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) will have the right, subject to the terms of the Exchange Agreement, to exchange its LLC Interests, together with a corresponding number of shares of Class B common stock, for newly-issued shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions, or, at our election (determined by a majority of the disinterested members of our board of directors or a committee of disinterested members of our board of directors), a cash payment. The Exchange Agreement will also provide that as a general matter A-A Mortgage (or such permitted transferee thereof) will not have the right to exchange LLC Interests if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which such owner may be subject, including the Aris Holding LLC Agreement. We may impose additional restrictions on exchange that we determine to be necessary or advisable so that Aris Holding is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Interests and Class B common stock for shares of Class A common stock, the number of LLC Interests held by AmeriHome Inc. will correspondingly increase as it acquires the exchanged LLC Interests, and a corresponding number of shares of Class B common stock are cancelled. In the event we elect to pay a holder cash in an exchange, we will cause Aris Holding to cancel the LLC Interests we acquire from such holder and the corresponding number of shares of Class B common stock we acquire will be cancelled by us. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $             million after deducting the underwriting discounts and commissions and our other estimated offering expenses (assuming an initial public offering price of $            per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus). We estimate that the offering expenses (other than any underwriting discounts) will be approximately $             million.

        We intend to use the net proceeds from this offering to purchase            LLC Interests from the Existing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and estimated offering expenses payable by us.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the amount of net proceeds to us from this offering by $             million, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        Each 1,000,000 share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming that the price per share for the offering remains at $            (which is the mid-point of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discount and estimated offering expenses payable by us.

 DIVIDEND POLICY

        We currently intend to retain any future earnings and do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future following the consummation of this offering. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Any determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, liquidity, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our ability to pay dividends on our Class A common stock may be limited by the terms of our existing indebtedness in certain circumstances and may be restricted by the terms of any future credit agreement or any future debt or preferred securities of ours or of our subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Subject to having available cash and subject to the limitations imposed by applicable law and contractual restrictions (including pursuant to our credit agreements), the Aris Holding LLC Agreement requires Aris Holding to make certain distributions to us and A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners), on a pro rata basis, to facilitate their payment of taxes with respect to the income of Aris Holding that is allocated to us and A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners). See "Related Party Transactions—Aris Holding LLC Agreement." To the extent that the tax distributions we receive exceed the amount that we are actually required to pay for taxes, payments under the Tax Receivable Agreement and other expenses, we will not be required to distribute such excess cash. Our board of directors may, in its sole discretion, choose to use such excess cash for any purpose depending upon the facts and circumstances at the time of determination.

        As part of the Transactions, Aris Holding made a cash distribution to A-A Mortgage and other pre-IPO LLC unit holders in an aggregate amount of $475 million on October 26, 2020. We refer to this distribution as the "Special Distribution."

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of September 30, 2020:

  •
  on an actual basis, derived from our predecessor's unaudited historical consolidated balance sheet as of September 30, 2020, included elsewhere in the prospectus;

  •
  on a pro forma basis giving effect to the Transactions (but prior to giving effect to this offering), the issuance of the 2028 Senior Notes and the payment of the Special Distribution; and

  •
  on a pro forma as adjusted basis, giving effect to the pro forma adjustments described in the preceding bullet, this offering, assuming an initial public offering price of $            per share of Class A common stock, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses.

        You should read this table in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	September 30, 2020
	Actual	Pro Forma	Pro Forma, As Adjusted
	(Unaudited)
	(Dollars in thousands, except share and per share data)
Cash and cash equivalents	$523,778

Debt(1):
Warehouse borrowings	$2,431,896	—
Series 2019-GT1 Term Notes	223,298	—
Secured borrowings	154,193	—
2028 Senior Notes	—

Total debt	2,809,387

Capital:
Class A common stock, par value $0.01 per share; no shares authorized, issued and outstanding, actual; 250,000,000 shares authorized and shares issued and outstanding, as adjusted	—
Class B common stock, par value $0.01 per share; no shares authorized, issued and outstanding, actual; 60,000,000 shares authorized and shares issued and outstanding, as adjusted	—
Additional paid-in capital	—
Noncontrolling interest	—
Accumulated income (deficit)	835,143		—
Member's equity	502,743		—

Total capital	1,337,886

Total capitalization	$4,147,273

(1)
Net of issuance costs.

DILUTION

        A-A Mortgage will own LLC Interests after the Transactions. Because A-A Mortgage does not own any Class A common stock or have any right to receive distributions from AmeriHome, Inc., we have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that all of the holders of LLC Interests (other than AmeriHome, Inc.) had their LLC Interests exchanged for newly-issued shares of Class A common stock on a one-for-one basis and the transfer to the Company and cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock from AmeriHome, Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed exchange of all LLC Interests for shares of Class A common stock as described in the previous sentence as the "Assumed Exchange."

        Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. Aris Holding's pro forma net tangible book value as of September 30, 2020 prior to this offering and after giving effect to the other Transactions and the Assumed Exchange was $            . Pro forma net tangible book value per share prior to this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Exchange.

        If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.

        After giving effect to (i) the Transactions, including the sale of            shares of Class A common stock sold by us in this offering and the sale of             shares of Class A common stock in the concurrent private placement at an assumed initial public offering price of $            per share of Class A common stock, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus, and (ii) the Assumed Exchange, and after deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us and the application of the net proceeds therefrom as described in "Use of Proceeds," our pro forma as adjusted net tangible book value as of September 30, 2020 would have been $             million, or $            per share of Class A common stock. This represents no change in pro forma as adjusted net tangible book value per share of Class A common stock and an immediate dilution in pro forma as adjusted net tangible book value of $            per share of Class A common stock to new investors who purchase Class A common stock in this offering. The following table illustrates this dilution to new investors on a per share basis:

Assumed initial public offering price per share of Class A common stock			$
Pro forma net tangible book value per share as of September 30, 2020	$
Change in net tangible book value per share attributable to new investors in this offering		$—
Pro forma as adjusted net tangible book value per share after this offering			$
Dilution of net tangible book value per share to new investors			$

        A $1.00 increase or decrease in the assumed initial public offering price of $            per share of Class A common stock, which is the mid-point of the price range set forth on the cover page of this prospectus, would have no effect on pro forma net tangible book value per share and would increase or decrease dilution to new investors by $1.00 per share of Class A common stock, assuming that the number of shares of Class A common stock offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us.

        The following table summarizes, as of September 30, 2020, on the as adjusted basis described above (including the Assumed Exchange), the total number of shares of Class A common stock purchased from us, the total consideration paid to us and the average price paid per share by the existing stockholders and by new investors purchasing shares from us in this offering, based on an assumed initial public offering price of $            per share of Class A common stock, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us (amounts in thousands, except percentages and per share data):

	Shares of Class A Common Stock Purchased
			Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders			—	—%		$—
New investors				100

Total		100.0%		100%	$

        A $1.00 increase or decrease in the assumed initial public offering price of $            per share of Class A common stock, the mid-point of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease total consideration paid by new investors in the Class A common stock and total consideration paid by all holders of Class A common stock by $             million, assuming that the number of shares of Class A common stock offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us.

        An increase or decrease of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase or decrease the total consideration paid to us by new investors in the Class A common stock and total consideration paid to us by all holders of Class A common stock by $             million, based on an assumed initial public offering price of $            per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our predecessor Aris Holding's selected financial and operating data as of the dates and for the financial reporting periods indicated. The selected historical financial and operating data as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 have been derived from our predecessor Aris Holding's audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial and operating data as of September 30, 2020 and 2019 and for the nine months ended September 30, 2020 and 2019 have been derived from our predecessor Aris Holding's unaudited consolidated financial statements included elsewhere in this prospectus. See "Presentation of Financial Information."

        The selected historical financial information is not necessarily indicative of the results that may be expected in any future financial reporting period, and our results of operations for any interim financial reporting period are not necessarily indicative of the results to be expected for the full year. The following selected financial and operating data should be read in conjunction with "Capitalization," "Prospectus Summary—Summary Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Statement of Income Data

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$556,855	$148,225	$229,239	$82,376
Net loan servicing revenue	54,059	101,606	71,052	129,453
Loan acquisition and origination revenue	63,136	52,604	71,783	60,159
Other income	23,172	32,255	37,546	53,804
Net interest income (expense)	11,076	6,875	9,090	(345)

Total net revenues	708,298	341,565	418,710	325,447
Expenses
Compensation	130,484	82,057	108,208	94,191
Loan servicing	58,382	41,787	60,103	58,748
Loan acquisition and origination	24,384	20,633	27,971	24,097
Other expenses	46,258	35,896	47,903	43,441

Total expenses	259,508	180,373	244,185	220,477

Net income	$448,790	$161,192	$174,525	$104,970

Balance Sheet Data

	September 30,		December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Assets
Cash	$523,778	$81,468	$93,581	$70,111
Loans held for sale	2,651,500	2,226,511	2,648,609	1,714,066
Mortgage servicing rights	838,825	723,790	893,193	754,940
Servicing advances, net	50,638	21,300	50,326	31,040
Other assets	2,631,866	471,748	525,524	298,934

Total assets	$6,696,607	$3,524,817	$4,211,233	$2,869,091

Liabilities and member's equity
Borrowings	$2,809,387	$2,250,995	$2,856,742	$1,870,595
Other liabilities	2,549,334	397,435	464,757	211,472

Total liabilities	5,358,721	2,648,430	3,321,499	2,082,067
Member's equity	1,337,886	876,387	889,734	787,024

Total liabilities and member's equity	$6,696,607	$3,524,817	$4,211,233	$2,869,091

Other Data

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)		(Audited)
Corporate plus MSR Debt/Equity	0.3x	0.3x	0.5x	0.4x	0.2x	0.1x	0.0x
Total Debt/Equity	2.2x	2.6x	3.3x	2.4x	2.0x	2.2x	2.2x

Non-GAAP Financial Measures

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)		(Audited)
	(Dollars in thousands)
Non-GAAP financial measures
Adjusted After-Tax Net Income(1)	$354,066	$131,045	$143,977	$89,304	$80,868	$60,875	$25,031
Adjusted After-Tax ROAE(2)	44.9%	21.6%	17.7%	12.4%	13.3%	14.2%	13.7%

(1)
We define "Adjusted After-Tax Net Income" as tax-effected earnings before limited partner related management expenses and stock-based compensation expense, and the tax effects of those adjustments. For a more specific and thorough discussion on Adjusted After-Tax Net Income, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

(2)
We define "Adjusted After-Tax ROAE" as Adjusted After-Tax Net Income divided by our average equity value, accounting for the same adjustments as used to derive Adjusted After-Tax Net Income. For a more specific and thorough discussion on Adjusted After-Tax ROAE, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        We have derived the unaudited pro forma consolidated statement of income for the nine months ended September 30, 2020 and the year ended December 31, 2019 and the unaudited pro forma consolidated balance sheet as of September 30, 2020 set forth below by the application of pro forma adjustments to the consolidated financial statements of Aris Holding and its subsidiaries included elsewhere in this prospectus.

        The unaudited pro forma consolidated statement of income for the nine months ended September 30, 2020 and the year ended December 31, 2019 and the unaudited pro forma consolidated balance sheet as of September 30, 2020 present our consolidated results of operations and financial position to give pro forma effect to all of the reorganization transactions described in "Our Organizational Structure," the sale of shares in this offering (excluding shares issuable upon exercise of the underwriters' option to purchase additional shares), the issuance of the 2028 Senior Notes, the payment of the Special Distribution described in "Dividend Policy," the application of the net proceeds by us from this offering and the other transactions described elsewhere in this section, as if all such transactions had been completed as of January 1, 2019 with respect to the unaudited pro forma consolidated statement of income, and as of September 30, 2020, with respect to the unaudited pro forma consolidated balance sheet, as applicable. The unaudited pro forma consolidated financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma consolidated financial data.

        We refer to the adjustments related to the issuance of the 2028 Senior Notes and the payment of the Special Distribution as the "Pro Forma Distribution Adjustments."

        We refer to the adjustments related to the Transactions, including adjustments relating to this offering, as the "Pro Forma Transaction Adjustments," which principally include the following items:

  •
  the Transactions described in "Our Organizational Structure," including this offering and the payment by us of fees and expenses related to this offering and the use of the proceeds as described in this prospectus and the Transaction Bonus Agreements described in "Executive Compensation—2020 Transaction Bonus"; and

  •
  a provision for federal, state and local income taxes of AmeriHome, Inc. as a taxable corporation at an effective rate of         % and        % for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates applied to income apportioned to each state and local jurisdiction.

        We refer to both the adjustments related to the Pro Forma Distribution Adjustments and the Pro Forma Transaction Adjustments as the "Pro Forma Adjustments."

        Except as otherwise indicated, the unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock in this offering.

        As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs. AmeriHome, Inc. was formed on August 6, 2020 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial information is not included in the unaudited pro forma consolidated financial information. See "Basis of Presentation" in our consolidated financial statements included elsewhere in this prospectus.

        The unaudited pro forma consolidated financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Transactions, the payment of the Special Distribution, the issuance of the 2028 Senior Notes or this offering been consummated on the dates indicated, and do not purport to be indicative of statements of financial condition data or results of operations as of any future date or for any future period. You should read our unaudited pro forma consolidated financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included elsewhere in this prospectus and the financial and other information included elsewhere in this prospectus, including information contained in "Risk Factors," "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 AmeriHome, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

as of September 30, 2020

	Aris Mortgage Holding Company, LLC Actual	Pro Forma Distribution Adjustments(1)	As Adjusted Before the Transactions		Pro Forma Transaction Adjustments		AmeriHome, Inc. Pro Forma
	(Amounts in thousands, except share and per share data)
Assets
Cash	$523,778	$	$			$(2)	$
Loans held for sale	2,651,500
Mortgage servicing rights	838,825
Deferred tax asset	—			—		(3)
Other assets	2,682,504

Total assets	$6,696,607	$	$		$		$

Liabilities and member's/stockholders' equity
Borrowings	$2,809,387
Liability under tax receivable agreement	—			—		(3)
Other liabilities	2,549,334					(4)

Total liabilities	5,358,721

Member's/stockholders' equity
Class A units, 49,927,000 units issued and outstanding as of September 30, 2020	498,626		$			$(5)		$—
Member's equity attributable to Class T1 units and Class P1 units	4,117					(5)		—
Class A common stock, par value $0.01 per share; no shares authorized, issued and outstanding, actual; 250,000,000 shares authorized and shares issued and outstanding, as adjusted	—			—		(6)
Class B common stock, par value $0.01 per share; no shares authorized, issued and outstanding, actual; 60,000,000 shares authorized and shares issued and outstanding, as adjusted	—			—		(6)
Additional paid-in capital	—			—		(7)
Accumulated income (deficit)	835,143					(8)		—
Noncontrolling interest	—			—		(9)

Total equity	1,337,886

Total liabilities and equity	$6,696,607	$	$		$		$

Notes to the Unaudited Pro Forma Consolidated Balance Sheet

(1)
Reflects the net effect on cash of (i) the receipt of net proceeds from the issuance of the 2028 Senior Notes and (ii) the payment of the Special Distribution to A-A Mortgage and other pre-IPO LLC unit holders in an aggregate amount of $475 million.

(2)
Reflects the net effect on cash of the receipt of proceeds to us from this offering of approximately $             million, based on the assumed sale of shares of Class A common stock at an assumed initial public offering of $            per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us in connection with this offering. We intend to use the net proceeds from this offering to purchase              LLC Interests from the Existing Equity Owners at an assumed price per unit equal to the assumed initial public offering price per share of Class A common stock (based on the mid-point of the estimated offering price range set forth on the cover page of this prospectus) less the underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
We are subject to U.S. federal, state and local income taxes. This adjustment reflects the recognition of deferred taxes in connection with the Transactions assuming the U.S. federal rate currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction. We have recorded a pro forma deferred tax asset adjustment of $             million. The net deferred tax asset includes: (i) a deferred tax liability of $             million related to temporary differences between the book basis and tax basis of our interests in Aris Holding; and (ii) a deferred tax asset of $             million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement.

As described in "Our Organizational Structure" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreement," in connection with the completion of this offering, we will enter into a Tax Receivable Agreement with A-A Mortgage, which provides for the payment to A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) of 85% of the tax benefits, if any, that we realize as a result of the purchase of            % of Aris Holding. The Tax Receivable Agreement will be recorded as a contingent liability, with amounts accrued when considered probable and reasonably estimable. We will record a liability of $             million based on an estimate of the aggregate amount it will pay to A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) under the Tax Receivable Agreement as a result of the Transactions. We will record a deferred tax asset of $             million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement as a result of the Transactions. Additionally, we will record an increase to additional paid-in capital of $             million, which is equal to the difference between the increase in deferred tax assets and the increase in liabilities due to Existing Equity Owners under the Tax Receivable Agreement.

(4)
Reflects the amount withheld by us to pay the withholding taxes related to the 2020 Transaction Bonuses.

(5)
As described in "Our Organizational Structure," we will become the sole managing member of Aris Holding and will control the business and affairs of Aris Holding and its subsidiaries. As a result, we will consolidate the financial results of Aris Holding and will report a noncontrolling interest for LLC Interests in Aris Holding held by A-A Mortgage on our consolidated balance sheet. Immediately following the Transactions, the LLC Interests held by the noncontrolling interest will represent approximately            % of the economic interest in the business of Aris Holding. If the underwriters exercise their option to purchase in full additional shares of our Class A common stock, the LLC Interests held by the noncontrolling interest would represent approximately            % of the economic interest in the business of Aris Holding.

(6)
Reflects the issuance of (i)             shares of Class A common stock to management and certain employees in exchange for the contribution of              LLC Interests received by them in connection with the settlement of profit units of Aris Holding, (ii)              shares of Class A common stock and             restricted stock units to senior management in connection with the assumed settlement of awards under the Transaction Bonus Agreements as described in "Executive Compensation" and (iii)             shares of Class B common stock to A-A Mortgage, which is an amount equal to the number of LLC Interests to be held by A-A Mortgage immediately following the Transactions. See "Our Organizational Structure."

(7)
The computation of pro forma additional paid-in capital is below:

(Amounts in thousands)
Elimination of Aris Holding's Class A units	$
Issuance of AmeriHome, Inc.'s Class A common stock
Issuance of AmeriHome, Inc.'s Class B common stock
Conversion of certain incentive plans in Class A common stock
Due to affiliates for tax receivable agreement
Noncontrolling interest upon completion of this offering
Payment to A-A Mortgage for Aris Holding LLC Interests
Transfer of accumulated income

Additional paid-in capital	$

(8)
Represents an adjustment to accumulated income (deficit) to reflect, in addition to items described in Note (5) above, the net adjustment from recognition of income taxes payable.

(9)
Upon completion of the Transactions, we will become the sole managing member of Aris Holding. Although there will be a noncontrolling ownership interest in Aris Holding, we will have the sole voting interest in, and control the management of, Aris Holding. As a result, we will consolidate the financial results of Aris Holding and will report a noncontrolling interest related to the LLC Interests held by A-A Mortgage on our consolidated balance sheet. The computation of the noncontrolling interest following the consummation of this offering, based on the initial public offering price of $            , is as follows:

	Units	Percentage
Interest in Aris Holding held by AmeriHome, Inc.			%
Noncontrolling interest in Aris Holding held by A-A Mortgage			%

Total		100.0%

  If the underwriters were to exercise their option to purchase additional shares of our Class A common stock, in full AmeriHome, Inc. would own            % of the economic interest of Aris Holding and A-A Mortgage would own the remaining            % of the economic interest of Aris Holding.

  Following the consummation of this offering, the LLC Interests held by A-A Mortgage, representing the noncontrolling interest, will be exchangeable by holders of such LLC Interests, for shares of Class A common stock on a one-for-one basis.

  The computation of pro forma noncontrolling interest is below:

(Dollars in thousands)
Beginning Accumulated Income	$
Beginning Aris Common Units
Beginning Aris Profit Interests
Proceeds from the issuance of Class A and Class B common stock
Purchase of LLC Interests from A-A Mortgage
Payment of Special Distribution
Conversion of certain incentive plans into Class A common stock

Total Member's Equity
Continuing member's economic interest in Aris Holding		%

Noncontrolling Interest	$

 AmeriHome, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Income

Nine Months Ended September 30, 2020

	Aris Mortgage Holding Company, LLC Actual	Pro Forma Adjustments			AmeriHome, Inc. Pro Forma
	(Amounts in thousands, except share and per share data)
Revenues
Net gains on loans held for sale	$556,855		$—		$
Net loan servicing revenue	54,059		—
Loan acquisition and origination revenue	63,136		—
Other income	23,172		—
Net interest income (expense)	11,076

Total net revenues	708,298

Expenses
Compensation	130,484			(2)
Loan servicing	58,382		—
Loan acquisition and origination	24,384		—
Other expenses	46,258			(3)

Total expenses	259,508

Pre-tax income	448,790
Provision for income taxes	—			(4)

Net income attributable to controlling and noncontrolling interests	448,790
Net income attributable to noncontrolling interest	—

Net income attributable to controlling interest	$448,790	$			$

Earnings per share
Basic					$
Diluted					$
Weighted average shares outstanding(5)
Basic
Diluted

 AmeriHome, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Income

Year Ended December 31, 2019

	Aris Mortgage Holding Company, LLC Actual	Pro Forma Adjustments			AmeriHome, Inc. Pro Forma
	(Amounts in thousands, except share and per share data)
Revenues
Net gains on loans held for sale	$229,239		$—		$
Net loan servicing revenue	71,052		—
Loan acquisition and origination revenue	71,783		—
Other income	37,546		—
Net interest income (expense)	9,090

Total net revenues	418,710

Expenses
Compensation	108,208			(2)
Loan servicing	60,103		—
Loan acquisition and origination	27,971		—
Other exoenses	47,903			(3)

Total expenses	244,185

Pre-tax income	174,525
Provision for income taxes	—			(4)

Net income attributable to controlling and noncontrolling interests	174,525
Net income attributable to noncontrolling interest	—

Net income attributable to controlling interest	$174,525	$			$

Earnings per share
Basic					$
Diluted					$
Weighted average shares outstanding(5)
Basic
Diluted
Notes to the Unaudited Pro Forma Consolidated Statements of Income

(1)
Represents an adjustment to historical interest expense following the issuance of the 2028 Senior Notes. The 2028 Senior Notes bear interest at a rate of 6.5% per annum. See "Description of Other Indebtedness—Senior Notes."

(2)
Represents adjustments to reflect compensation expense related to restricted stock units granted to management and certain other employees under the Transaction Bonus Agreements and incentive stock options granted under the 2021 Omnibus Incentive Plan. The pro forma income statements do not include compensation expense related to the settlement of the Aris Holding profits units and the portion of awards under the Transaction Bonus Agreements that were payable and fully vested upon completion of this offering, as these items will not have continuing impact on operations.

(3)
Following the Transactions, as described in "Our Organizational Structure," we will no longer pay monitoring fees to the special limited partner of A-A Mortgage. As a result, the pro forma statement of income reflects an adjustment to Other expenses to deduct monitoring fees of $             million and $12.5 million recognized for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

(4)
Following the Transactions, as described in "Our Organizational Structure," we will be subject to U.S. federal income taxes, in addition to state and local income taxes. As a result, the pro forma consolidated statement of income reflects an adjustment to our provision for income taxes to reflect a provision for U.S. federal, state and local income taxes. Aris Holding has been, and will continue to be, treated as a partnership for U.S. federal, state and local income taxes purposes. As such, the profits and losses of Aris Holding will flow through to its partners, including us, and are generally not subject to tax at the Aris Holding level.

(5)
The weighted average number of shares underlying the basic earnings per share calculation reflects only the            shares of Class A common stock outstanding after the offering and the concurrent private placement for the year ended December 31, 2019, and an additional            shares from restricted stock units that would have vested on January 1, 2020, for the nine months ended September 30, 2020.

  Pro forma diluted earnings per share is computed by adjusting the pro forma weighted average shares of Class A common stock outstanding to give effect to potentially dilutive securities using the treasury stock method. The impact of the unvested restricted stock units on our dilutive earnings per share increased the weighted average shares of Class A common stock by             and            for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

  An additional            shares related to the noncontrolling interest were determined to be anti-dilutive, using the if-converted method, for the periods presented, and therefore were not included in the dilutive earnings per share calculation. In addition,            incentive stock options granted to employees at the time of the offering were determined to be anti-dilutive, using the treasury stock method, for the periods presented, and therefore were not included in the dilutive earnings per share calculation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        Management's discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections "Prospectus Summary—Summary Historical Financial and Operating Data," "Selected Historical Consolidated Financial Data," and our consolidated financial statements and notes thereto included elsewhere in this prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and assumptions and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. See "Special Note Regarding Forward-Looking Statements." Future results could differ significantly from the historical results presented in this section.

        The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our financial condition and results of operations. The following discussion and analysis should be read in conjunction with other sections of this prospectus, the audited consolidated financial statements for the years ended December 31, 2019 and 2018, the unaudited consolidated financial statements for the nine months ended September 30, 2020 and 2019, and the related notes attached thereto.

Overview

        We are a leading U.S. non-bank producer and master servicer of residential mortgage loans. Our strategy is to utilize our production channels and technology to source mortgages, MSRs and other mortgage related assets at attractive prices and generate returns at or above our target in all market environments.

        We are an approved seller/servicer for Fannie Mae and Freddie Mac. We are also an approved issuer of securities guaranteed by Ginnie Mae, an FHA-approved lender and a lender/servicer for the VA and the USDA. We are licensed to originate loans in 46 states and the District of Columbia. We are able to purchase and service loans in 49 states and the District of Columbia, either because we are properly licensed in such jurisdictions or exempt or otherwise not required to be licensed in such jurisdictions. Our national presence allows us to build new relationships across the country, growing our scale, and helps us to limit geographical concentration in our MSR portfolio.

        Aris Mortgage Holding Company, LLC is a wholly-owned subsidiary of A-A Mortgage.

Key Factors Affecting Our Operating Results

        Our business emphasizes automation and data-centric process improvement to prioritize speed, continuity and cost efficiency in our business in a quality-controlled operation, fully compliant with all regulatory requirements. We believe this approach translates into a highly efficient cost structure, a unique value proposition for our correspondent sellers and consumers and a driver of our profitability.

        We generate revenue from two principal parts of our business, mortgage origination and mortgage loan servicing.

        We purchase mortgage loans from correspondent sellers and originate mortgage loans. These loans are primarily originated as conforming mortgage loans to Agency standards. We generate revenue through gains received when pooling originated loans into MBS, selling whole loans to the GSEs or selling loans as whole loans to investors. This revenue is comprised of (i) the upfront cash derived from the difference between the price at which we purchase and sell a loan, (ii) the capitalization of the fair market value of the MSR generated by selling the loan on a "servicing-retained" basis, (iii) loan servicing fees, which are based on a contractual percentage of the outstanding principal balance of such loans and other ancillary income such as late fees and (iv) other income, which primarily consist of incentive fees from our warehouse lender and early payoff fees and early payment default fees.

        We service mortgage loans for the GSEs and Ginnie Mae and earn a contractual fee ranging between 25 and 56.5 basis points of the outstanding principal balance as ancillary income of outstanding unpaid principal.

        The volume of loan originations associated with home purchases is affected by broader economic factors such as the strength and stability of the overall economy, including the unemployment level and real estate values, and, to a lesser extent, by interest rate fluctuations. Refinance volumes, in particular, are impacted by interest rates. As interest rates decline, refinance volume tends to increase, while in an increasing interest rate environment, the refinancing volume tends to decrease. The fair value of our MSRs is also driven primarily by interest rates, which impact the likelihood of loan prepayments through refinancing. Through our origination channels, we try to recapture those loans and protect the value of our MSRs by being the originator of those refinanced loans.

        There has been a long-term trend of falling interest rates, with intermittent periods of rate increases. More recently, there has been a falling interest rate environment in 2019 and during the first half of 2020. Recently the Federal Reserve announced that it expected interest rates to be low for a period of time in the future due to the economic conditions caused by the COVID-19 pandemic. In periods of rising interest rates, the fair value of the MSRs generally increases as prepayments decrease, and therefore the estimated life of the MSRs and related expected cash flows increase. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayments increase and, therefore, the estimated life of the MSRs and related cash flows decrease. We actively manage our mortgage loans and MSRs though hedging and pricing activities.

Critical Accounting Policies

        In accordance with GAAP, as codified by the FASB, we are required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Certain of these estimates significantly influence the portrayal of our financial condition and results of operations and require us to make difficult, subjective or complex judgments. Our critical accounting policies primarily relate to our fair value estimates.

Fair Value Measurements

        We categorize assets measured at fair value in three levels based on the markets in which the assets are traded and the observability of the inputs used to measure fair value. These levels are summarized as follows:

		September 30, 2020
			Percentage of
Level and description of assets measured at fair value		Carry value of assets measured	Total assets	Total members' equity
		(Amounts in thousands)
Level 1:	Quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date.	$—	0%	0%
Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset, either directly or indirectly.	2,278,150	34%	170%
Level 3:	Unobservable inputs for the asset.	936,739	14%	70%

		$3,214,889	48%	240%

Total assets		$6,696,607
Total members' equity		$1,337,886

        Our consolidated balance sheet is substantially comprised of assets carried at fair value. At September 30, 2020, $3.2 billion, or 48%, of our total assets were carried at fair value. Of these assets, $936.7 million, or 14%, of our total assets were measured using Level 3 inputs. Changes in the inputs used to measure these assets can have significant effects on the amounts reported for these items including their reported balances and their effects on our income.

Loans Held for Sale

        We carry the majority of our loans held for sale ("LHFS") at fair value and recognize changes in the fair value of such loans in current period income as a component of Net gains on loans held for sale. We categorize loans that are saleable into active markets as Level 2 fair value assets. We estimate the fair value of such loans using their quoted market price or market price equivalent. At September 30, 2020, we held $2.3 billion in loans categorized as Level 2 fair value assets. We categorize non-conforming loans as Level 3 fair value assets. At September 30, 2020, we held $2.1 million in loans categorized as Level 3 fair value assets.

Interest Rate Lock Commitments

        Our estimate of the gains or losses we expect to realize upon the sale of loans we have contractually committed to fund or purchase is included as a component of Net gains on loans held for sale. We recognize a substantial portion of the gains or losses before we fund or purchase the loans as a result of these commitments. We recognize the fair value of interest rate lock commitments when we make the commitment to a correspondent seller or prospective borrower, and adjust the fair value of such IRLCs as the loan approaches the point of funding or purchase or when the transaction is canceled. We carry IRLCs as either derivative assets or derivative liabilities in our consolidated balance sheet. The fair value of an IRLC is transferred to Loans held for sale when the loan is funded or purchased.

        Since an active, observable market for IRLCs does not exist, we measure the fair value of IRLCs using methods we believe market participants use in valuing IRLCs. We estimate the fair value of IRLCs based on observable Agency MBS and cash window prices, our estimate of the fair value of the MSRs we expect to receive in the sale of the loans, and the anticipated loan funding probability ("pull-through rate").

        The fair value of MSRs and the pull-through rate are based on our estimates as these inputs are difficult to observe in the mortgage marketplace. Our estimate of the pull-through rate and the market interest rates are updated as the loans move through the funding or purchase process and as mortgage market interest rates change. Changes in these inputs can have significant effects on our estimate of the fair value of the IRLCs. Such changes in fair value of IRLCs are recorded as a component of our Net gains on loans held for sale in the period of the change. Typically, the financial effects of changes in these inputs are inversely correlated because increasing mortgage interest rates increases the fair value of MSRs and decreases the fair value of mortgage loans.

Mortgage Servicing Rights

        MSRs represent the fair value of future net cash flows expected to be realized for performing servicing activities. We initially recognize MSRs at our estimate of the fair value of the contract to service the loans. Subsequent to initial measurement, we account for our MSRs using the fair value method. We record changes in fair value of MSRs in current period income as a component of Net loan servicing revenue.

        As economic fundamentals influencing the underlying loans change, our estimate of the fair value of the related MSRs held by us will also change.

Liability for Losses Under Representations and Warranties

        We maintain a liability for losses under representations and warranties at a level that we believe is sufficient to absorb estimated losses. The method we use to estimate the liability for losses under representations and warranties is based on the representations and warranties made to each investor and considers a combination of factors, including, but not limited to, estimated future defaults, loan repurchase rates, probability of reimbursement by correspondent seller, and the potential severity of loss in the event of default including any loss on sale or liquidation of repurchased loan. We record a provision for losses relating to such representations and warranties as part of our loan sale transactions. Upon loan sale, we recognize a liability for estimated losses under Liability for losses under representations and warranties in the consolidated balance sheet with an offsetting entry to Net gains on loans held for sale in the consolidated statement of income. We review the adequacy of our liability estimate on a periodic basis.

        Our estimate of losses under representations and warranties requires considerable management judgment. The maintenance of our estimate is dependent on a combination of factors, including, but not limited to, economic conditions, such as unemployment rates, real estate values, and purchaser and insurer loss mitigation strategies, that may change over the lives of the underlying loans. As a result of these changes, we may be required to adjust our estimate of losses under representations and warranties.

Recently Issued Accounting Standards Not Yet Adopted

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract and supersedes previous leasing standards. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase of the leased asset by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. In November 2019, the FASB deferred the effective date of the new leases standard for entities that are not public business entities. In June 2020, the FASB again deferred by one year the effective date of the new leases standard for certain entities that have not yet issued or made available for issuance financial statements reflecting adoption of the standard. Therefore, the amendments in ASU 2016-02 will be effective for our fiscal years beginning after December 15, 2021 and interim periods in the following fiscal year. We will adopt ASU 2016-02 effective January 1, 2022 using a modified retrospective transition approach. We are assessing the impact that the adoption of ASU 2016-02 will have to our consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326), which introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 will apply to: (i) loans, accounts receivable, trade receivables and other financial assets measured at amortized cost, (ii) loan commitments and certain other off-balance sheet credit exposures, (iii) debt securities and other financial assets measured at fair value through other comprehensive income, and (iv) beneficial interests in securitized financial assets. In November 2019, the FASB deferred the effective date of the new credit losses standard for entities that are not public business entities. Therefore, the amendments in ASU 2016-13 will be effective for our fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. We are assessing the impact that the adoption of ASU 2016-13 will have to our consolidated financial statements.

        In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform. Reference rate reform refers to the initiative aimed at eliminating certain widely used reference rates, such as the London Interbank Offered Rate (LIBOR), and introducing new reference rates based on a larger and more liquid population of observable transactions. We expect to apply certain expedients under ASU 2020-04 to contract modifications that replace a reference rate and contemporaneous modifications of other terms related to the replacement of the reference rate. The amendments in ASU 2020-04 are effective upon issuance and allows application to contract changes as early as January 1, 2020. We are assessing the impact that the adoption of ASU 2020-04 will have to our consolidated financial statements.

Key Performance Indicators

        The following is a summary of key variables and other factors we use to manage and assess the performance of our business:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Dollars in thousands)
During the period:
Loan production by channel:
Correspondent	$43,288,142	$31,064,209	$43,366,105	$36,474,504
Consumer Direct	1,650,411	631,769	1,029,811	723,454

	$44,938,553	$31,695,978	$44,395,916	$37,197,958

Loan production by purpose:
Purchase	40.8%	68.4%	62.8%	79.1%
Refinance	59.2%	31.6%	37.2%	20.9%
Loan production by type:
Conventional	70.5%	58.3%	58.2%	59.8%
Government	29.3%	41.6%	41.6%	39.7%
Other	0.1%	0.1%	0.2%	0.5%
Interest rate lock commitment volume	$49,471,850	$33,316,576	$46,049,678	$36,771,787
Gain on sale margin (in basis points)	128.9	62.6	67.9	41.0
At period end:
Number of correspondent sellers	693	593	618	510
MSR portfolio:
Unpaid principal balance	$93,503,154	$68,685,812	$75,765,221	$64,513,395
Carrying value ratio	0.9%	1.1%	1.2%	1.2%
Average FICO score	724	711	713	717
Weighted average servicing fee (in basis points)	32.5	34.2	34.2	30.0
Weighted average servicing multiple	2.8	3.1	3.5	4.0
Loans serviced:
Current through 59 days delinquent	$90,544,134	$69,542,004	$76,694,381	$65,402,525
60 days or more delinquent	5,480,264	1,283,390	1,612,931	750,914

	$96,024,398	$70,825,394	$78,307,312	$66,153,439

60 days or more delinquent as a percentage of total loans serviced	5.7%	1.8%	2.1%	1.1%

Results of Operations

        Our results of operations are summarized below:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$556,855	$148,225	$229,239	$82,376
Net loan servicing revenue	54,059	101,606	71,052	129,453
Loan acquisition and origination revenue	63,136	52,604	71,783	60,159
Other income	23,172	32,255	37,546	53,804
Net interest income (expense)	11,076	6,875	9,090	(345)

Total net revenues	708,298	341,565	418,710	325,447
Expenses
Compensation	130,484	82,057	108,208	94,191
Loan servicing	58,382	41,787	60,103	58,748
Loan acquisition and origination	24,384	20,633	27,971	24,097
Other expenses	46,258	35,896	47,903	43,441

Total expenses	259,508	180,373	244,185	220,477

Net income	$448,790	$161,192	$174,525	$104,970

Net income (loss) by segment
Correspondent(1)	$347,737	$76,063	$116,985	$34,135
Consumer Direct	84,598	14,659	27,553	(4,393)
Servicing	16,455	70,470	29,987	75,228

	$448,790	$161,192	$174,525	$104,970

(1)
Includes total corporate overhead expenses.

        During the nine months ended September 30, 2020, we recorded net income of $448.8 million, an increase of $287.6 million, or 178%, compared to the same period in 2019. The increase was primarily due to an increase in net gains on loans held for sale and loan acquisition and origination revenue, partially offset by a decrease in net loan servicing revenue and an increase in compensation expense.

        During the year ended December 31, 2019, we recorded net income of $174.5 million, an increase of $69.6 million, or 66%, compared to the same period in 2018. The increase was primarily due to an increase in net gains on loans held for sale and loan acquisition and origination revenue, partially offset by decreases in net loan servicing revenue and other income, and an increase in compensation expense.

Net Gains on Loans Held for Sale

        Net gains on loans held for sale include both cash and non-cash items. We receive proceeds from loan sale transactions in both cash and MSRs. We also recognize a liability for our estimate of losses we expect to incur in the future as a result of claims against us in connection with representations and warranties that we made in such loan sale transactions. The representations and warranties require adherence to purchaser and insurer origination and underwriting guidelines, including, but not limited to, the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law. In the event of a breach of our representations and warranties, we may be required to either repurchase the loans with identified defects or indemnify the investor or insurer against future credit losses.

        The following is a summary of net gains on loans held for sale included in income:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Cash gain (loss):
Loans	$85,130	$(243,001)	$(358,690)	$(423,274)
Hedging activities	(133,382)	(100,139)	(96,787)	55,066

	(48,252)	(343,140)	(455,477)	(368,208)

Non-cash gain:
Mortgage servicing rights capitalized upon sale of loans	524,134	463,219	653,645	469,536
Provision for losses relating to representations and warranties:
Pursuant to loan sales	(7,799)	(4,792)	(6,351)	(6,121)
Change in estimate	3,459	4,318	5,620	3,861
Change in fair value of loans and derivatives outstanding at period end:
Interest rate lock commitments	75,494	6,607	12,922	(522)
Loans held for sale	18,641	(2,402)	8,264	9,236
Hedging derivatives	(8,822)	24,415	10,616	(25,406)

	605,107	491,365	684,716	450,584

Net gains on loans held for sale	$556,855	$148,225	$229,239	$82,376

At period end:
Loans held for sale	$2,651,500	$2,226,510	$2,648,609	$1,714,066
Commitments to purchase and originate loans	$6,424,957	$2,322,214	$2,349,959	$1,175,013

        During the nine months ended September 30, 2020, our net gains on loans held for sale increased by $408.6 million, or 276%, compared to the same period in 2019. The increase was primarily due to a reduction in net cash losses on loans sold, which decreased by $294.9 million, or 86%, during the nine months ended September 30, 2020, compared to the same period in 2019, as a result of increased volume opportunity and improved profit margins. The increase in net gains on loans held for sale was also due to an increase in non-cash gains from the recognition of MSRs on loans sold, which increased by $60.9 million, or 13%, during the nine months ended September 30, 2020, compared to the same period in 2019.

        During the nine months ended September 30, 2020, we recognized a provision for repurchase losses relating to loan sales of $7.8 million, an increase of $3.0 million, or 63%, compared to the same period in 2019. We decreased our estimated liability for losses under representations and warranties by $3.5 million during the nine months ended September 30, 2020 as a result of a decrease in expected delinquencies stemming from the effects of the COVID-19 pandemic. We decreased the liability for losses by $4.3 million during the nine months ended September 30, 2019 as a result of better-than anticipated performance of our seasoned loan pools.

        During the year ended December 31, 2019, we recognized net gains on loans held for sale of $229.2 million, an increase of $146.9 million, or 178%, compared to the same period in 2018. The increase reflects the effects of lower market interest rates which resulted in increased volume opportunity and improved profit margins.

        During the year ended December 31, 2019, we recognized a provision for losses under representations and warranties of $6.4 million relating to loan sales, a decrease of $225,000, or 3%, compared to the same period in 2018. During the year ended December 31, 2019, we recorded a reduction in the liability for losses under representations and warranties of $5.8 million resulting from a change in estimate related to better-than anticipated performance of seasoned loan pools, an increase of $1.7 million, or 42%, compared to the same period in 2018.

        The following is a summary of loan repurchase activity and the UPB of loans subject to representations and warranties:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
During the period:
Indemnification activity:
Loans indemnified, beginning of the period	$7,444	$3,565	$3,565	$2,836
New indemnifications	282	5,159	5,859	1,007
Less:
Indemnified loans paid off	1,235	551	767	278
Indemnified loans for which the indemnification period expired	3,533	685	1,213	—

Loans indemnified, end of the period	$2,958	$7,488	$7,444	$3,565

Repurchase activity:
Total loans repurchased	$33,702	$23,450	$29,659	$23,295
Repurchased loans resolved:
Repurchased by correspondent sellers	$21,522	$11,287	$14,210	$15,748
Repaid by borrowers or resold with defects resolved	5,518	5,845	8,557	3,825

Total repurchased loans resolved during the period	$27,040	$17,132	$22,767	$19,573

At period end:
Unpaid principal balance of loans subject to representations and warranties	$86,651,047	$76,808,374	$79,637,805	$61,591,290
Liability for losses under representations and warranties	$9,786	$6,806	$6,588	$7,407

        During the nine months ended September 30, 2020, we repurchased loans totaling $33.7 million in UPB, an increase of $10.3 million, or 44%, compared to the same period in 2019. We recorded $1.1 million in net losses relating to repurchases against our liability for losses under representations and warranties during the nine months ended September 30, 2020, an increase of $67 thousand, or 6.2%, compared to the same period in 2019.

        During the year ended December 31, 2019, we repurchased loans totaling $29.7 million, an increase of $6.4 million, or 27.3%, compared to the same period in 2018. During the year ended December 31, 2019, we recorded $1.3 million in net losses relating to repurchases against our liability for representations and warranties, an increase of $733,000, or 120%, compared to the same period in 2018.

        As the outstanding balance of loans we purchase and sell subject to representations and warranties increases and the loans sold continue to season, we expect that the level of repurchase activity may increase. Our representations and warranties are generally not subject to stated limits of exposure. However, we believe that, as of September 30, 2020, the UPB of loans sold by us represents the maximum exposure to repurchases related to representations and warranties.

Net Loan Servicing Revenue

        Net loan servicing revenue includes fees we receive for servicing loans, which are based on a contractual percentage of the outstanding principal balance of such loans, and ancillary income such as late fees. Net loan servicing revenue also includes changes in fair value of MSRs due to the realization of expected cash flows and changes in valuation inputs, and the results of MSR hedging activities.

        The following is a summary of net loan servicing revenue included in income:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Loan servicing fees:
Base fees	$201,437	$159,754	$221,209	$199,409
Ancillary income	8,134	7,204	10,172	8,897

	209,571	166,958	231,381	208,306

Change in fair value of mortgage servicing rights	(346,561)	(173,590)	(139,872)	75,312
Realization of expected cash flows of mortgage servicing rights	(190,563)	(125,007)	(179,762)	(111,983)
Change in fair value of hedging derivatives	382,716	236,523	161,640	(37,131)
Other	(1,104)	(3,278)	(2,335)	(5,051)

Net loan servicing revenue	$54,059	$101,606	$71,052	$129,453

Average unpaid principal balance of MSR portfolio	$83,279,388	$66,659,199	$68,221,507	$67,257,855

        Following is a summary of the UPB of loans serviced:

		December 31,
	September 30, 2020
		2019	2018
	(Unaudited)	(Audited)
	(Amounts in thousands)
Mortgage servicing rights:
Loans purchased	$91,124,865	$74,490,711	$63,726,470
Loans originated	2,378,289	1,274,510	786,925

	93,503,154	75,765,221	64,513,395
Loans held for sale	2,521,244	2,542,091	1,640,044

Unpaid principal balance of loans serviced	$96,024,398	$78,307,312	$66,153,439

        During the nine months ended September 30, 2020, we recorded net loan servicing revenue of $54.1 million, a decrease of $47.5 million, or 47%, compared to the same period in 2019. The decrease was primarily due to an increase in fair value losses and amortization of expected cash flows relating to MSRs, net of hedging results, of $89.1 million, or 144%, as a result of an increase in prepayment speeds caused by sustained low interest rates. The decrease in net loan servicing revenue was partially offset by an increase in loan servicing fees of $42.6 million, or 26%, as a result of a 25% increase in our average servicing portfolio during the nine months ended September 30, 2020, compared to the same period in 2019.

        During the year ended December 31, 2019, we recorded net loan servicing revenue of $71.1 million, a decrease of $58.4 million, or 45%, compared to the same period in 2018. The decrease was primarily due to increased losses from changes in fair value and amortization of expected cash flows of MSRs resulting from the effect of lower interest rates, partially offset by increased gains from our hedging results during the year ended December 31, 2019.

Loan Acquisition and Origination Revenue

        Loan acquisition and origination revenue includes fees we earn for purchasing and originating loans. These fees generally represent flat fees that we charge on a per-loan basis, which we recognize at the time the loans are funded. During the nine months ended September 30, 2020, we recorded loan acquisition and origination revenue of $63.1 million, an increase of $10.5 million, or 20%, compared to the same period in 2019. The increase was primarily due to an increase in the volume of loans we produced.

        During the year ended December 31, 2019, we recorded loan acquisition and origination revenue of $71.8 million, an increase of $11.6 million, or 19%, compared to the same period in 2018. The increase was primarily due to an increase in volume of loans we produced.

Other Income

        Other income includes income that is dissimilar in nature to revenues we earn from loan sales and servicing activities, such as revenue from warehouse lender incentives and early payoff fees. During the nine months ended September 30, 2020, we recognized other income of $23.2 million, a decrease of $9.1 million, or 28%, compared to the same period in 2019. The decrease was primarily due to a reduction in financing incentive fees of $11.9 million resulting from the conclusion of a warehouse lender's incentive program.

        During the year ended December 31, 2019, we recognized other income of $37.5 million, a decrease of $16.3 million, or 30%, compared to the same period in 2018. The decrease was primarily due to a decrease of $28.5 million in financing incentive fees resulting from the conclusion of a warehouse lender's incentive program, partially offset by increases in early payoff fees over the same period.

Net Interest Income (Expense)

        Net interest income (expense) increased by $4.2 million, or 61%, during the nine months ended September 30, 2020, compared to the same period in 2019. The increase was primarily due to a reduction in interest expense incurred due to lower interest rates during the nine months ended September 30, 2020, compared to the same period in 2019.

        During the year ended December 31, 2019, net interest income (expense) increased by $9.4 million, or 2,735%, compared to the same period in 2018. The increase was primarily due to a $9.4 million increase in interest income earned on loans held for sale as a result of an increase in average loan inventory.

Compensation Expense

        The following is a summary of compensation expense:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Salaries and wages	$50,192	$38,709	$52,524	$49,736
Incentive compensation	58,929	27,574	34,867	24,972
Taxes and benefits	21,357	15,603	20,632	18,835
Equity-based compensation	6	171	185	648

	$130,484	$82,057	$108,208	$94,191

Employee head count(1):
Average during the period	761	634	646	616
Period end	863	678	691	603

(1)
Includes temporary and contract personnel.

        During the nine months ended September 30, 2020, we recognized compensation expense of $130.5 million, an increase of $48.4 million, or 59%, compared to the same period in 2019, due in part to a 27% increase in employee headcount resulting from growth in our production volumes and servicing portfolio. The increase in compensation expense was also partially the result of an increase in incentive compensation expense of $31.4 million, or 114%, for surpassing our performance goals during the nine months ended September 30, 2020.

        During the year ended December 31, 2019, we recognized compensation expense of $108.2 million, an increase of $14.0 million, or 15%, compared to the same period in 2018. The increase was primarily due to an increase in incentive compensation recognized during the year ended December 31, 2019 compared to the same period in 2018.

Loan Servicing Expense

        During the nine months ended September 30, 2020, we recognized loan servicing expense of $58.4 million, an increase of $16.6 million, or 40%, compared to the same period in 2019. The increase was primarily due to increased servicing fees paid to our subservicers as a result of the growth in our servicing portfolio.

        During the year ended December 31, 2019, we recognized loan servicing expense of $60.1 million, an increase of $1.4 million, or 2%, compared to the same period in 2018. The increase was primarily due to increased servicing fees paid to our subservicers as a result of the growth in our servicing portfolio.

Loan Acquisition and Origination Expense

        During the nine months ended September 30, 2020, we recognized loan acquisition and origination expense of $24.4 million, an increase of $3.8 million, or 18%, compared to the same period in 2019. The increase in loan acquisition and origination expense was due to an increase in the volume of loans produced.

        During the year ended December 31, 2019, we recognized loan acquisition and origination expense of $28.0 million, an increase of $3.9 million, or 16%, compared to the same period in 2018. The increase in loan acquisition and origination expense was due to an increase in the volume of loans produced.

Other Expenses

        Other expenses include expenses that are dissimilar in nature to expenses we incur from our mortgage banking activities, including, but not limited to, technology, depreciation and amortization, marketing and advertising and professional fees. During the nine months ended September 30, 2020, we recognized other expenses of $46.3 million, an increase of $10.4 million, or 29%, compared to the same period in 2019. The increase was primarily due to an increase in professional fees incurred during the nine months ended September 30, 2020.

        During the year ended December 31, 2019, we recognized other expenses of $47.9 million, an increase of $4.5 million, or 10%, compared to the same period in 2018. The increase was primarily due to an increase in depreciation and amortization expense resulting from the growth in our fixed assets and capitalized software, and an increase in professional fees.

Balance Sheet Analysis

        The following is a summary of key balance sheet items:

		December 31,
	September 30, 2020
		2019	2018
	(Unaudited)	(Audited)
	(Amounts in thousands)
Assets
Cash	$523,778	$93,581	$70,111
Loans held for sale	2,651,500	2,648,609	1,714,066
Mortgage servicing rights	838,825	893,193	754,940
Servicing advances, net	50,638	50,326	31,040
Loans eligible for repurchase	2,425,529	382,703	139,889
Other assets	206,337	142,821	159,045

Total assets	$6,696,607	$4,211,233	$2,869,091

Liabilities and member's equity
Borrowings	$2,809,387	$2,856,742	$1,870,595
Liability for loans eligible for repurchase	2,425,529	382,703	139,889
Other liabilities	123,805	82,054	71,583

Total liabilities	5,358,721	3,321,499	2,082,067
Member's equity	1,337,886	889,734	787,024

Total liabilities and member's equity	$6,696,607	$4,211,233	$2,869,091

        Total assets increased by $2.5 billion, or 59%, to $6.7 billion from December 31, 2019 to September 30, 2020. The increase was primarily due to an increase of $2.0 billion, or 534%, in loans eligible for repurchase due to an increase in delinquent loans as a result of the COVID-19 pandemic and the CARES Act forbearance requirements during the nine months ended September 30, 2020. Our cash balance increased by $430.2 million, or 460%, during the nine months ended September 30, 2020, as part of our initiative to maintain excess liquidity due to the effects of the COVID-19 pandemic. Total liabilities increased by $2.0 billion, or 61%, to $5.4 billion from December 31, 2019 to September 30, 2020. The increase was primarily due to an increase in our liability for loans eligible for repurchase during the nine months ended September 30, 2020. Member's equity increased by $448.2 million, or 50%, to $1.3 billion from December 31, 2019 to September 30, 2020, primarily due to net income of $448.8 million recorded for the nine months ended September 30, 2020.

        Total assets increased by $1.3 billion, or 47%, to $4.2 billion from December 31, 2018 to December 31, 2019. The increase was primarily due to an increase of $934.5 million, or 55%, in our inventory of loans held for sale. Total liabilities increased by $1.2 billion, or 60%, to $3.3 billion from December 31, 2018 to December 31, 2019. The increase was primarily due to an increase of $986.1 million, or 53%, in total borrowings to fund the growth in our inventory of loans held for sale and MSRs. Member's equity increased by $102.7 million, or 13%, to $889.7 million from December 31, 2018 to December 31, 2019 primarily due to net income of $174.5 million recorded for the year ended December 31, 2019, partially offset by $72.0 million in distributions to A-A Mortgage.

Cash Flows

        The following is a summary of our cash flows:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Amounts in thousands)
Net cash flows provided by (used in):
Operating activities	$307,668	$(700,112)	$(1,411,424)	$(1,074,512)
Investing activities	38,769	182,305	187,549	286,292
Financing activities	82,136	528,539	1,246,720	804,813

Net increase in cash and restricted cash during the period	$428,573	$10,732	$22,845	$16,593

        Our cash flows resulted in a net increase in cash and restricted cash of $428.6 million during the nine months ended September 30, 2020, compared to $10.7 million during the same period in 2019. During the nine months ended September 30, 2020, net cash provided from operating activities totaled $307.7 million primarily due to an increase in cash proceeds received from loan sales resulting from increased production volumes, partially offset by an increase in cash used to grow our inventory of loans held for sale. During the nine months ended September 30, 2019, net cash used in operating activities totaled $700.1 million due to an increase in cash used to grow our inventory of loans held for sale, partially offset by cash proceeds received from loan sales during the period.

        Net cash provided by investing activities during the nine months ended September 30, 2020 totaled $38.8 million, a decrease of $143.5 million, or 79%, compared to the same period in 2019. The decrease in net cash provided by investing activities was primarily due to a decrease of $143.6 million in cash proceeds from MSR sales due to decreased MSR sale activity in 2020 compared to 2019.

        Net cash provided by financing activities totaled $82.1 million during the nine months ended September 30, 2020, primarily due to an increase in cash used to pay down our outstanding borrowings. Net cash provided by financing activities totaled $528.5 million during the nine months ended September 30, 2019, primarily due to an increase in proceeds from borrowings drawn to finance the growth in our inventory of loans held for sale and MSRs.

        Our cash flows resulted in a net increase in cash and restricted cash of $22.8 million and $16.6 million during the years ended December 31, 2019 and 2018, respectively. During the year ended December 31, 2019, net cash used in operating activities totaled $1.4 billion, an increase of $337.0 million, or 31%, compared to the same period in 2018. The net cash used in operating activities increased primarily due to an increase in cash used to grow our inventory of loans held for sale, partially offset by an increase in proceeds received from sales and payments from loans held for sale.

        Net cash provided by investing activities during the year ended December 31, 2019 totaled $187.5 million, a decrease of $99.0 million or 34%, compared to the same period in 2018. The decrease in net cash provided by investing activities was primarily due to a decrease of $110.3 million in cash received from MSR sales due to decreased MSR sale activity in 2019 compared to 2018.

        Net cash provided by financing activities during the year ended December 31, 2019 totaled $1.2 billion, an increase of $441.9 million, or 55%, compared to the same period in 2018. The net cash provided by financing activities increased primarily due to increased proceeds from borrowings drawn to finance the growth in our inventory of loans held for sale and MSRs.

Liquidity and Capital Resources

        Our liquidity reflects our ability to meet our current obligations, fund new originations and purchases, and make investments as we identify them. Our primary sources of liquidity generally consist of cash flows from our business activities, equity contributions from our Parent and proceeds under our borrowing facilities. As of September 30, 2020, our cash balance totaled $523.8 million, of which approximately $483.8 million was in excess of our contractual liquidity requirements and available for general corporate purposes, and the total capacity of uncommitted funds under our warehouse facilities and revolving credit facilities totaled $3.3 billion and $400.0 million, respectively. We believe that our liquidity is sufficient to meet our current liquidity needs for the next twelve months.

        Investors in A-A Mortgage have unfunded equity capital commitments to A-A Mortgage totaling $275.0 million. These funds are callable by A-A Mortgage from the investors at any time, but are expected to be extinguished in connection with the Transactions prior to the completion of this offering. We have historically used these funds to grow our MSR portfolio and to support general corporate purposes. As of September 30, 2020, approximately $503.0 million of equity capital contributions have been received from A-A Mortgage.

        Our current leverage strategy focuses on the financing of our assets where we believe such borrowing is prudent, appropriate and available. Our borrowing activities are primarily in the form of warehouse borrowings and notes payable. Our warehouse borrowings represent the sales of loans to lenders together with agreements for us to repurchase such loans at a later date, when we sell the loans to investors.

        Our warehouse borrowings generally provide for terms of approximately one year. As such, we expect to renew these borrowing facilities in advance of their maturity dates in order to secure our ongoing liquidity and access to capital or otherwise allow ourselves sufficient time to replace any necessary financing.

        Our notes payable secured by MSRs have maturity dates ranging from one to five years.

        The following table presents the average outstanding, maximum and ending balances of our warehouse borrowings:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Unaudited)		(Audited)
	(Dollars in thousands)
Weighted average interest rate	2.35%	3.94%	4.35%	3.87%
Average balance	$1,858,874	$1,407,570	$1,325,839	$1,333,045
Maximum daily balance	$2,746,151	$2,154,634	$2,698,131	$1,874,837
Balance at end of the period(1)	$2,432,017	$1,940,403	$2,453,247	$1,563,041

(1)
Excludes unamortized debt issuance costs.

        The differences between the average and maximum daily balances of our warehouse borrowings reflect the fluctuations throughout the period of our inventory as we fund and pool loans for sale.

        Our notes payable consist of borrowings secured by MSRs relating to certain loans in our servicing portfolio, including revolving credit agreements and term notes.

        The capacity of committed funds under the revolving credit agreements secured by MSRs totaled $400.0 million at September 30, 2020, and $175.0 million at December 31, 2019.

        In August 2020, the Company entered into a new credit agreement for a revolving line secured by MSRs with a maximum principal balance of $300.0 million. Under the same agreement, the Company entered into a second revolving line secured by servicing advances receivable with a maximum principal balance of $100.0 million. The aggregate outstanding balance of the revolving lines totaled $144.3 million as of September 30, 2020.

        In August 2018, we, through AmeriHome GMSR Issuer Trust, entered into a structured finance transaction, pursuant to which we finance excess servicing spread relating to Ginnie Mae MSRs. In connection with this Ginnie Mae MSR Facility, the Trust issued to us a variable funding note ("VFN") with a maximum principal balance of $500.0 million and we, through the Trust, issued one series of term notes, (the "Series 2018-GT1 Term Notes"), with an aggregate principal amount of $155.0 million to certain qualified institutional buyers, including several limited partners in A-A Mortgage.

        In November 2019, pursuant to the terms of the Ginnie Mae MSR facility, we, through the Trust, issued a new series of term notes, (the "Series 2019-GT1 Term Notes"), with an aggregate principal amount of $225.0 million to certain qualified institutional buyers, including several limited partners in A-A Mortgage. The proceeds from the issuance of the Series 2019-GT1 Term Notes were used to redeem all of the Series 2018-GT1 Term Notes.

        In connection with the Ginnie Mae MSR Facility, we entered into a VFN Repurchase Agreement with a financial institution, pursuant to which we sold the VFN with an agreement to repurchase it at a later date. We and the financial institution are also counterparties under a repurchase agreement used for warehouse borrowings. The VFN Repurchase Agreement has a term of one year and provides for a maximum loan amount of $150.0 million. As of September 30, 2020, the maximum borrowings under the respective warehouse borrowing facility and the VFN Repurchase Agreement combined was $750.0 million. The outstanding balance of the VFN Repurchase Agreement (excluding unamortized debt issuance costs) totaled $10.0 million as of September 30, 2020 and December 31, 2019.

        Our secured financing agreements contain margin call provisions that, upon notice from the applicable lender at its option, require us to transfer cash or, in some instances, additional collateral in an amount sufficient to eliminate any margin deficit. Upon notice from the applicable lender, we will generally be required to satisfy the margin call on the day of such notice or within one business day thereafter, depending on the timing of the notice. A margin deficit will generally result from any decline in the market value (as determined by the applicable lender) of the assets subject to the related financing agreement or surpassing aging limits on the pledged collateral.

        We are subject to liquidity and net worth requirements established by the GSEs for approved non-depository sellers/servicers and Ginnie Mae for approved single-family issuers, as summarized below:

  •
  The liquidity requirement of the GSEs is equal to 0.035% of the UPB of loans serviced for the Agencies, plus an incremental 2% of the amount by which total nonperforming Agency servicing UPB exceeds 6% of the applicable Agency servicing UPB. Allowable assets to satisfy the liquidity requirement include cash and cash equivalents (unrestricted), certain investment grade securities including Agency MBS, obligations of the GSEs and U.S. Treasury obligations, and unused, undesignated and available portions of credit lines;

  •
  The net worth requirement of the GSEs is equal to $2.5 million, plus 0.25% of the outstanding UPB of the portfolio of 1-4 unit residential loans that we are obligated to service and a tangible net worth/total assets ratio greater than or equal to 6%;

  •
  The Ginnie Mae single-family issuer liquidity requirement is equal to the greater of $1.0 million or 0.10% of the issuer's outstanding Ginnie Mae single-family MBS, which must be met with cash and cash equivalents; and

  •
  The Ginnie Mae net worth requirement is equal to $2.5 million, plus 0.35% of the issuer's outstanding Ginnie Mae single-family obligations.

        As of September 30, 2020, we were in compliance in all material respects with the applicable Agency requirements.

Off-Balance Sheet Arrangements

        As of September 30, 2020, we have not entered into any off-balance sheet arrangements.

Contractual Obligations

        As of September 30, 2020, we had contractual obligations totaling $9.3 billion, comprised of borrowings, commitments to purchase and originate loans and facility leases.

        The following summarizes our contractual obligations as of September 30, 2020:

	Payments due by
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(Amounts in thousands)
Commitments to purchase and originate loans	$6,424,957	$6,424,957	—	—	—
Short-term debt	2,586,346	2,586,346	—	—	—
Long-term debt	225,000	—	—	225,000	—
Interest on long-term debt	39,857	9,566	28,697	1,594	—
Office leases	21,643	4,274	11,698	5,671	—

Total Obligations	$9,297,803	$9,025,143	$40,395	$232,265	—

Debt Obligations

        As described further above in "—Liquidity and Capital Resources," we currently finance certain of our assets through borrowings with major financial institution counterparties, primarily in the form of warehouse borrowings and notes payable. Under the terms of these agreements, we are required to comply with certain financial covenants and various non-financial covenants customary for transactions of this nature. As of September 30, 2020, we were in compliance in all material respects with these covenants.

        The agreements contain events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, Agency approval, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for these types of transactions. The remedies for such events of default are also customary for these types of transactions and include the acceleration of the principal amount outstanding under the agreements and the liquidation by our lenders of the loans or other collateral then subject to the agreements.

        The following summarizes the contractual maturities for our borrowings as of September 30, 2020:

Counterparty	Outstanding indebtedness	Facility size	Committed facility	Maturity date
	(Amounts in thousands)
Warehouse borrowings:
Counterparty A	$667,618	$700,000	$—	3/4/2021
Counterparty B	$253,644	$300,000	$—	12/16/2020
Counterparty C	$312,615	$400,000	$—	5/25/2021
Counterparty D	$338,577	$750,000	$—	7/26/2021
Counterparty E	$749,416	$750,000	$—	n/a
Counterparty F	$11,728	$300,000	$—	8/14/2021
Counterparty G	$98,419	$100,000	$—	12/1/2020
Notes payable:
Counterparty H	$51,000	$100,000	$100,000	8/22/2021
Counterparty I	$93,329	$300,000	$300,000	8/21/2022
Qualified institutional buyers	$225,000	$—	$—	11/25/2024
Other borrowings:
Counterparty J	$10,000	$150,000	$10,000	10/12/2021
Counterparty K	$—	$100,000	$100,000	8/21/2022
Counterparty L	$—	$10,000	$10,000	3/6/2021

(1)
Subject to written notice from either us or the respective lender.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, real estate values and other market-based risks. The primary market risks that we are exposed to are interest rate risk, prepayment risk, credit risk and fair value risk.

Interest Rate and Fair Value Risks

        Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. Changes in interest rates affect both the fair value of, and interest income we earn from, our mortgage-related investments and our derivative financial instruments. This effect is most pronounced with fixed-rate mortgage assets. In general, rising interest rates negatively affect the fair value of our IRLCs and inventory of loans held for sale and positively affect the fair value of MSRs.

        Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Presently our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement.

        We engage in interest rate risk management activities in an effort to reduce the variability of income caused by changes in interest rates. To manage this price risk resulting from interest rate risk, we use derivative financial instruments acquired with the intention of mitigating the risk that changes in market interest rates will result in unfavorable changes in the fair value of our IRLCs, inventory of loans held for sale and MSRs. We do not use derivative financial instruments for purposes other than in support of our risk management activities.

        The following presents the effect of hypothetical changes in the fair value of MSRs caused by assumed immediate changes in interest rates that are used to determine fair value:

		December 31,
	September 30, 2020
Mortgage servicing rights sensitivity analysis		2019	2018
	(Amounts in thousands)
Fair value of mortgage servicing rights	$838,825	$893,193	$754,940
Interest rate change:
Decrease in fair value from 50 basis point adverse change	$(101,784)	$(148,306)	$(84,887)
Increase in fair value from 50 basis point favorable change	$179,186	$135,717	$63,091

Prepayment Risk

        To the extent that the actual prepayment rate on the loans underlying MSRs differs from what we projected when we initially recognized the MSRs and when we measured fair value as of the end of each reporting period, the carrying value of our investment in MSRs will be affected. A decrease in the principal balances of the loans underlying MSRs or an increase in prepayment expectations is likely to decrease our fair value estimates of MSRs, which would likely result in a reduction to our net loan servicing revenue.

        The following presents the effect of hypothetical changes in the fair value of MSRs caused by assumed immediate changes in prepayment speed that are used to determine fair value:

		December 31,
	September 30, 2020
Mortgage servicing rights sensitivity analysis		2019	2018
	(Amounts in thousands)
Fair value of mortgage servicing rights	$838,825	$893,193	$754,940
Prepayment speed change:
Decrease in fair value from 1% conditional prepayment rate increase	$(114,256)	$(40,741)	$(24,140)
Increase in fair value from 1% conditional prepayment rate decrease	$128,408	$44,974	$26,230

Credit Risk

        We are subject to credit risk in connection with our loan sales activities. Our loan sales are generally made with contractual representations and warranties, which, if breached, may require us to repurchase the loan or reimburse the investor for any losses incurred due to such breach. Thus, representation and warranty breaches effectively transfer credit risk from an investor or insurer back to us.

        The amount of our liability for losses due to representations and warranties to the loans' investors is not limited. However, we believe that the current UPB of loans sold by us to date represents the maximum exposure to repurchases related to representations and warranties. We include a provision for potential losses due to the representations and warranties we make as part of our recognition of loan sales, based initially on our estimate of the fair value of such obligation. We review our loss experience relating to representations and warranties and adjust our liability estimate when necessary.

        As a servicer of loans insured or guaranteed by agencies of the U.S. government, we have credit risk to the extent that such insurance or guaranty does not cover the entirety of the credit losses that are incurred in association with those loans and for which the servicer is responsible.

        In the event of developments affecting the credit performance of loans sold by us, including, but not limited to, a significant increase in unemployment or a significant deterioration in real estate values in markets where properties securing loans produced by us are located, defaults could increase and result in credit losses.

Non-GAAP Financial Measures

        To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted After-Tax Net Income and Adjusted After-Tax ROAE as non-GAAP measures which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income or total debt or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

        We define "Adjusted After-Tax Net Income" as tax-effected earnings before limited partner related management expenses and stock-based compensation expense, and the tax effects of those adjustments. We define "Adjusted After-Tax ROAE" as Adjusted After-Tax Net Income divided by our average equity value, accounting for the same adjustments as used to derive Adjusted After-Tax Net Income.

        We believe that the presentation of Adjusted After-Tax Net Income and Adjusted After-Tax ROAE provides useful information to investors regarding our results of operations and financial condition because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted After-Tax Net Income and Adjusted After-Tax ROAE provide indicators of performance that are not affected by certain one-time charges unrelated to operating performance. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted After-Tax Net Income and Adjusted After-Tax ROAE differently, and as a result, our measures of Adjusted After-Tax Net Income and Adjusted After-Tax ROAE may not be directly comparable to those of other companies.

        Although we use Adjusted After-Tax Net Income and Adjusted After-Tax ROAE as financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Adjusted After-Tax Net Income and Adjusted After-Tax ROAE should be considered in addition to, and not as a substitute for, net income (loss) and total debt in accordance with GAAP as measures of performance. Our presentation of Adjusted After-Tax Net Income and Adjusted After-Tax ROAE should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

        Because of these limitations, Adjusted After-Tax Net Income and Adjusted After-Tax ROAE are not intended as alternatives to net income (loss) or total debt as an indicator of our operating performance or financial condition and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of liquidity or cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted After-Tax Net Income and Adjusted After-Tax ROAE along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. See below for reconciliation of these non-GAAP measures to their most comparable GAAP measures. Additionally, our GAAP-based measures can be found in the consolidated financial statements and related notes included elsewhere in this prospectus.

Reconciliation of Net Income to Adjusted After-Tax Net Income and Adjusted After-Tax ROAE

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)		(Audited)
	(Amounts in thousands)
Net income	$448,790	$161,192	$174,525	$104,970	$95,494	$73,244	$29,032
Limited partner related management expenses	13,606	9,828	13,376	11,418	11,653	7,122	3,546
Equity-based compensation	6	171	185	648	677	801	797
Adjusted Pre-Tax Net Income	$462,402	$171,192	$188,086	$117,036	$107,824	$81,167	$33,375
Provision for income taxes	108,336	40,147	44,109	27,732	26,956	20,292	8,344
Adjusted After-Tax Net Income	$354,066	$131,045	$143,977	$89,304	$80,868	$60,875	$25,031
Average equity value	$1,051,173	$808,799	$815,272	$719,069	$605,964	$429,589	$183,280
Adjusted After-Tax ROAE	44.9%	21.6%	17.7%	12.4%	13.3%	14.2%	13.7%

BUSINESS

Company Overview

        We are a non-bank financial services provider engaged in the business of purchasing mortgage loans from correspondent sellers, originating mortgage loans directly to consumers, and pooling and selling these loans in the secondary market. We generally retain the MSRs for these sold mortgage loans and subcontract the primary servicing function to unrelated third-party subservicers.

AmeriHome Overview

        We are a leading U.S. non-bank producer and master servicer of residential mortgage loans. Our strategy is to utilize our production channels and technology to source mortgages, MSRs and other mortgage related assets at attractive prices and generate returns at or above our target in all market environments. Since our founding in 2013, our business has grown to become the 11th largest mortgage lender and the third largest correspondent producer according to Inside Mortgage Finance. By employing the AmeriHome Way, we have created a highly flexible and scalable platform that leverages a technology-enabled, purpose-built infrastructure and organization as well as our management team's collective experience, to achieve what we believe to be best-in-class performance, a highly efficient cost structure, and continued growth and profitability in all market environments.

The AmeriHome Way

        Our main strategic focus is acquiring mortgage-related assets through our correspondent activities, including MSRs. We acquire these assets largely by purchasing, pooling and selling newly originated residential mortgage loans and retaining the MSRs relating to such mortgage loans. Our correspondent line of business serves as an intermediary between mortgage lenders and the capital markets by purchasing, pooling, and reselling newly originated mortgage loans, and as a conduit for sourcing new MSRs. In the Consumer Direct channel, we focus on refinancing mortgage loans in our MSR portfolio. We believe these refinance activities will allow us to earn attractive cash margins, retain our existing customers and maintain or recapture the related MSR that otherwise may be captured by our competitors, especially in a declining interest rate environment and, thus, leveling out or reducing prepayment speeds of our MSR portfolio.

        The AmeriHome Way has enabled us to achieve stable and attractive ROEs and allowed our operating company to generate positive net income every month since achieving initial profitability in February 2015. For the twelve months ended December 31, 2019 and 2018 and the nine months ended September 30, 2020, total net revenues were $418.7 million, $325.4 million and $708.3 million, respectively, and net income was $174.5 million, $105.0 million and $448.8 million, of which $71.1 million, $129.5 million and $54.1 million, respectively, consisted of net loan servicing revenue. Over the same time period, Adjusted After-Tax Net Income was $144.0 million, $89.3 million and $354.1 million, and Adjusted After-Tax ROAE was 17.7%, 12.4% and 44.9%, respectively. For a reconciliation of each of Adjusted After-Tax Net Income and Adjusted After-Tax ROAE to its most comparable GAAP measure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures." We have generated attractive returns over the past five years while continuing to grow steadily in our three different business segments: (i) Correspondent channel, (ii) Consumer Direct channel and (iii) Servicing.

        Our experienced and entrepreneurial team has developed a lean business model that targets an attractive and consistent return on equity and has the requisite scale and flexibility to adapt to changing market conditions. We aim to produce mortgage related assets, including mortgage loans on a cost-effective basis with the goal of ultimately selling the underlying mortgages to the Agencies and other third-party investors in the secondary market, while retaining the associated MSRs. We also have a track record of consistent, prudent and profitable growth, having expanded our production volume from $18.7 billion in 2015 to $27.9 billion for the nine months ended September 30, 2020 and our servicing portfolio from $18.9 billion to $96.0 billion as of September 30, 2020.

        Our best-in-class platform drives strong customer retention through consistent and competitive pricing across a broad range of mortgage products and multiple production channels. We have client relationships with over 690 correspondent sellers, which include independent mortgage bankers, community and regional banks, and credit unions of all sizes. These relationships are supported by our compelling value proposition, which includes a constant market presence, reliable pricing and reduced execution times compared to competitors. This ultimately translates into improved funding timelines for the end-user (the mortgage customer), a streamlined process and reduced working capital requirements for our clients. Our ability to deliver on our core value proposition is evidenced by AmeriHome having grown since our founding to the 11th largest mortgage lender for the twelve months ended September 30, 2020, according to Inside Mortgage Finance.

        We emphasize automation and process-improvement to prioritize speed, continuity, and cost efficiency in our business in a highly compliant, quality-controlled operation. We believe this translates into a highly efficient cost structure and a unique value proposition for our correspondent seller and consumer borrowers. Informed by extensive mortgage banking experience in bank-compliant settings, senior management established a robust risk management framework at AmeriHome's inception and continues to prioritize a compliance driven culture as a core tenet of the AmeriHome Way.

Our Business

Overview

        Our principal strategy is to source residential mortgage loans through multiple production channels and to sell the loans to third-party investors including the Agencies and others, or to securitize them, while generally retaining the MSRs. We actively manage our MSR assets and act as master servicer, while outsourcing day-to-day operational servicing functions such as payment collection to subservicers.

AmeriHome Business Model Overview

        Our business segments include two production channels and servicing:

  •
  Production.  Our production business entails the sourcing of residential mortgage loans through two channels: Correspondent and Consumer Direct.

  •
  Correspondent channel. We primarily purchase and aggregate residential mortgages from trusted third-party originators, who we refer to as "correspondent sellers." Our Correspondent channel serves as a critical intermediary between mortgage lenders and the capital markets by purchasing, pooling, and reselling newly originated mortgage loans, and as a conduit for sourcing new MSRs at what we believe to be attractive returns.

  •
  Consumer Direct channel. We also originate and aggregate residential mortgages directly from consumers, allowing us to earn origination revenue and extend our MSR portfolio through targeted refinancings. We retain the existing customers in our current portfolio of MSRs by actively refinancing their loans, and also acquire new customers through lead generation activities.

  •
  Servicing.  We retain the servicing rights to our produced loans, earning fees from such assets. We manage our servicing assets to maximize profitability using an asset management approach that entails (i) our active hedging strategy, (ii) opportunistic MSR asset sales, and (iii) outsourced subservicing. Our servicing segment generates cash that supports our production activity and provides liquidity. The value of MSRs tends to fluctuate counter-cyclically with our production opportunities as interest rates change, so that most often there is a balancing interaction between servicing and production revenues, as one rises and the other falls.

  •
  Subservicing. Consistent with our focus on operating efficiency, we have elected to outsource subservicing to independent firms that conduct the daily activities of servicing our loans, on a fee basis. This allows us to achieve cost savings and to conserve capital that would otherwise be needed to support an internal operation. Third-party subservicing allows us to achieve approximately 40% lower costs than peers using in-house servicing models. We actively oversee our MSR investments by ensuring that subservicers meet all investor guidelines and optimize customer service, while coordinating closely with our consumer direct business to defend our MSR portfolio from attrition as customers refinance when interest rates fall.

        We are an approved seller/servicer for Fannie Mae and Freddie Mac. We are also an approved issuer of securities guaranteed by Ginnie Mae, an FHA-approved lender and a lender/servicer for the VA and the USDA. We are licensed to originate loans in 46 states and the District of Columbia. We are able to purchase and service loans in 49 states and the District of Columbia. Our national presence allows us to build new relationships across the country, growing our scale, and helps to limit geographical concentration in our MSR portfolio.

        We have invested in our infrastructure and technology platform since inception to enable low-cost production and maximize operational efficiency. We have focused on data and analytics as the most critical and complex component of our foundation. We believe our proprietary systems are highly strategic, create competitive advantages and add significant value, including the ability to organize, understand, analyze, and audit large quantities of information quickly and efficiently. We have four key proprietary products that work in tandem to provide a stable and comprehensive data platform based on one consistent data source: Cronus (data management platform), Magnus (data warehouse), Aspen (loan pricing, hedging and pooling platform), and Nexus (daily P&L and hedge attribution platform). We created this proprietary technology ecosystem to allow us to ensure reporting consistency across business lines, run complex analyses in a flexible manner, and enable high levels of automation.

        We also choose to outsource technology platforms based on the availability of satisfactory products in the market and whether doing so is more capital efficient than building technology in-house. For example, we worked directly with Ellie Mae to facilitate the development of their latest generation correspondent loan origination system, thus securing a contract that provides us access to the industry-leading technology at an efficient cost compared to the industry.

Market Opportunity

  Large, Established and Growing Financial Market

        We operate in one of the largest financial markets in the world. According to the Mortgage Bankers Association, there was approximately $10.7 trillion of residential mortgage debt outstanding in the United States as of December 31, 2019. Despite its large size, our market continues to grow. For the year 2019, total mortgage production volume was $2.2 trillion, representing approximately 30% growth over the prior year. Moreover, the mortgage origination market has averaged $2.0 trillion in annual originations since 2000. As of December 2020, the mortgage rate environment has resulted in a significant portion of mortgages being "in-the-money" to refinance. Even when this healthy supply of production diminishes, additional macroeconomic factors, independent of the rate environment, are expected to contribute to a steady increase in purchase volume over time.

        Although overall market volume can fluctuate due to macroeconomic factors such as interest rates and refinancing activity, there has been a steady increase in purchase volume. Regardless of the interest rate environment, purchase volume growth is expected to continue given prevailing demographic trends. As an example, the average homeownership rate amongst millennials, the largest U.S. population group by generation, was only approximately 40.2% as of September 30, 2020 based on data from the U.S. Census Bureau. Based on historical figures provided by the Mortgage Bankers Association, purchase volume grew on a compound annual basis of 6.7% from 2009 to 2019. From 2020 to 2021, purchase volumes are expected to increase by 6.9% based on Fannie Mae forecasted estimates. We believe that we are especially well positioned to capitalize on the expected increase in purchase volume through our purchase-focused correspondent business, while our consumer direct platform will benefit from the overall growth in our servicing portfolio.

  Fragmentation of the Mortgage Industry

        Despite the size and attractive growth characteristics, the mortgage industry has become increasingly fragmented and diversified. Prior to the financial crisis, large retail U.S. banks traditionally held the majority of the market share in both mortgage originations and servicing. This trend reversed itself shortly after the global financial crisis, as heightened capital requirements and increased regulatory scrutiny precipitated a decrease in bank participation in the mortgage market and resulted in non-bank market participants seizing a significantly greater market share. The market share of mortgage originations produced by the top five banks (Wells Fargo, J.P. Morgan Chase, Bank of America, U.S. Bank, and Citi) declined from 60% for the year ended December 31, 2010 to 15.7% for the twelve month period ended September 30, 2020, according to Inside Mortgage Finance.

        Most mortgage transactions start off at the local level, where we believe relationships and advice matter more than brand or scale. A majority of these relationships are between small independent mortgage bankers, realtors, builders and borrowers. Unlike other consumer-facing industries, leaders in the mortgage market do not hold significant market share. Our Correspondent channel allows us to capitalize on this fragmentation, by bringing our scale, efficiency and capital markets access to our large, diverse network of independent correspondent sellers nationwide. We believe there will be ongoing opportunities for our market-leading platform to increase our market share.

Our Strengths

        We believe the following characteristics of our business position us as a leading producer and servicer of residential mortgages in the United States and will allow us to continue to capture market opportunities in the future:

  Track record of consistent and profitable growth

        A core tenet of the AmeriHome Way is to achieve substantial growth without sacrificing profitability. We have generated positive net income at our operating company every month since achieving initial profitability in February 2015. Since then, our production volume has expanded from $18.7 billion in 2015 to $44.4 billion in 2019 and our revenue has grown at a compounded annual growth rate of 45.6%, reaching $418.7 million for the year ended December 31, 2019. Through a focus on disciplined growth, our top-line results have translated into healthy profits, as net income and return on average equity increased from $29.0 million and 15.7% for the year ended December 31, 2015, to $174.5 million and 20.8% for the year ended December 31, 2019. Since the first quarter of 2016, our quarterly TTM return on average equity has been consistent, at an average of 19.5% despite the changes in interest rate and the macroeconomic environment.

  We are a market-leading independent mortgage company with complementary business segments

        We are the third largest correspondent producer, having purchased over $43.0 billion of mortgage loans in 2019 through our active lending relationships across 47 states. As of September 30, 2020, we retained relationships with approximately 429,000 customers through our servicing portfolio. Our growing Consumer Direct channel allows us to extend the life of those relationships, as well as to add new customers to our platform. We believe our scale, and the operational efficiency that derives from it, is a sustainable competitive advantage for our business.

        Our business pairs our targeted production strategy with an outsourced subservicing approach designed to minimize risk while maximizing profitability. We believe that the synergistic relationship between our Correspondent channel, Consumer Direct channel, and Servicing business that employs a subservicing strategy positions us to increase our scale without substantial expense growth, increasing our margins.

  Purpose-built, automated, and scalable platform drives low costs and margin expansion

        AmeriHome was built to avoid many of the risks and challenges faced by independent mortgage companies during the financial crisis, allowing us to thrive in any economic environment. Our management team's firsthand experience prior to AmeriHome with the limitations of legacy systems and the lack of adequate risk management has shaped our nimble, variable cost strategy that allows us to make business decisions that produce sustainable investment returns and avoid excessive overhead and undisciplined growth that leads to volatile results as market conditions change. We believe that our current platform can support production that is at least double our average volume in 2019. Specifically, we have prioritized our highly scalable Correspondent channel and the use of leading subservicers rather than building our own servicing infrastructure, while utilizing technology platforms that optimize flexibility and efficiency.

        Our investments in our custom-designed technology suite support our low-cost strategy and maximize efficiency. We have best-in-class turnaround times to quickly purchase loans from correspondent sellers, propelled by highly automated processes developed through our proprietary data and analytics platform. We are able to analyze and price over $6.0 billion worth of loans on a daily basis with a median time from bid submission to pricing of approximately 3 minutes. We have a median time from file receipt to release of conditions of 4 days and a median time from file receipt to approval for purchase of 7 days.

        The targeted outsourcing of select functions leverages our partners' marginal cost advantages and provides us with optimal operational flexibility while minimizing capital deployment. These various factors combine to drive a low cost platform that will allow us to profitably operate in various market conditions. If margins were to contract, we would be well-positioned to absorb such contraction with a cost to produce that we believe is substantially lower than that of correspondent peers, demonstrating the tangible benefits of our systems. The correspondent business is more scalable than other mortgage origination channels that rely on maintaining a brick-and-mortar retail presence, have high advertising costs, or require higher costs to produce each loan, positioning us for further growth without proportional expansion of headcount or operational costs.

  Unique value proposition to support our continued success

        We have built a diversified business platform capable of providing high quality service to both our correspondent sellers and our servicing customers throughout the mortgage life cycle. Maintaining strong relationships with our network of correspondent lenders supports our purchase production business, while delivering a high-quality servicing experience to our customers throughout their period of homeownership allows for us to acquire their future business through our Consumer Direct channel. We strive to consistently deliver value to both constituencies to maintain our leading position in correspondent production while increasing our returns on the initial purchase of a correspondent mortgage through our consumer direct refinancing efforts.

        We maintain strong, long-term relationships with our network of over 690 correspondent sellers that are often augmented by longstanding relationships between our sellers and the AmeriHome team. Approximately 90% of our correspondents transact with us every quarter, which we believe is among the highest monthly participation rates in the industry. The loyalty of our partners demonstrates the strength of our relationships and the benefits of partnering with AmeriHome.

        Our main tenets to providing value to our correspondent sellers are:

  •
  Speed:  Superior operational execution in paying sellers quickly for their mortgages reduces their need for increased borrowings and working capital constraints.

  •
  Platform:  Integrated and client focused approach, which works to make the process of selling us loans simple and seamless.

  •
  Products:  We are committed to purchasing a broad range of mortgage products that our correspondent sellers can offer to homeowners.

  •
  Relationships:  We maintain relationships with correspondent sellers who value a long-term, mutually beneficial relationship with certainty of execution and reduced funding times compared to our competitors.

  •
  Consistency:  We offer our correspondent sellers a consistent presence in the market and reliable pricing across our product lines.

  Our platform was designed to grow and thrive in any market environment

        We were built to succeed in any macroeconomic environment. We believe we are positioned to continue on a path of profitable growth regardless of prevailing market conditions, supported by our efficient operations, strong purchase-focused platform, emerging refinance and portfolio recapture strategy, servicing management and active management of MSRs. In highly competitive environments, our low cost model and selective purchase strategy allow us to maintain profitability despite margin decreases. In markets with less competition, our scalable platform and extensive correspondent network allow us to capture additional volume and expanded margins while maintaining our stringent quality controls.

        Our MSR portfolio and its associated revenue mitigate fluctuations in our production business, providing revenue diversification and recurring cash flows. Our strength in purchase originations should also support our production business in any market environment, while our developing consumer direct platform should allow us to increase refinance and portfolio recapture rates. For the nine months ended September 30, 2020 and the year ended December 31, 2019, our purchase volume was $18.3 billion and $27.9 billion, respectively, and our refinance volume was $26.6 billion and $16.5 billion, respectively.

        Our platform is built to support future expansion in volume and product mix, allowing us to pivot efficiently should market conditions change. Our developing non-delegated channel will enhance our ability to react to the evolution of the mortgage and consumer finance markets.

  Experienced, cohesive management team

        Our senior management team has a compelling combination of financial, correspondent, secondary and risk management experience in both bank and non-bank mortgage lending environments. They have an average of 27 years of industry experience and a track record of generating financial and operational improvements. We are led by our Chief Executive Officer, Jim Furash, who oversees all aspects of our business. Over 29 years, he has worked extensively in all areas of mortgage and commercial banking, including retail banking, risk management, commercial lending and capital markets. He also has over 15 years of direct-to-consumer financial services marketing experience. Our Chief Investment Officer, Josh Adler, has over 25 years of capital markets experience at large banking institutions. Our Chief Operating Officer, John Hedlund, has built and managed large correspondent lending platforms across his 32 year career. Our Chief Risk Officer, Mark Miller, has more than 35 years of mortgage risk management and lending experience, much of it at large banking institutions. Our Chief Financial Officer, Garrett Galati, has 17 years of capital markets and financial management experience in the mortgage industry. Our Chief Information Officer, David Andersen, has 19 years of trading, data management, quantitative analysis and technology experience in the mortgage industry. We have experienced zero turnover amongst our 11 founding employees, which serves as a testament to AmeriHome's strong team culture extending beyond the executive suite.

  Our relationships with Athene and Apollo create attractive investment opportunities

        We believe our relationships with Athene, a leading retirement services company that issues, reinsures and acquires retirement savings products, and Apollo, a leading global alternative investment manager, position us to identify investment opportunities that are mutually beneficial. Athene and Apollo look to invest in a portfolio of asset origination platforms and investment teams across a variety of asset classes, of which we are one. These relationships also provide us with elevated access to market insight and investor interest in potential products or investment opportunities. As an asset originator, we are able to work collaboratively by both purchasing and investing with Athene and Apollo, and ultimately sell products that are mutually beneficial.

        We collaborate in evaluating and developing production opportunities to further strengthen our business. In the last four years, we have produced over $1.5 billion of assets for Athene and Apollo, including whole loans and securitizations and believe this ongoing relationship will continue to be a strategic advantage for AmeriHome. While not exclusive, we believe our strategic relationship creates significant competitive advantages. Specifically, we can coordinate on product development, which enables us to incubate and launch new products or channels with the knowledge that there exists an initial source of funding or investor appetite. As of September 30, 2020, Athene had consolidated investments of $170.2 billion, of which residential mortgage loan assets represented $4.2 billion, and Apollo had total assets under management of $433.1 billion, including $312.1 billion of credit and credit-oriented assets under management and $45.8 billion of deployable investment capital.

Our Strategy for Profitable Growth

        Our core business strategy involves generating attractive returns for our equity holders by producing mortgage loans through a low-cost platform and using gains from the sale of such mortgages to originate MSRs at attractive returns. Our objective is to further expand our leading positions in both residential mortgage production and servicing in the United States by growing our existing channels, opportunistically expanding into new channels and products and continuing to drive operational efficiencies.

  Continue expansion of correspondent business by leveraging our strengths and adding relationships

        We have grown our correspondent network from zero sellers in 2014 to over 690 as of September 30, 2020. Continuing to deliver on our strong value proposition will allow us to deepen our existing relationships while attracting additional high-quality loan sellers, expanding our Correspondent channel. Our current market share of correspondent production volumes for the twelve months ended September 30, 2020 is approximately 6.6%, leaving ample room for significant expansion while maintaining price discipline and our high standards. Our scalable, low cost platform will allow us to achieve such growth in any market environment.

        We estimate that we see approximately 26% of all correspondent loans in the industry nationwide that are offered out for bid on a daily basis and win only approximately 10% of the loans on which we bid because of our strict pricing parameters and return hurdles. We have chosen to foster growth through adding high quality counterparties to our network instead of sacrificing price selectivity. We can drive further growth by increasing penetration within our existing network of sellers through continued consistent, efficient execution. Our fulfillment platform currently has capacity to support substantial additional volume without meaningful incremental costs.

        Maintaining a low cost infrastructure is critical to our growth strategy. It enables us to remain competitive in the sector during periods of contracting margins. We believe our efficient core infrastructure allows us to have a lower production cost per loan than almost all of our peers. Our average direct cost per loan of 21 basis points has decreased approximately 1.1% since 2018. Our low cost base positions us to expand this channel with minimal capital outlay or run-rate increase in expenses.

  Continued growth and investment in our Consumer Direct channel

        We continue to develop our Consumer Direct channel, launched in 2016, in order to grow our production revenue at attractive cash margins through recapture and new customer acquisition, as well as to defend our MSR portfolio from prepayment-related attrition. We aim to further advance our refinance strategy by capitalizing on our large and growing servicing customer base with low customer acquisition costs. Our significant investment in proprietary technology and data analytics allows us to efficiently identify customers who would benefit from a refinance. Sustained low interest rates will continue to drive heightened refinance activity that we aim to capture through efficient, real-time targeting of existing servicing customers. As we have continued to develop this channel to 2.3% of our 2019 production volume, its high profit margins have grown to contribute 15.8% of our net income.

        In the future, we anticipate that our continued expansion into new customer acquisition will drive further growth in consumer direct originations. Our proprietary technology suite will augment our efforts to attract new customers through an optimized and focused outreach strategy.

  Prudently manage growth in servicing

        As of September 30, 2020, we serviced approximately 429,000 customers with an aggregate UPB of approximately $96.0 billion. For the nine months ended September 30, 2020, we added approximately $38.7 billion UPB of net loans to our MSR portfolio. We currently see opportunities to expand our servicing business through the growth of existing origination channels, as well as potentially exploring MSR acquisitions through bulk or other channels if offered on attractive terms.

        Our subservicing strategy and low overhead enable us to view our servicing business objectively. Because we do not bear the costs of a large servicing operation, we can actively manage our servicing assets to maximize profitability to our business and are willing to monetize MSRs. Since inception, we have opportunistically sold 27% of all of our originated MSRs, and have done so above carrying value. Our active hedging strategy allows us to lock in the initial MSR yield without bearing undue interest rate risk. Additionally, our operating servicing revenue has grown from $24.7 million for the year ended December 31, 2015 to $229.0 million for the year ended December 31, 2019.

  Opportunistically evaluate new products and channels

        The residential mortgage market is constantly evolving with technological innovation and changing investor appetite, creating demand for new products. We believe we can successfully expand upon the success of our existing channels, offer new products and target additional customers profitably and with acceptable levels of risk. In addition, our relationship with Athene and Apollo will allow us to evaluate and develop opportunities that may be mutually beneficial.

        Our flexible, scalable platform will allow us to pivot efficiently should market conditions change through our Consumer Direct and non-delegated Correspondent channels. Our relationships with our approximately 429,000 servicing customers provide direct access to a substantial addressable market to launch new products with minimal incremental costs. Our Consumer Direct channel allows us to originate loans with close to zero customer acquisition and marketing cost, which will support any future business or product additions.

        For example, our recent entrance into the non-delegated Correspondent channel provides the necessary framework for future expansion of our product suite to include additional mortgage-related and other consumer finance products. We believe our control of the underwriting process in non-delegated originations will lower the risk of launching new products, ensuring continued loan quality and high standards, even if we choose to expand into credit-sensitive products.

  Continue to optimize business by focusing on operational efficiencies

        As we continue to scale our business, it is imperative that we maintain the same operational discipline that has helped us minimize costs and produce successful returns over the years. We will continue to focus on maintaining what we believe to be a highly efficient cost structure through prudent operational management, utilization of our existing infrastructure, and investments in technology. This will make us more competitive in entering new products and markets, expanding our existing business in all margin and interest rate environments, and optimizing our return on capital in all interest rate environments.

Our Business Segments

Production

        Our mortgage production platform was designed to be scalable, low-cost and efficient, while minimizing risk. We source residential mortgage loans through our two channels: Correspondent and Consumer Direct. Our correspondent model and our disciplined strategy are designed to generate long-term outperformance versus the market. Through low-cost correspondent production and consumer direct origination, we are able to consistently produce MSRs at attractive yields. Our large network of correspondent sellers allows us to see a large percentage of the mortgage market. We had the opportunity to bid on 26% of the $1.7 trillion of retail and wholesale mortgage loans originated in 2019. During the twelve months ended September 30, 2020, our 693 approved correspondent sellers provided us access to approximately $547 billion loans, representing approximately 20% of all retail and wholesale mortgage loans originated. Over the same time period, our production volume totaled approximately $58 billion. Our growing presence in the Consumer Direct channel is designed to enable us to earn attractive margins while defending our MSR portfolio from heightened prepayment rates in a low interest rate environment by identifying mortgage loans that are likely to prepay and offering to refinance them at current rates.

        Our production volume predominantly consists of purchase originations (i.e., mortgages originated to purchase a property), which positions us well for future growth. In 2019, 62.8% of our production volume was purchase production, which tends to be more stable from year to year than refinance production, which is more heavily dependent on interest rates. From the first quarter of 2017 through September 30, 2020, purchase production has comprised an average of 65% of our total volume. Purchase production volume has increased from $12.0 billion in 2015 to $28.0 billion in 2019, averaging 68% of our total volume over that time period, despite fluctuations in refinance volume, which has been driven by changes in interest rates. Our strong purchase platform and forecasted growth in purchase volumes should support expansion in our Correspondent channel.

        We generate production revenue through gains achieved when pooling produced loans into securities known as mortgage backed securities or selling loans as whole-loans to various investors. This revenue is composed of upfront cash derived from the difference in price at which we purchase a loan and at which we sell the loan, as well as the capitalization of the fair market value of the MSR generated by selling the loan "servicing retained". We primarily produce conventional mortgage loans conforming to the underwriting standards of the GSEs (Fannie Mae and Freddie Mac), and government insured or guaranteed loans conforming to the underwriting standards of the FHA, VA and USDA.

        We have an experienced Capital Markets team who actively manage the pricing, pooling and selling of loans into the secondary market, as well as all of the market risk management and hedging activities. We make forward lock commitments to purchase or produce loans at a specified price for settlement on a future date. During the time period between our commitment to price for a loan and the execution date when that loan is resold or securitized, we assume interest rate risk for that loan, which we hedge. The Capital Markets team leverages proprietary systems to enhance execution of loan sales and hedge against changes in market value that can be caused by changes in interest rates and various other market risks. A unique aspect of our capital markets platform is that one team manages both secondary execution and pricing at the time of purchase. This continuity allows us to optimize execution in our capital market activities.

        We make both Mandatory and Best Efforts commitments to purchase loans. The majority of the forward lock commitments made by AmeriHome are on a mandatory basis, requiring the seller to make AmeriHome whole for hedging losses if the loans are not delivered against the forward commitments. In a Best Efforts commitment, AmeriHome is subject to market risk if a loan under such a commitment does not close and is therefore not sold to us. We employ proprietary predictive models to estimate the probability of a loan closing and efficiently manage market risk during the commitment period.

        We utilize warehouse lending facilities from a number of different banks to fund originated or purchased loans until they are able to be sold. After we sell originated or purchased mortgage loans to secondary market investors, we retain substantially all of the MSRs on mortgage loans sold. The mortgage loans are typically sold within 30 days of origination or purchase in order both to mitigate credit risk and to minimize the capital required. Our warehouse facilities have an average gestation period of 12 days and an average pipeline lock up period of 16 days, which means they can be wound down quickly and in an orderly manner, even in an extreme stress environment.

        The following is a summary of certain key variables and other factors we use to manage and assess the performance of our Correspondent and Consumer Direct businesses:

	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(Dollars in thousands)
During the period:
Loan production by channel:
Correspondent	$43,288,142	$31,064,209	$43,366,105	$36,474,504
Consumer Direct	1,650,411	631,769	1,029,811	723,454

	$44,938,553	$31,695,978	$44,395,916	$37,197,958

Loan production by purpose:
Purchase	40.8%	68.4%	62.8%	79.1%
Refinance	59.2%	31.6%	37.2%	20.9%
Loan production by type:
Conventional	70.5%	58.3%	58.2%	59.8%
Government	29.3%	41.6%	41.6%	39.7%
Other	0.1%	0.1%	0.2%	0.5%
Interest rate lock commitment volume	$49,471,850	$33,316,576	$46,049,678	$36,771,787
Gain on sale margin (in basis points)	128.9	62.6	67.9	41.0
At period end:
Number of correspondent sellers	693	593	618	510

Correspondent Channel

        In our Correspondent channel, we purchase residential mortgage loans from a network of independent mortgage originators. We have chosen to pursue growth primarily through the Correspondent channel, which we think provides the most efficient and scalable access to the approximately $765.0 billion mortgage market, serviced by approximately 5,000 sellers. According to Inside Mortgage Finance, AmeriHome was the third largest correspondent producer in the country, with a volume of approximately $43 billion and a market share of approximately 7% for the nine months ended September 30, 2020, up from a volume of $1.9 billion and a market share of 0.5% in 2014. Our market share has grown approximately 23% since 2017.

        Our Correspondent channel primarily consists of loans that are originated, underwritten and funded by our correspondent sellers and subsequently sold to AmeriHome. The sellers make representations and warranties as to the quality of loan underwriting and compliance with applicable laws and lending regulations, and agree to buy back loans that fail to meet appropriate standards. Before purchasing loans from our correspondent sellers, we review loans for compliance, documentation and loan data to ensure accuracy and salability into the secondary market. We conduct extensive diligence on each correspondent seller and focus on a group of top-tier correspondent sellers with solid financial performance and long track records in the industry. Once we purchase the loans, they are on boarded to our servicing system and pooled and certified to the respective Agency or investor.

        We have a diversified correspondent base, with approximately 60% of our production acquired from sellers outside of the top 25. We offer our correspondent sellers a consistent bid for a full suite of Agency loan products along with flexible delivery options, including conventional, FHA, VA, and USDA loans. For the delegated underwriting option, the credit decision is made by our correspondent sellers, and the loans are purchased by AmeriHome only after a loan has been closed by the correspondent seller. These sellers make certain representations and warranties to AmeriHome as described above. For the non-delegated underwriting option, AmeriHome makes the credit decision for the seller, and then purchases the loan after the seller has closed it subject to a reduced set of representations and warranties from the seller.

        Our correspondent production represented 96.3% of our mortgage volume for the nine months ended September 30, 2020, 97.7% for the year ended December 31, 2019 and 98.1% for the year ended December 31, 2018.

        While the majority of our current correspondent production is acquired from sellers who use the delegated underwriting option, our non-delegated channel is growing. We believe our non-delegated production line of business, where our profits margins are typically higher than for delegated business, represents a significant opportunity for growth and we continue to focus on expanding it further by solidifying our existing relationships and acquiring new non-delegated sellers. Our correspondent production volume is highly diversified with 27% government and 73% conventional loans for the nine months ended September 30, 2020.

        Substantially all of the loans we purchase through our Correspondent channel line are Agency-eligible mortgage loans. Agency-eligible mortgage loans meet the guidelines of Fannie Mae, Freddie Mac or Ginnie Mae (whose loans are insured or guaranteed by government lending programs sponsored by the FHA, the VA or USDA). We sell mortgage loans mostly on a servicing-retained basis, but some are sold on a servicing-released basis as "whole loans" whereby we do not retain the related MSRs. In the future, we may securitize Agency-eligible loans, non-Agency loans, and/or jumbo mortgage loans in residential mortgage-backed securitization transactions.

        We maintain our focus on risk management when expanding our network of correspondent sellers. Our internal salesforce identifies and attracts potential new sellers, which are then reviewed by a committee, with no decision-making power delegated to the salesperson. Our Correspondent channel drives the growth of our MSR portfolio, and MSR portfolio management is taken into account in determining our network of correspondent sellers and making credit decisions.

        We utilize a three-pronged strategy to make credit decisions and approve new sellers. We believe in taking a holistic view of MSR risk and return, as we think this disciplined approach will generate long-term outperformance versus the market.

  •
  Loan seller selection:  By focusing on selecting sellers with demonstrated financial and operational track records and solid controls in place, we reduce our manufacturing quality concerns. Counterparty seller review and surveillance is a critical component of risk management to ensure our sellers are financially sound and capable of repurchasing loans they sell us that turn out to be defective. Our current collection/resolution rate from correspondent sellers on loans we have been required to repurchase from our investor is in excess of 90% to date.

  •
  Manufacturing process:  We comply with all Agency servicing and quality control program requirements, and have a loan purchase process employing operational controls that help ensure the loans we purchase meet program eligibility requirements and are compliant with applicable laws. Strong quality control helps avoid investor repurchase requests and ensures the loans purchased will exhibit better credit performance.

  •
  Portfolio composition:  We source loans from a diverse group of over 690 correspondent sellers with a broad national footprint, which allows us to optimize our MSR portfolio composition and returns. We avoid concentration risk with any particular seller, or from any particular geographical area.

Consumer Direct Channel

        Our Consumer Direct channel, which was launched in 2016, originates mortgages directly to an approximately $1.8 billion homeowner market, ultimately selling the underlying mortgage and retaining the servicing rights in most cases. Currently, the majority of our consumer direct origination activity is refinancing our existing AmeriHome servicing customers. By proactively offering attractive refinancing terms to existing borrowers, we can minimize MSR portfolio attrition and build customer loyalty by improving their mortgage experience. These attractive refinance terms have also contributed to our Net Promoter Score of 78.

        We have a dedicated in-house sales and fulfillment team that drives our Consumer Direct channel, targeting further origination revenue at attractive cash margins. We have doubled our sales and fulfillment headcount since January 2018. We have automated systems through which Cenlar provides daily data on our servicing customers. Our significant investment in technology provides us direct access to real-time data that identifies identify target customers who would benefit from a refinance and allows us to approach customers efficiently. Our Consumer Direct channel represented 3.7%, 2.3% and 1.9% of our mortgage production volume for the nine months ended September 30, 2020, and the years ended December 31, 2019 and 2018, respectively. Pull-through adjusted lock volume for this platform totaled $1.8 billion, $1.1 billion and $0.8 billion for the nine months ended September 30, 2020 and for the years ended December 31, 2019 and 2018, respectively.

        This Consumer Direct channel utilizes our call center and our origination website to reach our approximately 429,000 existing servicing customers who may benefit from a new mortgage. Of these customers, approximately 61% would benefit from refinancing. Those existing relationships allow us to benefit from nominal incremental customer acquisition cost, as we save the vast majority of the advertising and marketing costs that would be associated with sourcing new customers. Over time, we have expanded our consumer direct platform to allow us to acquire customers whose loans we do not currently service, which represents a significant opportunity for the future growth for our originations business. We expect our funding volume and earnings to continue to improve over time as we build out this platform to facilitate the refinancing of our growing servicing portfolio and to fully enable the acquisition of new customers whose loans we do not currently service.

        Our Customer Direct channel is predominantly focused on Agency originations at this time, but in the future may offer non-Agency products as well. In-house underwriting capabilities provide expertise in credit management and ensuring compliance with the relevant underwriting guidelines. We also benefit from our robust data on existing servicing customers, such as historical payment history, financial profile, and other borrower characteristics.

Servicing

  Overview

        We service residential mortgages that we have acquired through our correspondent production or originated through our consumer direct lending channel, and for which we own the servicing rights. We service residential loans primarily for the GSEs (Fannie Mae and Freddie Mac) and Ginnie Mae, generally earning a contractual fee ranging from 25 to 56.5 basis points of outstanding unpaid principal balance, as well as ancillary income.

        Servicing mortgage loans involves the collection of principal and interest payments from borrowers, the administration of tax and insurance escrow accounts, and the collection of insurance claims, in each case on behalf of mortgage loan investors or mortgage loan guarantors. Following the sale of a mortgage loan, loan servicers manage payments, delinquencies, and other administrative functions of mortgages for their own loans and/or those owned by third-party investors. Loan servicers earn fees on the mortgages they service, which is contractual revenue based on the UPB of the loans, as well as various types of other ancillary income. The net present value of the expected future cash flows from fees and ancillary income is capitalized on the mortgage servicer's balance sheet as MSRs. MSRs are carried at fair value and are subject to changes in valuation based on macroeconomic factors including interest rates. One key valuation input is the expected prepayment rate of the loans, which correlates with interest rates. As interest rates increase, MSR values generally increase in tandem as refinancing becomes less attractive and prepayment rates fall accordingly, extending the average life of the asset and increasing related expected cash flows. Mortgage servicing thereby functions as a natural hedge to mortgage originations, which generally decrease in a rising interest rate environment. In a falling rate environment, MSR valuations decrease as prepayment rates grow, but origination volumes are expected to grow as home financing becomes more affordable. We retain the servicing rights on the vast majority of the loans we originate.

        We take an asset management approach to servicing. This includes (i) hedging and interest rate risk management, (ii) portfolio surveillance and active portfolio management and (iii) the use of a third-party subservicer, who is subject to our ongoing oversight. Our real-time data surveillance of our MSR portfolio allows us to create in-house models to use in conjunction with third-party models to predict loan prepayments and credit losses, and to simulate interest rate scenarios to estimate cash flows and valuation changes. We further enhance our total return through effective oversight of our subservicing activities, which we believe increases cash collection and operational efficiencies.

        We outsource certain operational servicing functions to subservicers to better focus on key value-additive aspects of our servicing business, while avoiding the high fixed costs and capital requirements associated with operating a full servicing platform. In this way, we benefit from our subservicers' scale, and achieve a more variable servicing cost structure. This allows us to consistently prioritize quality and value over volume. Our subservicing arrangements also reduce our operational risk, as our subservicers absorb the costs of any operational errors. Cenlar, a bank with decades of experience in managing mortgage loans, subservices approximately 99% our mortgage loans.

        We aim to maintain a high-quality servicing portfolio of loans that have been properly underwritten to applicable investor guidelines. Ensuring the strength of our servicing portfolio begins with the selection of correspondent sellers who produce well underwritten loans to borrowers with the ability to repay them. As of September 30, 2020, our servicing customers had an average FICO score of 724 and approximately 6% of loans were 60 days or more delinquent. Our Ginnie Mae loans are insured or guaranteed by agencies of the U.S. government. While our Agency loan focus, whereby loans have been sold to others, insulates us from most of the credit risk in our servicing portfolio, delinquencies, foreclosures, and other results of underperformance can negatively impact our servicing revenue and MSR value, as well as requiring us to fund servicing advances.

        The following is a summary of certain key variables and other factors we use to manage and assess the performance of our servicing business:

	September 30,		December 31,
	2020	2019	2019	2018
	(Dollars in thousands)
MSR Portfolio:
Unpaid principal balance	$93,503,154	$68,685,812	$75,765,221	$64,513,395
Average FICO score	724	711	713	717
Carrying value ratio	0.9%	1.1%	1.2%	1.2%
Weighted average servicing fee (in basis points)	32.5	34.2	34.2	30.0
Weighted average servicing multiple	2.8	3.1	3.5	4.0
Loans serviced:
Current through 59 days delinquent	$90,544,134	$69,542,004	$76,694,381	$65,402,525
60 days or more delinquent	5,480,264	1,283,390	1,612,931	750,914

	$96,024,398	$70,825,394	$78,307,312	$66,153,439

60 days or more delinquent as a percentage of total loans serviced	5.7%	1.8%	2.1%	1.1%

Active Portfolio Management

        We take a multi-faceted asset management approach to managing our MSRs, through which we aim to achieve a rate-neutral portfolio position. This includes (i) hedging and interest rate risk management, (ii) portfolio surveillance and active portfolio management and (iii) use of a subservicer, over whom we exercise ongoing oversight. Our active asset management strategy differentiates us from our peers, most of whom rely solely on the "macro hedge" intrinsic to combined origination and servicing businesses, and who do not actively hedge their portfolios.

        We actively hedge MSRs in order to minimize market risk. Our real-time data surveillance of our MSR portfolio allows us to create in-house models to use in conjunction with third-party models to predict loan prepayments and credit losses, and to simulate interest rate scenarios to estimate cash flows and valuation changes. Finally, through effective oversight of our subservicing activities, we can further enhance our total return by increasing cash collections and operational efficiencies.

        Retained servicing rights of loans we sell or securitize are also subject to interest rate risks, as falling rates tend to encourage loan payoffs due to borrower refinancing or the purchase of a new home, thus shortening the period of time a servicing fee is received and reducing MSR value. In contrast, rising rates tend to increase MSR values as borrowers are relatively less likely to refinance or purchase a new home, so that the life of the MSR asset and its associated cash flow continue for a longer period of time.

        Our Capital Markets team is responsible for valuation and risk management of the MSR portfolio. AmeriHome values MSRs created or retained through the purchase of whole loans through its implementation of an internal model tuned and calibrated to AmeriHome's view of MSR economic value. This model is used in our hedging activities, which seek to minimize market rate risk and the corresponding impact to our income statement. Historically, our active hedge strategy has successfully mitigated interest rate risk, resulting in a 0.2% average net change in the value of our MSRs due to market movement.

Outsourcing to Subservicers

        We have chosen to operate our servicing business through the use of subservicers. We believe these arrangements allow us to benefit from our partners' expertise and infrastructure while maintaining our low-cost, capital light servicing platform. Additionally, our subservicing strategy frees us from supporting a large, people-intensive servicing business, allowing us to make business decisions based on marginal returns instead of meeting overhead requirements. Key benefits of our subservicing arrangements are as follows:

  •
  Reduced capital outlay:  Resources and infrastructure, including investments in technology, training and telephone systems are borne by our subservicers, which limits the amount of capital that we need to allocate to the business.

  •
  Customized servicing solution:  Innovative and flexible design within our subservicers' operations enables us to create the servicing program we need for our customers.

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  Default management:  Professional handling of the default loan administration functions by our subservicers minimizes servicing expenses.

  •
  Reduced operational risk:  The subservicer operates at a scale where it can afford a significant control infrastructure, and is financially responsible for operational errors that it makes.

  •
  Enables active portfolio management.  Low variable cost structure of subservicing arrangements enables active MSR portfolio management, allowing us to prioritize value over volume in our servicing portfolio and the flexibility to sell MSR to optimize returns.

        We have a loan subservicing agreement with Cenlar, pursuant to which Cenlar provides subservicing for approximately 99% of our portfolio of mortgage loans and MSRs. Cenlar has been actively engaged in mortgage loan servicing and subservicing as its core business for more than

40 years. As a subservicer, Cenlar manages the ongoing, day-to-day servicing functions, including the collection of principal and interest payments from borrowers, the administration of tax and insurance escrow accounts, and the collection of insurance claims, in each case on behalf of mortgage loan investors or mortgage loan guarantors, as well as the management of mortgage loans that are delinquent or in foreclosure or bankruptcy.

        Cenlar is a bank, and subject to significant governance requirements and regulatory oversight. Cenlar's internal audit function, quality control testing and risk management framework are subject to monitoring by the Office of the Comptroller of the Currency. In addition to Cenlar's internal and regulatory oversight, we employ both an operations-focused and a compliance-focused oversight regime that includes transaction level and entity level surveillance. We have automated daily monitoring in place, and also engage in asset reconciliation, custodial account reconciliation and loss monitoring review procedures to ensure Cenlar's operations meet our high standards.

        We conduct monthly quality control reviews across all of Cenlar's subservicing functions, including call review and compliant monitoring to ensure courteous and accurate client communication and timely remediation of any customer concerns. The result is a three-dimensional outsourced oversight regime (Cenlar's own internal oversight, plus operations-focused oversight and consumer compliance-focused oversight from AmeriHome) that ensures operational issues are identified and remediated so that consumers are treated well and operations comply with industry standards.

        Total subservicing compensation is established at levels that we believe are competitive with those charged by other primary subservicers and specialty subservicers. We also have an arrangement with LoanCare, LLC to provide subservicing for the remaining approximately 1% of our portfolio of mortgage loans that we service.

Technology

        We take a differentiated approach to operations and our technological infrastructure, and are pragmatic when it comes to deciding whether to buy, lease, or build technology. Historically, from inception to today, when it comes to data-centric processes and analytics, we have focused on building in-house solutions. We have also chosen to outsource tech platforms where it's more capital efficient. However, when dealing with vendors, we strategically seek out competent vendors with a proven track record and solid technology to fulfill our more commoditized technology needs.

        We have strategically developed proprietary technology that is critical and responsible for much of our success since inception, and has only been possible through the foundational expertise our employees possess. Since inception, we have understood that data is the core of our business, and the ability to organize, understand, analyze, and audit it will provide us the foundation from which a successful financial services business can be built.

Proprietary Technology

        We have four notable proprietary products. Two of them, Cronus and Magnus, have been the backbone of AmeriHome's data-centric processing, reporting, and analytics since inception. Our proprietary technology allows us to process an average of approximately 7,700 loans (approximately $2.2 billion UPB) per day.

        Cronus is a data management platform designed for working with highly structured data and managing data-centric processes. It is a SQL-based environment that provides enhanced tooling and support for keeping track of data, running processes that act on data, and managing inter-dependencies of data and processes. Cronus, as a platform, employs object and relational paradigms, but promotes, and in most cases requires, immutability to ensure a full representation of every piece of data that has ever been known and how it came to exist.

        Cronus' event-based orchestration service is responsible for managing the automation of thousands of processes which include anything from data collection, internal and external service integration, report generation, and quantitative analysis. We have a team of engineers to support Cronus development, and have several quantitative analysts and traders that utilize the platform to manage their data and analytical needs.

        Magnus is the data warehouse, which is based on a single agnostic data model, completely independent of any source system, which allows for maximum flexibility while ensuring reporting consistency across all aspects of the business, and minimizes downstream impacts on users, systems, and integrations from upstream application changes. Magnus is responsible for providing data that is used by all of our core processes, vendor integrations, reporting, and analytics, such as: (a) boarding loans to subservicers, (b) pooling and delivery to the Agencies, (c) fulfilling external party requests from regulators or auditors, (d) servicing valuation, (e) loan-level accounting and (f) model development.

        Magnus inherently provides a full-representation of history for every data element, because it is built using the Cronus platform. Therefore, we turn to Magnus not only for daily operations, reporting, and analytics, but for understanding the behavior of data, and building better models. We have a team of engineers that support the ongoing development and maintenance of Magnus, as it is the single most valuable source of data at AmeriHome.

        Two other notable proprietary products that represent our continued investment in technology are Nexus and Aspen.

        Nexus is a P&L and hedge attribution system developed to report on daily economic P&L, and explain changes in hedge positions. Some of the fundamental objectives of Nexus include, but are not limited to, providing:

  •
  Loan and trade-level economic P&L attribution.

  •
  The official source of monthly, and daily valuation reporting for GAAP.

  •
  Hedge allocation to support intra-book hedging practice.

  •
  Hedge allocation to support loan-level profitability analyses.

  •
  Loan and trade-level hedge attribution.

  •
  The full history of all inputs, outputs, and keeping track of all revisions, and deletions.

        Like the rest of our data-centric systems, Nexus is built on top of Cronus.

        Aspen is our Secondary Marketing Management System. The core functionality provided by Aspen is the valuation of loans, and the management of pool and trade data. Aspen is composed of a suite of stand-alone components that include, but are not limited to, (a) servicing valuation, (b) execution stack valuation, (c) pooling optimization, (d) fallout model, (e) hedge cost and mortgage option model, and (f) hedge model.

        Aspen is a key component of our proprietary bulk-bid automation system that, when coupled with Cronus, allows Capital Markets to automatically consume data from correspondent sellers, run our full stack of analytics, and ultimately provide pricing to the desk within minutes of delivery of data.

Third-Party Technology

        The most notable third-party technology that we employ is the Encompass platform provided by Ellie Mae for both Correspondent Lending and Consumer Direct operations. Correspondent sellers interact with a web-based platform named Correspondent Connect, which is provided as part of the Encompass environment. Through Correspondent Connect, sellers can lock best efforts commitments, and delivery loan packages to AmeriHome.

        Ellie Mae provides an additional platform named Investor Connect that allows our correspondent sellers that also use Encompass as their origination system to deliver loans to us without leaving their own environment, increasing efficiency for our sellers. Over 70% of our production comes from sellers that use Encompass as their origination platform.

Continuing to Invest in the Future

        When we started AmeriHome our focus was on data and analytics, because we knew that was the most critical and complex component of our foundation, and was not something that we wanted to outsource. The company was founded by professionals that had deep understandings and backgrounds in Capital Markets, trading, quantitative and data analytics, artificial intelligence, building models, building data analytics platforms, data architecture, data engineering, and how to operationalize data. Cronus and Magnus have always been, and will remain to be the backbone of our data-centric environment and processes.

        Now that we have matured as an organization, we have the additional resources that allow us to develop services that enable us to expose our expertise in new ways. A notable proprietary technology that we are currently building is named Haus. We consider Haus as AmeriHome's next-generation platform that will enable us to provide new services not only to various departments across AmeriHome, but also to our correspondent sellers and borrowers.

        Haus will enable us to orchestrate more real-time analytics and services to drive down operational costs, increase data accuracy, decrease turn-times, decrease operational impacts of spikes in volume, and provide our clients and borrowers new light-weight and flexible functionality with rich feedback. Haus is a highly scalable, and flexible service-oriented architecture built using representational state transfer protocols.

Compliance and Oversight

        We operate in a highly regulated environment that is subject to a patchwork of local, state and federal laws that have been developed over a period of many years, as well as investor requirements that can change with market conditions or as a result of other influences that are outside of our control. It is necessary for us to comply with applicable requirements from all of these sources, while at the same time remaining responsive to the needs of consumers and our business partners. Doing this requires constant surveillance of regulatory and industry changes, and the allocation of sufficient resources to effect the technological and process changes necessary to ensure compliance. Monitoring and testing programs must be implemented and constantly updated to provide an effective feedback loop so that we have timely visibility into compliance risks and failures, and so these can be effectively remediated once identified. It is not only our own people, processes, and technology that require oversight, it is our vendors as well. While vendors provide our company with critical capabilities and cost effective solutions for various aspects of our business, we often bear legal responsibility for their actions and compliance issues. It is our well designed Compliance Management Framework that allows to continually monitor internal and external operational processes as well as regulatory and market changes so that we embody a culture of ethics and compliance while remaining both competitive and profitable. AmeriHome has never engaged in predatory lending, nor has it facilitated such lending through the purchase of loans originated by others to consumers who did not have the ability to repay their loans.

Traditional Three Lines of Defense Model

        Our organization employs a traditional three lines of defense model. Our first line of defense is our employees and managers within each line of business, who have primary responsibility for managing risks associated with day-to-day operations, and complying with changing regulations as required by their policies and procedures. They must ensure the adequacy of the preventive and detective controls that are currently in place, or work to improve and update them. Our second line of defense consists of several departments that are headed by our Chief Compliance Officer and other managers who report to the Chief Risk Officer. This group is responsible for change management, policies and procedures, cyber security, vendor management, and quality control testing of our servicing and loan origination/acquisition functions. Our third line of defense is our internal audit team, whose function it is to provide objective and independent assurance. The goal of our internal audit team is to assess whether the first and second lines of defense are operating effectively. It is charged with reporting to the board and audit committee, in addition to providing assurance to regulators and external auditors that the control environment is effective in design and operation.

Policies and Procedures, Governance

        Our company's operations are governed by policies and procedures that are thoughtfully created, living documents that are continually updated to reflect the changing business and regulatory environment that we operate in. They ensure that the business operates according to standards that are up-to-date and that roles, responsibilities, and governance structures are well defined. An inventory and repository of the Company's many policies and procedures is maintained by the Compliance Department, and mandatory annual updates to these are enforced. Changes to credit policy on loan origination or acquisition are disseminated internally and externally by a dedicated group that stays current daily with the many industry and investor changes that continually occur. The Risk and Compliance Committee is the management committee primarily responsible for guiding the company's compliance and oversight functions, ensuring that relevant risks are identified and remediated, and that new business initiatives meet regulatory and industry standards. On at least an annual basis, the company conducts a Risk Assessment to identify areas of potential compliance risk that require additional focus and resources.

Quality Control Testing

        Reliable and effective quality control programs are essential to ensuring the quality of the mortgage origination and servicing control environment and quality of the assets on our balance sheet. Quality control begins before a loan is closed and continues throughout the entire mortgage origination and servicing process. The purposes of our quality control program are to (i) monitor and evaluate the integrity of the loan origination, acquisition or servicing process, (ii) identify customer impacts and regulatory compliance issues, (iii) provide feedback about loan quality to our internal operations groups, our correspondent sellers, and our investors. We perform loan level and entity level reviews of our subservicers and have a variety of complex regulatory and investor guidelines we must adhere to.

        Our loan origination quality control policy sets the framework to evaluate and monitor the overall quality of our mortgage production on a monthly basis. This spans the cycle from pre-funding (for Consumer Direct and non-delegated Correspondent channel loans) quality control reviews to post-closing (for Consumer Direct and both delegated and non-delegated Correspondent channel loans) quality control reviews, which are all managed independently of the operations teams. These reviews include procedures to ensure that sample selection of mortgage files complies with industry and investor standards. Results are reported to senior management in a timely manner at the Risk and

Compliance Committee meeting, including a summary of critical components and trends. Finally, management remediation plans are required in response to material findings, with corrective action documented.

        Our servicing oversight policy focuses primarily on oversight of our subservicing vendors and consists of: (i) an annual on-site review of each subservicer, (ii) monthly quality control file testing, (iii) consumer complaint testing and (iv) recorded call monitoring and calibrations.

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  Annual On-Site Review.  The annual on-site review is used as an operational assessment of our subservicers, which includes a review of policies and procedures, key departments and functions, quality control program and results, vendor management, information technology and security, and business continuity and disaster recovery. We also evaluate financial stability, which includes a review of audited financial statements and insurance coverage requirements.

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  Periodic Quality Control File Testing.  The monthly file testing consists of a statistical file sample from each subservicer to ensure compliance with critical federal, state and investor requirements in a number of focus areas. The monthly reports we receive include a deficiency finding summary, an audit scorecard, loan level detail and an audit trending report. Any findings from the testing and reports requires a subservicer response, validation, and timely remediation. These monthly results and trends are also analyzed and reported to the Risk and Compliance Committee.

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  Consumer Complaint Testing.  We review a statistical sample of consumer complaints each month for timely response and accuracy of information conveyed to the consumer through the response. By listening to our customers, we can better serve them and can eliminate or mitigate compliance risks that we might otherwise not be aware of.

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  Recorded Call Monitoring and Calibrations.  We review a sample of recorded calls each month and assess this sample against the subservicer's call evaluation form. Suggestions and recommendations are logged and discussed with the subservicer for coaching opportunities, process improvements or remediation, as applicable.

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  Operational Performance and Compliance With Timelines.  We also conduct oversight of the day-to-day operational performance of Cenlar through automated daily monitoring and reconciliation of assets, as well as custodial account reconciliation review and review of government insurance claim payments and Agency curtailments to validate the timely performance of subservicing functions.

Vendor Management

        Vendor relationships present potential risks that must be properly managed on an ongoing basis. We have established a risk management framework that defines the requirements to ensure appropriate, risk-based oversight. All vendors are processed through the vendor management group, which is independent of the lines of business. Systems and personnel are in place to effectively execute and document compliance with the expected standards for vendor management. Each vendor is assigned one of four risk-levels (critical, high, medium or low) based on varying inherent and residual risk factors. While we are vigilant in our initial review and assessment of vendor relationships, we continue to oversee our vendors through periodic reviews of key vendor relationships, including exercising risk-based oversight of service providers' policies, procedures, internal controls, and training as needed to ensure appropriate oversight of compliance responsibilities.

Counterparty Oversight of Correspondent Sellers

        We have an extensive application and vetting process that all correspondent sellers must go through before selling any loans to the Company. We have an experienced internal team that does background checks, financial analysis, and an assessment of the quality and quantity of the loans originated by prospective sellers. The final approval decision lies with a committee comprised of Executive Committee members that have final decision-making authority to approve additional correspondent sellers. Following a counterparty's initial approval, we maintain oversight of the relationship through quarterly review of financials and review of seller report cards that assess all dimensions of the seller relationship and the performance of the loans purchased from them. Once per month, Executive Committee members also review any sellers who are on our watch list and determine the future of our relationships with them. Sellers must go through a formal re-approval process once each year.

Information and Cybersecurity

        We follow a five-prong framework to oversee our information and cybersecurity programs: identify, protect, detect, respond and recover. Within this framework, we have developed a cybersecurity incident response plan to respond to any major cyber or information security incidents. This plan is tested annually to ensure we are able to respond to any critical issues swiftly and effectively. We have a dedicated cybersecurity incident response team that responds to security and other serious service incidents, and have outside experts on retainer for quick assistance should an event occur. We are continually evaluating our current capabilities against industry standards to ensure our information assets are protected. A penetration test is performed once each year, and internal audit regularly examines the cybersecurity function to determine compliance with published policies and industry best practices. Employee and vendor access to systems are administered and controlled through commercial software designed to help limit access to only the needed data and applications. We deploy an extensive suite of software designed to surveil and protect our systems from intrusion or abuse. Our systems infrastructure is hosted at two synchronous Tier 1 data centers with a disaster recovery fail-over to Amazon Web Services.

Financing Activities

        We currently finance our MSRs and mortgage loans purchased from correspondent sellers or originated by our Consumer Direct channel, in each case with money center banks and significant regional banks, which are generally documented in the form of master repurchase agreements and loan and security agreements (collectively, our "financing arrangements"). We utilize short-term financing to fund mortgage loans before they are sold to secondary investors or securitized, with an average gestation period of 12 days prior to sale. We employ longer-term funding to finance our MSR portfolio. Our conservative leverage strategy allows us to maintain significant excess capacity that can be called in periods of illiquidity or market dislocations. As of September 30, 2020, the LTV of our financing arrangements was 47.7% compared to available financing at 60-65% LTV. We currently have no corporate-level debt, other than the 2028 Senior Notes.

        Under the terms of our financing arrangements, we are required to comply with certain financial covenants and various non-financial covenants customary for transactions of this nature. As of September 30, 2020, we were in compliance in all material respects with these covenants. The financing arrangements also contain events of default (subject to certain materiality thresholds and grace and cure periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, failure to maintain Fannie Mae, Freddie Mac, FHA, VA and/or USDA approvals, material adverse changes to our business, bankruptcy or insolvency proceedings and other events of default customary for these types of transactions. The remedies for such events of default are also customary for these types of transactions and include the acceleration of the principal amount outstanding under the agreements and the liquidation by our lenders of the mortgage loans or other collateral then-subject to the agreements.

        As of September 30, 2020, our financing arrangements had the characteristics as described under the section "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt Obligations" on page 103.

Competition

        We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. Non-banks of various sizes and types are becoming increasingly competitive in the acquisition of newly originated mortgage loans and servicing rights. Many banks and large savings institutions have significantly greater resources or access to capital than we do, as well as a lower cost of funds. Additionally, some of our existing and potential competitors may decide to modify their business models to compete more directly with our correspondent production business. For example, non-bank loan servicers may try to leverage their servicing operations to develop or expand a correspondent production business. Since the withdrawal of a number of large participants from the mortgage markets following the financial crisis beginning in 2007, non-bank participants have become more active in these markets. Recently, there have been a number of discussions in government and industry trade groups about changes to various enforcement practices that have served to discourage participation in mortgage lending and servicing (especially of government loans) by certain large banks. As more non-bank entities enter these markets, or if more of the large commercial banks or significant regional banks decide to become more active in the mortgage space once again, our correspondent production activities may generate lower volumes and/or margins.

        In acquiring mortgage assets, we compete with specialty finance companies, private funds, mortgage real estate investment trusts ("REITs"), thrifts, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, governmental bodies and other entities which may also be focused on acquiring mortgage-related assets, and therefore may increase competition for the available supply of mortgage assets suitable for purchase. We may be disadvantaged when seeking to acquire mortgage assets because these competitors may be significantly larger than we are and have stronger financial positions and greater access to capital and other resources than we have and may have other advantages. These competitor advantages include the ability to obtain lower-cost financing, such as deposits, and economies of scale arising from their larger size. Some of our competitors may have higher risk tolerances or different risk assessments which could allow them to consider a wider variety of investments and funding strategies and to establish more relationships with sellers of mortgage assets than we can.

        Because the availability of mortgage assets may fluctuate, the competition for assets and availability of financing arrangements may increase. Increased competition for assets may result in our accepting lower returns for acquisitions of mortgage loans and other assets or adversely influence our ability to bid for such assets at levels that allow us to profitably acquire such assets. An increase in the competition for funding by third-party lenders could adversely affect the availability and terms of financing.

Mortgage Banking Industry Overview

        We operate in one of the largest financial markets in the world. According to the U.S. Federal Reserve, approximately $11.0 trillion of 1-4 family residential debt was outstanding as of September 30, 2020, representing a compounded annual increase rate of approximately 6.3% since December 31, 1980. In terms of number of single-family loans outstanding, the Urban Institute estimated there were 48 million such loans outstanding in the U.S. in 2018.

        Despite its large size, the mortgage origination market continues to grow. For the year 2019, total mortgage origination volume was $2.2 trillion, representing approximately 30% growth over the prior year. Since 2009, annual mortgage volume has averaged $1.8 trillion. Fannie Mae is forecasting approximately $4.3 trillion and $3.5 trillion of 1-4 family originations in 2020 and 2021, respectively. Refinance volumes are expected to decrease in 2021, while purchase volumes are expected to remain strong over the same period. According to Fannie Mae, purchase and refinance volumes are anticipated to total approximately $1.6 trillion and $2.7 trillion in 2020, and $1.7 trillion and $1.8 trillion in 2021, respectively. Total origination volumes for 2020E are expected to reach a 10-year high driven by a surge in refinance volumes as rates dropped in a response to the COVID crisis. At the same time, purchase volumes did not drastically decline as the real estate market quickly adopted virtual home purchasing and electronic mortgage solutions. The chart below presents U.S. mortgage originations, with purchase and refinance volumes, from 2009A to 2022E.

        Despite the size and attractive growth characteristics, our market has become increasingly fragmented. Prior to the financial crisis, large retail U.S. banks traditionally held the majority of the market share in both mortgage originations and servicing. This trend reversed beginning in 2010, as heightened capital requirements and increased regulatory scrutiny precipitated a decrease in bank participation in the mortgage market. The market share of mortgage originations produced by the top five banks (Wells Fargo, J.P. Morgan Chase, Bank of America, U.S. Bank, and Citi) declined from 60% for the twelve month period ended December 31, 2010 to 15.7% for the twelve month period ended September 30, 2020, according to Inside Mortgage Finance. The resulting fragmentation of the market has created significant opportunities for non-bank entities to enter and establish positions in the mortgage origination and servicing markets.

        Mortgages are generally originated through two channels: retail and wholesale. Retail originations are underwritten and funded by a single entity through distributed retail outlets or direct to consumer channels that are often configured as call center type operations. Wholesale originations are produced through multiple parties, including a mortgage broker who sources the borrower and processes his/her application, and a wholesale lender who underwrites and funds the loan. In the correspondent channel, various sizes of originators make loans through their own wholesale and retail activities and subsequently sell the closed loans to a correspondent aggregator such as AmeriHome. The mortgage sellers are responsible for making representations and warranties that the loans meet applicable investor and regulatory standards, and the correspondent aggregator performs its own diligence on the loans and monitors their performance. The correspondent aggregator is not involved in the direct origination process and typically bears less regulatory risk compared with the consumer-facing party who originates the loans. In addition, for government insured or guaranteed loans it is the originator who is responsible for indemnifying the government Agency in the event a loan does not meet their underwriting guidelines, and not the aggregator.

        Correspondent clients typically include small to midsized regional banks, credit unions, and independent mortgage bankers. Correspondent investors such as AmeriHome play a critical role in the mortgage ecosystem, allowing these participants to access the capital markets by acquiring, pooling, and selling or securitizing the loans they have purchased. In this way, the sellers benefit from the correspondent investor's scale, geographical diversification, capital markets infrastructure, institutional relationships, and ability to service loans, while correspondents are able to focus on the origination function.

        The chart below shows top 10 U.S. Correspondent channel non-bank mortgage producers by volume for the twelve month period ended September 30, 2020:

Regulation

        We operate in a heavily regulated industry that is highly focused on consumer protection. Both the scope of the laws and regulations and the intensity of the supervision to which we are subject have increased in recent years, initially in response to the financial crisis, and more recently in light of other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the financial services sector. We expect to continue to face regulatory scrutiny as an organization and as a participant in the mortgage sector.

        Our business is subject to extensive oversight and regulation by federal, state and local governmental authorities, including the CFPB, HUD and various state agencies that license and conduct examinations of our loan servicing, origination and collection activities. From time to time, we also receive requests from federal, state and local agencies for records, documents and information relating to the policies, procedures and practices of our loan servicing, origination and collection activities. The GSEs, Ginnie Mae, and various investors and lenders also subject us to periodic reviews and audits.

        The descriptions below summarize certain significant state and federal laws to which we are subject. The descriptions are qualified in their entirety by reference to the particular statutory or regulatory provisions summarized. They do not summarize all possible or proposed changes in current laws or regulations and are not intended to be a substitute for the related statutes or regulatory provisions.

Federal, State and Local Laws and Regulations

        We must comply with a large number of federal, state and local consumer protection laws and regulations including, among others:

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  the Real Estate Settlement Procedures Act and Regulation X, which (1) require certain disclosures to be made to the borrower at application, as to the lender's good faith estimate of loan origination costs, and at closing with respect to the real estate settlement statement, (2) apply to certain loan servicing practices including escrow accounts, customer complaints, servicing transfers, lender-placed insurance, error resolution and loss mitigation, and (3) prohibit giving or accepting any fee, kickback or a thing of a thing of value for the referral of real estate settlement services;

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  The Truth In Lending Act ("TILA"), Home Ownership and Equity Protection Act of 1994, and Regulation Z, which regulate mortgage loan origination activities, require certain disclosures be made to borrowers throughout the loan process regarding terms of mortgage financing, provide for a three-day right to rescind some transactions, regulate certain higher-priced and high-cost mortgages, require lenders to make a reasonable and good faith determination that consumers have the ability to repay the loan, mandate home ownership counseling for mortgage applicants, impose restrictions on loan originator compensation, and apply to certain loan servicing practices;

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  Regulation N, which prohibits certain unfair and deceptive acts and practices related to mortgage advertising;

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  certain provisions of the Dodd-Frank Act, including the Consumer Financial Protection Act, which, among other things prohibit unfair, deceptive or abusive acts or practices;

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  the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, and Regulation V, which regulate the use and reporting of information related to the credit history of consumers, require disclosures to consumers regarding the use of credit report information in certain credit decisions and require lenders to undertake remedial actions if there is a breach in the lender's data security;

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  the Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race and certain other characteristics in the extension of credit and require certain disclosures to applicants for credit;

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  the Homeowners Protection Act, which requires certain disclosures and the cancellation or termination of mortgage insurance once certain equity levels are reached;

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  the Home Mortgage Disclosure Act and Regulation C, which require reporting of loan origination data, including the number of loan applications taken, approved, denied and withdrawn;

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  the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics;

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  the Fair Debt Collection Practices Act, which regulates the timing and content of third-party debt collection communications;

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  the Gramm-Leach-Bliley Act, which requires initial and periodic communication with consumers on privacy matters and the maintenance of privacy regarding certain consumer data in our possession;

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  the Bank Secrecy Act and related regulations from the Office of Foreign Assets Control, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act ("USA PATRIOT Act"), which impose certain due diligence and recordkeeping requirements on lenders to detect and block money laundering that could support terrorist or other illegal activities;

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  the Secure and Fair Enforcement for Mortgage Licensing Act ("SAFE Act"), which imposes state licensing requirements on mortgage loan originators;

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  the Military Lending Act ("MLA"), which restricts, among other things, the interest rate and other terms that can be offered to active military personnel and their dependents on most types of consumer credit, requires certain disclosures and prohibits certain terms, such as mandatory arbitration if a dispute arises concerning the consumer credit product;

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  the Servicemembers Civil Relief Act, which provides financial protections for eligible service members;

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  the Federal Trade Commission Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, which prohibit unfair or deceptive acts or practices and certain related practices;

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  the Telephone Consumer Protection Act, which restricts telephone and text solicitations and communications and the use of automatic telephone equipment;

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  the Electronic Signatures in Global and National Commerce Act ("ESIGN") and similar state laws, particularly the Uniform Electronic Transactions Act ("UETA"), which require businesses that use electronic records or signatures in consumer transactions and provide required disclosures to consumers electronically, to obtain the consumer's consent to receive information electronically;

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  the Electronic Fund Transfer Act of 1978 ("EFTA") and Regulation E, which protect consumers engaging in electronic fund transfers;

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  the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and the FTC's rules promulgated pursuant to such Act (together, "CAN-SPAM Act"), which establish requirements for certain "commercial messages" and "transactional or relationship messages" transmitted via email; and

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  the Bankruptcy Code and bankruptcy injunctions and stays, which can restrict collection of debts.

        In addition to applicable federal laws and regulations governing our operations, our ability to originate and service loans in any particular state is subject to that state's laws, regulations and licensing requirements, which may differ from the laws, regulations and licensing requirements of other states. State laws often include fee limitations and disclosure and other requirements. Many states have adopted regulations that prohibit various forms of "predatory" lending and place obligations on lenders to substantiate that a client will derive a tangible benefit from the proposed home financing transaction and/or have the ability to repay the loan. Many of these laws are vague and subject to differing interpretation, which exposes us to additional risks.

        On January 1, 2020, the CCPA took effect, directly impacting our California business operations and indirectly impacting our operations nationwide. Generally speaking, the CCPA provides consumers with new privacy rights such as the right to request deletion of their data, the right to receive data on record for them, and the right to know what categories of data (generally) are maintained about them. It also mandates new disclosures prior to, and at, the point of data collection and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA allows consumers to submit verifiable consumer requests regarding their personal information and requires our business to implement procedures to comply with such requests. The California Attorney General issued, and subsequently updated, proposed regulations to further define and clarify the CCPA. In addition, in November 2020, California passed the California Privacy Rights Act of 2020, or Proposition 24, which further expanded the state's consumer data privacy protections, including by establishing a new state agency to enforce California's consumer data privacy laws. The impact of this law and its corresponding regulations, future enforcement activity and potential liability is unknown. Several additional states have enacted similar laws to the CCPA and we expect more states to follow.

        These laws and regulations apply to many facets of our business, including loan origination, loan servicing, default servicing and collections, use of credit reports, safeguarding of non-public personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated, amended, interpreted and enforced.

        In response to COVID-19, the CARES Act imposes several new compliance obligations on our mortgage servicing activities, including, but not limited to mandatory forbearance offerings, altered credit reporting obligations, and moratoriums on foreclosure actions and late fee assessments. Many states have taken similar measures to provide mortgage payment and other relief to consumers, which create additional complexity around our mortgage servicing compliance activities. Federal, state, and local executive, legislative and regulatory responses to COVID-19 are rapidly evolving, not consistent in scope or application, and subject to change without advance notice.

        Our failure to comply with applicable federal, state and local laws, regulations and licensing requirements could lead to, without limitation, any of the following:

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  loss of our licenses and approvals to engage in our servicing and lending businesses;

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  governmental investigations and enforcement actions;

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  administrative fines and penalties and litigation;

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  civil and criminal liability, including class action lawsuits and actions to recover incentive and other payments made by governmental entities;

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  breaches of covenants and representations resulting in defaults and cross-defaults under our servicing and trade agreements and financing arrangements;

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  damage to our reputation;

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  inability to obtain new financing and maintain existing financing;

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  inability to raise capital; or

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  inability to execute on our business strategy.

Supervision and Enforcement

        Since its formation, the CFPB has taken a very active role in the mortgage industry. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, and its rulemaking and regulatory agenda relating to loan servicing and origination continues to evolve. The CFPB also has broad supervisory and enforcement powers with regard to non-depository financial institutions that engage in the origination and servicing of mortgage loans. The CFPB has conducted routine examinations of our business and will conduct future examinations.

        As part of its enforcement authority, the CFPB can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and has issued large civil money penalties since its inception to parties the CFPB determines violated the laws and regulations it enforces.

        Individual states have also been active in the mortgage industry, as have other regulatory organizations such as the Multistate Mortgage Committee, a multistate coalition of various mortgage banking regulators. We also believe there has been a shift among certain regulators towards a broader view of the scope of regulatory oversight responsibilities with respect to mortgage lenders and servicers. In addition to their traditional focus on licensing and examination matters, certain regulators have begun to make observations, recommendations or demands with respect to areas such as corporate governance, safety and soundness and risk and compliance management.

        In addition, we receive information requests and other inquiries, both formal and informal in nature, from our state regulators as part of their general regulatory oversight of our servicing and lending businesses. Some of our regulatory engagements arise from a complaint that the entity is investigating, although some are formal investigations, audits or proceedings.

        The CFPB and state regulators have also increasingly focused on the use and adequacy of technology in the mortgage servicing industry. In 2016, the CFPB issued a special edition supervisory report that stressed the need for mortgage servicers to assess and make necessary improvements to their information technology systems to ensure compliance with the CFPB's mortgage servicing requirements. The New York Department of Financial Services (the "NYDFS") also issued Cybersecurity Requirements for Financial Services Companies, which took effect in 2017, and which required banks, insurance companies, and other financial services institutions regulated by the NYDFS to establish and maintain a cybersecurity program designed to protect consumers and ensure the safety and soundness of New York State's financial services industry.

        New regulatory and legislative measures, or changes in enforcement practices, including those related to the technology we use, could, either individually or in the aggregate, require significant changes to our business practices, impose additional costs on us, limit our product offerings, limit our ability to efficiently pursue business opportunities, negatively impact asset values or reduce our revenues.

Licensing

        Because we are not a depository institution, we must comply with state licensing requirements to conduct our business and we are licensed to originate loans in 46 states and the District of Columbia. We are able to purchase and service loans in 49 states and the District of Columbia, either because we are properly licensed in such jurisdictions or exempt or otherwise not required to be licensed in such jurisdictions.

        Under the SAFE Act, all states have laws that require mortgage loan originators employed by non-depository institutions to be individually licensed to offer mortgage loan products. These licensing requirements require individual loan originators to register in a nationwide mortgage licensing system, submit application and background information to state regulators for a character and fitness review, submit to a criminal background check, complete a minimum of 20 hours of pre-licensing education, complete an annual minimum of eight hours of continuing education and successfully complete an examination. Upon issuance of a license, we become subject to regulatory oversight, supervision and enforcement activity to determine compliance with applicable law.

State Licensing, State Attorneys General and Other Matters

        Because we are not a depository institution, we must comply with state licensing requirements to conduct our business, and we incur significant ongoing costs to comply with these licensing requirements. Our licensed entities are required to renew their licenses, typically on an annual basis, and to do so they must satisfy the license renewal requirements of each jurisdiction. This generally will include financial requirements such as providing audited financial statements or satisfying minimum net worth requirements and non-financial requirements such as satisfactorily completing examinations as to the licensee's compliance with applicable laws and regulations. Failure to satisfy any of the requirements to which our licensed entities are subject could result in a variety of regulatory actions such as a fine, a directive requiring a certain step to be taken, a prohibition or restriction on certain activities, a suspension of a license or ultimately a revocation of a license. Certain types of regulatory actions could result in a breach of representations, warranties and covenants, and potentially cross-

defaults in our financing arrangements which could limit or prohibit our access to liquidity to operate our business.

Properties

        Our headquarters are located in Thousand Oaks, CA. We have additional corporate facilities in Irvine, CA and Irving, TX. We also maintain satellite locations in the United States for certain correspondent lending sales executives to work remotely.

Employees and Human Capital Management

        As of September 30, 2020, we had approximately 863 employees, including 852 full time employees, 9 contractors and 2 part time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

        Our human capital management objective is to attract employees that help solidify the compliance-driven culture tenet of the AmeriHome Way. We are focused on attracting, developing and retaining teams that provide an environment rich with diverse skills, backgrounds and perspectives.

Legal Proceedings

        We are not subject to any material legal proceedings.

MANAGEMENT

        The following table sets forth information regarding certain individuals who are expected to serve as our executive officers and directors of AmeriHome, Inc. upon completion of this offering:

NAME	AGE	POSITION
Executive Officers:
James S. Furash	55	Chief Executive Officer, Chairman
Josh Adler	50	Chief Investment Officer
John Hedlund	58	Chief Operating Officer
Mark Miller	64	Chief Risk Officer
Garrett Galati	39	Chief Financial Officer
David Andersen	43	Chief Information Officer
Non-Employee Directors:
Maxwell David	30	Director
Nancy De Liban	58	Director
Joseph D. Glatt	47	Director
Frederick Khedouri	70	Director
Neil Mehta	36	Director
Amar R. Patel	49	Director
Robert Ruberton	46	Director
Kenneth Shea	62	Director

        The following are brief biographies describing the backgrounds of our executive officers and non-employee directors:

Executive Officers

        James S. Furash.    Mr. Furash has served as our Chief Executive Officer since the Company's inception in 2013. Before his position at the Company, Mr. Furash was the Chief Executive Officer of Countrywide Bank from 1999 to 2006. Mr. Furash received his bachelor's degree in economics from University of Virginia and MBA at the Wharton Business School of the University of Pennsylvania. We believe Mr. Furash is qualified to serve as a member of our board of directors due to his significant business and leadership experience in the mortgage industry as well as his role as a co-founder of the Company.

        Josh Adler.    Mr. Adler has served as our Chief Investment Officer since the Company's inception in 2013. Prior to his role at AmeriHome, Mr. Adler was the Managing Director, Secondary Marketing at Countrywide and Bank of America from 1999 to 2012. Mr. Adler received his bachelor's degree in business administration and MBA at the University of Southern California.

        John Hedlund.    Mr. Hedlund has served as our Chief Operating Officer since the Company's inception in 2013. Prior to his role at AmeriHome, Mr. Hedlund built and managed large correspondent lending platforms, most recently as Executive Vice President of Correspondent Lending Operations at Bank of America from 2007 to 2013. Mr. Hedlund received his bachelor's degree in business administration from Simon Frazier University and MBA from Dalhousie University.

        Mark Miller.    Mr. Miller has served as our Chief Risk Officer since the Company's inception in 2013. Prior to his role at AmeriHome, Mr. Miller was the Operational Risk Executive and later Chief Credit Officer at Bank of America Home Loans from 2008 to 2013, where he was responsible for quality control of all underwriting functions and oversight of the correspondent lending operation during its existence. Mr. Miller received his bachelor of science degree in biochemistry at the University of California, Berkeley.

        Garrett Galati.    Mr. Galati has served as our Chief Financial Officer since 2019 and as our Director of Finance since the Company's inception in 2013. Prior to his role at AmeriHome, Mr. Galati worked for Countrywide and Bank of America in various roles including Senior Vice President in Legacy Asset Servicing, and First Vice President in Structured Finance from 2002 to 2013. Mr. Galati received his bachelor's degree in business economics from the University of California, Santa Barbara.

        David Andersen.    Mr. Andersen has served as our Chief Information Officer since 2019 and as our Senior Vice President of Business Operations since the Company's inception in 2013. Prior to his role at AmeriHome, Mr. Andersen worked for Countrywide and Bank of America in various roles including Executive Vice President in Trading, and Senior Vice President in Quantitative Implementation from 2001 to 2013. Mr. Andersen received his bachelor of science degree from the College of Business at Iowa State University.

Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our board of directors upon completion of this offering will consist of nine directors.

        James S. Furash.    Mr. Furash's biographical information can be found above under "—Executive Officers."

        Maxwell David.    Mr. David has served as a Director of our predecessor Aris Holding since 2019. Mr. David is a Principal in Apollo's Private Equity business. Mr. David has been with Apollo since 2014, currently serving as a Principal. Prior to joining Apollo, Mr. David was a member of the Investment Banking division of Bank of America Merrill Lynch. We believe Mr. David is qualified to serve as a member of our board of directors due to his experience in private equity and the financial services industry.

        Nancy De Liban.    Ms. De Liban has served as a Director of our predecessor Aris Holding since 2014. Ms. De Liban is a Senior Partner and currently serves as the Head of Consumer & Residential Credit at Apollo. Ms. De Liban has been with Apollo since 2012, serving as a Senior Partner and Head of Consumer & Residential Credit. Prior to joining Apollo, Ms. De Liban was a Senior Managing Director at Countrywide Financial Corporation, as well as the President of Countrywide Alternative Asset Management. We believe Ms. De Liban is qualified to serve as a member of the board of directors due to her extensive experience in the mortgage industry.

        Joseph D. Glatt.    Mr. Glatt serves as General Counsel of Apollo Capital Management, L.P. Mr. Glatt has been with Apollo since 2007, serving as Chief Legal Officer of Apollo Investment Corporation since 2014, Chief Legal Officer of Apollo Senior Floating Rate Fund Inc. since 2011, and Chief Legal Officer of Apollo Tactical Income Fund Inc. since 2013. Prior to joining Apollo, Mr. Glatt was associated with the law firms of Simpson Thacher & Bartlett LLP from 1998 to 2003, and Schulte Roth & Zabel LLP from 2003 to 2007; in each case, primarily focusing on mergers and acquisitions, leveraged buyouts and capital markets activities. We believe Mr. Glatt is qualified to serve as a member of the board of directors due to his experience as a corporate lawyer and company executive.

        Frederick Khedouri.    Mr. Khedouri has served as a Director of our predecessor Aris Holding since 2014. Mr. Khedouri is a Partner in Apollo's Credit business. Mr. Khedouri has been with Apollo since 2008, currently serving as a Partner. Prior to joining Apollo, Mr. Khedouri spent 23 years in the investment banking and mortgage backed securities division of Bear Sterns Companies, Inc. serving in various roles including Senior Managing Director and Global Head of financial institutions investment banking. We believe Mr. Khedouri is qualified to serve as a member of the board of directors due to his extensive experience in the financial services and real estate industries and his experience serving on the boards of multiple companies.

        Neil Mehta.    Mr. Mehta has served as a Director of our predecessor Aris Holding since 2013. Mr. Mehta is a Partner in Apollo's Financial Services and Strategy businesses. Mr. Mehta has been with Apollo since 2008, currently serving as a Partner. Prior to joining Apollo, Mr. Mehta was a member of the Financial Institutions Group at Goldman, Sachs & Co. We believe Mr. Mehta is qualified to serve as a member of the board of directors due to his extensive experience in the financial services and mortgage industries and his experience serving on the boards of multiple companies.

        Amar R. Patel.    Mr. Patel served as Executive Vice President and Chief Financial Officer of Mr. Cooper Group Inc. (formerly Nationstar Mortgage Holdings, Inc.) from March 2017 to March 2019. Previously at Nationstar Mortgage, Mr. Patel served various roles, including as a consultant from January 2017 to March 2017, as Senior Vice President of Servicing Finance from July 2015 to September 2016 and as Executive Vice President of Portfolio Investments from June 2006 to July 2015. Mr. Patel has over 25 years of experience in the financial services and mortgage industries. From 1993 to 2006, Mr. Patel held various management roles at Capstead Mortgage Corporation, last serving as Senior Vice President of Asset and Liability Management. Since March 2019, Mr. Patel has been a consultant. We believe Mr. Patel is qualified to serve as a member of the board of directors due to his extensive experience as a mortgage industry executive.

        Robert Ruberton.    Mr. Ruberton is a Senior Partner and currently serves as the Global Co-Head of Hybrid Value at Apollo. Mr. Ruberton has been with Apollo since 2004, serving as a Senior Partner and Global Co-Head of Hybrid Value. Prior to joining Apollo, Mr. Ruberton served as an associate at Arsenal Capital Partners, a middle-market private equity fund from December 2000 to April 2004. We believe Mr. Ruberton is qualified to serve as a member of the board of directors due to his extensive experience in the financial services industry.

        Kenneth Shea.    Mr. Shea served as Senior Managing Director at Guggenheim Securities, LLC from September 2014 to September 2019. Prior to joining Guggenheim Securities, LLC, Mr. Shea served as President of Coastal Capital Management LLC from September 2009 until September 2014 and Managing Director for Icahn Capital LP from 2008 to 2009. Since September 2019, Mr. Shea has been an independent consultant and investor. We believe Mr. Shea is qualified to serve as a member of the board of directors due to his extensive experience in corporate finance and financial services and his knowledge of the capital markets.

Controlled Company

        Our Class A common stock has been approved for listing on the NYSE. As affiliates of Apollo will continue to control more than 50% of the combined voting power of our outstanding common stock upon the completion of this offering, we will be considered a "controlled company" for the purposes of that exchange's rules and corporate governance standards. As a result, although the members of our audit committee are required to be independent (subject to a permitted "phase-in" period), we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee with a written charter addressing the committee's purpose and responsibilities or an independent nominating function through a nominating and corporate governance committee or through our independent directors under the rules of NYSE. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a "controlled company" and our shares continue to be listed on NYSE, we will be required to comply with these provisions within the applicable transition periods. See "Risk Factors—We will be a controlled company within the meaning of the NYSE rules and, as a result, will qualify for and will rely on exemptions from certain corporate governance requirements."

 Director Independence

        The rules of the NYSE and the SEC impose several requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NYSE and the SEC. For a director to be considered independent under those rules, our board of directors must affirmatively determine that the director does not have any material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Applying these standards, our board of directors has determined that each of Amar R. Patel and Kenneth Shea is an independent director as defined under the rules of the NYSE applicable to members of our board of directors. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Limitations on Liability and Indemnification

        Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

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  any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation provides that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also provides that, subject to limited exceptions, we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permits us to secure insurance on behalf of any current or former director or officer against any liability asserted against such person, whether or not we would have the power to indemnify such person against such liability under our certificate of incorporation or otherwise. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions of our certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage.

 Board Composition

        Our board of directors will consist of nine members upon completion of this offering. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The authorized number of each class of directors may be increased or decreased by our board of directors in accordance with our certificate of incorporation. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

        Upon the consummation of this offering, our board of directors will be divided into three classes. The members of each class will serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Upon consummation of this offering:

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  Mr. David, Mr. Mehta and Mr. Ruberton will be Class I directors, whose initial terms will expire at the fiscal 2021 annual meeting of stockholders;

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  Mr. Khedouri, Mr. Patel and Ms. De Liban will be Class II directors, whose initial terms will expire at the fiscal 2022 annual meeting of stockholders; and

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  Mr. Furash, Mr. Glatt and Mr. Shea will be Class III directors, whose initial terms will expire at the fiscal 2023 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control. At each annual meeting, our stockholders will elect the successors to one class of our directors.

        Under our Stockholders Agreement, A-A Mortgage has the right, but not the obligation, to nominate (a) a majority of our directors, as long as our controlling stockholder beneficially owns 50% or more of the combined voting power of our outstanding common stock, (b) 50% of our directors, as long as our controlling stockholder beneficially owns 40% or more, but less than 50% of the combined voting power of our outstanding common stock, (c) 40% of our directors, as long as our controlling stockholder beneficially owns 30% or more, but less than 40% of the combined voting power of our outstanding common stock, (d) 30% of our directors, as long as our controlling stockholder beneficially owns 20% or more, but less than 30% of the combined voting power of our outstanding common stock, (e) 20% of our directors, as long as our controlling stockholder beneficially owns 5% or more, but less than 20% of the combined voting power of our outstanding common stock. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        As of the date of this prospectus, Mr. David, Ms. De Liban, Mr. Glatt, Mr. Khedouri, Mr. Mehta and Mr. Ruberton are the A-A Mortgage director nominees.

Board Committees

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. The primary responsibilities of this committee include:

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  selecting, evaluating, compensating and overseeing the independent registered public accounting firm;

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  reviewing the audit plan, changes in the audit plan, and the nature, timing, scope and results of the audit to be conducted by the independent registered public accounting firm;

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  overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed;

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  reviewing and discussing with management and the independent auditor, as appropriate, the effectiveness of our internal control over financial reporting and our disclosure controls and procedures;

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  as required by the listing standards of the NYSE, reviewing our major financial risk exposures (and the steps management has taken to monitor and control these risks) and our risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management;

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  approving audit and non-audit services provided by the independent registered public accounting firm;

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  reviewing and, if appropriate, approving or ratifying transactions with related persons required to be disclosed under SEC rules;

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  meeting with management and the independent registered public accounting firm to review and discuss our financial statements and other matters;

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  overseeing our internal audit function, including reviewing its organization, performance and audit findings, and reviewing our disclosure and internal controls;

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  overseeing our compliance with applicable legal, ethical and regulatory requirements (other than those assigned to other committees of the board of directors);

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  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

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  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, auditing or compliance matters;

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  discussing on a periodic basis, or as appropriate, with management, our policies and procedures with respect to risk assessment;

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  investigating any matters received, and reporting to the Board periodically, with respect to ethics issues, complaints and associated investigations; and

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  reviewing the audit committee charter and the committee's performance at least annually.

        Our audit committee will be comprised of Amar R. Patel and Kenneth Shea. Amar R. Patel will serve as the chairperson of the audit committee. We believe that Amar R. Patel and Kenneth Shea will qualify as independent directors according to the rules and regulations of the SEC and the listing rules of the NYSE with respect to audit committee membership. Not later than the first anniversary of the effectiveness of the registration statement, all members of the audit committee will be independent.

        We also believe that Kenneth Shea will qualify as an "audit committee financial expert," as such term is defined in the rules and regulations of the SEC. Our board of directors has approved a written charter under which the audit committee will operate. Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter of our audit committee will be available on our principal corporate website at www.amerihome.com. The information contained on, or accessible from, or hyperlinked to, our website is not part of this prospectus by reference or otherwise.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee will assist our board of directors in identifying individuals qualified to become executive officers and members of our board of directors consistent with criteria established by our board of directors and in developing our corporate governance principles. We intend that our nominating and corporate governance committee will also perform the following functions:

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  identify, evaluate and recommend individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;

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  select, or recommend that our board of directors select, the director nominees to stand for election at each annual general meeting of our stockholders or any subsidiary or to fill vacancies on our board of directors;

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  develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and monitor compliance with such guidelines;

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  review proposed waivers of the code of conduct for directors and executive officers; and

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  oversee the annual performance evaluation of our board of directors (and any committees thereof) and management.

        The nominating and corporate governance committee also recommends directors eligible to serve on all committees of our board of directors. The nominating and corporate governance committee also reviews and evaluates all stockholder director nominees.

        Our nominating and corporate governance committee will be comprised of Maxwell David, Joseph D. Glatt and Neil Mehta. Maxwell David will serve as the chairperson of the nominating and corporate governance committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter of our nominating and corporate governance committee will be available on our principal corporate website at www.amerihome.com. The information contained on, or accessible from, or hyperlinked to, our website is not part of this prospectus by reference or otherwise.

Compensation Committee

        The primary responsibilities of our compensation committee will be to administer the compensation program and employee benefit plans and practices for our executive officers and members of the board of directors. We intend that our compensation committee will review and either approve, on behalf of the board of directors, or recommend to the board of directors for approval, (i) annual salaries, bonuses and other compensation for our executive officers, and (ii) individual equity awards for our employees and executive officers. We intend that our compensation committee will also oversee our compensation policies and practices more generally. The committee will periodically report to the board of directors.

        We intend that our compensation committee will also perform the following functions related to executive compensation:

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  review and approve the goals and objectives relating to the compensation of our executive officers, including any long-term incentive components of our compensation programs;

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  evaluate the performance of our executive officers in light of the goals and objectives of our compensation programs and determine each executive officer's compensation based on such evaluation;

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  evaluate each of our executive officers' performance;

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  review and approve, subject, if applicable, to stockholder approval, our compensation programs;

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  review and recommend to the board of directors new executive compensation programs;

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  review the operation and efficacy of our executive compensation programs in light of their goals and objectives;

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  review and assess risks arising from our compensation programs;

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  periodically review that our executive compensation programs comport with the compensation committee's stated compensation philosophy;

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  review our management succession planning;

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  annually produce reports for filings with government agencies in compliance with applicable law or regulation;

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  review and recommend to the board of directors the appropriate structure and amount of compensation for our directors;

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  review and approve, subject, if applicable, to stockholder approval, material changes in our employee benefit plans;

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  establish and periodically review policies for the administration of our equity compensation plans; and

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  review the adequacy of the compensation committee and its charter and recommend any proposed changes to the board of directors not less than annually.

        In deciding upon the appropriate level of compensation for our executive officers, the compensation committee regularly reviews our compensation programs relative to our strategic objectives and emerging market practice and other changing business and market conditions. In addition, the compensation committee also takes into consideration the recommendations of our chief executive officer concerning compensation actions for our other executive officers.

        Our compensation committee will be comprised of Maxwell David, Nancy De Liban and Neil Mehta. Neil Mehta will serve as the chairperson of the compensation committee. In connection with this offering, our compensation committee will review its charter and role to ensure it is aligned with our status as a publicly traded company and our compensation philosophy and objectives. Upon the effectiveness of the registration statement of which this prospectus forms a part, a copy of the charter of our compensation committee will be available on our principal corporate website at www.amerihome.com. The information contained on, or accessible from, or hyperlinked to, our website is not part of this prospectus by reference or otherwise.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee will be a person who is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers will serve or has served as a member of the compensation committee or other board committee performing equivalent functions (or in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers that will serve on our Compensation Committee.

Code of Conduct

        We have adopted a code of conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Upon the effectiveness of the registration statement of which this prospectus forms a part, our code of conduct will be available on our principal corporate website at www.amerihome.com. The information contained on, or accessible from, or hyperlinked to, our website is not part of this prospectus by reference or otherwise.

EXECUTIVE COMPENSATION

        The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an "emerging growth company" as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled back disclosure requirements applicable to emerging growth companies.

Overview

        Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual's performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2020, the material elements of our executive compensation program were base salary and annual cash bonuses. Our named executive officers also hold equity awards in Aris Holding in the form of profits interests.

        We expect that our executive compensation program will evolve to reflect our status as a newly publicly-traded company, while still supporting our overall business and compensation objectives.

        This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2020. We refer to these individuals as our "named executive officers." For 2020, our named executive officers were:

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  James Furash, Chief Executive Officer;

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  Josh Adler, Chief Investment Officer; and

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  John Hedlund, Chief Operating Officer.

Compensation of Named Executive Officers

Base Salary

        Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer's scope of responsibility and accountability with us. Please see the "Salary" column in the 2020 Summary Compensation Table for the base salary amounts received by each named executive officer in 2020.

Annual Cash Bonuses

        Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a "pay for performance" culture. Our annual cash bonus program provides cash incentive award opportunities for the achievement of performance goals established by our board of directors at the beginning of each fiscal year.

        The payment of awards under the 2020 annual cash bonus program applicable to the named executive officers is subject to a qualitative assessment of the attainment of a number of goals relating to our performance. Specifically, as approved by the board of directors, the 2020 annual cash program is payable based on goals relating to MSR sales, loan sales, net income, return on equity, net margins, return on assets and recapture rate. The 2020 annual cash bonus program also includes a discretionary component.

        Early in 2020, the board of directors established the bonus targets for Messrs. Furash, Adler, and Hedlund under the annual bonus program, as follows: Mr. Furash, $3,360,000; Mr. Adler, $1,680,000; and Mr. Hedlund, $945,000. Because payouts are not generally determined until late January of the year following the year to which the bonus relates, the board of directors has not yet determined payouts under our annual cash bonus program for 2020.

        Under our annual cash bonus plan, a portion of the cash bonus is paid immediately following the applicable performance year and the remaining portion is paid in one-third annual installments, subject to the named executive officer's continued service. Because the 2020 annual cash bonus amounts have not yet been determined, the deferred portion of the 2020 annual cash bonuses is not yet known. However, as of December 31, 2020, Messrs. Furash, Adler and Hedlund held outstanding deferred cash bonus accounts with respect to the 2017, 2018 and 2019 bonus years in the amounts of $1,974,167, $826,667 and $426,250, respectively. The final installment of the deferred amounts relating to the 2017 bonus year will be paid to each named executive officer in February 2021.

Profits Interests

        Our controlling stockholder believes that members of senior management should hold a personally significant interest in the equity of the company to align their interests and the interests of our stakeholders. As described below, our controlling stockholder implemented its management investment philosophy by establishing a "profits interest program." "Profits interest programs" are common practice in portfolio companies of private equity firms and allow participants to share in increases in the equity value of the company. Profits interests have what is called a "participation threshold" based on the value assigned to a Class A Unit at the time of the profits interest grant. The profits interests only share in equity appreciation above the participation threshold. This places the profits interests in a secondary position to the Class A Units in that in any event in which the equity is valued and paid out, holders of the profits interests are paid only if an amount at least equal to the participation threshold has first been allocated to the Class A Units. The Class A Units and profits interests share equally in valuation amounts, if any, above the participation threshold.

        Our named executive officers hold both time-based and performance-based profits interests. The time-based profits interests, or Class T1 Units, vested on annual basis over six years, subject to the participant's continued employment through the applicable vesting date. The performance-based profits interests, or Class P1 Units, were scheduled to vest based on the achievement of certain specified internal rate of return hurdles. In October 2020, the board of directors of Aris Holding waived the internal rate of return vesting condition associated with the Class P1 Units, which allowed holders of the Class P1 Units to participate in distributions to members. Under applicable SEC disclosure rules for the Summary Compensation Table, the incremental value associated with the modified awards are required to be disclosed, in full, in the year of modification. Notwithstanding the amounts shown in the 2020 Summary Compensation Table below, the values disclosed for the modifications do not represent a new equity award, but instead represent a required disclosure to reflect that the waiver of the vesting condition was accounted for as an equity modification under applicable accounting rules. As of December 31, 2020, all outstanding Class T1 Units and Class P1 Units were fully vested. Effective upon the consummation of this offering, the Class P1 Units and Class T1 Units will be adjusted and converted into Class A common stock, with the number of shares received intended to preserve the economic value of the profits interests.

        In connection with the offering, we expect to grant founders' option grants with respect to 2,000,000 shares of our common stock to select employees, including each of the named executive officers as follows: Mr. Furash, 500,000 shares; Mr. Adler, 300,000 shares; and Mr. Hedlund, 200,000 shares. The founders' option grants will have an exercise price equal to the initial offering price in this offering.

2020 Summary Compensation Table

        The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2020.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
James Furash	2020	$850,000	$0	$11,792,079	$520,833	$14,234	$13,177,146
Chief Executive Officer	2019	800,000	0	0	$3,547,500	14,000	4,361,500
Josh Adler	2020	450,000	0	7,861,378	200,000	14,246	8,525,624
Chief Investment Officer	2019	400,000	0	0	1,813,333	13,945	2,227,278
John Hedlund	2020	450,000	0	3,930,701	99,583	14,242	4,494,526
Chief Operating Officer	2019	400,000	0	0	1,032,917	13,985	1,446,902

(1)
Amounts reported in this column reflect the base salaries earned during 2019 and 2020, as applicable.

(2)
As noted above, in October 2020, the board of directors of Aris Holding waived the internal rate of return vesting condition associated with the Class P1 Units. Under applicable SEC disclosure rules for the Summary Compensation Table, the incremental value associated with the modified awards are required to be disclosed, in full, in the year of modification. The values disclosed above for the modifications do not represent a new equity award, but instead represent a required disclosure to reflect that the waiver of the vesting condition was accounted for as an equity modification under applicable accounting rules. The value was determined based on the per Class P1 Unit value as of the date of modification.

(3)
As described above, payouts under our 2020 annual cash bonus program are not calculable as of the date of this filing. Such amounts will be determined in connection with completing our financial statements for the year ended December 31, 2020 and will be disclosed in a subsequent filing under Form 8-K. Amounts reported in this column for 2020 for each named executive officer represents payouts the 2020 payouts of the deferred bonus under the 2017 and 2018 annual cash bonus programs (Mr. Furash, $520,833; Mr. Adler, $200,000; and Mr. Hedlund, $99,583) and excludes the 2020 annual cash bonus payouts which are not yet calculable.

(4)
Consists of company contributions under our 401(k) savings plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

        As noted above, as of December 31, 2020, all Class T1 Units and Class P1 Units were fully vested. None of the named executive officers held any outstanding stock options, restricted stock or other equity awards as of December 31, 2020.

Additional Narrative Disclosure

401(k) Plan

        We maintain a qualified 401(k) savings plan which allows participants to defer up to 100% of cash compensation up to the maximum amount allowed under IRS guidelines. We may make discretionary matching and profit sharing contributions to the plan. We make matching contributions equal to 100% of each participant's salary deferrals that do not exceed 5% of the participant's compensation. Participants are always vested in their contributions to the plan. Participants become 100% vested in their matching contributions upon two years of service, provided that any participant who is normal retirement age under the plan will always be 100% vested in his or her matching contributions.

2020 Transaction Bonuses

        In October 2020, Aris Holding entered into transaction bonus agreements (the "Transaction Bonus Agreements") with certain key employees, including each of the named executive officers, in order to recognize their significant contributions and to encourage their continued attention and dedication during the consummation of a potential transaction. The material terms of the Transaction Bonus Agreements are as follows:

        The Transaction Bonus Agreements provide for a transaction bonus in connection with the first to occur of a third-party sale of Aris Holding or an initial public offering of Aris Holding or a holding company which holds Aris Holding's membership interests (the "Bonus Trigger"), which must generally occur before March 31, 2021 (or, in the event of a third-party sale, a definitive agreement for such sale is signed prior to such date). Under the Transaction Bonus Agreement, an employee is generally required to be employed in good standing through the date of the Bonus Trigger to receive the transaction bonus, but may remain entitled to the transaction bonus if his or her employment is terminated without cause or due to his or her death or disability prior to the date of the offering. Seventy-five percent (75%) of the bonus payable upon the offering will be paid no later than 60 days following the closing of the offering (but in all events in calendar year 2021) and the remaining twenty-five percent (25%) of the bonus will vest in three installments on the first, second and third anniversaries of the offering, subject to the named executive officer's continued employment through the applicable vesting date, provided that the named executive officer will remain eligible to receive the bonus in the event the named executive officer's employment is earlier terminated without cause or due to death, disability, retirement or resignation for good reason (each as defined in the Transaction Bonus Agreement). Such amounts will be paid or settled no later than sixty (60) days following the applicable vesting date (but in no event outside of 2021 for the first tranche to vest, 2022 for the second tranche to vest, and 2023 for the third tranche to vest). The employee must also execute a release of claims in favor of Aris Holding and its affiliates to receive the transaction bonus. In addition, each employee is subject to certain restrictive covenants, including provisions relating to non-competition and non-solicitation of customers and employees (in each case, for one year after a termination of employment), as well as non-disparagement and non-disclosure of confidential information.

        The amount of the transaction bonus for each employee is denominated as a specified percentage of the proceeds upon a Bonus Trigger (as calculated under the Transaction Bonus Agreement) which in the case of this offering would be based on our implied value based on the initial price of Class A common stock sold to the public in this offering, less the value of that individual's Class T1 Units and Class P1 Units as of the consummation of the offering. Aris Holding may elect to settle the transaction bonus in cash or equity securities (or a combination of both) of Aris Holding or a holding company which holds Aris Holding's membership interests. The specified percentage of the proceeds payable to the named executive officers are as follows: Mr. Furash, 30%; Mr. Adler, 20%; and Mr. Hedlund, 12.25%. In addition, under the terms of the Transaction Bonus Agreement, Messrs. Furash and Adler are eligible to receive a supplemental bonus in the amount of $2,000,000 and $625,000, respectively, subject to continued employment in good standing through the date of the Bonus Trigger, with continued eligibility for the bonus if his employment is terminated without cause or due to his death or disability prior to the date of the offering.

2020 Employment Agreements

        In October 2020, Aris Holding entered into Employment Agreements with each of our named executive officers (the "Employment Agreements"). Upon the offering, we will become a party to the Employment Agreements. Under the Employment Agreements, if a named executive officer's employment is terminated by the Company without "cause" or if the named executive officer resigns for "good reason" (each as defined in the Employment Agreements), in each case, during the 18-month period following a change in control, the named executive officer would receive: (ii) salary continuation payments for 24 months; (ii) two times the named executive officer's target bonus amount for the year in which the termination occurs, paid over the salary continuation period; and (iii) reimbursement for payments related to health insurance coverage continuation at active employee rates for 24 months. Severance payments and benefits under the Employment Agreements are conditioned upon the named executive officer's execution and non-revocation of a general release of claims.

        Under the terms of the Employment Agreements, if the payments and benefits under the Employment Agreement or another plan, arrangement or agreement would subject the named executive officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the named executive officer receiving a higher net after-tax amount. The Employment Agreements also includes a non-disparagement and perpetual confidentiality covenant, as well as non-solicitation (covering employees and customers) and non-competition provisions, which generally apply during employment and for a period of 12 months following the named executive officer's termination of employment.

Equity Compensation Plans

2021 Omnibus Incentive Plan

        In connection with this offering, our board of directors and our current stockholders are expected to approve the 2021 Plan, to be effective prior to the completion of this offering.

        The purposes of the 2021 Plan are to align the interests of our stockholders and those eligible for awards, to attract and retain officers, directors, employees, and other service providers, and to encourage them to act in our long-term best interests. Our 2021 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, and performance awards. Officers, directors, employees, consultants, agents and independent contractors who provide services to us (or are prospectively expected to provide service to us) or to any affiliate of ours are eligible to receive such awards. The material terms of the 2021 Plan are expected to be as follows:

  Stock Subject to the Plan

        The number of shares of Class A common stock reserved for issuance under the 2021 Plan is 10,000,000 plus an annual increase added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022 and continuing until, and including, the fiscal year ending December 31, 2031. The annual increase will be equal to an amount equal to the lesser of 5% of the shares of our common stock issued and outstanding on the last day of the preceding fiscal year or such other amount determined by our board of directors. To the extent an equity award granted under the 2021 Plan (other than any substitute award) expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such award granted under the 2021 Plan will become available for future grant under the 2021 Plan. In addition, shares subject to an award under the 2021 Plan will be made available for issuance under the 2021 Plan if such shares (or, if applicable, such units) are (x) shares that were subject to an option or stock-settled stock appreciation right to the extent not issued or delivered due to the net settlement or net exercise of such option or stock-settled stock appreciation right or (y) shares (or such units) delivered to or withheld by the Company or one its affiliates to pay the withholding taxes related to an outstanding award. The number of shares available under the 2021 Plan will not be reduced by the number of shares of Class A common stock granted in substitution of outstanding profits interests in Aris Holding.

  Director Compensation Limit

        The aggregate value of cash compensation paid and the grant date fair value of equity awards granted during any fiscal year to any non-employee director will not exceed $1,000,000, determined without regard to any distributions of deferred compensation in accordance with any deferred compensation arrangement of the Company or any of its affiliates; provided, however, for the first calendar year in which the non-employee director joins the board of directors, the limit set forth in this sentence will be multiplied by two.

  Plan Administration

        Our compensation committee will administer the 2021 Plan. Our board of directors has the authority to amend and modify the plan, subject to any stockholder approval required by law or stock exchange rules. Subject to the terms of the 2021 Plan, our compensation committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the 2021 Plan. The compensation committee also will have the authority, subject to the terms of the 2021 Plan, to construe and interpret the 2021 Plan and awards, and amend outstanding awards at any time.

  Stock Options and Stock Appreciation Rights

        Our compensation committee may grant incentive stock options, nonstatutory stock options, and stock appreciation rights under the 2021 Plan, provided that incentive stock options are granted only to employees. The exercise price of stock options and stock appreciation rights under the 2021 Plan will be fixed by the compensation committee, but must equal at least 100% of the fair market value of our common stock on the date of grant. The term of an option or stock appreciation right may not exceed ten years, but an incentive stock option held by an employee who owns more than 10% of all of our classes of stock, or of certain of our affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2021 Plan, the compensation committee will determine the remaining terms of the options and stock appreciation rights (e.g., vesting). Upon a participant's termination of service, the participant may exercise his or her option or stock appreciation right, to the extent vested (unless the compensation committee permits otherwise), as specified in the award agreement. The 2021 Plan permits the repricing of options and stock appreciation rights without stockholder approval.

  Stock Awards

        Our compensation committee will decide at the time of grant whether an award will be in the form of restricted stock, restricted stock units, or other stock award. The compensation committee will determine the number of shares subject to the award, vesting, and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted stock will have voting rights and be entitled to receive dividends with respect to his or her shares of restricted stock, provided that (i) a distribution with respect to shares of common stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of common stock that are subject to performance-based vesting conditions, in each case, will be deposited with us and will be subject to the same restrictions as the underlying shares of common stock. The recipient of restricted stock units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents, provided that any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same restrictions as the underlying restricted stock units. Our compensation committee may grant other stock awards that are based on or related to shares of our common stock, such as awards of shares of common stock granted as a bonus and not subject to any vesting conditions, deferred stock units, stock purchase rights, and shares of our common stock issued in lieu of our obligations to pay cash under any compensatory plan or arrangement.

  Performance Awards

        Our compensation committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in shares of our common stock. The performance goals applicable to a particular award will be determined by our compensation committee at the time of grant. Any dividends or dividend equivalents with respect to a performance award will be subject to the same performance-based vesting restrictions as such performance award.

  Transferability of Awards

        The 2021 Plan does not allow awards to be transferred other than by will or the laws of inheritance following the participant's death, and options may be exercised, during the lifetime of the participant, only by the participant or his or her legal representative or similar person. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust or similar entity established for estate planning purposes. To the extent permitted by us, a participant may also designate a beneficiary who will receive outstanding awards upon the participant's death.

  Certain Adjustments

        If any change is made in our common stock subject to the 2021 Plan, or subject to any award agreement under the 2021 Plan, without the receipt of consideration by us, such as through a stock split, stock dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the numerical share limits contained in the plan.

  Change in Control

        Subject to the terms of the applicable award agreement, upon a "change in control" (as defined in the 2021 Plan), our board of directors may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. Our board of directors may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, or other property be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us, other property or a combination of cash, such shares of stock or other property.

  Clawback

        Awards granted under the 2021 Plan and any cash payment or shares of our common stock delivered pursuant to an award granted under the 2021 Plan are subject to forfeiture, recovery, or other action pursuant to the applicable award agreement or any clawback or recoupment policy that we may adopt.

  Plan Termination and Amendment

        Our board of directors has the authority to amend, suspend, or terminate the 2021 Plan, subject to stockholder approval with respect to any amendment that seeks to modify the non-employee director compensation limit described above, or as required by law, rule or regulation, including any applicable stock exchange rules. In addition, no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder. Our 2021 Plan will terminate on the ten-year anniversary of its approval by our board of directors unless we terminate it earlier.

Employee Stock Purchase Plan

        In connection with this offering, our board of directors and our current stockholders are expected to approve the AmeriHome, Inc. Employee Share Purchase Plan (the "ESPP") to be effective upon the completion of this offering.

        Generally, all of our employees (including those of our participating affiliates, other than those affiliates excluded from participation by our board of directors or compensation committee) are eligible to participate in the ESPP. The ESPP permits employees to purchase our common stock through payroll deductions during six-month offering periods. The compensation committee retains the discretion to change the duration of future offering periods, subject to applicable limitations under the Code. Subject to applicable Code limitations, participants may authorize payroll deductions of a specific percentage of compensation of up to 15%, with such deductions being accumulated for six-month purchase periods beginning on the first business day of each offering period and ending on the last business day of each offering period, although the compensation committee retains the discretion to change the duration of future purchase periods, subject to the limitations under the Code. The compensation committee also has discretion to permit participants to make contributions through means other than payroll deductions.

        Under the terms of the ESPP, the purchase price per share with respect to an offering period will equal the lesser of (i) 85% of the fair market value of a share of our common stock on the first business day of such offering period and (ii) 85% of the fair market value of a share of our common stock on the last business day of such offering period, although the compensation committee has discretion to change the purchase price with respect to future offering periods, subject to the terms of the ESPP. No employee may participate in an offering period if the employee owns 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries. Except as otherwise determined by the compensation committee with respect to future offering periods, no participant may purchase more than 2,500 shares of our common stock during any offering period.

        Subject to adjustment for stock splits, stock dividends or other changes in our capital stock, 2,000,000 shares of our common stock have been reserved for issuance under the ESPP. Subject to the adjustment provisions contained in the ESPP, the maximum number of shares of our common stock available under the ESPP will automatically increase on the first trading day in January of each calendar year, commencing January 1, 2022, by an amount equal to the lesser of 2% of the shares of our common stock issued and outstanding on December 31 of the immediately preceding calendar year, 2,000,000 shares, or such other amount determined by our board of directors.

        Under the terms of the ESPP, in the event of the proposed dissolution or liquidation of the Company, any offering period then in progress will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the board of directors, and the board of directors may either provide for the purchase of shares as of the date on which such offering period terminates or return to each participant the payroll deductions credited to such participant's account. In the event of a proposed sale of all or substantially all of the assets of the Company, change in control of the Company or the merger of the Company with or into another corporation, each outstanding option under the ESPP will be assumed or a substantially similar option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the board of directors determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding options and return to each participant the amounts credited to such participant's account or to provide for the offering period in progress to end on a date prior to the consummation of such sale, change in control or merger.

        The ESPP will be administered by the compensation committee or a designee of the compensation committee. The ESPP may be amended by our board of directors or the compensation committee but may not be amended without prior stockholder approval to the extent required by Section 423 of the Code. The ESPP shall continue in effect until the earlier of (i) the termination of the ESPP by our board of directors or the compensation committee pursuant to the terms of the ESPP and (ii) the ten-year anniversary of the effective date of the ESPP, with no new offering periods commencing on or after such ten-year anniversary.

 DIRECTOR COMPENSATION

        During 2020, none of our directors received compensation for their service on our board of directors. In connection with this offering, we expect to adopt a formal non-employee director compensation program.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of certain relationships and transactions that exist or have existed or that we have entered into with our directors, executive officers, or stockholders who are known to us to beneficially own more than five percent of our voting securities and their affiliates and immediate family members.

Related Party Transaction Policy

        We have established a written related party transaction policy that provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest with certain exceptions. Covered persons include any director, executive officer, director nominee or stockholders known to us to beneficially own 5% or more of our voting securities or any affiliates and immediate family members of the foregoing. Any such related party transactions shall require advance approval by a majority of our independent directors or by our audit committee.

The Transactions

        In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. These transactions are described in "Our Organizational Structure."

Other Related Party Agreements

        Our relationship with Athene and Apollo position us to identify investment opportunities that are mutually beneficial. Athene and Apollo look to invest in a portfolio of asset origination platforms and investment teams across a variety of asset classes, of which we are one. These relationships also provide us with elevated access to market insight and investor interest in potential products or investment opportunities. As an asset originator, we are able to work collaboratively by both purchasing and investing with Athene and Apollo and ultimately sell products that are mutually beneficial. Additionally, Apollo, on behalf of its clients, including Athene, may bid for and purchase loans from us from time to time, and Apollo and Athene may provide financing to us in connection with our purchase of MSRs and other mortgage assets.

  Athene

        Athene holds a significant investment in us through its investment in A-A Mortgage. We sold loans to subsidiaries of Athene totaling $169.4 million, $410.6 million, $722.0 million, and $57.3 million in UPB during the nine months ended September 30, 2020 and during the years ended December 31, 2019, 2018 and 2017, respectively. We service loans sold to subsidiaries of Athene totaling $468.2 million, $1.0 billion, $780.7 million and $93.9 million in UPB as of September 30, 2020, and December 31, 2019, 2018 and 2017, respectively. The fair value of these MSRs totaled $2.5 million, $6.7 million, $7.6 million and $0.779 million as of September 30, 2020, and December 31, 2019, 2018 and 2017, respectively. We collected servicing fees from Athene in an amount of $1.7 million, $2.1 million, $1.1 million and $0.219 million for the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018 and 2017, respectively.

  A-A Mortgage

        We sold loans to Acele Residential Mortgage Trust ("Acele"), a Delaware statutory trust administered by the special limited partner of A-A Mortgage, totaling $21.3 million, $15.0 million, $19.2 million and $11.4 million in UPB during the nine months ended September 30, 2020, and during the years ended December 31, 2019, 2018 and 2017, respectively. We service loans sold to Acele totaling $43.9 million, $34.9 million, $32.4 million and $14.5 million in UPB as of September 30, 2020, and as of December 31, 2019, 2018 and 2017, respectively. The fair value of these MSRs totaled $0.242 million, $0.277 million, $0.345 million and $0.149 million as of September 30, 2020, and as of December 31, 2019, 2018 and 2017, respectively. We collected servicing fees from Acele in an amount of $59,000, $83,000, $65,000 and $31,000 for the nine months ended September 30, 2020, and for the years ended December 31, 2019, 2018 and 2017, respectively.

        We pay a monitoring fee to the special limited partner of A-A Mortgage for professional services rendered. The fee is calculated and payable quarterly in arrears at an annual rate of 1.5% and is based on our ending equity as of each calendar quarter end, measured in accordance with GAAP. We recognized monitoring fees expense of $13.0 million, $12.5 million, $11.1 million and $9.8 million for the nine months ended September 30, 2020, and for the years ended December 31, 2019, 2018 and 2017, respectively.

        In August 2018, we, through AmeriHome GMSR Issuer Trust (the "Trust"), issued a series of term notes (the "Series 2018 Term Notes"), including $125.0 million to certain limited partners in A-A Mortgage. We paid approximately $8.8 million in aggregate interest payments to such related parties over the life of the Series 2018 Term Notes. In November 2019, we, through the Trust, paid off the Series 2018 Term Notes using proceeds from the issuance of an additional series of term notes (the "Series 2019 Term Notes"), with such issuance of Series 2019 Term Notes including $175.0 million to certain limited partners in A-A Mortgage. As of September 30, 2020, the outstanding balance of the Series 2019 Term Notes issued to such related parties totaled $175.0 million and we had paid approximately $6.5 million in interest payments to such related parties.

2028 Senior Notes

        On October 26, 2020, AmeriHome Mortage Company, LLC and AmeriHome Finance Corp., wholly-owned direct or indirect subsidiaries of Aris Holding, co-issued $300 million in aggregate principal amount of senior notes due 2028 (the "2028 Senior Notes") to certain affiliates of Apollo and Athene. For a description of the 2028 Senior Notes, see "Description of Certain Indebtedness—Senior Notes."

Tax Receivable Agreement

        We intend to use the net proceeds from this offering to purchase LLC Interests from the Existing Equity Owners as described in the "Use of Proceeds." Additionally, we may be required from time to time to acquire LLC Interests together with a corresponding number of shares of our Class B common stock in exchange for our Class A common stock, or, at our election, a cash payment, pursuant to the Exchange Agreement. Aris Holding intends to have an election under Section 754 of the Code in effect for taxable years in which acquisitions or exchanges of LLC Interests and Class B common stock occur, including with respect to the use of the net proceeds from this offering to purchase LLC Interests and Class B common stock. Pursuant to the election under Section 754 of the Code, transfers and exchanges of LLC Interests and Class B common stock are expected to result in an increase in the tax basis of tangible and intangible assets of Aris Holding. When we acquire LLC Interests and Class B common stock from the Existing Equity Owners, we expect that both the existing basis and the anticipated basis adjustments under Section 754 of the Code will increase (for tax purposes) our depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Moreover, Section 704(c) of the Code, and the U.S. Treasury regulations promulgated thereunder, require that items of income, gain, loss and deduction that are attributable to Aris Holding's directly and indirectly held property must be allocated among the members of Aris Holding to take into account the difference between the fair market value and the adjusted tax basis of such assets in certain circumstances. As a result, Aris Holding will be required to make certain special allocations of its items of income, gain, loss and deduction that are attributable to such assets. Certain of these allocations, like the increases in tax basis described above, are likely to reduce the amount of income tax we would otherwise be required to pay.

        Under the Tax Receivable Agreement, we generally expect to retain the benefit of approximately 15% of the applicable tax savings after our payment obligations below are taken into account, and we generally will be required to pay to A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) approximately 85% of the applicable savings, if any, in income tax that we are deemed to realize (using the actual U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) increases in tax basis resulting from exchanges or acquisitions of LLC Interests (including as part of the Transactions or under the Exchange Agreement) and shares of Class B common stock (2) allocations that result from the application of the principles of Section 704(c) of the Code in respect of certain transactions described herein or future equity offerings that result in contributions to Aris Holding, (3) tax benefits related to imputed interest, and (4) payments under the Tax Receivable Agreement.

        For purposes of calculating the income tax savings we are deemed to realize under the Tax Receivable Agreement, we will calculate the U.S. federal income tax savings using the actual applicable U.S. federal income tax rate and will calculate the state and local income tax savings using 5% for the assumed combined state and local rate, which represents an approximation of our combined state and local income tax rate, net of federal income tax benefit. Furthermore, we will calculate the state and local income tax savings by applying this 5% rate to the reduction in our taxable income, as determined for U.S. federal income tax purposes, as a result of the tax attributes subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our rights to terminate the Tax Receivable Agreement or payments under the Tax Receivable Agreement are accelerated in the event that we materially breach any of our material obligations under the Tax Receivable Agreement (as described below). Under the terms of the Tax Receivable Agreement, we may exercise our right to terminate the Tax Receivable Agreement in exchange for an early termination payment in an amount based on the present value of the anticipated future tax benefits (calculated with certain assumptions). The actual existing tax basis and increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges by the holders of LLC Interests, the price of our Class A common stock at the time of the exchange, whether such exchanges are taxable, the amount and timing of the taxable income we generate in the future, the federal tax rate then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.

        The payment obligation under the Tax Receivable Agreement is an obligation of AmeriHome, Inc., not Aris Holding, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings we will be deemed to realize associated with the tax benefits described above would aggregate approximately $             million over 20 years from the date of this offering based on the initial public offering price of $            per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus) and assuming all exchanges of LLC Interests occur at the time of this offering. Under such scenario we would be required to pay the owners of LLC Interests approximately            % of such amount, or $             million, over the 20 year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and Tax Receivable Agreement payments by us, will be calculated based in part on the market value of our Class A common stock at the time of purchase or exchange and the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), and will generally be dependent on us generating sufficient future taxable income to realize the benefit (subject to the exceptions described below). In addition, in the future we may make additional offerings and contribute the proceeds of such offerings to Aris Holding, which contributions could generate deemed savings of income taxes that would require us to make payments under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are not conditioned upon the ownership of us by A-A Mortgage (or certain permitted transferees thereof).

        In addition, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, we would not be reimbursed for any payments previously made under the Tax Receivable Agreement (although we would reduce future amounts otherwise payable under the Tax Receivable Agreement). In addition, the actual state or local tax savings we realize may be different than the amount of such tax savings we are deemed to realize under the Tax Receivable Agreement, which will be based on an assumed combined state and local tax rate applied to our reduction in taxable income as determined for U.S. federal income tax purposes as a result of the tax attributes subject to the Tax Receivable Agreement. As a result, payments could be made under the Tax Receivable Agreement in excess of the tax savings that we actually realize in respect of the attributes to which the Tax Receivable Agreement relates.

        The Tax Receivable Agreement provides that (1) in the event that we materially breach any of our material obligations under the agreement, whether as a result of failure to make any payment within three months of when due (provided we have sufficient funds to make such payment), failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the Tax Receivable Agreement in a bankruptcy or otherwise or (2) if, at any time, we elect an early termination of the Tax Receivable Agreement, our (or our successor's) obligations under the Tax Receivable Agreement (with respect to all LLC Interests, whether or not LLC Interests together with a corresponding number of shares of Class B common stock have been exchanged or acquired before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement.

        Additionally, the Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor's) tax savings under the agreement for each taxable year after any such event would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. Furthermore, the Tax Receivable Agreement will determine the tax savings by excluding certain tax attributes that we obtain the use of after the closing date of this offering as a result of acquiring other entities to the extent such tax attributes are the subject of tax receivable agreements that we enter into in connection with such acquisitions.

        As a result of the foregoing, (1) we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and (2) if we materially breach a material obligation under the Tax Receivable Agreement or if we elect to terminate the Tax Receivable Agreement early, we would be required to make an immediate lump sum payment equal to the present value of the anticipated future tax savings, which payment may be made significantly in advance of the actual realization of such future tax savings. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. If we were to elect to terminate the Tax Receivable Agreement immediately after this offering, based on the initial public offering price of $            per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus), and a discount rate equal to LIBOR plus 100 basis points, we estimate that we would be required to pay $315.7 million in the aggregate under the Tax Receivable Agreement.

        Subject to the discussion above regarding the acceleration of payments under the Tax Receivable Agreement, payments under the Tax Receivable Agreement, if any, will generally be made on an annual basis to the extent we have sufficient taxable income to utilize the increased depreciation and amortization charges and other tax attributes subject to the Tax Receivable Agreement. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense and other tax attributes will not be determined until such time as the financial results for the year in question are known and tax estimates prepared. We expect to make payments under the Tax Receivable Agreement, to the extent they are required, within 150 days after our federal income tax return is filed for each fiscal year. Interest on such payments will begin to accrue at a rate equal to LIBOR plus 100 basis points from the due date (without extensions) of such tax return.

        The impact that the Tax Receivable Agreement will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the exchanges of LLC Interests and shares of Class B common stock for our Class A common stock, representing approximately 85% of the estimated future tax savings we will be deemed to realize, if any, relating to the existing and increased tax basis associated with the LLC Interests and other tax attributes we receive as a result of the acquisition or exchange of LLC Interests and shares of Class B common stock as described above. Because the amount and timing of any payments will vary based on a number of factors (including the timing of future exchanges, the price of our Class A common stock at the time of any exchange, whether such exchanges are taxable and the amount and timing of our income), depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the Tax Receivable Agreement. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time. Decisions made by our controlling stockholder in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by A-A Mortgage (or certain permitted transferees thereof) under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

        Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Aris Holding to make distributions to us. The ability of Aris Holding to make such distributions will be subject to, among other things, restrictions in our debt documents and the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its members. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest at a rate equal to LIBOR plus 500 basis points until paid (although a rate equal to LIBOR plus 100 basis points will apply if the inability to make payments under the Tax Receivable Agreement is due to limitations imposed on us or any of our subsidiaries by a debt agreement to which Aris Holding is a party in effect on the date of this prospectus).

Aris Holding LLC Agreement

        In connection with the consummation of the Transactions, we and A-A Mortgage will enter into Aris Holding's Second Amended and Restated Limited Liability Company Agreement, which we refer to as the Aris Holding LLC Agreement.

        Appointment as Managing Member.    Under the Aris Holding LLC Agreement, we will become a member and the sole manager of Aris Holding. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of Aris Holding without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Aris Holding and daily management of Aris Holding's business. Pursuant to the terms of the Aris Holding LLC Agreement, we cannot be removed or replaced as the sole manager of Aris Holding except by our resignation, which may be given at any time by written notice to the members.

        Compensation, Fees and Expenses.    We will not be entitled to compensation for our services as the manager of Aris Holding.

        Distributions.    The Aris Holding LLC Agreement will require "tax distributions," as that term is used in the agreement to be made by Aris Holding to its members on a pro rata basis, except to the extent such distributions would render Aris Holding insolvent or are otherwise prohibited by law or any of our current or future debt agreements. Tax distributions will be made on a quarterly basis, to each member of Aris Holding on a pro rata basis including us, based on an assumed tax rate that will generally be equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual residing in New York, New York taking into account the non-deductibility of certain expenses and the character of tax items. The Aris Holding LLC Agreement will also allow for cash distributions to be made by Aris Holding (subject to our sole discretion as the sole manager of Aris Holding) to its members on a pro rata basis out of "distributable cash," as that term is defined in the agreement. We expect Aris Holding may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render Aris Holding insolvent or are otherwise prohibited by law or any of our current or future debt agreements.

        Transfer Restrictions.    The Aris Holding LLC Agreement generally does not permit transfers of LLC Interests by members, except for transfers to permitted transferees, transfers pursuant to the drag-along right described below and other limited exceptions. The Aris Holding LLC Agreement may impose additional restrictions on transfers that are necessary or advisable so that Aris Holding is not treated as a "publicly-traded partnership" for U.S. federal income tax purposes. In the event of a permitted transfer under the Aris Holding LLC Agreement, such member will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of LLC Interests that were transferred to such transferee in such permitted transfer.

        The Aris Holding LLC Agreement provides that, in the event that our board of directors and our stockholders approve a Qualified Transaction (as defined below), each member of Aris Holding agrees to sell all of its LLC Interests to the acquirer or its designee in such Qualified Transaction for an amount of consideration per LLC Interest equal to the amount of consideration to be received per share of Class A common stock in such Qualified Transaction, and otherwise on the same terms and conditions that apply to the Class A common stock in such Qualified Transaction (such right, a "drag-along right"). A "Qualified Transaction" means any merger, consolidation or other business combination of AmeriHome, Inc., whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A common stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of common stock and any series of preferred stock issued by AmeriHome, Inc. that are generally entitled to vote in the election of directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

        Except for certain exceptions, any transferee of LLC Interests must assume, by operation of law or executing a joinder to the Aris Holding LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the Aris Holding LLC Agreement even if the transferee is not admitted as a member of Aris Holding. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the Aris Holding LLC Agreement.

        Ratio of Shares of Class A common stock and Class B common stock to LLC Interests.    Except as otherwise determined by us, the Aris Holding LLC Agreement will require that we and Aris Holding at all times maintain a one-to-one ratio between (a) the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (b) the number of shares of Class B common stock owned by A-A Mortgage and its permitted transferees and the number of LLC Interests owned by A-A Mortgage and its permitted transferees. This ratio requirement disregards (x) shares of our Class A common stock under unvested options issued by us, (y) treasury stock, and (z) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of Aris Holding. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the Aris Holding LLC Agreement, we as manager of Aris Holding have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the Aris Holding LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in Aris Holding which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed.

        Issuance of LLC Interests upon Exercise of Options or Issuance of Other Equity Compensation.    Upon the exercise of options issued by us (as opposed to options issued by Aris Holding), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from Aris Holding a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Aris Holding or its subsidiaries, we will make, or be deemed to make, a capital contribution in Aris Holding equal to the aggregate value of such shares of Class A common stock and Aris Holding will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Aris Holding or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to Aris Holding (or the applicable subsidiary of Aris Holding) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Aris Holding or its subsidiaries, on each applicable vesting date we will be deemed to have sold to Aris Holding (or such subsidiary) the number of vested shares at a price equal to the market price per share, Aris Holding (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in Aris Holding equal to the purchase price for such shares in exchange for an equal number of LLC Interests.

        Dissolution.    The Aris Holding LLC Agreement will provide that the consent of AmeriHome, Inc. as the managing member of Aris Holding and members holding a majority of the voting units will be required to voluntarily dissolve Aris Holding. In addition to a voluntary dissolution, Aris Holding will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up Aris Holding; (2) second, to pay debts and liabilities owed to creditors of Aris Holding, other than members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in Aris Holding (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).

        Confidentiality.    We, as manager, and each member agree to maintain the confidentiality of Aris Holding's confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation of the Aris Holding LLC Agreement or approved for release by written authorization of certain officers of either AmeriHome, Inc. or Aris Holding.

        Indemnification.    The Aris Holding LLC Agreement will provide for indemnification of the manager, members and officers of Aris Holding and their respective subsidiaries or affiliates.

        Amendments.    In addition to certain other requirements, our consent, as manager, and the consent of members holding a majority of the LLC Interests then outstanding and entitled to vote (excluding LLC Interests held directly or indirectly by us) will generally be required to amend or modify the Aris Holding LLC Agreement.

Exchange Agreement

        We, Aris Holding and A-A Mortgage will enter into the Exchange Agreement substantially concurrently with the consummation of this offering under which A-A Mortgage (or certain permitted transferees thereof including the Existing Equity Owners) will have the right, subject to the terms of the Exchange Agreement, to exchange its LLC Interests, together with a corresponding number of shares of Class B common stock, for newly-issued shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions, or, at our election (determined by a majority of the disinterested members of our board of directors or a committee of disinterested members of our board of directors), a cash payment per LLC Interest equal to the volume weighted average price for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of the exchange.

        The Exchange Agreement will also provide that as a general matter A-A Mortgage (or such permitted transferee thereof) will not have the right to exchange LLC Interest if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which such owner may be subject, including the Aris Holding LLC Agreement. We may also impose additional restrictions on exchanges that we determine to be necessary or advisable so that Aris Holding is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Interests and Class B common stock for shares of Class A common stock, the number of LLC Interests held by AmeriHome Inc. will correspondingly increase as it acquires the exchanged LLC Interests, and a corresponding number of shares of Class B common stock are cancelled. In the event we elect to pay a holder cash in an exchange, we will cause Aris Holding to cancel the LLC Interests we acquire from such holder and the corresponding number of shares of Class B common stock we acquire will be cancelled by us.

Registration Rights Agreement

        In connection with this offering we intend to enter into the Registration Rights Agreement with A-A Mortgage and certain limited partners of A-A Mortgage. The Registration Rights Agreement will provide A-A Mortgage with certain demand registration rights, including shelf registration rights, in respect of any of our Class A common stock held by them (upon conversion of Class B common stock and LLC Interests held by them), subject to certain conditions. In addition, in the event that we register additional Class A common stock for sale to the public following the completion of this offering, we will be required to give notice to A-A Mortgage and certain limited partners of A-A Mortgage of our intention to effect such a registration, and, subject to certain limitations, include Class A common stock held by them (upon conversion of Class B common stock and LLC Interests held by them) in such registration. All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by us. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions including blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Stockholders Agreement

        Prior to the consummation of this offering, we intend to enter into the Stockholders Agreement with A-A Mortgage. The Stockholders Agreement will give our controlling stockholder the right to nominate a majority of our directors after the consummation of this offering as long as our controlling stockholder beneficially owns 50% or more of the combined voting power of our outstanding common stock and shall specify how our controlling stockholder's nominations rights shall decrease as our controlling stockholder's beneficial ownership of our common stock also decreases. See "Management—Board Composition." The Stockholders Agreement sets forth certain information rights granted to A-A Mortgage. The Stockholders Agreement will give A-A Mortgage the right, for so long as A-A Mortgage owns 3% or more of our outstanding common stock but none of A-A Mortgage's designees are serving on our board of directors, to inspect and review our books and records and to discuss the affairs, finances and condition of the Company with the officers of the Company. In addition, A-A Mortgage will be granted access to our auditors and officers, bookkeeping systems and quarterly financial reports. Finally, A-A Mortgage will have the right to receive copies of all materials provided to our board of directors, access to our officers and directors for consultation with respect to the business and affairs of the Company, information with respect to certain corporate actions and the right to consult in advance with us with respect to such actions, and access to budgets and periodic information packages relating to our operations and cash flows.

        The Stockholders Agreement also specifies that we will not take certain significant actions specified therein without the prior consent of A-A Mortgage. Such specified actions include, but are not limited to:

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  amendments or modifications to our or our subsidiaries' organizational documents in a manner that adversely affects A-A Mortgage;

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  issuances of our or our subsidiaries' equity other than pursuant to an equity compensation plan approved by the stockholders or a majority of our controlling stockholder's designees, or intra-company issuances among the Company and its wholly-owned subsidiaries;

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  making any payment or declaration of any dividend or other distribution on any shares of our common stock;

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  merging or consolidating with or into any other entity, or transferring all or substantially all of our or our subsidiaries' assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a "change of control" as defined in our or our subsidiaries' credit facilities or note indentures;

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  other than ordinary course borrowings under warehouse facilities, incurring financial indebtedness in a single or a series of related transactions aggregating to more than $5 million;

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  hiring or terminating any executive officer of the Company or designating any new executive officer of the Company; and

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  changing the size of the board of directors.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock, (i) after giving effect to the Transactions, but excluding this offering, and (ii) as adjusted to give effect to this offering, for: (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares of Class A common stock or our Class B common stock (including any securities convertible or exchangeable within 60 days into Class A common stock or Class B common stock, as applicable), (2) each of our named executive officers, (3) each of our directors, (4) all of our current executive officers, directors and director nominees as a group and (5) our controlling stockholder.

        As described in "Our Organizational Structure" and "Certain Relationships and Related Party Transactions," each LLC Interest (other than LLC Interests held by us) together with a corresponding number of shares of Class B common stock is exchangeable from time to time at each holder's options for newly-issued shares of our Class A common stock on a one-for-one basis in accordance with the Exchange Agreement. A-A Mortgage may, subject to certain exceptions, exercise such exchange rights for as long as their LLC Interests remain outstanding. See "Certain Relationships and Related Party Transactions—Exchange Agreement." In connection with this offering, we will issue to A-A Mortgage one share of Class B common stock for each LLC Interest A-A Mortgage will own. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of LLC Interests A-A Mortgage will own immediately after the Transactions. The table below assumes the shares of Class A common stock are offered at $            per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). See "Our Organizational Structure." Following the completion of this offering, an affiliate of Apollo Global Management, Inc. will control A-A Mortgage.

        The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each LLC Interest, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

        To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of Class A common stock and Class B common stock, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated in the table or footnotes below, the address for each officer and director listed in the table is 1 Baxter Way, Thousand Oaks, California 91362.

        The following table assumes the underwriters' option to purchase additional shares is not exercised.

	Class A Common Stock Beneficially Owned (on a fully exchanged and converted basis)(1)				Class B Common Stock Beneficially Owned (on a fully exchanged and converted basis)(1)
	Before this Offering		After this Offering		Before this Offering		After this Offering		Combined Voting Power After this Offering
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
A-A Mortgage Opportunities, L.P.(2)		%		%		%		%		%
Directors and Named Executive Officers
Josh Adler		%		%	—	—%	—	—%		%
Maxwell David	—	—%	—	—%	—	—%	—	—%		%
Nancy De Liban	—	—%	—	—%	—	—%	—	—%		%
James S. Furash		%		%	—	—%	—	—%		%
Joseph D. Glatt	—	—%	—	—%	—	—%	—	—%		%
John Hedlund		%		%	—	—%	—	—%		%
Frederick Khedouri	—	—%	—	—%	—	—%	—	—%		%
Neil Mehta	—	—%	—	—%	—	—%	—	—%		%
Amar R. Patel	—	—%	—	—%	—	—%	—	—%		%
Robert Ruberton	—	—%	—	—%	—	—%	—	—%		%
Kenneth Shea	—	—%	—	—%	—	—%	—	—%		%
All directors and executive officers as a group (14 persons)		%		%	—	—%	—	—%		%

        The following table assumes the underwriters' option to purchase additional shares is exercised in full.

	Class A Common Stock Beneficially Owned (on a fully exchanged and converted basis)(1)				Class B Common Stock Beneficially Owned (on a fully exchanged and converted basis)(1)
	Before this Offering		After this Offering		Before this Offering		After this Offering		Combined Voting Power After this Offering
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
A-A Mortgage Opportunities, L.P.(2)		%		%		%		%		%
Directors and Named Executive Officers
Josh Adler		%		%	—	—%	—	—%		%
Maxwell David	—	—%	—	—%	—	—%	—	—%		%
Nancy De Liban	—	—%	—	—%	—	—%	—	—%		%
James S. Furash		%		%	—	—%	—	—%		%
Joseph D. Glatt	—	—%	—	—%	—	—%	—	—%		%
John Hedlund		%		%	—	—%	—	—%		%
Frederick Khedouri	—	—%	—	—%	—	—%	—	—%		%
Neil Mehta	—	—%	—	—%	—	—%	—	—%		%
Amar R. Patel	—	—%	—	—%	—	—%	—	—%		%
Robert Ruberton	—	—%	—	—%	—	—%	—	—%		%
Kenneth Shea	—	—%	—	—%	—	—%	—	—%		%
All directors and executive officers as a group (14 persons)		%		%	—	—%	—	—%		%

(1)
Each holder of Class B common stock is entitled to ten votes per share and each holder of Class A common is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class B common stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock. Upon the date on which the shares of Class B common stock held by A-A Mortgage and its permitted transferees represent less than 10% of our outstanding shares of common stock, each share of Class B common stock will entitle its holder to one vote per share of Class B common stock. See "Description of Capital Stock."

(2)
These shares are held directly by A-A Mortgage Opportunities, L.P., an investment fund managed by Apollo Insurance Solutions Group LP (formerly known as Athene Asset Management, L.P.) ("AISG") AISG GP Ltd. is the general partner of AISG. Apollo Life Asset, L.P. is the general partner of AISG GP Ltd. Apollo Life Asset GP, LLC is the general partner of Apollo Life Asset, L.P. Apollo Capital Management, L.P. is the sole member of Apollo Life Asset GP, LLC. The general partner of Apollo Capital Management, L.P. is Apollo Capital Management GP, LLC. Apollo Management Holdings, L.P. is the sole member and manager of Apollo Capital Management GP, LLC. Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P. Leon Black, Joshua Harris and Marc Rowan are executive officers and managers of Apollo Management Holdings GP, LLC. AISG, AISG GP Ltd., Apollo Life Asset, L.P., Apollo Life Asset GP, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P., Apollo Management Holdings GP, LLC and Messrs. Black, Harris and Rowan, each disclaim beneficial ownership of these shares.

The address of A-A Mortgage Opportunities, L.P. is One Manhattanville Road, Suite 201, Purchase, NY 10577. The address of AISG is 2121 Rosecrans Ave. Ste 5300, El Segundo, California 90245. The address of each of AISG GP Ltd., Apollo Life Asset, L.P. and Apollo Life Asset GP, LLC is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, KY1-9008 Grand Cayman, Cayman Islands. The address of each of Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P., Apollo Management Holdings GP, LLC and Messrs. Black, Harris and Rowan is 9 West 57th Street, New York, NY 10019.

 DESCRIPTION OF CAPITAL STOCK

        This section contains a description of our capital stock and the material provisions of our certificate of incorporation and bylaws that will be in effect upon the completion of this offering and is qualified by reference to the forms of our certificate of incorporation and our bylaws filed as exhibits to the registration statement relating to this prospectus, and by the applicable provisions of Delaware law. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. For more information concerning the Transactions, see "Our Organizational Structure."

General

        Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, our certificate of incorporation will authorize 250,000,000 shares of Class A common stock, par value $0.01 per share, 60,000,000 shares of Class B common stock, par value $0.01 per share and 25,000,000 shares of undesignated preferred stock, par value $0.01 per share, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

        The number of shares of common stock to be outstanding after this offering excludes 10,000,000 shares of Class A common stock that will be available for future issuance under our equity incentive plan, which will become effective on the date of this prospectus. There are currently no outstanding shares of our preferred stock.

Class A Common Stock

Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See "Dividend Policy" for more information.

Voting Rights

        The holders of our Class A common stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation and bylaws that will be in effect immediately prior to the effectiveness of the registration statement of which this prospectus forms a part will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

        Upon consummation of this offering, our board of directors will consist of nine directors.

        Pursuant to our certificate of incorporation, neither Apollo nor any of its respective affiliates is required to present corporate opportunities to us.

No Preemptive or Similar Rights

        Our Class A common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

        Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Class B Common Stock

Dividend Rights

        The holders of outstanding shares of Class B common stock do not have any right to receive dividends. See "Dividend Policy" for more information.

Voting Rights

        Upon consummation of this offering, the holders of our Class B common stock are entitled to ten votes per share. Upon the date on which the shares of Class B common stock held by A-A Mortgage and its permitted transferees represent less than 10% of our outstanding shares of common stock, each share of Class B common stock will entitle its holder to one vote per share of Class B common stock. Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation and bylaws that will be in effect immediately prior to the effectiveness of the registration statement of which this prospectus forms a part will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

        Upon consummation of this offering, our board of directors will consist of directors. Under our Stockholders Agreement, A-A Mortgage has the right, but not the obligation, to nominate (a) a majority of our directors, as long as our controlling stockholder beneficially owns 50% or more of the combined voting power of our outstanding common stock, (b) 50% of our directors, as long as our controlling stockholder beneficially owns 40% or more, but less than 50% of the combined voting power of our outstanding common stock, (c) 40% of our directors, as long as our controlling stockholder beneficially owns 30% or more, but less than 40% of the combined voting power of our outstanding common stock, (d) 30% of our directors, as long as our controlling stockholder beneficially owns 20% or more, but less than 30% of the combined voting power of our outstanding common stock, (e) 20% of our directors, as long as our controlling stockholder beneficially owns 5% or more, but less than 20% of the combined voting power of our outstanding common stock. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Pursuant to our certificate of incorporation, neither Apollo nor any of its respective affiliates is required to present corporate opportunities to us.

No Preemptive or Similar Rights

        Our Class B common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

        The holders of outstanding shares of Class B common stock do not have any right to receive a distribution upon our liquidation, dissolution or winding-up.

Combined Voting Power of Class A Common Stock and Class B Common Stock

        Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters requiring approval by our common stockholders unless otherwise required by law.

        Upon the consummation of this offering, and assuming no exercise of the underwriters' option to purchase            additional shares of Class A common stock, holders of shares of our Class A common stock will hold approximately            % of the combined voting power of our outstanding common stock and holders of shares of our Class B common stock will hold approximately            % of the combined voting power of our outstanding common stock.

        If the underwriters exercise in full their option to purchase an additional            shares of Class A common stock, holders of our Class A common stock will hold approximately            % of the combined voting power of our outstanding common stock and holders of our Class B common stock will hold approximately            % of the combined voting power of our outstanding common stock.

Preferred Stock

        Pursuant to our certificate of incorporation that will become effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

        The provisions of the DGCL, our certificate of incorporation and our bylaws to be in effect following this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

        Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

        However, our certificate of incorporation will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions will not apply to any business combination between our controlling stockholder and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other. In addition, such restrictions will not apply if:

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  a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that it ceases to be an interested stockholder and (ii) within the three-year period immediately prior to the business combination between the Company and such stockholder, would not have been an interested stockholder but for the inadvertent acquisition of ownership; or

  •
  the business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under the certificate of incorporation of, a proposed transaction that (i) constitutes one of the transactions described in the proviso of this sentence, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of our board of directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors; provided that the proposed transactions are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Company is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any wholly owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Company; provided further that the Company will give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) above.

        Additionally, we would be able to enter into a business combination with an interested stockholder if:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding voting stock not owned by the interested stockholder.

        In general, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our certificate of incorporation, an "interested stockholder" generally does not include A-A Mortgage and any affiliate thereof or their direct and indirect transferees.

        This provision of our certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaw Provisions

        Our certificate of incorporation and our bylaws will include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

  Board Vacancies

        Our certificate of incorporation and bylaws will authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

  Classified Board

        Our certificate of incorporation and bylaws will provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See "Management" for additional information.

  Directors Removed Only for Cause

        Our certificate of incorporation will provide that stockholders may remove directors only for cause.

  Supermajority Requirements for Amendments of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation will further provide that the affirmative vote of holders of at least two-thirds of the voting power of our outstanding common stock will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent and designation of our preferred stock. The affirmative vote of holders of at least two-thirds of the voting power of our outstanding common stock will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

  Special Meetings of Stockholders

        Our certificate of incorporation provides that if less than 50.1% of the voting power of our outstanding common stock is beneficially owned by our controlling stockholder and its affiliates, special meetings of the stockholders may be called only by the chairman of the board of directors or by the secretary at the direction of a majority of the directors then in office. For so long as at least 50.1% of the voting power of our outstanding common stock is beneficially owned by A-A Mortgage and its affiliates, including our controlling stockholder, special meetings may also be called by the secretary at the written request of the holders of a majority of the voting power of the then outstanding common stock. The business transacted at any special meeting will be limited to the proposal or proposals included in the notice of the meeting.

  Stockholder Action by Written Consent

        Subject to the rights of the holders of one or more series of our preferred stock then outstanding, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of our stockholders; provided, that prior to the time at which our controlling stockholder ceases to beneficially own at least 50.1% of the voting power our outstanding common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered in accordance with applicable Delaware law.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders who are seeking to bring business before an annual meeting of stockholders and stockholders (other than our controlling stockholder and its affiliates) who are seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business of the 90th day prior to the first anniversary of the preceding year's annual meeting of our stockholders; provided, that in the event that the date of such meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year's annual meeting of our stockholders, a stockholder's notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        All of the foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws will not provide for cumulative voting.

  Issuance of Undesignated Preferred Stock

        We anticipate that after the filing of our certificate of incorporation, our board will have the authority, without further action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

  Exclusive Forum

        Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) or (5) any other action asserting an "internal corporate claim," as defined in Section 115 of the Delaware General Corporation Law, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Corporate Opportunity

        Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation's business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

        Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, principal, partner, member, manager, employee, agent, or other representative of Athene, Apollo or their respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Athene, Apollo or their respective affiliates and representatives, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to Athene, Apollo or their respective affiliates and representatives, as applicable. As of the date of this prospectus, this provision of our certificate of incorporation relates only to the directors nominated by Athene or Apollo.

Transfer Agent and Registrar

        Upon the completion of this offering, the transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A.. The transfer agent's address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Exchange Listing

        Our Class A common stock has been approved for listing on the NYSE under the symbol "AHM."

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Notes

        AmeriHome Mortgage Company, LLC ("AHMC") and AmeriHome Finance Corp., a subsidiary of AHMC, are the co-issuers of $300 million in aggregate principal amount of senior notes due 2028 (the "2028 Senior Notes"). The 2028 Senior Notes mature on October 26, 2028. Interest on the 2028 Senior Notes accrues at 6.500% per annum and is paid semi-annually, in arrears, on November 1 and May 1 of each year, from May 1, 2021. Any 2028 Senior Notes held by Athene will be subject to a 0.500% interest rate step-up if the 2028 Senior Notes cease to be rated investment grade.

        On or after October 23, 2023, the issuers may redeem some or all of the 2028 Senior Notes at a price equal to 103.250% of the principal amount thereof, plus accrued and unpaid interest, which redemption price shall decline to 100% of the principal amount thereof in 2025. In addition, prior to approximately three years from the date of issuance, the issuers may redeem the 2028 Senior Notes at their option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Senior Notes redeemed, plus a "make-whole" premium and accrued and unpaid interest. In addition, during the first three years after issuance, the issuers may redeem in the aggregate up to 40% of the original aggregate principal amount of the 2028 Senior Notes in an aggregate amount equal to the net cash proceeds of one or more equity offerings at a redemption price equal to 106.50%, plus accrued and unpaid interest.

        The issuers' obligations under the 2028 Senior Notes are not guaranteed by any subsidiary of AHMC.

        The indenture governing the 2028 Senior Notes, among other things, limits the ability of AHMC and its restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments; (iii) make certain investments; (iv) consummate certain asset sales; (v) engage in certain transactions with affiliates; (vi) grant or assume certain liens; and (vii) consolidate, merge or transfer all or substantially all of their assets. These covenants are subject to a number of important qualifications and exceptions. Additionally, upon the occurrence of specified change of control events, each holder will have the right to require the issuers to repurchase all or any part of such holder's 2028 Senior Notes at a purchase price in cash equal to 101%.

        The indenture governing the 2028 Senior Notes also provides for customary events of default.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock and could impair our ability to raise capital through the sale of our equity securities. See "Risk Factors—General Risk Factors—Future sales, or the perception of future sales, of our Class A common stock may depress the price of our Class A common stock." No prediction can be made as to the effect, if any, of future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A common stock prevailing from time to time.

Sale of Restricted Shares

        Upon the consummation of this offering, we will have outstanding an aggregate of approximately            shares of Class A common stock.

        The shares of our Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares of such class acquired by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, generally under Rules 144 or 701 under the Securities Act, which we summarize below. Certain of our shares of Class A common stock will be subject to lock-up agreements described below.

        In addition, upon the consummation of this offering, our controlling stockholder will beneficially own            shares of our Class B common stock. Any of our currently issued and outstanding capital stock that may be held by our controlling stockholder would be "restricted securities," as defined in Rule 144. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these shares of common stock will not be freely transferable to the public. However, prior to the completion of this offering, we expect to enter into a registration rights agreement with our controlling stockholder that requires us to register under the Securities Act the resale of shares of our Class A common stock (upon conversion of Class B common stock and LLC Interests held by them), subject to the lock-up agreements described below. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement." Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Rule 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, and subject to the lock-up agreements described below, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any Class A common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations subject only to the availability of current public information about us (which requirement will cease to apply after such person has beneficially owned such shares for at least 12 months).

        Approximately            shares of our outstanding Class A common stock that are not subject to the lock-up agreements described below will be eligible for sale under Rule 144 immediately upon the consummation of this offering.

        Without giving effect to any lock-up agreements, beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned our Class A common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of Class A common stock then outstanding, which will equal approximately            shares immediately after this offering; and

  •
  the average weekly trading volume in our Class A common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisers who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information or holding period requirements of Rule 144. However, all or substantially all Rule 701 shares are subject to lock-up agreements as described below.

Lock-up Agreements

180-Day Lock-up

        We and each of our directors, executive officers, controlling stockholder and substantially all other stockholders, who will collectively beneficially own            shares of our Class A common stock or Class B common stock following this offering (or            shares of Class A common stock or Class B common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), have agreed that, without the prior written consent of any two of the four representatives of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of Class A common stock or any securities convertible into or exchangeable or exercisable for our Class A common stock for a period of 180 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under "Underwriting (Conflict of Interest)."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

        The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that was acquired in this offering and that is held as a capital asset by a non-U.S. holder (as defined below).

        A "non-U.S. holder" means a beneficial owner of shares of our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner and the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

        If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the tax laws of any state, local or other taxing jurisdiction.

Dividends

        We do not anticipate paying any cash dividends to holders of our Class A common stock in the foreseeable future. See "Dividend Policy." If we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder's Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder's adjusted tax basis in shares of our Class A common stock, the excess will be treated as gain from the disposition of shares of our Class A common stock (the tax treatment of which is discussed below under "—Gain on Disposition of Class A Common Stock").

        Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

        Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met.

        A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although there can be no assurances in this regard, we believe we have not been and are not currently a U.S. real property holding corporation for U.S. federal income tax purposes, and we do not anticipate being a U.S. real property holding corporation in the future. If we are or become a "United States real property holding corporation," however, so long as our Class A common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period) more than 5% of our Class A common stock will be subject to U.S. federal income tax on the sale or other disposition of our Class A common stock.

Information Reporting and Backup Withholding

        Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements Under FATCA

        Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), a 30% withholding tax may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons are subject to, and fail to comply with, certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

        Payments of dividends that you receive in respect of shares of our Class A common stock could be affected by this withholding if you are subject to FATCA information reporting requirements and fail to comply with them or if you hold shares of our Class A common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Proposed Treasury regulations, the preamble to which states that taxpayers may rely upon until final regulations are issued, eliminate withholding on payments of gross proceeds. An intergovernmental agreement between the United States and your country of residence (or the country of residence of the non-U.S. person receiving payments on your behalf) may modify the requirements described above. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

        If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Dividends," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

 UNDERWRITING (CONFLICT OF INTEREST)

        Under the terms and subject to the conditions contained in an underwriting agreement dated        , 2021, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective numbers of shares of Class A common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
BofA Securities, Inc.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
UBS Securities LLC
Apollo Global Securities, LLC
Houlihan Lokey Capital, Inc.
Siebert Williams Shank & Co., LLC

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to            additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any option to purchase additional shares of Class A common stock.

        The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $        per share. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The underwriters and selling group members may allow a discount of $        per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay (assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares):

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

        We have also agreed to reimburse the underwriters for up to $25,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or any securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of any two of the four representatives of the underwriters for a period of 180 days after the date of this prospectus.

        Our officers, directors, controlling stockholder and holders of substantially all of our common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of any two of the four representatives of the underwriters for a period of 180 days after the date of this prospectus.

        Our shares of Class A common stock have been approved for listing on the NYSE, under the symbol "AHM".

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations among us and the representatives and will not necessarily reflect the market price of the Class A common stock following this offering. The principal factors that were considered in determining the initial public offering price included:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of, and prospects for, the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development, results of operations and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

        We cannot assure you that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to this offering or that an active trading market for the Class A common stock will develop and continue after this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Apollo Global Securities, LLC, an affiliate of Apollo, is an underwriter in this offering and is receiving a portion of the gross spread as an initial purchaser of the offering. Affiliates of Apollo beneficially own in excess of 10% of our issued and outstanding common stock. As a result, Apollo Global Securities, LLC is deemed to have a "conflict of interest" under FINRA Rule 5121, and this offering will be conducted in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Apollo Global Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Selling Restrictions

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area and United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided, that no such offer of shares referred to above shall result in a requirement for us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 13 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland

        This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and will not be listed or admitted to trading on the SIX Swiss Exchange or on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as a "relevant person"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons.

        This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

  •
  Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  shares, debentures and shares of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and shares of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Canada

(A)  Resale Restrictions

The distribution of shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B)  Representations of Canadian Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus Exemptions,

  •
  the purchaser is a "permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

  •
  where required by law, the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

(C)  Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D)  Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

(E)  Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F)  Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

 LEGAL MATTERS

        The validity of our Class A common stock offered by this prospectus will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Aris Mortgage Holding Company, LLC at December 31, 2019 and 2018, and for each of the two years ended December 31, 2019, and the balance sheet of AmeriHome, Inc. at September 30, 2020 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the shares of Class A common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our shares of Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information that we file electronically with the SEC. Our Internet website address is www.amerihome.com, and the information contained on, or accessible from, or hyperlinked to, our website is not part of this prospectus by reference or otherwise.

AMERIHOME, INC.

Aris Mortgage Holding Company, LLC

Aris Mortgage Holding Company, LLC

Consolidated Balance Sheet

	September 30, 2020	December 31, 2019
	(Unaudited)
	(Amounts in thousands)
Assets
Cash	$523,778	$93,581
Restricted cash	7,751	9,375
Loans held for sale (includes $2,274,273 and $2,347,930 at fair value)	2,651,500	2,648,609
Mortgage servicing rights	838,825	893,193
Derivative assets, net	101,791	21,128
Servicing advances, net	50,638	50,326
Accounts receivable (includes valuation allowance of $1,615 and $698)	39,964	33,459
Fixed assets and software, net	12,537	14,518
Loans eligible for repurchase	2,425,529	382,703
Other assets	44,294	64,341

Total assets	$6,696,607	$4,211,233

Liabilities and member's equity
Warehouse borrowings	$2,431,896	$2,453,152
Notes payable	367,491	387,627
Other borrowings	10,000	15,963
Derivative liabilities, net	19,674	11,256
Liability for losses under representations and warranties	9,786	6,588
Liability for loans eligible for repurchase	2,425,529	382,703
Accounts payable and accrued expenses	94,345	64,210

Total liabilities	5,358,721	3,321,499

Commitments and contingencies (Note 14)
Member's equity	1,337,886	889,734

Total liabilities and member's equity	$6,696,607	$4,211,233

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Aris Mortgage Holding Company, LLC

Consolidated Statement of Income (Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$217,828	$63,728	$556,855	$148,225
Net loan servicing revenue	14,201	27,468	54,059	101,606
Loan acquisition and origination fees	22,472	21,366	63,136	52,604
Other income	10,301	7,526	23,172	32,255
Net interest income (expense)
Interest income	11,506	19,363	50,398	49,374
Interest expense	(10,045)	(16,195)	(39,322)	(42,499)

Net interest income	1,461	3,168	11,076	6,875

Total net revenues	266,263	123,256	708,298	341,565

Expenses
Compensation	44,485	28,883	130,484	82,057
Loan servicing	21,088	15,646	58,382	41,787
Loan acquisition and origination	8,297	7,850	24,384	20,633
Technology	3,452	2,313	8,848	6,399
Occupancy	842	818	2,512	2,428
Other expenses	14,304	9,208	34,898	27,069

Total expenses	92,468	64,718	259,508	180,373

Net income	$173,795	$58,538	$448,790	$161,192

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Aris Mortgage Holding Company, LLC

Consolidated Statement of Changes in Member's Equity (Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Balance, beginning of the period	$1,164,316	$817,821	$889,734	$787,024
Equity-based compensation	1	28	6	171
Distributions	(226)	—	(644)	(72,000)
Net income	173,795	58,538	448,790	161,192

Balance, end of the period	$1,337,886	$876,387	$1,337,886	$876,387

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Aris Mortgage Holding Company, LLC

Consolidated Statement of Cash Flows (Unaudited)

	Nine months ended September 30,
	2020	2019
	(Amounts in thousands)
Cash flows from operating activities
Net income	$448,790	$161,192
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Mortgage servicing rights capitalized upon sale of loans	(524,134)	(463,219)
Change in fair value and impairment of loans held for sale	(18,641)	2,402
Change in fair value of mortgage servicing rights	537,124	298,597
(Gain) loss on sale and interest income on certain securitization transactions	(963)	304
Change in estimate of liability for losses under representations and warranties	4,340	613
Change in fair value of derivatives	(74,829)	(15,201)
Equity-based compensation	6	171
Amortization of debt issuance costs	608	700
Depreciation and amortization	3,751	4,075
Loss on sale of mortgage servicing rights	1,104	3,278
Purchases and originations of loans	(46,785,776)	(33,046,212)
Early buyouts of loans from Ginnie Mae securities	(388,574)	(251,270)
Proceeds on sales and payments from loans held for sale	47,039,266	32,542,226
Net settlement of options contracts	1,043	1,420
Change in counterparty margin	1,542	9,815
Net changes in:
Servicing advances	(4,741)	7,895
Accounts receivable	(1,400)	35,204
Other assets	40,125	726
Accounts payable and accrued expenses	29,027	7,172

Net cash provided by (used in) operating activities	307,668	(700,112)

Cash flows from investing activities
Purchases of fixed assets and software	(1,751)	(1,779)
Proceeds from sale of mortgage servicing rights	40,520	184,084

Net cash provided by investing activities	38,769	182,305

Cash flows from financing activities
Proceeds from warehouse borrowings	47,665,339	35,307,801
Repayment of warehouse borrowings	(47,686,569)	(34,930,439)
Proceeds from notes payable	294,792	274,912
Repayment of notes payable	(315,325)	(284,915)
Proceeds from other borrowings	139,723	258,302
Repayment of other borrowings	(15,000)	(25,000)
Payment of debt issuance costs	(180)	(122)
Distributions	(644)	(72,000)

Net cash provided by financing activities	82,136	528,539

Net increase in cash and restricted cash	428,573	10,732
Cash and restricted cash, beginning of the period	102,956	80,111

Cash and restricted cash, end of the period	$531,529	$90,843

At period end:
Cash	$523,778	$81,468
Restricted cash	7,751	9,375

	$531,529	$90,843

Supplemental cash flow information
Cash paid for interest	$41,977	$43,519
Non-cash financing activities:
Transfers of mortgage-backed securities in settlement of secured borrowings	$129,639	$221,019
Payments from loans held for sale in partial settlement of secured borrowings	$140	$126

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS

        Aris Mortgage Holding Company, LLC ("Aris") is a wholly-owned subsidiary of A-A Mortgage Opportunities, L.P. ("A-A Mortgage"). Aris acquired its principal subsidiary, AmeriHome Mortgage Company, LLC ("AmeriHome") in 2014. The term "the Company" as used herein may refer to Aris individually, Aris and its subsidiaries, or certain of Aris' subsidiaries or affiliates.

        The Company's ongoing central operations include purchasing residential mortgage loans from third-party originators, originating residential mortgage loans directly to consumers, and pooling and selling these loans in the secondary market. The Company generally retains the servicing rights to the loans it sells and subcontracts the servicing to third-party subservicers.

        The Company is an approved seller/servicer for the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), each of which is a government-sponsored enterprise ("GSE"). The Company is also an approved issuer of securities guaranteed by the Government National Mortgage Association ("Ginnie Mae"), a lender for the Federal Housing Administration ("FHA"), a part of the U.S. Department of Housing and Urban Development ("HUD"), and a lender/servicer for the U.S. Department of Veterans Affairs ("VA") and the U.S. Department of Agriculture ("USDA"). Each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, HUD, VA and USDA are herein referred to as an "Agency" and collectively as the "Agencies." The Company is licensed to originate loans in 46 states and the District of Columbia. The Company is able to purchase and service loans in 49 states and the District of Columbia, either because it is properly licensed in such jurisdictions or exempt or otherwise not required to be licensed in such jurisdictions.

NOTE 2. BASIS OF PRESENTATION

Interim Financial Reporting

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim reporting, as codified by the Financial Accounting Standards Board ("FASB") Accounting Standards Codification. These interim period consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 2019. Certain prior period amounts have been reclassified to conform to the current period presentation.

        The accompanying consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, income and cash flows of the Company for the interim periods but are not necessarily indicative of income to be anticipated for the full year ending December 31, 2020. The accompanying consolidated financial statements include the assets and liabilities of Aris and its subsidiaries. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        In accordance with GAAP, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions include, but are not limited to, those related to the valuation of loans held for sale ("LHFS"), mortgage servicing rights ("MSRs") and interest rate lock commitments ("IRLCs"), and the estimation of assets and liabilities associated with loan repurchases and related indemnifications. These estimates and assumptions are based on the best available information, however, actual results could differ from those estimates.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 2. BASIS OF PRESENTATION (Continued)

Recently Issued Accounting Standards Not Yet Adopted

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract and supersedes previous leasing standards. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase of the leased asset by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. In November 2019, the FASB deferred the effective date of the new leases standard for entities that are not public business entities. In June 2020, in response to the effects of the COVID-19 pandemic, the FASB deferred by one year the effective date of the new leases standard for certain entities that have not yet issued or made available for issuance financial statements reflecting adoption of the standard. Therefore, the amendments in ASU 2016-02 will be effective for the Company's fiscal years beginning after December 15, 2021 and interim periods in the following fiscal year. The Company will adopt ASU 2016-02 effective January 1, 2022 using a modified retrospective transition approach. The Company is assessing the impact that the adoption of ASU 2016-02 will have to its consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326), which introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 will apply to: (1) loans, accounts receivable, trade receivables and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets. In November 2019, the FASB deferred the effective date of the new credit losses standard for entities that are not public business entities. As such, the amendments in ASU 2016-13 will be effective for the Company's fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is assessing the impact that the adoption of ASU 2016-13 will have to its consolidated financial statements.

        In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform. Reference rate reform refers to the initiative aimed at eliminating certain widely used reference rates, such as the London Interbank Offered Rate (LIBOR), and introducing new reference rates based on a larger and more liquid population of observable transactions. The Company expects to apply certain expedients under ASU 2020-04 to contract modifications that replace a reference rate and contemporaneous modifications of other terms related to the replacement of the reference rate. The amendments in ASU 2020-04 are effective upon issuance and allows application to contract changes as early as January 1, 2020. The Company is assessing the impact that the adoption of ASU 2020-04 will have to its consolidated financial statements.

NOTE 3. FAIR VALUE MEASUREMENTS

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market at the measurement date under current market conditions regardless of whether that price is directly observable or estimated using another valuation technique.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

        Applicable accounting guidance specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The hierarchy is broken down into three general levels:

  Level 1 inputs—Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date.

  Level 2 inputs—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Observable inputs are inputs that other market participants would use in pricing an asset or liability and are developed based on market data obtained from sources independent of the Company.

  Level 3 inputs—Unobservable inputs, reflecting the Company's assumptions about the factors market participants would use in pricing an asset or liability based on the best information available at the measurement date, are used when quoted prices or observable inputs are unavailable.

        The following is a summary of the fair value hierarchy of assets and liabilities measured at fair value on a recurring basis:

	September 30, 2020
	Level 1	Level 2	Level 3	Total
	(Amounts in thousands)
Assets
Loans held for sale	$—	$2,272,138	$2,135	$2,274,273
Mortgage servicing rights	—	—	838,825	838,825
Interest rate lock commitments(1)	—	—	95,779	95,779
Other derivative assets	—	6,012	—	6,012

	$—	$2,278,150	$936,739	$3,214,889

Liabilities
Interest rate lock commitments(1)	$—	$—	$1,273	$1,273
Other derivative liabilities	—	18,401	—	18,401

	$—	$18,401	$1,273	$19,674

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2019
	Level 1	Level 2	Level 3	Total
	(Amounts in thousands)
Assets
Loans held for sale	$—	$2,302,503	$45,427	$2,347,930
Mortgage servicing rights	—	—	893,193	893,193
Interest rate lock commitments(1)	—	—	19,273	19,273
Other derivative assets	688	1,167	—	1,855

	$688	$2,303,670	$957,893	$3,262,251

Liabilities
Interest rate lock commitments(1)	$—	$—	$261	$261
Other derivative liabilities	—	10,995	—	10,995

	$—	$10,995	$261	$11,256

(1)
For the purpose of the tables above, interest rate lock commitment asset and liability positions are shown separately from other derivative assets and liabilities.

        The activity related to assets and liabilities measured at fair value on a recurring basis using unobservable inputs (Level 3 assets and liabilities) is summarized below:

	Quarter ended September 30, 2020
	Loans held for sale	Mortgage servicing rights	Net interest rate lock commitments(1)
	(Amounts in thousands)
Fair value, beginning of the period	$2,839	$736,657	$89,070
Purchases	—	—
Sales and payments	(1,204)	—
Mortgage servicing rights capitalized upon sale of loans		184,909
Interest rate lock commitments issued, net			2,963,984
Transfers from Level 2 to Level 3	1,527
Transfers from Level 3 to Level 2	(1,154)
Settlement of interest rate lock commitments upon acquisition or origination of loans held for sale			(2,992,274)
Change in fair value	127	(17,909)	33,726
Realization of expected cash flows		(64,832)

Fair value, end of the period	$2,135	$838,825	$94,506

Unrealized gains (losses) included in income related to assets held at period end	$111	$(15,997)	$94,506

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

	Quarter ended September 30, 2019
	Loans held for sale	Mortgage servicing rights	Net interest rate lock commitments(1)
	(Amounts in thousands)
Fair value, beginning of the period	$5,084	$747,168	$17,041
Purchases	28,565	—
Sales and payments	(7,635)	(90,230)
Mortgage servicing rights capitalized upon sale of loans		183,853
Interest rate lock commitments issued, net			3,179,151
Transfers from Level 2 to Level 3	—
Transfers from Level 3 to Level 2	—
Settlement of interest rate lock commitments upon acquisition or origination of loans held for sale			(3,184,078)
Change in fair value	(172)	(67,043)	582
Realization of expected cash flows		(49,958)

Fair value, end of the period	$25,842	$723,790	$12,696

Unrealized gains (losses) included in income related to assets held at period end	$107	$(67,709)	$12,696

(1)
For the purpose of the tables above, interest rate lock commitment asset and liability positions are shown net.

	Nine months ended September 30, 2020
	Loans held for sale	Mortgage servicing rights	Net interest rate lock commitments(1)
	(Amounts in thousands)
Fair value, beginning of the period	$45,427	$893,193	$19,012
Purchases	56,622	—
Sales and payments	(99,061)	(41,378)
Mortgage servicing rights capitalized upon sale of loans		524,134
Interest rate lock commitments issued, net			10,699,626
Transfers from Level 2 to Level 3	3,985
Transfers from Level 3 to Level 2	(4,819)
Settlement of interest rate lock commitments upon acquisition or origination of loans held for sale			(10,672,666)
Change in fair value	(19)	(346,561)	48,534
Realization of expected cash flows		(190,563)

Fair value, end of the period	$2,135	$838,825	$94,506

Unrealized gains (losses) included in income related to assets held at period end	$150	$(271,093)	$94,506

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

	Nine months ended September 30, 2019
	Loans held for sale	Mortgage servicing rights	Net interest rate lock commitments(1)
	(Amounts in thousands)
Fair value, beginning of the period	$27,792	$754,940	$6,090
Purchases	45,005	—
Sales and payments	(46,106)	(195,772)
Mortgage servicing rights capitalized upon sale of loans		463,219
Interest rate lock commitments issued, net			9,640,314
Transfers from Level 2 to Level 3	408
Transfers from Level 3 to Level 2	(769)
Settlement of interest rate lock commitments upon acquisition or origination of loans held for sale			(9,637,804)
Change in fair value	(488)	(173,590)	4,096
Realization of expected cash flows		(125,007)

Fair value, end of the period	$25,842	$723,790	$12,696

Unrealized gains (losses) included in income related to assets held at period end	$86	$(163,949)	$12,696

(1)
For the purpose of the tables above, interest rate lock commitment asset and liability positions are shown net.

        The following is a summary of the difference between the aggregate fair value and the aggregate unpaid principal balance ("UPB") of LHFS for which the fair value option has been elected:

	September 30, 2020
	Fair value	Unpaid principal balance	Difference
	(Amounts in thousands)
Loans held for sale:
Current through 89 days delinquent	$2,273,587	$2,142,369	$131,218
90 days or more delinquent	686	798	(112)

	$2,274,273	$2,143,167	$131,106

	December 31, 2019
	Fair value	Unpaid principal balance	Difference
	(Amounts in thousands)
Loans held for sale:
Current through 89 days delinquent	$2,347,471	$2,240,135	$107,336
90 days or more delinquent	459	473	(14)

	$2,347,930	$2,240,608	$107,322

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

Valuation Techniques and Unobservable Inputs

        The following is a description of the valuation techniques used to measure assets and liabilities reported at fair value on a recurring basis:

Loans Held for Sale

        The majority of LHFS reported at fair value are saleable into active markets and are, therefore, measured based on valuation techniques using Level 2 inputs, such as their quoted market or contracted selling price or market price equivalent. These loans include government-insured or guaranteed and Agency-conforming LHFS. Non-Agency LHFS are measured based on valuation techniques using Level 3 inputs.

        Certain of these LHFS may become non-saleable into active markets due to the identification of a defect. The Company measures such non-saleable loans based on valuation techniques using Level 3 inputs.

Mortgage Servicing Rights

        MSRs are measured based on valuation techniques using Level 3 inputs. The Company uses a discounted cash flow model that incorporates assumptions that market participants would use in estimating the fair value of servicing rights, including, but not limited to, option adjusted spread, conditional prepayment rate, servicing fee rate and cost to service.

Derivative Financial Instruments

        IRLCs are measured based on valuation techniques using Level 3 inputs, such as loan type, underlying loan amount, note rate, loan program and expected settlement date. These measurements are adjusted at loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. The base value is then adjusted for the anticipated loan funding probability ("Pull-through rate"). The Pull-through rate and servicing fee multiple are unobservable inputs based on historical experience.

        The Company's hedging instruments consist of forward purchase and sales contracts, Treasury futures and options, Eurodollar futures, and swap futures. Forward purchase and sales contracts are measured based on valuation techniques using Level 2 inputs, such as quoted market or contracted selling price or market price equivalent. Treasury futures and options, Eurodollar futures, and swap futures are measured based on valuation techniques using Level 1 inputs from exchange-provided daily settlement quotes.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

        The following is a summary of the key unobservable inputs used in the valuation of Level 3 assets and liabilities:

		September 30, 2020
Asset/liability	Key inputs	Range	Weighted average
Mortgage servicing rights	Option adjusted spread (in basis points)	24 - 199	86
	Conditional prepayment rate(1)	13.2% - 30.9%	23.2%
	Servicing fee rate (in basis points)	25.0 - 56.5	32.5
	Cost to service	$82 - $89	$85
Interest rate lock commitments	Servicing fee multiple	3.1 - 6.0	4.6
	Pull-through rate	75% - 100%	88%

		December 31, 2019
Asset/liability	Key inputs	Range	Weighted average
Mortgage servicing rights	Option adjusted spread (in basis points)	121 - 453	228
	Conditional prepayment rate(1)	11.2% - 23.9%	18.0%
	Servicing fee rate (in basis points)	25.0 - 56.5	34.2
	Cost to service	$81 - $87	$84
Loans held for sale	Whole loan spread to TBA price (in basis points)	(2.40) - (0.18)	(1.40)
Interest rate lock commitments	Servicing fee multiple	3.0 - 5.3	4.1
	Pull-through rate	50% - 100%	83%

(1)
Lifetime total prepayment speed annualized.

NOTE 4. LOANS HELD FOR SALE

        The following is a summary of loans held for sale by type:

	September 30, 2020	December 31, 2019
	(Amounts in thousands)
Government-insured or guaranteed	$1,703,113	$1,671,166
Agency-conforming	947,611	935,278
Non-Agency	776	42,165

	$2,651,500	$2,648,609

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 5. MORTGAGE SERVICING RIGHTS

        The Company generally retains MSRs from loan sales and measures them at fair value. The Company receives loan servicing fees, net of subservicing costs, based on the UPB of the underlying loans. Loan servicing fees are collected from payments made by borrowers. The Company may receive other remuneration from rights to various borrower-contracted fees, such as late charges, collateral reconveyance charges and non-sufficient funds fees. The Company is generally entitled to retain the interest earned on funds held pending remittance related to its collection of borrower principal, interest, tax and insurance payments.

        The following is a summary of the UPB of loans included in the Company's MSR portfolio by investor:

Investor	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Fannie Mae and Freddie Mac	$55,926,747	$37,378,402
Ginnie Mae	36,199,407	36,544,549
Private investors	1,377,000	1,842,270

	$93,503,154	$75,765,221

Weighted average interest rate	3.90%	4.39%
Custodial funds managed by the Company's subservicers(1)	$2,128,745	$1,181,742

(1)
Borrower and investor custodial cash accounts relate to loans serviced under servicing agreements and are not recorded in the consolidated balance sheet.

        The following is a summary of the UPB of loans included in the Company's MSR portfolio by geographical distribution:

State	September 30, 2020	December 31, 2019
	(Amounts in thousands)
Texas	$14,925,223	$10,889,255
California	11,619,501	8,288,003
Florida	7,181,913	6,857,757
Georgia	4,490,785	4,059,126
New Jersey	3,873,979	3,042,623
Other	51,411,753	42,628,457

	$93,503,154	$75,765,221

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 5. MORTGAGE SERVICING RIGHTS (Continued)

        The following is a summary of the UPB of loans included in the Company's MSR portfolio by year of origination:

Year of origination	September 30, 2020	December 31, 2019
	(Amounts in thousands)
2020	$38,737,589	$—
2019	31,907,994	37,769,155
2018	12,135,143	21,455,293
2017	6,353,702	10,511,381
Prior to 2017	4,368,726	6,029,392

	$93,503,154	$75,765,221

        On March 3, 2020, the Company completed one bulk sale of MSRs and related servicing advances totaling $4.9 billion in UPB of loans underlying mortgage-backed securities guaranteed by Ginnie Mae. The aggregate sales price of this transaction was $41.4 million. At the time of the sale, the Company recognized $10.6 million in receivables for holdbacks pending fulfillment of all servicing transfer and document delivery requirements. As of September 30, 2020, the Company reported the remaining receivable amount related to this sale of $858 thousand in Accounts receivable in the consolidated balance sheet.

        The following presents the effect of hypothetical changes in the fair value of MSRs caused by assumed immediate changes in interest rates, discount rates and prepayment speeds that are used to determine fair value:

Mortgage servicing rights sensitivity analysis	September 30, 2020	December 31, 2019
	(Amounts in thousands)
Fair value of mortgage servicing rights	$838,825	$893,193
Interest rate change:
Decrease in fair value from 50 basis point adverse change	$(101,784)	$(148,306)
Increase in fair value from 50 basis point favorable change	$179,186	$135,717
Discount rate change:
Decrease in fair value from 50 basis point increase	$(18,680)	$(17,954)
Increase in fair value from 50 basis point decrease	$19,548	$18,701
Prepayment speed change:
Decrease in fair value from 1% conditional prepayment rate increase	$(114,256)	$(40,741)
Increase in fair value from 1% conditional prepayment rate decrease	$128,408	$44,974

        Sensitivities are hypothetical changes in fair value and cannot be extrapolated because the relationship of changes in assumptions to changes in fair value may not be linear. In addition, the effect of a variation in a particular assumption is calculated without changing any other assumption, whereas a change in one factor may result in changes to another. Accordingly, no assurance can be

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 5. MORTGAGE SERVICING RIGHTS (Continued)

given that actual results would be consistent with the results of these estimates. As a result, actual future changes in MSR values may differ significantly from those reported.

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses derivative financial instruments to manage exposure to interest rate risk for IRLCs it makes to purchase and originate loans at specified interest rates, and its inventory of LHFS and MSRs. The Company has elected to present net derivative asset and liability positions, and cash collateral obtained from or posted to its counterparties, when subject to a master netting arrangement that is legally enforceable on all counterparties in the event of default. IRLCs are not subject to a master netting arrangement.

        The following is a summary of the derivative assets and liabilities recorded in the consolidated balance sheet, including the ending positions after considering master netting arrangements and financial instruments or cash pledged:

	September 30, 2020
		Fair value
	Notional amount	Derivative assets	Derivative liabilities
	(Amounts in thousands)
Interest rate lock commitments	$6,424,957	$95,779	$1,273
Forward purchase contracts	$7,208,224	19,010	2,953
Forward sales contracts	$13,260,728	5,930	29,219
Futures contracts	$549,299,700	—	—
Margin		1,720	6,877

Derivatives before netting		122,439	40,322
Netting		(20,648)	(20,648)

		$101,791	$19,674

Collateral received from counterparties, net			$5,157

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	December 31, 2019
		Fair value
	Notional amount	Derivative assets	Derivative liabilities
	(Amounts in thousands)
Interest rate lock commitments	$2,349,959	$19,273	$261
Forward purchase contracts	$4,741,336	5,862	1,640
Forward sales contracts	$7,177,451	3,381	13,816
Put options on interest rate futures purchase contracts	$200,000	422	—
Call options on interest rate futures purchase contracts	$100,000	266	—
Futures contracts	$129,294,100	—	—
Margin		—	3,615

Derivatives before netting		29,204	19,332
Netting		(8,076)	(8,076)

		$21,128	$11,256

Collateral received from counterparties, net			$3,615

        Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable to the same counterparty. The Company mitigates credit risk by requiring counterparties to provide collateral to the Company when the counterparties' unsecured loss positions exceed certain negotiated limits.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The following is a summary of derivative assets and liabilities and related netting amounts:

	September 30, 2020
	Gross amount of recognized assets (liabilities)	Gross offset	Net assets (liabilities)
	(Amounts in thousands)
Derivatives subject to master netting arrangements:
Assets:
Forward purchase contracts	$18,741	$(11,128)	$7,613
Forward sales contracts	$4,515	$(9,520)	$(5,005)
Margin	$1,720	$—	$1,720
Liabilities:
Forward purchase contracts	$(2,704)	$11,128	$8,424
Forward sales contracts	$(23,684)	$9,520	$(14,164)
Margin	$(6,877)	$—	$(6,877)
Derivatives not subject to master netting arrangements:
Assets:
Interest rate lock commitments	$95,779	$—	$95,779
Forward purchase contracts	$269	$—	$269
Forward sales contracts	$1,415	$—	$1,415
Liabilities:
Interest rate lock commitments	$(1,273)	$—	$(1,273)
Forward purchase contracts	$(249)	$—	$(249)
Forward sales contracts	$(5,535)	$—	$(5,535)
Total derivatives:
Assets	$122,439	$(20,648)	$101,791
Liabilities	$(40,322)	$20,648	$(19,674)

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	December 31, 2019
	Gross amount of recognized assets (liabilities)	Gross offset	Net assets (liabilities)
	(Amounts in thousands)
Derivatives subject to master netting arrangements:
Assets:
Forward purchase contracts	$5,244	$(4,274)	$970
Forward sales contracts	$3,341	$(3,802)	$(461)
Liabilities:
Forward purchase contracts	$(1,640)	$4,274	$2,634
Forward sales contracts	$(13,269)	$3,802	$(9,467)
Margin	$(3,615)	$—	$(3,615)
Derivatives not subject to master netting arrangements:
Assets:
Interest rate lock commitments	$19,273	$—	$19,273
Forward purchase contracts	$618	$—	$618
Forward sales contracts	$40	$—	$40
Options contracts	$688	$—	$688
Liabilities:
Interest rate lock commitments	$(261)	$—	$(261)
Forward sales contracts	$(547)	$—	$(547)
Total derivatives:
Assets	$29,204	$(8,076)	$21,128
Liabilities	$(19,332)	$8,076	$(11,256)

        The following is a summary of net gains (losses) on derivatives included in income:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Gains (losses) on derivatives included in Net gains on loans held for sale:
Interest rate lock commitments	$5,436	$(4,344)	$75,494	$6,607
Forward contracts	(26,553)	(25,347)	(158,036)	(87,959)
Options contracts	—	(207)	(38)	(528)
Futures contracts	(1,233)	5,519	15,870	12,763

	$(22,350)	$(24,379)	$(66,710)	$(69,117)

Gains (losses) on derivatives included in Net loan servicing revenue:
Forward contracts	$31,105	$2,226	$147,258	$17,107
Options contracts	—	(2,922)	(1,025)	(9,590)
Futures contracts	(6,553)	85,544	236,483	229,006

	$24,552	$84,848	$382,716	$236,523

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 7. BORROWINGS

        The Company uses a variety of financing arrangements including loan sales under repurchase agreements (warehouse borrowings) and secured term facilities (notes payable). These financing arrangements contain various covenants, including financial covenants, governing the Company's tangible net worth, leverage ratio, liquidity and profitability. The Company's failure to comply with any of these covenants could result in an event of default, subject to a cure period, under one or more borrowing agreements, pursuant to which all or a portion of the amounts borrowed may become immediately due and payable. The Company was in compliance with all financial covenants as of and for the nine months ended September 30, 2020 and as of December 31, 2019.

Warehouse Borrowings

        The Company finances the acquisition of loans through the use of repurchase agreements. Repurchase agreements operate as financings under which the Company transfers loans to secure borrowings. The borrowing amounts are based on the attributes of the collateralized loans and are defined in the repurchase agreement of each warehouse lender. The Company retains beneficial ownership of the transferred loans and will receive the loans from the lender upon full repayment of the borrowing. The repurchase agreements may require the Company to transfer additional assets to the lender in the event the estimated fair value of the existing transferred loans declines.

        As of September 30, 2020, the Company had access to approximately $3.3 billion in uncommitted warehouse funding, of which approximately $2.4 billion was drawn. As of December 31, 2019, the Company had access to approximately $3.4 billion in uncommitted warehouse funding, of which approximately $2.5 billion was drawn.

        The following is a summary of financial information relating to borrowings under warehouse facilities:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands)
Weighted average interest rate(1)	1.81%	3.67%	2.35%	3.94%
Average balance	$1,624,571	$1,716,285	$1,858,874	$1,407,570
Interest expense(1)	$7,398	$15,896	$32,831	$41,449
Maximum daily amount outstanding	$2,432,017	$2,154,634	$2,746,151	$2,154,634

(1)
Excludes settlement fees, utilization rebates, earnings credits and amortization of debt issuance costs, which caused interest expense to decrease by $483 thousand and $2.3 million during the

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 7. BORROWINGS (Continued)

  quarters ended September 30, 2020 and 2019, respectively, and $2.2 million and $7.0 million during the nine months ended September 30, 2020 and 2019, respectively.

	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Carrying value of warehouse borrowings(1)	$2,432,017	$2,453,247
Weighted average interest rate	1.72%	3.42%
Additional borrowing capacity	$867,983	$896,753
Restricted cash on deposit with counterparties	$7,751	$9,375
Fair value of loans held for sale securing warehouse borrowings	$2,627,686	$2,616,870

(1)
Excludes unamortized debt issuance costs of $121 thousand and $95 thousand at September 30, 2020 and December 31, 2019, respectively.

        The following is a summary of maturities of outstanding advances under warehouse facilities:

Remaining maturity at September 30, 2020	Balance
(Amounts in thousands)
Within 30 days	$254
31 to 90 days	2,431,763

2,432,017
Debt issuance costs	(121)

Total warehouse borrowings	$2,431,896

Notes Payable

        The following is a summary of outstanding balances related to borrowings under the secured term facilities:

	September 30, 2020	December 31, 2019
	(Amounts in thousands)
Term notes to qualified institutional buyers	$225,000	$225,000
Term loan	—	68,325
Revolving credit agreements	144,329	96,537

	369,329	389,862
Debt issuance costs	(1,838)	(2,235)

Total notes payable	$367,491	$387,627

Term Notes

        In August 2018, the Company, through AmeriHome GMSR Issuer Trust (the "Trust"), entered into a structured finance transaction, pursuant to which the Company may finance excess servicing spread relating to Ginnie Mae MSRs (the "Ginnie Mae MSR Facility"). In connection with the Ginnie

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 7. BORROWINGS (Continued)

Mae MSR Facility, the Trust issued to the Company a series of variable funding notes, Series 2018-VF1 (the "VFN") and the Company, through the Trust, issued one series of term notes, Series 2018-GT1 Term Notes, with an aggregate principal amount of $155.0 million to certain qualified institutional buyers, including several limited partners in A-A Mortgage.

        In November 2019, pursuant to the terms of the Ginnie Mae MSR Facility, the Company, through the Trust, issued a new series of term notes, Series 2019-GT1 Term Notes, to certain qualified institutional buyers, including several limited partners in A-A Mortgage. The Series 2019-GT1 Term Notes consist of $192.9 million of Class A Term Notes, bearing interest at a per annum rate of 4.18%, and $32.1 million of Class B Term Notes, bearing interest at a per annum rate of 4.68%. Each Class of the Series 2019-GT1 Term Notes matures on November 25, 2024 unless extended by the Company pursuant to an optional extension to November 25, 2026. Proceeds from the issuance of the Series 2019-GT1 Term Notes were used to redeem all of the Series 2018-GT1 Term Notes. As of September 30, 2020, the fair value of MSRs pledged to secure the VFN and the Series 2019-GT1 Term Notes totaled $368.4 million.

Revolving Credit Agreements

        In August 2020, the Company entered into a loan and security agreement for two revolving loans. One revolving loan is secured by MSRs with a maximum principal amount of $300.0 million, and one revolving loan is secured by servicing advances with a maximum principal amount of $100.0 million. The revolving loans mature in August 2022, upon which, provided no event of default is occurring, the outstanding balance of the MSR revolving loan may convert to a term loan. As of September 30, 2020, the outstanding balance of the revolving loans (excluding unamortized debt issuance costs) and the fair value pledged to secure them totaled $144.3 million and $426.0 million, respectively. As of December 31, 2019, the outstanding balance of revolving credit agreements (excluding unamortized debt issuance costs) and the fair value of MSRs pledged to secure them totaled $96.5 million and $205.4 million, respectively.

Other Borrowings

        In connection with the Ginnie Mae MSR Facility, the Company entered into a repurchase agreement (the "VFN Repurchase Agreement") with a financial institution, pursuant to which the Company sold the Series 2018-VF1 Notes with an agreement to repurchase them at a later date. The Company and the financial institution are also counterparties under a repurchase agreement used for warehouse borrowings. The VFN Repurchase Agreement has a term of one year and provides for a maximum loan amount of $100.0 million. The maximum borrowings under the respective warehouse borrowing facility and the VFN Repurchase Agreement combined are $750.0 million. The outstanding balance of the VFN Repurchase Agreement (excluding unamortized debt issuance costs) totaled $10.0 million as of September 30, 2020 and December 31, 2019, and is included in Other borrowings in the consolidated balance sheet.

        In March 2020, the Company entered into a loan agreement pursuant to which the lender agreed to make revolving loans in an amount not to exceed $10.0 million. The proceeds of the loans are to be used solely for working capital in the Company's ordinary course of business. The loan agreement matures on March 6, 2021 and bears interest at a per annum rate of interest equal to the greater of the

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 7. BORROWINGS (Continued)

prime rate or an alternate base rate, as defined in the loan agreement. As of September 30, 2020, the loan had been fully repaid.

        Proceeds from transfers of loans that did not qualify as sales totaled $6.0 million at December 31, 2019. The Company did not have proceeds from transfers of loans that did not qualify as loan sales as of September 30, 2020. These transfers are accounted for as secured borrowings and included in Other borrowings in the consolidated balance sheet.

NOTE 8. LIABILITY FOR LOSSES UNDER REPRESENTATIONS AND WARRANTIES

        The activity in the Company's liability for losses under representations and warranties is summarized below:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Balance, beginning of the period	$14,307	$5,973	$6,588	$7,407
Provision for repurchase losses	2,325	1,801	7,799	4,792
Change in estimate of liability for losses under representations and warranties	(6,876)	(664)	(3,459)	(4,318)
Repurchase losses	30	(304)	(1,142)	(1,075)

Balance, end of the period	$9,786	$6,806	$9,786	$6,806

        The UPB of loans subject to losses under representations and warranties totaled $86.7 billion and $76.8 billion as of September 30, 2020 and 2019, respectively.

NOTE 9. NET GAINS ON LOANS HELD FOR SALE

        The following is a summary of net gains on loans held for sale included in income:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Net proceeds from sale of loans(1)	$39,418	$(82,203)	$85,130	$(243,001)
Mortgage servicing rights capitalized upon sale of loans	184,909	183,853	524,134	463,219
Provision for and change in estimate of liability for losses under representations and warranties	4,551	(1,137)	(4,340)	(474)
Change in fair value of loans held for sale	11,300	(12,406)	18,641	(2,402)
Change in fair value of derivatives:
Unrealized gain on derivatives	11,429	19,528	66,672	31,022
Realized loss on derivatives	(33,779)	(43,907)	(133,382)	(100,139)

	(22,350)	(24,379)	(66,710)	(69,117)

Net gains on loans held for sale	$217,828	$63,728	$556,855	$148,225

(1)
Represents excess of loan basis over cash proceeds received upon settlement.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 10. NET LOAN SERVICING REVENUE

        The following is a summary of net loan servicing revenue included in income:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Loan servicing fees:
Base fees	$70,173	$58,806	$201,437	$159,754
Ancillary income	2,383	2,761	8,134	7,204

	72,556	61,567	209,571	166,958

Change in fair value of mortgage servicing rights	(17,909)	(67,043)	(346,561)	(173,590)
Realization of expected cash flows of mortgage servicing rights	(64,832)	(49,958)	(190,563)	(125,007)

	(82,741)	(117,001)	(537,124)	(298,597)

Loss on sale of mortgage servicing rights	(166)	(1,946)	(1,104)	(3,278)
Change in fair value of derivatives:
Unrealized (loss) gain on derivatives	(11,759)	(15,787)	8,157	(15,821)
Realized gain on derivatives	36,311	100,635	374,559	252,344

	24,552	84,848	382,716	236,523

Net loan servicing revenue	$14,201	$27,468	$54,059	$101,606

NOTE 11. OTHER INCOME

        The following is a summary of other income:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands)
Early payoff fees	$9,563	$5,420	$18,018	$14,355
Incentive fees from warehouse lenders(1)	—	39	—	11,932
Other	738	2,067	5,154	5,968

Other income	$10,301	$7,526	$23,172	$32,255

(1)
Represents lender incentive fees earned for financing loans that satisfied certain customer credit relief characteristics pursuant to a lender incentive program that was completed in 2019.

NOTE 12. RELATED PARTY TRANSACTIONS

        The Company sold loans to certain subsidiaries of Athene Holding, Ltd. ("Athene"), which are also limited partners in A-A Mortgage, totaling $169.4 million in UPB during the nine months ended September 30, 2020. In connection with these loan sales, the Company recognized gains of $1.9 million during the same period, which were included in Net gains on loans held for sale in the consolidated statement of income. The Company did not sell any loans to these subsidiaries of Athene during the

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 12. RELATED PARTY TRANSACTIONS (Continued)

quarter ended September 30, 2020 and quarter and nine months ended September 30, 2019. The Company serviced loans sold to these subsidiaries of Athene totaling $468.2 million and $1.0 billion in UPB as of September 30, 2020 and December 31, 2019, respectively. The fair value of these MSRs totaled $2.5 million and $6.7 million as of September 30, 2020 and December 31, 2019, respectively. The Company collected servicing fees from these subsidiaries of Athene in an amount of $523 thousand and $524 thousand for the quarters ended September 30, 2020 and 2019, respectively, and $1.7 million and $1.5 million for the nine months ended September 30, 2020 and 2019, respectively.

        In March 2020, the Company entered into a conveyance agreement with a subsidiary of Athene, which is also a limited partner in A-A Mortgage, pursuant to which the limited partner conveyed to the Company certain residential mortgage loans that the Company had previously sold to the Athene subsidiary. The loans conveyed to the Company totaled approximately $515.3 million in UPB. The Company subsequently sold the loans to a third party investor and delivered the sales proceeds to the limited partner, in accordance with the terms of the conveyance agreement. In exchange for facilitating the sale to the third party investor, the limited partner paid the Company a fee of approximately $650 thousand, which included reimbursement of transaction costs incurred by the Company. The Company recorded the $650 thousand as a component of Other income in the consolidated statement of income.

        The Company sold loans to an entity administered by the special limited partner of A-A Mortgage totaling $21.3 million in UPB during the nine months ended September 30, 2020. In connection with these loan sales, the Company recognized gains of $270 thousand during the same period, which were included in Net gains on loans held for sale in the consolidated statement of income. The Company did not sell any loans to this entity during the quarter ended September 30, 2020 and the quarter and nine months ended September 30, 2019. The Company serviced loans sold to this entity totaling $43.9 million and $34.9 million in UPB as of September 30, 2020 and December 31, 2019, respectively. The fair value of these MSRs totaled $242 thousand and $277 thousand as of September 30, 2020 and December 31, 2019, respectively. The Company collected servicing fees from this entity in an amount of $18 thousand and $20 thousand for the quarters ended September 30, 2020 and 2019, respectively, and $59 thousand and $60 thousand for the nine months ended September 30, 2020 and 2019, respectively.

        The Company pays a monitoring fee to the special limited partner of A-A Mortgage for professional services rendered. The fee is calculated and payable quarterly in arrears at an annual rate of 1.5% and is based on the Company's ending equity as of each calendar quarter end, measured in accordance with GAAP. The Company recognized monitoring fees expense of $5.0 million and $3.3 million for the quarters ended September 30, 2020 and 2019, respectively, and $13.0 million and $9.2 million for the nine months ended September 30, 2020 and 2019, respectively. The Company reported payables related to these monitoring fees totaling $5.0 million and $3.3 million as of September 30, 2020 and 2019, respectively.

        In August 2018, the Company, through the Trust, issued the Series 2018-GT1 Term Notes to certain qualified institutional buyers, including certain limited partners in A-A Mortgage. As of December 31, 2018, the outstanding balance of the Series 2018-GT1 Term Notes totaled $155.0 million. In November 2019, the Company, through the Trust, issued the Series 2019-GT1 Term Notes, including $175.0 million to certain limited partners in A-A Mortgage and an entity administered by a subsidiary of the parent of the special limited partner of A-A Mortgage. As of September 30, 2020, the

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 12. RELATED PARTY TRANSACTIONS (Continued)

outstanding balance of the Series 2019-GT1 Term Notes issued to such related parties totaled $175.0 million.

NOTE 13. SEGMENT INFORMATION

        The Company operates in three segments: Correspondent, Consumer Direct, and Servicing. These segments were identified based on how the chief operating decision maker evaluates and assesses the Company's operating results.

        The Correspondent lending segment generates revenues by performing loan acquisition and sale activities. The Consumer Direct lending segment generates revenues by performing loan origination and sale activities. These segments also earn interest income on loans held pending sale or securitization. Direct operating expenses incurred in connection with these activities are included in these segments. Corporate overhead expenses are included in the Correspondent segment.

        The Servicing segment generates revenues by performing loan servicing activities. Servicing segment revenues are also derived from the execution and management of early buyout transactions, including gains recognized upon subsequent sales.

        The following is a summary of financial information by segment:

	Quarter ended September 30, 2020
	Correspondent	Consumer Direct	Servicing	Total
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$161,485	$52,516	$3,827	$217,828
Net loan servicing revenue	—	—	14,201	14,201
Loan acquisition and origination fees	22,466	6	—	22,472
Other revenues	792	—	9,509	10,301
Net interest income (expense)
Interest income	7,999	966	2,541	11,506
Interest expense	(4,742)	(517)	(4,786)	(10,045)

Net interest income (expense)	3,257	449	(2,245)	1,461

Total net revenues	188,000	52,971	25,292	266,263
Expenses	49,002	15,842	27,624	92,468

Net income (loss)	$138,998	$37,129	$(2,332)	$173,795

Segment assets at period end	$2,175,111	$298,072	$4,223,424	$6,696,607

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 13. SEGMENT INFORMATION (Continued)

	Quarter ended September 30, 2019
	Correspondent	Consumer Direct	Servicing	Total
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$45,885	$16,502	$1,341	$63,728
Net loan servicing revenue	—	—	27,468	27,468
Loan acquisition and origination fees	20,779	587	—	21,366
Other revenues	1,097	—	6,429	7,526
Net interest income (expense)
Interest income	16,614	541	2,208	19,363
Interest expense	(13,778)	(411)	(2,006)	(16,195)

Net interest income	2,836	130	202	3,168

Total net revenues	70,597	17,219	35,440	123,256
Expenses	38,135	8,017	18,566	64,718

Net income	$32,462	$9,202	$16,874	$58,538

Segment assets at period end	$2,031,650	$103,470	$1,389,697	$3,524,817

	Nine months ended September 30, 2020
	Correspondent	Consumer Direct	Servicing	Total
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$416,516	$123,402	$16,937	$556,855
Net loan servicing revenue	—	—	54,059	54,059
Loan acquisition and origination fees	62,390	746	—	63,136
Other income	2,708	—	20,464	23,172
Net interest income (expense)
Interest income	37,871	2,636	9,891	50,398
Interest expense	(24,060)	(1,540)	(13,722)	(39,322)

Net interest income (expense)	13,811	1,096	(3,831)	11,076

Total net revenues	495,425	125,244	87,629	708,298
Expenses	147,688	40,646	71,174	259,508

Net income	$347,737	$84,598	$16,455	$448,790

Segment assets at period end	$2,175,111	$298,072	$4,223,424	$6,696,607

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 13. SEGMENT INFORMATION (Continued)

	Nine months ended September 30, 2019
	Correspondent	Consumer Direct	Servicing	Total
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$111,795	$33,926	$2,504	$148,225
Net loan servicing revenue	—	—	101,606	101,606
Loan acquisition and origination fees	51,288	1,316	—	52,604
Other income	14,765	—	17,490	32,255
Net interest income (expense)
Interest income	43,433	1,311	4,630	49,374
Interest expense	(35,803)	(1,046)	(5,650)	(42,499)

Net interest income (expense)	7,630	265	(1,020)	6,875

Total net revenues	185,478	35,507	120,580	341,565
Expenses	109,415	20,848	50,110	180,373

Net income	$76,063	$14,659	$70,470	$161,192

Segment assets at period end	$2,031,650	$103,470	$1,389,697	$3,524,817

NOTE 14. COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases office space at multiple locations under noncancelable agreements through August 2026. The Company recognized rent expense of $752 thousand for each of the quarters ended September 30, 2020 and 2019, and $2.3 million for each of the nine months ended September 30, 2020 and 2019. Rent expense is included in Occupancy expense in the consolidated statement of income.

        Future minimum rental payments under the lease agreements in the aggregate and for the following five years are as follows:

Twelve months ending September 30,	Future minimum lease payments
(Amounts in thousands)
2021	$4,274
2022	4,614
2023	4,295
2024	2,790
2025	2,929
Thereafter	2,742

$21,644

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 14. COMMITMENTS AND CONTINGENCIES (Continued)

Litigation

        In the ordinary course of business, the Company may be subject to litigation. Management does not believe that any potential, threatened or pending litigation to which it is a party will have a material adverse effect on the Company's liquidity, financial condition or results of operations.

Risks and Uncertainties

        In the ordinary course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk, credit risk and market risk. For additional information about the Company's exposure to economic and regulatory risks, refer to the discussion of risks and uncertainties under Note 15. Commitments and Contingencies in the Company's audited consolidated financial statements as of and for the year ended December 31, 2019.

NOTE 15. CAPITAL REQUIREMENTS

        The Company is required to maintain specified levels of capital to remain in good standing with the Agencies. These capital requirements generally are tied to the UPB of loans included in the Company's servicing portfolio or loan production volume during the period.

        The Agencies' capital requirements are summarized below:

	September 30, 2020		December 31, 2019
Agency	Adjusted net worth(1)	Required net worth	Adjusted net worth(1)	Required net worth
	(Amounts in thousands)
Fannie Mae and Freddie Mac	$1,338,707	$236,258	$889,679	$191,913
Ginnie Mae	$1,338,707	$139,003	$889,679	$141,976
HUD	$1,338,707	$2,500	$889,679	$2,500

(1)
Calculated in compliance with the respective Agency's requirements.

        Noncompliance with an Agency's capital requirements can result in the respective Agency taking various remedial actions up to, and including, removing the Company's ability to sell loans to and service loans on behalf of the respective Agency. The Company had capital in excess of the Agencies' requirements at September 30, 2020 and December 31, 2019.

NOTE 16. SUBSEQUENT EVENTS

        The Company has evaluated all events and transactions through November 20, 2020, which is the date the Company issued the consolidated financial statements, and noted the following:

  •
  On October 19, 2020, AmeriHome entered into a letter of intent to sell certain MSRs related to residential mortgage loans underlying MBS guaranteed by Ginnie Mae with an approximate UPB of $4.96 billion as of September 30, 2020. The Company expects to complete the sale and the transfer of MSRs contemplated in this agreement in the fourth quarter of 2020, subject to customary closing conditions.

  •
  On October 25, 2020, the Board of Managers of the Company resolved to waive the performance-based vesting conditions of the Class P1 Units under the 2015 Profits Units Plan.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 16. SUBSEQUENT EVENTS (Continued)

    The Company believes the waiver of the vesting conditions constitutes a modification of the Class P1 Units that will result in the recognition of incremental compensation cost of approximately $30.7 million at the date of modification.

  •
  On October 26, 2020, AmeriHome and AmeriHome Finance Corp., a subsidiary of AmeriHome (together, the "Issuers"), issued senior unsecured notes due 2028 (the "2028 Senior Notes") with an aggregate principal amount of $300.0 million to certain affiliates of Athene in exchange for cash proceeds equal to $300.0 million. The 2028 Senior Notes will mature on October 26, 2028. Interest on the 2028 Senior Notes will accrue at 6.5% per annum and will be paid semi-annually. Any 2028 Senior Notes held by Athene and its affiliates will be subject to a 0.5% interest rate step-up if the 2028 Senior Notes cease to be rated investment grade.

  •
  On October 26, 2020, the Company made a cash distribution to A-A Mortgage in an aggregate amount of $475.0 million, funded by the proceeds from the issuance of 2028 Senior Notes and cash on hand.

  •
  On October 30, 2020, AmeriHome amended and restated the transaction documents related to the Ginnie Mae MSR Facility to expand the beneficial interests of the participation certificate previously sold by AmeriHome to the Trust to include servicing advance reimbursement amounts relating to Ginnie Mae MBS advances. In connection with such amendments, the Trust issued to AmeriHome a new series of variable funding notes, Series 2020-PIAVF1 Notes, pursuant to the terms of the Ginnie Mae MSR Facility.

        The Company entered into a new repurchase agreement (the "PIAVF1 Repurchase Agreement") with the same financial institution that is the counterparty to one of the Company's warehouse borrowing facilities and the VFN Repurchase Agreement. Pursuant to the terms of the PIAVF1 Repurchase Agreement, the Company sold to the financial institution the Series 2020-PIAVF1 Notes with an agreement to repurchase them at a later date. The PIAVF1 Repurchase Agreement has a term of one year and provides for a maximum loan amount of $150.0 million. The maximum borrowings under the related warehouse borrowing facility, the VFN Repurchase Agreement and the PIAVF1 Repurchase Agreement combined are $750 million. The maximum combined loan amount under the VFN Repurchase Agreement and the PIAVF1 Repurchase Agreement is the lesser of $150.0 million and 40% of the outstanding borrowings under the related warehouse borrowing facility.

Report of Independent Registered Public Accounting Firm

To the Member and the Board of Managers of Aris Mortgage Holding Company, LLC

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheet of Aris Mortgage Holding Company, LLC (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, changes in member's equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2018.

Los Angeles, California
March 16, 2020

Aris Mortgage Holding Company, LLC
Index to Consolidated Financial Statements

Aris Mortgage Holding Company, LLC

Consolidated Balance Sheet

	December 31,
	2019	2018
	(Amounts in thousands)
Assets
Cash	$93,581	$70,111
Restricted cash	9,375	10,000
Loans held for sale (includes $2,347,930 and $1,618,074 at fair value)	2,648,609	1,714,066
Mortgage servicing rights	893,193	754,940
Derivative assets, net	21,128	13,095
Servicing advances, net	50,326	31,040
Accounts receivable (includes valuation allowance of $698 and $1,173)	33,459	68,320
Fixed assets and software, net	14,518	17,589
Loans eligible for repurchase	382,703	139,889
Other assets	64,341	50,041

Total assets	$4,211,233	$2,869,091

Liabilities and member's equity
Warehouse borrowings	$2,453,152	$1,562,836
Notes payable	387,627	283,899
Other borrowings	15,963	23,860
Derivative liabilities, net	11,256	10,449
Liability for losses under representations and warranties	6,588	7,407
Liability for loans eligible for repurchase	382,703	139,889
Accounts payable and accrued expenses	64,210	53,727

Total liabilities	3,321,499	2,082,067

Commitments and contingencies (Note 15)
Member's equity	889,734	787,024

Total liabilities and member's equity	$4,211,233	$2,869,091

The accompanying notes are an integral part of these consolidated financial statements.

Aris Mortgage Holding Company, LLC

Consolidated Statement of Income

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$229,239	$82,376
Net loan servicing revenue	71,052	129,453
Loan acquisition and origination fees	71,783	60,159
Other income	37,546	53,804

Net interest income (expense)
Interest income	70,090	60,689
Interest expense	(61,000)	(61,034)

Net interest income (expense)	9,090	(345)

Total net revenues	418,710	325,447
Expenses
Compensation	108,208	94,191
Loan servicing	60,103	58,748
Loan acquisition and origination	27,971	24,097
Technology	8,714	8,876
Occupancy	3,255	2,875
Other expenses	35,934	31,690

Total expenses	244,185	220,477

Net income	$174,525	$104,970

The accompanying notes are an integral part of these consolidated financial statements.

Aris Mortgage Holding Company, LLC

Consolidated Statement of Changes in Member's Equity

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Balance, beginning of the year	$787,024	$681,406
Equity-based compensation	185	648
Distributions	(72,000)	—
Net income	174,525	104,970

Balance, end of the year	$889,734	$787,024

The accompanying notes are an integral part of these consolidated financial statements.

Aris Mortgage Holding Company, LLC

Consolidated Statement of Cash Flows

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Cash flows from operating activities
Net income	$174,525	$104,970
Adjustments to reconcile net income to net cash used in operating activities:
Mortgage servicing rights capitalized upon sale of loans	(653,645)	(469,536)
Change in fair value and impairment of loans held for sale	(8,264)	(9,236)
Change in fair value of mortgage servicing rights	319,634	36,671
Loss on sale and interest income on certain securitization transactions	1,132	1,301
Change in liability for losses under representations and warranties	667	2,464
Change in fair value of derivatives	(23,283)	19,034
Equity-based compensation	185	648
Amortization of debt issuance costs	945	1,436
Depreciation and amortization	5,431	5,053
Loss on sale of mortgage servicing rights	2,539	4,847
Purchases and originations of loans	(46,189,369)	(38,686,066)
Early buyouts of loans from Ginnie Mae securities	(437,720)	(199,131)
Proceeds from sales and payments from loans held for sale	45,338,714	38,141,324
Net settlement of options contracts	1,362	(521)
Change in counterparty margin	14,695	(13,879)
Net changes in:
Servicing advances	(22,116)	(5,965)
Accounts receivable	45,713	(25,550)
Other assets	9,615	5,613
Accounts payable and accrued expenses	7,816	12,011

Net cash used in operating activities	(1,411,424)	(1,074,512)

Cash flows from investing activities
Purchases of fixed assets and software	(2,336)	(13,912)
Proceeds from sales of mortgage servicing rights	189,885	300,204

Net cash provided by investing activities	187,549	286,292

Cash flows from financing activities
Proceeds from warehouse borrowings	48,918,938	41,230,134
Repayment of warehouse borrowings	(48,028,733)	(40,826,241)
Proceeds from notes payable	614,881	878,170
Repayment of notes payable	(509,679)	(691,968)
Proceeds from other borrowings	350,635	329,269
Repayment of other borrowings	(25,000)	(47,956)
Proceeds from borrowings from related parties	—	201,000
Repayment of borrowings from related parties	—	(264,589)
Payment of debt issuance costs	(2,322)	(3,006)
Distributions	(72,000)	—

Net cash provided by financing activities	1,246,720	804,813

Net increase in cash and restricted cash	22,845	16,593
Cash and restricted cash, beginning of the year	80,111	63,518

Cash and restricted cash, end of the year	$102,956	$80,111

At year end:
Cash	$93,581	$70,111
Restricted cash	9,375	10,000

	$102,956	$80,111

Supplemental cash flow information
Cash paid for interest	$60,496	$59,395
Non-cash financing activities:
Transfers of mortgage-backed securities in settlement of secured borrowings	$334,449	$278,055
Payments from loans held for sale in partial settlement of secured borrowings	$204	$210

The accompanying notes are an integral part of these consolidated financial statements.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements

NOTE 1. ORGANIZATION AND BUSINESS

        Aris Mortgage Holding Company, LLC ("Aris") is a wholly-owned subsidiary of A-A Mortgage Opportunities, L.P. ("A-A Mortgage"). Aris acquired its principal subsidiary, AmeriHome Mortgage Company, LLC ("AmeriHome") in 2014. The term "the Company" as used herein may refer to Aris individually, Aris and its subsidiaries, or certain of Aris' subsidiaries or affiliates.

        The Company's ongoing central operations include purchasing residential mortgage loans from third-party originators, originating residential mortgage loans directly to consumers, and pooling and selling these loans in the secondary market. The Company generally retains the servicing rights to the loans it sells and subcontracts the servicing to third-party subservicers.

        The Company is an approved seller/servicer for the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), each of which is a government-sponsored enterprise ("GSE"). The Company is also an approved issuer of securities guaranteed by the Government National Mortgage Association ("Ginnie Mae"), a lender for the Federal Housing Administration ("FHA"), a part of the U.S. Department of Housing and Urban Development ("HUD"), and a lender/servicer for the U.S. Department of Veterans Affairs ("VA") and the U.S. Department of Agriculture ("USDA"). Each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA, HUD, VA and USDA are herein referred to as an "Agency" and collectively as the "Agencies." The Company is licensed to originate loans in 46 states and the District of Columbia. The Company is able to purchase and service loans in 49 states and the District of Columbia, either because it is properly licensed in such jurisdictions or exempt or otherwise not required to be licensed in such jurisdictions.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), as codified in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC").

        The accompanying consolidated financial statements include the accounts of Aris and other entities in which Aris has a controlling financial interest, including AmeriHome, Aris Mortgage Company, LLC, and Aris Mortgage Intermediate Holding Company, LLC. Upon Aris' acquisition of AmeriHome in 2014, Aris Mortgage Company, LLC suspended its primary operations and transferred all of its employees to AmeriHome. Aris Mortgage Intermediate Holding Company, LLC functions as a holding company with an ownership interest in AmeriHome.

        The accompanying consolidated financial statements also include the assets and liabilities of AHMC Holding I LLC and AmeriHome GMSR Issuer Trust (the "Trust"), each a variable interest entity ("VIE") of which AmeriHome is the primary beneficiary. AmeriHome is deemed to be the primary beneficiary of the VIEs because it has both the power to direct the activities that most significantly impact the VIEs and holds variable interests that could potentially be significant to the VIEs. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        In accordance with GAAP, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions include, but are not limited to, those related to the valuation of loans held for sale

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

("LHFS"), mortgage servicing rights ("MSRs"), and interest rate lock commitments ("IRLCs"), and the estimation of assets and liabilities associated with loan repurchases and related indemnifications. These estimates and assumptions are based on the best available information, however, actual results could differ from those estimates.

Fair Value Measurements

        The Company categorizes assets and liabilities at fair value based on a hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Fair value measurements are based on quoted market prices, when available, or, when not available, on industry standard models that use market-based inputs or independently-sourced parameters, including, but not limited to, yield curves, interest rates, volatilities and credit curves. In addition to market information, these models incorporate transaction details, such as the maturity of the instruments. Valuation adjustments may be made to ensure that financial instruments are reported at fair value.

Cash and Restricted Cash

        Cash consists of cash balances held at depository institutions. Cash balances that have restrictions as to the Company's ability to withdraw funds are considered restricted cash. Restricted cash represents deposits that serve as collateral for certain warehouse borrowing agreements.

Loans Held for Sale

        The Company reports LHFS at either fair value or the lower of cost or fair value. The Company has elected to report LHFS purchased from third-party originators or originated directly to consumers at fair value to more timely reflect the Company's performance. Fair value changes in these loans are reported in current period income as a component of Net gains on loans held for sale. The Company reports LHFS repurchased from investors at the lower of cost or fair value. For LHFS reported at the lower of cost or fair value, the amount by which cost exceeds fair value is accounted for as a valuation allowance. Changes in the valuation allowance are included in Net gains on loans held for sale in the consolidated statement of income. Gains or losses on the transfer of LHFS are included in Net gains on loans held for sale in the consolidated statement of income.

        The Company recognizes a transfer of loans as a sale when it surrenders control over the transferred loans. Control is considered to be surrendered when the transferred loans have been legally isolated from the Company, the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans, and the Company does not maintain effective control over the transferred loans through either an agreement that entitles and obligates the Company to repurchase or redeem the loans before their maturity or the ability to unilaterally cause the holder to return specific loans. If the transfer of loans qualifies as a sale, the Company derecognizes such loans and records the gain or loss on the transfer date. If the transfer of loans does not qualify as a sale, the transfer is treated as a secured borrowing.

        Interest income on LHFS is recognized from acquisition date to settlement date and is presented separately from the changes in fair value of LHFS. Recognition of interest income is suspended and the accrued unpaid interest receivable is reversed against interest income when loans become 90 days

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

delinquent or when recovery of income and principal becomes doubtful. Loans return to accrual status when the principal and interest become current and it is probable that the amounts are fully collectible.

Mortgage Servicing Rights

        When the Company sells loans in the secondary market, it typically retains the right to service the loans. At the time of sale, a servicing right asset is capitalized when the benefits of servicing are deemed to be greater than adequate compensation for performing the servicing activities. MSRs represent the then current fair value of future net cash flows expected to be realized for performing servicing activities. The Company has elected to subsequently measure MSRs at fair value and report changes in fair value in current period income as a component of Net loan servicing revenue.

        The Company derecognizes MSRs when substantially all of the risks and rewards of ownership are irrevocably passed to the transferee and any protection provisions retained by the Company are minor and can be reasonably estimated. Protection provisions are considered to be minor if the obligation under such provisions is estimated to be no more than 10 percent of the sales price and the Company retains the risk of prepayment for no more than 120 days. The Company derecognizes MSRs on the date on which title passes and recognizes a gain or loss in current period income equal to the difference between the carrying value of the transferred MSRs and the value of the assets received as consideration. The Company records a liability for retained protection provisions that can be reasonably estimated. Gains or losses on sales of MSRs, net of retained protection provisions, are included in Net loan servicing revenue in the consolidated statement of income.

Derivative Financial Instruments

        The Company records derivative financial instruments at fair value as either assets or liabilities in the consolidated balance sheet. The Company enters into commitments with third-party originators to purchase loans at a future date. Additionally, the Company may enter into commitments that relate to the origination of loans. These loan commitments, described as IRLCs, are accounted for as derivative financial instruments. The fair value of IRLCs is determined based on secondary market prices for the underlying loans and estimated servicing value with similar coupons, maturities and credit quality, adjusted for the anticipated loan funding probability ("pull-through rate"). The fair value of IRLCs is subject to change primarily due to changes in interest rates and the estimated pull-through rate. The Company economically hedges the changes in fair value associated with changes in interest rates generally by utilizing forward sale commitments and interest rate futures. The hedging instruments are typically entered into at the time the IRLCs are made and are accounted for as derivative financial instruments. The Company uses loans that have been or will be purchased or originated to satisfy its forward sale commitments.

        Additionally, the Company enters into other derivative financial instruments to economically hedge its MSR portfolio. The fair value of these hedging instruments is subject to change primarily due to changes in interest rates. The fair value of the Company's derivative financial instruments is included in Derivative assets and Derivative liabilities in the consolidated balance sheet. Changes in fair value of derivative financial instruments hedging IRLCs and LHFS at fair value are included in Net gains on loans held for sale in the consolidated statement of income. Changes in fair value of derivative financial instruments hedging MSRs are included in Net loan servicing revenue in the consolidated statement of income.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company has elected to net derivative asset and liability positions, and cash collateral obtained from or posted to its counterparties, when they are subject to a legally enforceable master netting arrangement.

Servicing Advances

        In accordance with its contractual loan servicing obligations, the Company is required to advance funds to or on behalf of investors when borrowers do not make payments. The Company advances property taxes and insurance premiums for borrowers who have insufficient funds in escrow accounts, plus any other costs to preserve properties. The Company may also advance funds to maintain, repair, and market foreclosed real estate properties. The Company is entitled to recover all or a portion of the advances from borrowers of reinstated and performing loans from the proceeds of liquidated properties or from the investors of charged-off loans. The Company periodically reviews servicing advances for collectibility and provides a valuation allowance for amounts estimated to be uncollectible. Servicing advances are charged-off when they are deemed to be uncollectible.

Accounts Receivable

        Accounts receivable consists primarily of holdback amounts related to MSR sales, lender incentive fees receivable related to a certain consumer credit relief lending arrangement, and short-term customer and trade receivables. Accounts receivable are presented net of an allowance for losses, which is increased by a provision for losses and reduced by charge-offs, net of recoveries. The Company records a provision for losses for all receivable balances that are more than 90 days past due or on an as-needed basis in order to maintain an allowance for losses at a level considered adequate to cover probable losses inherent in the portfolio. Provisions for losses are included as a component of Other expenses in the consolidated statement of income.

Fixed Assets and Software

        Fixed assets and software is comprised of furniture, fixtures, hardware, equipment, leasehold improvements, and computer software purchased or developed for internal use. Furniture, fixtures, hardware, equipment, and leasehold improvements are stated at historical cost less accumulated depreciation and amortization. Depreciation or amortization begins when the asset is available for its intended use and is computed using the straight line method over the estimated useful life of the asset, which ranges from 3 to 10 years. The Company capitalizes certain consulting and payroll costs related to computer software acquired or developed for internal use. Once the software is ready for its intended use, the Company amortizes the capitalized costs on a straight line basis over three years.

        The Company periodically assesses long-lived assets for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. If management identifies an indicator of impairment, it assesses recoverability by comparing the carrying amount of the asset to the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and is measured as the excess of carrying amount over fair value.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Eligible for Repurchase

        The terms of the Ginnie Mae MBS program provide the Company (as servicer) with the unilateral right but not the obligation to repurchase previously transferred loans if the borrower makes no payments for three consecutive months. When loans meet Ginnie Mae's specified delinquency criteria and are eligible for repurchase, the Company regains control of the loans and accounts for them as if they had been repurchased. The Company recognizes loans eligible for repurchase at fair value and records a corresponding liability in the consolidated balance sheet. The Company subsequently carries such loans eligible for repurchase at the lower of cost or fair value, determined on an aggregate basis.

        Upon recognizing loans eligible for repurchase, the Company does not change the accounting for the MSRs related to the previously sold loans. The costs to carry the loans eligible for repurchase, including net financing costs, interest losses and other servicing expenses, are incorporated into the valuation of the associated MSRs and, therefore, reflected in Net loan servicing revenue in the consolidated statement of income.

Borrowings

        The Company has multiple borrowing facilities in the form of loan sales under repurchase agreements (warehouse borrowings), notes payable secured by MSRs, and term loans. The carrying value of these borrowings is based on the amount of cash received. Accrued interest on such borrowings is recorded separately as a component of Accounts payable and accrued expenses in the consolidated balance sheet.

        The costs of establishing the borrowing facilities are recognized as deferred charges and reported as a direct deduction from the respective borrowing and amortized to Interest expense using the straight line method over the term of the facility, which materially approximates the effective yield method.

        Proceeds from transfers of loans that do not satisfy the conditions for sale accounting are accounted for as secured borrowings.

Liability for Losses Under Representations and Warranties

        The Company sells loans in the secondary market to investors, including the GSEs, and issues MBS through the GSEs and Ginnie Mae. When the Company sells loans or issues securities, it makes specific representations and warranties to the purchasers or investors about various characteristics of each loan, such as compliance with origination and underwriting guidelines. In the event of a breach of any representations and warranties, the Company may be required to either repurchase the loans with the identified defects or indemnify the investor or insurer.

        The Company maintains a liability for losses under representations and warranties at a level sufficient to absorb estimated losses. The method used to estimate the liability for losses under representations and warranties is a function of the representations and warranties made to each investor and considers a combination of factors, including, but not limited to, estimated future defaults, loan repurchase rates, and the potential severity of loss in the event of defaults including any loss on sale or liquidation of the repurchased loan. The Company records a provision for losses relating to such representations and warranties as part of its loan sale transactions. Upon loan sale, the Company recognizes a liability for estimated losses under Liability for losses under representations and warranties in

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

the consolidated balance sheet with an offsetting entry to Net gains on loans held for sale in the consolidated statement of income.

        The Company periodically evaluates the adequacy of the liability for losses under representations and warranties. The Company adjusts the liability based on factors or events that have a material impact on the representations and warranties for loans, such as changes in actual or expected future delinquencies, investor loan audit practices, "loss given default" expectations, or investor representations and warranties relief criteria. Such adjustments, including the impact of any changes in estimates, are recorded in Net gains on loans held for sale in the consolidated statement of income.

        In the event of a breach of any representations and warranties made to purchasers or investors, the Company believes, based on historical experience, that if it acquired the loan from a third-party originator that breached similar or other representations and warranties, it will have the right to seek a recovery of related repurchase losses from that third-party originator.

Loan Servicing Fees

        The Company receives loan servicing fees and other ancillary remuneration for servicing loans. Loan servicing fees are based on a contractual percentage of the outstanding principal balance and recognized as revenue when earned, net of guarantee fees paid by the Company to the GSEs and Ginnie Mae. Loan servicing fees are earned only when interest is collected from borrowers. Late charges and other miscellaneous fees are also recognized as revenue upon collection of payments from the borrowers.

Loan Acquisition and Origination Fees

        Loan acquisition and origination fees consist of fees earned by the Company for purchasing and originating loans. The fees generally represent flat, per-loan fee amounts and are recognized at the time the loans are purchased or originated.

Other Income

        Other income consists of income that is dissimilar in nature to revenues the Company earns from its ongoing central operations. Other income includes lender incentive fees earned under a certain consumer credit relief lending arrangement and early payoff ("EPO") and early payment default ("EPD") fees from third-party originators.

Equity-Based Compensation

        In 2015, the Company issued a profit units plan that provides for grants of non-voting equity interests to certain employees of AmeriHome. These equity-based awards consist of time-based units and performance-based units. The Company determines the cost of the awards based on the grant date fair value of the awards. The cost related to time-based units is amortized using the straight line method over the applicable time vesting periods. The cost related to performance-based units is amortized using the straight line method over the forecasted performance period. The Company has elected to recognize forfeitures as they occur.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        The Company is a wholly-owned limited liability company and is treated as a partnership for federal and state income purposes. The income and deductions of the Company are reported on its member's return. The Company has not recorded a liability for federal or state income taxes as such taxes, if any, are the responsibility of its members. However, the Company is subject to certain state franchise taxes. The accrued franchise tax is included in Accounts payable and accrued expenses and is not material to the consolidated balance sheet.

        The Company recognizes assets or liabilities for uncertain tax positions by recognizing the financial statement effects of a tax position only when it is more likely than not that the position will be sustained upon examination.

        There were no uncertain tax positions recognized by the Company as of December 31, 2019 and 2018. This is not expected to change significantly during the next twelve months. Tax year 2015 is the earliest tax year open to examination by the major tax jurisdictions to which the Company is subject. There were no tax years under examination by the major tax jurisdictions as of December 31, 2019 and 2018.

Custodial Accounts

        The Company has a fiduciary responsibility for servicing accounts related to borrower escrow funds and custodial funds due to investors. These funds are maintained in segregated bank accounts for the benefit of the investors. These accounts are not recorded in the consolidated balance sheet.

Recent Accounting Developments

Newly Adopted Accounting Standards

        In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 became effective January 1, 2019 for the Company. As the Company's revenues are not in the scope of ASU 2014-09, the new revenue recognition guidance did not impact the timing and measurement of the Company's revenues. As a result, the Company did not retrospectively adjust any prior period results due to the standard becoming effective.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires a statement of cash flows to report the change during the reporting period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash or restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Accordingly, the Company retrospectively changed the presentation of its consolidated statements of cash flows to conform to the requirements of ASU 2016-18.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Standards Not Yet Adopted

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract and supersedes previous leasing standards. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase of the leased asset by the lessee. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. In November 2019, the FASB deferred the effective date of the new leases standard for entities that are not public business entities. As such, the amendments in ASU 2016-02 will be effective for the Company's fiscal years beginning after December 15, 2020 and interim periods in the following fiscal year. The Company will adopt ASU 2016-02 effective January 1, 2021 using a modified retrospective transition approach. The Company is assessing the impact that the adoption of ASU 2016-02 will have to its consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326), which introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 will apply to: (1) loans, accounts receivable, trade receivables and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets. In November 2019, the FASB deferred the effective date of the new credit losses standard for entities that are not public business entities. As such, the amendments in ASU 2016-13 will be effective for the Company's fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is assessing the impact that the adoption of ASU 2016-13 will have to its consolidated financial statements.

NOTE 3. FAIR VALUE MEASUREMENTS

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal market at the measurement date under current market conditions regardless of whether that price is directly observable or estimated using another valuation technique.

        Applicable accounting guidance specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The hierarchy is broken down into three general levels:

        Level 1 inputs—Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date.

        Level 2 inputs—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Observable inputs are inputs that other market participants would use in pricing an asset or liability and are developed based on market data obtained from sources independent of the Company.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

        Level 3 inputs—Unobservable inputs, reflecting the Company's assumptions about the factors market participants would use in pricing an asset or liability based on the best information available at the measurement date, are used when quoted prices or observable inputs are unavailable.

        The following is a summary of the fair value hierarchy of assets and liabilities measured at fair value on a recurring basis:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
	(Amounts in thousands)
Assets
Loans held for sale	$—	$2,302,503	$45,427	$2,347,930
Mortgage servicing rights	—	—	893,193	893,193
Interest rate lock commitments(1)	—	—	19,273	19,273
Other derivative assets	—	1,855	—	1,855

	$—	$2,304,358	$957,893	$3,262,251

Liabilities
Interest rate lock commitments(1)	$—	$—	$261	$261
Other derivative liabilities	—	10,995	—	10,995

	$—	$10,995	$261	$11,256

	December 31, 2018
	Level 1	Level 2	Level 3	Total
	(Amounts in thousands)
Assets
Loans held for sale	$—	$1,590,282	$27,792	$1,618,074

Mortgage servicing rights	—	—	754,940	754,940

Interest rate lock commitments(1)	—	—	6,544	6,544

Other derivative assets	—	6,551	—	6,551

	$—	$1,596,833	$789,276	$2,386,109

Liabilities
Interest rate lock commitments(1)	$—	$—	$454	$454

Other derivative liabilities	—	9,995	—	9,995

	$—	$9,995	$454	$10,449

(1)
For the purpose of the tables above, interest rate lock commitment asset and liability positions are shown separately from other derivative assets and liabilities.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

        The activity related to assets and liabilities measured at fair value on a recurring basis using unobservable inputs (Level 3 assets and liabilities) is summarized below:

	Year ended December 31, 2019
	Loans held for sale	Mortgage servicing rights	Net interest rate lock commitments(1)
	(Amounts in thousands)
Balance, beginning of the year	$27,792	$754,940	$6,090
Purchases	80,034
Sales and payments	(64,565)	(195,758)
Mortgage servicing rights capitalized upon sale of loans		653,645
Interest rate lock commitments issued, net			13,887,829
Transfers from Level 2 to Level 3	3,707
Transfers from Level 3 to Level 2:
Change in salability of loans held for sale	(952)
Settlement of interest rate lock commitments upon acquisition or origination of loans held for sale			(13,880,001)
Change in fair value	(589)	(139,872)	5,094
Realization of expected cash flows		(179,762)

Balance, end of the year	$45,427	$893,193	$19,012

Unrealized gains (losses) included in income related to assets held at year end	$196	$(113,864)	$19,012

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

	Year ended December 31, 2018
	Loans held for sale	Mortgage servicing rights	Net interest rate lock commitments(1)
	(Amounts in thousands)
Balance, beginning of the year	$2,318	$647,127	$6,612
Purchases	200,771
Sales and payments	(176,467)	(325,052)
Mortgage servicing rights capitalized upon sale of loans		469,536
Interest rate lock commitments issued, net			12,371,295
Transfers from Level 2 to Level 3	2,152
Transfers from Level 3 to Level 2:
Change in salability of loans held for sale	(1,374)
Settlement of interest rate lock commitments upon acquisition or origination of loans held for sale			(12,370,277)
Change in fair value	392	75,312	(1,540)
Realization of expected cash flows		(111,983)

Balance, end of the year	$27,792	$754,940	$6,090

Unrealized gains included in income related to assets held at year end	$422	$14,325	$6,090

(1)
For the purpose of the tables above, interest rate lock commitment asset and liability positions are shown net.

        The following is a summary of the difference between the aggregate fair value and the aggregate unpaid principal balance ("UPB") of LHFS for which the fair value option has been elected:

	December 31, 2019
	Fair value	Unpaid principal balance	Difference
	(Amounts in thousands)
Loans held for sale:
Current through 89 days delinquent	$2,347,471	$2,240,135	$107,336
90 days or more delinquent	459	473	(14)

	$2,347,930	$2,240,608	$107,322

	December 31, 2018
	Fair value	Unpaid principal balance	Difference
	(Amounts in thousands)
Loans held for sale:
Current through 89 days delinquent	$1,617,274	$1,543,001	$74,273
90 days or more delinquent	800	828	(28)

	$1,618,074	$1,543,829	$74,245

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

Valuation Techniques and Unobservable Inputs

        The following is a description of the valuation techniques used to measure assets and liabilities reported at fair value on a recurring basis:

Loans Held for Sale

        The majority of LHFS reported at fair value are saleable into active markets and are, therefore, measured based on valuation techniques using Level 2 inputs, such as their quoted market or contracted selling price or market price equivalent. These loans include government-insured or guaranteed and Agency-conforming LHFS. Non-Agency LHFS are measured based on valuation techniques using Level 3 inputs.

        Certain of these LHFS may become non-saleable into active markets due to the identification of a defect. The Company measures such non-saleable loans based on valuation techniques using Level 3 inputs.

Mortgage Servicing Rights

        MSRs are measured based on valuation techniques using Level 3 inputs. The Company uses a discounted cash flow model that incorporates assumptions that market participants would use in estimating the fair value of servicing rights, including, but not limited to, prepayment speeds, discount rate, and cost to service.

Derivative Financial Instruments

        IRLCs are measured based on valuation techniques using Level 3 inputs, such as loan type, underlying loan amount, note rate, loan program and expected settlement date. These measurements are adjusted at loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. The base value is then adjusted for the anticipated pull-through rate. The pull-through rate and servicing fee multiple are unobservable inputs based on historical experience.

        The Company's hedging instruments consist of forward purchase and sales contracts, Treasury futures and options, Eurodollar futures, and swap futures. These hedging instruments are measured based on valuation techniques using Level 2 inputs. Forward purchase and sales contracts are measured based on their quoted market or contracted selling price or market price equivalent. Treasury futures and options, Eurodollar futures, and swap futures are measured based on exchange-provided daily settlement quotes.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 3. FAIR VALUE MEASUREMENTS (Continued)

        The following is a summary of the key unobservable inputs used in the valuation of Level 3 assets and liabilities:

		December 31, 2019
Asset/liability	Key inputs	Range	Weighted average
Mortgage servicing rights	Option adjusted spread (in basis points)	121 - 453	228
	Conditional prepayment rate(1)	11.2% - 23.9%	18.0%
	Servicing fee rate (in basis points)	25.0 - 56.5	34.2
	Cost to service	$81 - $87	$84
Loans held for sale	Whole loan spread to TBA price (in basis points)	(2.40) - (0.18)	(1.40)
Interest rate lock commitments	Servicing fee multiple	3.0 - 5.3	4.1
	pull-through rate	50% - 100%	83%

		December 31, 2018
Asset/liability	Key inputs	Range	Weighted average
Mortgage servicing rights	Option adjusted spread (in basis points)	226 - 354	332
	Conditional prepayment rate(1)	9.5% - 18.6%	14.3%
	Servicing fee rate (in basis points)	20.0 - 56.5	30.0
	Cost to service	$95 - $101	$98
Loans held for sale	Whole loan spread to TBA price (in basis points)	(0.93) - (0.58)	(0.79)
Interest rate lock commitments	Servicing fee multiple	1.9 - 5.1	3.7
	pull-through rate	76% - 100%	95%

(1)
Lifetime total prepayment speed annualized.

NOTE 4. LOANS HELD FOR SALE

        The following is a summary of loans held for sale by type:

	December 31,
	2019	2018
	(Amounts in thousands)
Government-insured or guaranteed	$1,671,166	$821,574
Agency-conforming	935,278	865,517
Non-Agency	42,165	26,975

	$2,648,609	$1,714,066

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 5. MORTGAGE SERVICING RIGHTS

        The Company generally retains MSRs from loan sales and measures them at fair value. The Company receives loan servicing fees, net of subservicing costs, based on the UPB of the underlying loans. Loan servicing fees are collected from payments made by borrowers. The Company may receive other remuneration from rights to various borrower-contracted fees, such as late charges, collateral reconveyance charges, and non-sufficient funds fees. The Company is generally entitled to retain the interest earned on funds held pending remittance related to its collection of borrower principal, interest, tax and insurance payments.

        The following is a summary of the UPB of loans included in the Company's MSR portfolio by investor:

	December 31,
	2019	2018
	(Dollars in thousands)
Fannie Mae and Freddie Mac	$37,378,402	$37,617,887
Ginnie Mae	36,544,549	25,487,545
Private investors	1,842,270	1,407,963

	$75,765,221	$64,513,395

Weighted average interest rate	4.39%	4.39%
Custodial funds managed by subservicers(1)	$1,181,742	$615,843

(1)
Borrower and investor custodial cash accounts relate to loans serviced under servicing agreements and are not recorded in the consolidated balance sheet.

        The following is a summary of the UPB of loans included in the Company's MSR portfolio by geographical distribution:

State	December 31, 2019	State	December 31, 2018
	(Amounts in thousands)		(Amounts in thousands)
Texas	$10,889,255	California	$12,691,771
California	8,288,003	Texas	6,435,674
Florida	6,857,757	Florida	5,063,270
Georgia	4,059,126	Georgia	2,950,001
New Jersey	3,042,623	Arizona	2,786,237
Other	42,628,457	Other	34,586,442

	$75,765,221		$64,513,395

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 5. MORTGAGE SERVICING RIGHTS (Continued)

        The following is a summary of the UPB of loans included in the Company's MSR portfolio by year of origination:

	December 31,
Year of origination	2019	2018
	(Amounts in thousands)
2019	$37,769,155	$—
2018	21,455,293	28,815,298
2017	10,511,381	22,178,143
2016	3,028,577	7,648,862
Prior to 2016	3,000,815	5,871,092

	$75,765,221	$64,513,395

        During the year ended December 31, 2019, the Company completed two bulk sales of MSRs and related servicing advances with an aggregate sales price of $195.8 million. The UPB of loans underlying these sales totaled $17.3 billion. The Company initially recognized $11.7 million in receivables related to these sales, the majority of which were attributable to holdbacks pending servicing transfers. As of December 31, 2019, the Company reported the remaining receivable amount related to these sales of $5.9 million in Accounts receivable in the consolidated balance sheet.

During the year ended December 31, 2018, the Company completed four bulk sales of MSRs and related servicing advances with an aggregate sales of price of $325.1 million. The UPB of loans underlying these sales totaled $24.4 billion. The Company initially recognized $107.8 million in receivables related to these sales, the majority of which were attributable to holdbacks pending servicing transfers. As of December 31, 2018, the Company reported the remaining receivable amount related to these sales of $22.7 million in Accounts receivable in the consolidated balance sheet.

        The following presents the effect of hypothetical changes in the fair value of MSRs caused by assumed immediate changes in interest rates, discount rates, and prepayment speeds that are used to determine fair value:

	December 31,
Mortgage servicing rights sensitivity analysis	2019	2018
	(Amounts in thousands)
Fair value of mortgage servicing rights	$893,193	$754,940
Interest rate change:
Decrease in fair value from 50 basis point adverse change	$(148,306)	$(84,887)
Increase in fair value from 50 basis point favorable change	$135,717	$63,091
Discount rate change:
Decrease in fair value from 50 basis point increase	$(17,954)	$(13,817)
Increase in fair value from 50 basis point decrease	$18,701	$14,328
Prepayment speed change:
Decrease in fair value from 1% conditional prepayment rate increase	$(40,741)	$(24,140)
Increase in fair value from 1% conditional prepayment rate decrease	$44,974	$26,230

        Sensitivities are hypothetical changes in fair value and cannot be extrapolated because the relationship of changes in assumptions to changes in fair value may not be linear. In addition, the

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 5. MORTGAGE SERVICING RIGHTS (Continued)

effect of a variation in a particular assumption is calculated without changing any other assumption, whereas a change in one factor may result in changes to another. Accordingly, no assurance can be given that actual results would be consistent with the results of these estimates. As a result, actual future changes in MSR values may differ significantly from those reported.

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses derivative financial instruments to manage exposure to interest rate risk for IRLCs it makes to purchase and originate loans at specified interest rates, and its inventory of LHFS and MSRs. The Company has elected to present net derivative asset and liability positions, and cash collateral obtained from or posted to its counterparties, when subject to a master netting arrangement that is legally enforceable on all counterparties in the event of default. IRLCs are not subject to a master netting arrangement.

        The following is a summary of the derivative financial instruments recorded in the consolidated balance sheet, including the amount of derivative positions after considering master netting arrangements and financial instruments or cash pledged:

	December 31, 2019
		Fair value
	Notional amount	Derivative assets	Derivative liabilities
	(Amounts in thousands)
Interest rate lock commitments	$2,349,959	$19,273	$261
Forward purchase contracts	$4,741,336	5,862	1,640
Forward sales contracts	$7,177,451	3,381	13,816
Put options on interest rate futures purchase contracts	$200,000	422	—
Call options on interest rate futures purchase contracts	$100,000	266	—
Futures contracts	$129,294,100	—	—
Margin		—	3,615

Derivatives before netting		29,204	19,332
Netting		(8,076)	(8,076)

		$21,128	$11,256

Collateral received from counterparties, net			$3,615

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	December 31, 2018
		Fair value
	Notional amount	Derivative assets	Derivative liabilities
	(Amounts in thousands)
Interest rate lock commitments	$1,175,013	$6,544	$454
Forward purchase contracts	$2,486,164	10,719	257
Forward sales contracts	$4,876,246	1,034	29,517
Put options on interest rate futures purchase contracts	$400,000	469	—
Call options on interest rate futures purchase contracts	$230,000	3,028	—
Futures contracts	$59,324,500	—	—
Margin		530	(10,550)

Derivatives before netting		22,324	19,678
Netting		(9,229)	(9,229)

		$13,095	$10,449

Collateral paid to counterparties, net		$11,080

        Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable to the same counterparty. The Company mitigates credit risk by requiring counterparties to provide collateral to the Company when the counterparties' unsecured loss positions exceed certain negotiated limits.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The following is a summary of derivative assets and liabilities and related netting amounts:

	December 31, 2019
	Gross amount of recognized assets (liabilities)	Gross offset	Net assets (liabilities)
	(Amounts in thousands)
Derivatives subject to master netting arrangements:
Assets:
Forward purchase contracts	$5,244	$(4,274)	$970
Forward sales contracts	$3,341	$(3,802)	$(461)
Margin	$—	$—	$—
Liabilities:
Forward purchase contracts	$(1,640)	$4,274	$2,634
Forward sales contracts	$(13,269)	$3,802	$(9,467)
Margin	$(3,615)	$—	$(3,615)
Derivatives not subject to master netting arrangements:
Assets:
Interest rate lock commitments	$19,273	$—	$19,273
Forward purchase contracts	$618	$—	$618
Forward sales contracts	$40	$—	$40
Options contracts	$688	$—	$688
Liabilities:
Interest rate lock commitments	$(261)	$—	$(261)
Forward sales contracts	$(547)	$—	$(547)
Total derivatives:
Assets	$29,204	$(8,076)	$21,128
Liabilities	$(19,332)	$8,076	$(11,256)

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

	December 31, 2018
	Gross amount of recognized assets (liabilities)	Gross offset	Net assets (liabilities)
	(Amounts in thousands)
Derivatives subject to master netting arrangements:
Assets:
Forward purchase contracts	$10,719	$(5,816)	$4,903
Forward sales contracts	$1,034	$(3,413)	$(2,379)
Margin	$530	$—	$530
Liabilities:
Forward purchase contracts	$(257)	$5,816	$5,559
Forward sales contracts	$(25,690)	$3,413	$(22,277)
Margin	$10,550	$—	$10,550
Derivatives not subject to master netting arrangements:
Assets:
Interest rate lock commitments	$6,544	$—	$6,544
Options contracts	$3,497	$—	$3,497
Liabilities:
Interest rate lock commitments	$(454)	$—	$(454)
Forward sales contracts	$(3,827)	$—	$(3,827)
Total derivatives:
Assets	$22,324	$(9,229)	$13,095
Liabilities	$(19,678)	$9,229	$(10,449)

        The following is a summary of net gains (losses) on derivatives included in income:

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
(Losses) gains on derivatives included in Net gains on loans held for sale:
Interest rate lock commitments	$12,922	$(522)
Forward contracts	(91,795)	31,145
Options contracts	(682)	(167)
Futures contracts	6,306	(1,318)

	$(73,249)	$29,138

Gains (losses) on derivatives included in Net loan servicing revenue:
Forward contracts	$18,842	$(9,692)
Options contracts	(11,415)	(2,724)
Futures contracts	154,213	(24,715)

	$161,640	$(37,131)

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 7. FIXED ASSETS AND SOFTWARE

        The following is a summary of the Company's fixed assets and software:

	December 31,
	2019	2018
	(Amounts in thousands)
Furniture, fixtures and equipment	$8,715	$8,762
Capitalized software	5,926	5,323
Leasehold improvements	13,469	12,429

	28,110	26,514
Accumulated depreciation and amortization(1)	(13,592)	(8,925)

Fixed assets and software, net	$14,518	$17,589

(1)
Net of disposals of fully-depreciated fixed assets and capitalized software totaling $740,000 and $1.2 million for the years ended December 31, 2019 and 2018, respectively.

        Depreciation and amortization expense related to fixed assets and software totaled $5.4 million and $5.0 million for the years ended December 31, 2019 and 2018, respectively.

NOTE 8. BORROWINGS

        The Company has multiple borrowing facilities in the form of asset sales under repurchase agreements (warehouse borrowings) and notes payable secured by MSRs. These borrowing facilities contain various covenants, including financial covenants, governing the Company's tangible net worth, leverage ratio, liquidity and profitability. The Company's failure to comply with any of these covenants could result in an event of default, subject to a cure period, under one or more borrowing agreements pursuant to which all or any portion of the borrowing amounts may become immediately due and payable. The Company was in compliance with all financial covenants as of and for the years ended December 31, 2019 and 2018.

Warehouse Borrowings

        The Company finances the acquisition of loans through the use of repurchase agreements. Repurchase agreements operate as financings under which the Company transfers loans to secure borrowings. The borrowing amounts are based on the attributes of the collateralized loans and are defined in the repurchase agreement of each warehouse lender. The Company retains beneficial ownership of the transferred loans and will receive the loans from the lender upon full repayment of the borrowing. The repurchase agreements may require the Company to transfer additional assets to the lender in the event the estimated fair value of the existing transferred loans declines.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 8. BORROWINGS (Continued)

        The following is a summary of financial information relating to warehouse borrowings under repurchase agreements:

	Year ended December 31,
	2019	2018
	(Dollars in thousands)
Weighted average interest rate(1)	4.35%	3.87%
Average balance	$1,325,839	$1,333,045
Interest expense(1)	$57,661	$51,645
Maximum daily amount outstanding	$2,698,131	$1,874,837

(1)
Excludes settlement fees, utilization rebates, earnings credits and amortization of debt issuance costs, which caused interest expense to decrease by $9.0 million and $5.1 million during the years ended December 31, 2019 and 2018, respectively.

	December 31,
	2019	2018
	(Dollars in thousands)
Carrying value of warehouse borrowings(1)	$2,453,247	$1,563,041
Weighted average interest rate	3.42%	4.22%
Additional borrowing capacity	$896,753	$1,536,959
Restricted cash on deposit with counterparties	$9,375	$10,000
Fair value of loans held for sale securing warehouse borrowings	$2,616,870	$1,661,450

(1)
Excludes unamortized debt issuance costs of $95,000 and $205,000 at December 31, 2019 and 2018, respectively.

        The following is a summary of maturities of outstanding advances under repurchase agreements:

Remaining maturity at December 31, 2019	Balance
(Amounts in thousands)
Within 30 days	$61,017
31 to 90 days	2,392,230

2,453,247
Debt issuance costs	(95)

Total warehouse borrowings	$2,453,152

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 8. BORROWINGS (Continued)

Notes Payable

        The Company is a party to multiple notes payable secured by MSRs, as summarized below:

	December 31,
	2019	2018
	(Amounts in thousands)
Term notes to qualified institutional buyers	$225,000	$155,000
Term loan	68,325	74,104
Revolving credit agreements	96,537	57,100

	389,862	286,204
Debt issuance costs	(2,235)	(2,305)

Total notes payable	$387,627	$283,899

        In August 2018, the Company, through the Trust, entered into a structured finance transaction, pursuant to which the Company may finance excess servicing spread relating to Ginnie Mae MSRs (the "Ginnie Mae MSR Facility"). In connection with the Ginnie Mae MSR Facility, the Trust issued to the Company a variable funding note (the "VFN") with a maximum principal balance of $500.0 million and the Company, through the Trust, issued one series of term notes, Series 2018-GT1 Term Notes, with an aggregate principal amount of $155.0 million to certain qualified institutional buyers, including several limited partners in A-A Mortgage.

        In November 2019, pursuant to the terms of the Ginnie Mae MSR Facility, the Company, through the Trust, issued a new series of term notes, Series 2019-GT1 Term Notes, with an aggregate principal amount of $225.0 million to certain qualified institutional buyers, including several limited partners in A-A Mortgage. The proceeds from the issuance of the Series 2019-GT1 Term Notes were used to redeem all of the Series 2018-GT1 Term Notes. As of December 31, 2019, the fair value of MSRs pledged to secure the VFN and the Series 2019-GT1 Term Notes totaled $480.5 million.

        In September 2018, the Company entered into an amendment to a revolving credit agreement secured by MSRs pursuant to which the outstanding balance was converted into a term loan. As of December 31, 2019, the remaining balance of the term loan and the fair value of MSRs pledged to secure the term loan totaled $68.3 million and $105.1 million, respectively.

        As of December 31, 2019, the outstanding balance of the revolving credit agreements (excluding unamortized debt issuance costs) and the fair value of MSRs pledged to secure them totaled $96.5 million and $205.4 million, respectively. As of December 31, 2018, the outstanding balance of the revolving credit agreements (excluding unamortized debt issuance costs) and the fair value of MSRs pledged to secure them totaled $57.1 million and $253.0 million, respectively.

Other Borrowings

        In connection with the Ginnie Mae MSR Facility, the Company entered into a repurchase agreement (the "VFN Repurchase Agreement") with a financial institution, pursuant to which the Company sold the VFN with an agreement to repurchase it at a later date. The Company and the financial institution are also counterparties under a repurchase agreement used for warehouse borrowings. The VFN Repurchase Agreement has a term of one year and provides for a maximum loan

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 8. BORROWINGS (Continued)

amount of $150.0 million. The maximum borrowings under the respective warehouse borrowing facility and the VFN Repurchase Agreement combined are $450.0 million. The outstanding balance of the VFN Repurchase Agreement (excluding unamortized debt issuance costs) totaled $10.0 million as of December 31, 2019 and 2018, and is included in Other borrowings in the consolidated balance sheet.

        Proceeds from transfers of loans that did not qualify as sales totaled $6.0 million and $13.9 million at December 31, 2019 and 2018, respectively. These transfers are accounted for as secured borrowings and included in Other borrowings in the consolidated balance sheet.

NOTE 9. LIABILITY FOR LOSSES UNDER REPRESENTATIONS AND WARRANTIES

        The activity in the Company's liability for losses under representations and warranties is summarized below:

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Balance, beginning of the year	$7,407	$5,556
Provision for repurchase losses(1)	6,351	6,576
Change in estimate of liability for losses under representations and warranties(2)	(5,824)	(4,112)
Repurchase losses	(1,346)	(613)

Balance, end of the year	$6,588	$7,407

(1)
Includes a provision for losses under representations and warranties of $455,000 related to bulk sales of MSRs during the year ended December 31, 2018.

(2)
Includes a change in estimate of liability for losses under representations and warranties of $204,000 and $251,000 related to bulk sales of MSRs during the years ended December 31, 2019 and 2018, respectively.

        The UPB of loans subject to losses under representations and warranties totaled $79.6 billion and $61.6 billion as of December 31, 2019 and 2018, respectively.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 10. NET GAINS ON LOANS HELD FOR SALE

        The following is a summary of net gains on loans held for sale included in income:

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Net proceeds from sale of loans(1)	$(358,690)	$(423,274)
Mortgage servicing rights capitalized upon sale of loans	653,645	469,536
Change in estimate of liability for losses under representations and warranties	(731)	(2,260)
Change in fair value of loans held for sale	8,264	9,236
Change in fair value of derivatives:
Unrealized gain (loss) on derivatives	23,538	(25,928)
Realized (loss) gain on derivatives	(96,787)	55,066

	(73,249)	29,138

Net gains on loans held for sale	$229,239	$82,376

(1)
Represents excess of loan basis over cash proceeds received upon settlement.

NOTE 11. NET LOAN SERVICING REVENUE

        The following is a summary of net loan servicing revenue included in income:

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Loan servicing fees:
Base fees	$221,209	$199,409
Ancillary income	10,172	8,897

	231,381	208,306

Change in fair value of mortgage servicing rights	(139,872)	75,312
Realization of expected cash flows of mortgage servicing rights	(179,762)	(111,983)

	(319,634)	(36,671)

Loss on sale of mortgage servicing rights	(2,539)	(4,847)
Change in estimate of liability for losses under representations and warranties	204	(204)
Change in fair value of derivatives:
Unrealized (loss) gain on derivatives	(255)	6,894
Realized gain (loss) on derivatives	161,895	(44,025)

	161,640	(37,131)

Net loan servicing revenue	$71,052	$129,453

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 12. OTHER INCOME

        The following is a summary of other income:

	Year ended December 31,
	2019	2018
	(Amounts in thousands)
Incentive fees from warehouse lenders(1)	$10,682	$39,185
Early payoff fees	18,782	9,885
Early payment default fees	4,052	2,897
Other	4,030	1,837

Other income	$37,546	$53,804

(1)
Represents lender incentive fees for financing loans that satisfy certain customer credit relief characteristics.

NOTE 13. RELATED PARTY TRANSACTIONS

Operating Activities

        Athene Holding Ltd. ("AHL") is the parent company of several limited partners in A-A Mortgage. The Company sold loans to subsidiaries of AHL totaling $410.6 million and $722.0 million in UPB during the years ended December 31, 2019 and 2018, respectively. In connection with these loan sales, the Company recognized gains of $3.1 million during the year ended December 31, 2019 and losses of $2.0 million during the year ended December 31, 2018, which were included in Net gains on loans held for sale in the consolidated statement of income. The Company services loans sold to subsidiaries of AHL totaling $1.0 billion and $780.7 million in UPB as of December 31, 2019 and December 31, 2018, respectively. The fair value of these MSRs totaled $6.7 million and $7.6 million as of December 31, 2019 and December 31, 2018, respectively.

        Acele Residential Mortgage Trust ("Acele") is administered by the special limited partner of A-A Mortgage. The Company sold loans to Acele totaling $15.0 million and $19.2 million in UPB during the years ended December 31, 2019 and 2018 respectively. In connection with these loan sales, the Company recognized gains of $122 thousand during the year ended December 31, 2019 and losses of $155 thousand during the year ended December 31, 2018, which were included in Net gains on loans held for sale in the consolidated statement of income. The Company services loans sold to Acele totaling $34.9 million and $32.4 million in UPB as of December 31, 2019 and 2018, respectively. The fair value of these MSRs totaled $277,000 and $345,000 as of December 31, 2019 and December 31, 2018, respectively.

        The Company pays a monitoring fee to the special limited partner of A-A Mortgage for professional services rendered. The fee is calculated and payable quarterly in arrears at an annual rate of 1.5% and is based on the Company's ending equity as of each calendar quarter end, measured in accordance with GAAP. The Company recognized monitoring fees expense of $12.5 million and $11.1 million for the years ended December 31, 2019 and 2018, respectively. The Company reported payables related to these monitoring fees totaling $3.3 million and $3.0 million as of December 31, 2019 and 2018, respectively.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 13. RELATED PARTY TRANSACTIONS (Continued)

        In August 2018, the Company, through the Trust, issued the Series 2018-GT1 Term Notes to certain qualified institutional buyers, including certain limited partners in A-A Mortgage. As of December 31, 2018, the outstanding balance of the Series 2018-GT1 Term Notes totaled $155.0 million. In November 2019, the Company, through the Trust, issued the Series 2019-GT1 Term Notes, including $175.0 million to certain limited partners in A-A Mortgage and an entity administered by a subsidiary of Apollo Global Management, LLC, the parent of the special limited partner of A-A Mortgage. As of December 31, 2019, the outstanding balance of the Series 2019-GT1 Term Notes issued to such related parties totaled $175.0 million.

NOTE 14. SEGMENT INFORMATION

        The Company operates in three segments: Correspondent, Consumer Direct and Servicing. These segments were identified based on how the chief operating decision maker evaluates and assesses the Company's operating results.

        The Correspondent segment generates revenues by performing loan acquisition and sale activities. The Consumer Direct segment generates revenues by performing loan origination and sale activities. These segments also earn interest income on loans held pending sale or securitization. Direct operating expenses incurred in connection with these activities are included in these segments. Corporate overhead expenses are included in the Correspondent segment.

        The Servicing segment generates revenues by performing loan servicing activities. Servicing segment revenues are also derived from the execution and management of early buyout transactions, including gains recognized upon subsequent sales.

        The following is a summary of financial information by segment:

	Year ended December 31, 2019
	Correspondent	Consumer Direct	Servicing	Total
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$164,829	$55,521	$8,889	$229,239
Net loan servicing revenue	—	—	71,052	71,052
Loan acquisition and origination fees	69,938	1,845	—	71,783
Other income	14,517	—	23,029	37,546
Net interest income (expense)
Interest income	60,275	2,086	7,729	70,090
Interest expense	(49,078)	(1,669)	(10,253)	(61,000)

Net interest income (expense)	11,197	417	(2,524)	9,090

Total net revenues	260,481	57,783	100,446	418,711
Expenses	143,496	30,230	70,459	244,185

Net income	$116,985	$27,553	$29,987	$174,525

Segment assets at year end	$2,361,298	$146,562	$1,703,373	$4,211,233

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 14. SEGMENT INFORMATION (Continued)

	Year ended December 31, 2018
	Correspondent	Consumer Direct	Servicing	Total
	(Amounts in thousands)
Revenues
Net gains on loans held for sale	$56,471	$19,550	$6,355	$82,376
Net loan servicing revenue	—	—	129,453	129,453
Loan acquisition and origination fees	57,857	2,302	—	60,159
Other income	40,784	—	13,020	53,804

Net interest income (expense)
Interest income	55,828	1,886	2,975	60,689
Interest expense	(48,021)	(1,482)	(11,531)	(61,034)

Net interest income (expense)	7,807	404	(8,556)	(345)

Total net revenues	162,919	22,256	140,272	325,447
Expenses	128,784	26,649	65,044	220,477

Net income	$34,135	$(4,393)	$75,228	$104,970

Segment assets at year end	$1,718,680	$49,370	$1,101,041	$2,869,091

NOTE 15. COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases office space at multiple locations under noncancelable agreements through August 2026. The Company recognized rent expense of $3.0 million and $2.6 million for the years ended December 31, 2019 and 2018, respectively. Rent expense is included in Occupancy expense in the consolidated statement of income.

        Future minimum rental payments under the lease agreements in the aggregate and for the following five years are as follows:

Twelve months ending December 31,	Future minimum lease payments
(Amounts in thousands)
2020	$3,853
2021	4,526
2022	4,646
2023	3,941
2024	2,635
Thereafter	4,940

$24,541

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 15. COMMITMENTS AND CONTINGENCIES (Continued)

Litigation

        In the ordinary course of business, the Company may be subject to litigation. Management does not believe that any potential, threatened, or pending litigation to which it is a party will have a material adverse effect on the Company's liquidity, financial condition, or results of operations.

Risks and Uncertainties

        In the normal course of business, companies in the mortgage banking industry encounter certain economic, and regulatory risks. Economic risks include interest rate risk, credit risk and market risk.

        The Company is subject to interest rate risk in ways that cannot be predicted with certainty but which would generally include liquidity drain due to cash losses in MSR hedge positions, reduced gain on sale margins and decreased production volume in a rising interest rate environment, and reduced MSR valuation and yield in a falling rate environment.

        Credit risk is the risk of default, primarily in the Company's MSR portfolio that results from borrowers' inability or unwillingness to make contractually required payments. The Company absorbs a portion of these credit losses (along with the investors, if any, in such loans) and, in addition, experiences a drain on liquidity associated with the requirement to advance to investors the delinquent payments on certain mortgages.

        Market risk reflects changes in the liquidity of the secondary loan and MSR markets, which impact the value of MSRs and loans that are either held for sale or are subject to commitments to purchase.

        Compliance and regulatory risks include administrative enforcement actions and/or civil or criminal liability resulting from the Company's failure to comply with the laws and regulations applicable to the Company's business.

        The mortgage industry is generally exposed to risks arising out of uncertainty in the regulatory environment, interest rates, collateral valuations, and conditions in the economy and housing market. A deterioration of the mortgage markets may reduce the Company's loan production volume, gain on sale margins, and servicing profitability, or may adversely affect the Company's ability to sell MSRs or loans originated or acquired. In addition, a deterioration of the mortgage markets will adversely impact the financial stability of certain third-party originators with whom the Company does business. This will reduce the Company's ability to enforce representation and warranty claims it has against such originators so that the Company itself must absorb the losses associated with those claims.

NOTE 16. CONCENTRATIONS

        The Company maintains all of its cash with major financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

        Substantially all of the Company's revenue is derived from mortgage banking activities. Mortgage banking activities are cyclical and are affected by the cost and availability of long-term funds. Mortgage banking activities and the Company's revenue can be adversely affected during periods of high interest rates and/or limited money supply. The reduction of mortgage banking activities and fees generated from such activities could have a material adverse effect on the financial condition and results of operations of the Company.

Aris Mortgage Holding Company, LLC

Notes to Consolidated Financial Statements (Continued)

NOTE 16. CONCENTRATIONS (Continued)

        The Company acquires residential mortgage loans and generates revenues from the sale of these loans. Although management closely monitors market conditions, such activity is sensitive to fluctuations in prevailing interest rates and the real estate markets. Downturns in economic conditions of the real estate markets served by the Company or significant increases in interest rates could have a material adverse impact on the Company's financial condition and results of operations.

        The Company is licensed to originate loans in 46 states and the District of Columbia, and able to purchase and service loans in 49 states and the District of Columbia. During the year ended December 31, 2019, the Company had significant loan acquisitions (minimum 5% of total acquisitions) in Texas (16%), California (11%), Florida (8%), and Georgia (5%). During the year ended December 31, 2018, the Company had significant loan acquisitions (minimum 5% of total acquisitions) in California (15%), Texas (10%), Florida (10%), and Georgia (6%).

NOTE 17. CAPITAL REQUIREMENTS

        The Company is required to maintain specified levels of capital to remain in good standing with the Agencies. These capital requirements generally are tied to the UPB of loans included in the Company's servicing portfolio or loan production volume during the period.

        The Agencies' capital requirements are summarized below:

	December 31, 2019		December 31, 2018
Agency	Adjusted net worth(1)	Required net worth	Adjusted net worth(1)	Required net worth
	(Amounts in thousands)
Fannie Mae and Freddie Mac	$889,679	$191,913	$785,612	$163,783
Ginnie Mae	$889,679	$141,976	$785,612	$111,644
HUD	$889,679	$2,500	$785,612	$2,500

(1)
Calculated in compliance with the respective Agency's requirements.

        Noncompliance with an Agency's capital requirements can result in the respective Agency taking various remedial actions up to, and including, removing the Company's ability to sell loans to and service loans on behalf of the respective Agency. The Company had capital in excess of the Agencies' requirements at December 31, 2019 and 2018.

NOTE 18. SUBSEQUENT EVENTS

        The Company has evaluated all events and transactions through March 16, 2020, which is the date the Company issued the consolidated financial statements, and noted the following:

  •
  On March 3, 2020, the Company executed a sale of MSRs with respect to $4.9 billion in UPB of loans underlying MBS guaranteed by Ginnie Mae. The aggregate sales price of the transaction was $42.9 million. At the time of sale, the Company recognized $12.1 million in receivables for holdbacks pending fulfillment of all servicing transfer and document delivery requirements.

Report of Independent Registered Public Accounting Firm

The Board of Directors of AmeriHome, Inc.

        We have audited the accompanying balance sheet of AmeriHome, Inc. as of September 30, 2020. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AmeriHome, Inc. at September 30, 2020, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2020.

Los Angeles, California
October 1, 2020

AmeriHome, Inc.
Balance Sheet

September 30, 2020
Assets
Cash	$10
Total assets	$10

Commitments and contingencies (Note 4)
Stockholder's equity
Common stock, par value $0.01 per share, 1,000 shares authorized, issued and outstanding	$10

Total stockholder's equity	$10

The accompanying notes are an integral part of the balance sheet.

AmeriHome, Inc.
Notes to Balance Sheet

NOTE 1. ORGANIZATION

        AmeriHome, Inc. (the "Company") was incorporated under the laws of Delaware on August 6, 2020. Pursuant to a reorganization into a holding company structure, the Company will be (i) a holding company, with its principal asset consisting of limited liability company interests of Aris Mortgage Holding Company, LLC ("Aris Holding") and (ii) the sole managing member of Aris Holding and will control the business and affairs of Aris Holding and its subsidiaries.

        Aris Holding is a wholly-owned subsidiary of A-A Mortgage Opportunities, L.P. ("A-A Mortgage").

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States, as codified in the Financial Accounting Standards Board Accounting Standards Codification. Statements of income, changes in stockholder's equity and cash flows have not been presented as the Company has not engaged in any business or other activities except in connection with its formation. The initial costs to incorporate the Company have been incurred by A-A Mortgage.

Cash

        Cash consists of cash balances at depository institutions. Cash is carried at fair value, which approximates carrying value.

Income Taxes

        The Company is treated as a subchapter C corporation and, therefore, is subject to both federal and state income taxes. Aris Holding continues to be recognized as a limited liability company, a pass-through entity for income tax purposes.

NOTE 3. STOCKHOLDER'S EQUITY

        On August 6, 2020, the Company was authorized to issue 1,000 shares of common stock, par value of $0.01 per share. On September 30, 2020, the Company issued 1,000 shares of $10.00, all of which are owned by A-A Mortgage.

NOTE 4. COMMITMENTS AND CONTINGENCIES

        In the ordinary course of business, the Company may be subject to various legal, regulatory and/or administrative proceedings. There are currently no such proceedings to which the Company is a party.

        In the normal course of business, the Company may enter into contracts that contain a variety of indemnifications. The Company's maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company, but which have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

NOTE 5. SUBSEQUENT EVENTS

        The Company has evaluated all events and transactions through the date the audited balance sheet was issued, and determined that no subsequent events have occurred during such period that would require disclosure in this report or would be required to be recognized on the balance sheet as of September 30, 2020.

             Shares

AmeriHome, Inc.

Class A Common Stock

Prospectus

Joint Book-Running Managers

Credit Suisse
Goldman Sachs & Co. LLC
J.P. Morgan
Wells Fargo Securities
Barclays
BofA Securities
Citigroup
RBC Capital Markets
UBS Investment Bank

Co-Managers

Apollo Global Securities
Houlihan Lokey
Siebert Williams Shank

        Through and including                  , 2021 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters' discount and commission). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Amount to be paid
SEC registration fee	$33,212
FINRA filing fee	46,162
NYSE listing fee	125,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	1,300,000
Printing and engraving expenses	425,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	560,626

Total	$6,500,000

        We will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Upon completion of this offering, our certificate of incorporation will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Upon the completion of this offering, our certificate of incorporation will provide that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

        We plan to enter into indemnification agreements with each of our executive officers and directors. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

        We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

        Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        On August 6, 2020, AmeriHome, Inc. issued 1,000 shares of common stock, par value $0.01 per share to A-A Mortgage in exchange for $10, which shares will be cancelled upon the filing of our amended and restated certificate of incorporation and the consummation of the Transactions. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

        In October 2020, AmeriHome Mortage Company, LLC and AmeriHome Finance Corp., wholly-owned direct or indirect subsidiaries of Aris Holding, co-issued $300 million in aggregate principal amount of senior notes due 2028 to certain institutional accredited investors. No underwriter was involved in the transaction. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.    Financial Statements and Exhibits.

        (A)  Financial Statements. See Index to Financial Statements.

        (B)  Exhibits.

Exhibit Number		Description of Exhibit
1.1	#	Form of Underwriting Agreement relating to the Class A common stock
3.1	#	Certificate of Incorporation of AmeriHome, Inc.
3.2	#	Form of Amended and Restated Certificate of Incorporation of AmeriHome, Inc.
3.3	#	Bylaws of AmeriHome, Inc.
3.4	#	Form of Amended and Restated Bylaws of AmeriHome, Inc.
4.1
Certain instruments defining the rights of holders of long-term debt securities of the registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.
5.1	*	Opinion of Sidley Austin LLP regarding the validity of the shares of Class A common stock
10.1	#	Form of Second Amended and Restated Limited Liability Company Agreement of Aris Mortgage Holding Company, LLC
10.2	#	Form of Exchange Agreement
10.3	#	Form of Tax Receivable Agreement
10.4	#	Form of Registration Rights Agreement
10.5	#	Form of Stockholders Agreement
10.6	†#	Form of Indemnification Agreement
10.7	†#	2021 Omnibus Incentive Plan, to be effective prior to completion of this offering
10.8	+#	Credit and Security Agreement, dated August 26, 2016, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.9	+#	First Amendment to Credit and Security Agreement, dated June 8, 2017, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.10	+#	Second Amendment to Credit and Security Agreement, dated February 23, 2018, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.11	+#	Third Amendment to Credit and Security Agreement, dated September 7, 2018, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.

Exhibit Number		Description of Exhibit
10.12	+#	Fourth Amendment to Credit and Security Agreement, dated October 31, 2018, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.13	+#	Fifth Amendment to Credit and Security Agreement, dated January 9, 2019, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.14	+#	Sixth Amendment to Credit and Security Agreement, dated December 6, 2019, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.14.1	+	Seventh Amendment to Credit and Security Agreement, dated November 5, 2020, between AmeriHome Mortgage Company, LLC as borrower and NexBank SSB as lender.
10.15	+#	Loan and Security Agreement, dated August 21, 2020, by and between Western Alliance Bank and AmeriHome Mortgage Company, LLC.
10.16	+#	Master Repurchase Agreement, dated October 9, 2015, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.17	+#	Amendment No. 1 to Master Repurchase Agreement, dated November 10, 2016, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.18	#	Amendment No. 2 to Master Repurchase Agreement, dated November 21, 2017, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.19	#	Amendment No. 3 to Master Repurchase Agreement, dated April 9, 2018, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.20	#	Amendment No. 4 to Master Repurchase Agreement, dated March 5, 2019, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.21	#	Amendment No. 5 to Master Repurchase Agreement, dated March 4, 2020, between Bank of America, N.A. and AmeriHome Mortgage Company, LLC.
10.22	+#
Second Amended and Restated Master Repurchase Agreement, dated May 9, 2018, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.23	+#
Amendment No. 1 to Second and Restated Master Repurchase Agreement, dated August 22, 2018, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.24	#
Amendment No. 2 to Second and Restated Master Repurchase Agreement, dated May 3, 2019, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.25	+#
Amendment No. 3 to Second and Restated Master Repurchase Agreement, dated June 19, 2019, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.26	#
Amendment No. 4 to Second and Restated Master Repurchase Agreement, dated June 27, 2020, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.

Exhibit Number		Description of Exhibit
10.26.1	+	Amendment No. 5 to Second and Restated Master Repurchase Agreement, dated November 24, 2020, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.26.2
Amendment No. 6 to Second and Restated Master Repurchase Agreement, dated December 16, 2020, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, acting through its Cayman Islands Branch, Alpine Securitization LTD, as buyers, and AmeriHome Mortgage Company, LLC, as seller.
10.27	+#
Master Repurchase Agreement, dated August 13, 2018, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, Cayman Islands Branch, as buyer, and AmeriHome Mortgage Company, LLC, as seller.
10.28	+#
Amendment No. 1 to Repurchase Agreement, dated October 11, 2019, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, Cayman Islands Branch, as buyer, and AmeriHome Mortgage Company, LLC, as seller.
10.28.1	+
Amended and Restated Master Repurchase Agreement, dated October 30, 2020, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, Cayman Islands Branch, as buyer, and AmeriHome Mortgage Company, LLC, as seller.
10.29	+#	Master Repurchase Agreement, dated August 17, 2017, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.30	+#	First Amendment to Master Repurchase Agreement, dated July 2, 2018, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.31	+#	Second Amendment to Master Repurchase Agreement, dated September 20, 2018, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.32	+#	Third Amendment to Master Repurchase Agreement, dated September 19, 2019, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.33	+#	Omnibus Letter Agreement, dated May 1, 2020, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.34	+#	Fourth Amendment to Master Repurchase Agreement, dated September 15, 2020, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.34.1	+	Fifth Amendment to Master Repurchase Agreement, dated December 16, 2020, between AmeriHome Mortgage Company, LLC, as seller and JPMorgan Chase Bank, N.A., as buyer.
10.35	+#	Master Repurchase Agreement, dated August 16, 2019, between Royal Bank of Canada, as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.36	+#	Mortgage Warehouse Agreement, dated July 29, 2020, by and between AmeriHome Mortgage Company, LLC and Texas Capital Bank, National Association.
10.37	+#	Master Repurchase Agreement, dated July 24, 2015, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.

Exhibit Number		Description of Exhibit
10.38	+#	Amendment No. 1 to Master Repurchase Agreement, dated October 15, 2015, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.39	+#	Amendment No. 2 to Master Repurchase Agreement, dated May 31, 2016, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.40	#
Assignment and Amendment No. 3 to Master Repurchase Agreement and Assignment and Amendment No. 3 to Pricing Letter, dated August 11, 2016, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.41	+#	Amendment No. 4 to Master Repurchase Agreement, dated May 30, 2017, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.42	+#	Amendment No. 5 to Master Repurchase Agreement, dated June 5, 2018, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.43	+#	Amendment No. 6 to Master Repurchase Agreement, dated May 28, 2019, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.44	#	Amendment No. 7 to Master Repurchase Agreement, dated May 26, 2020, between UBS Bank USA as buyer and AmeriHome Mortgage Company, LLC as seller.
10.45	+#	Master Repurchase Agreement and Securities Contract, dated July 1, 2016, between Wells Fargo Bank, N.A., as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.46	+#	Amendment No. 1 to Master Repurchase Agreement, dated May 10, 2019, between Wells Fargo Bank, N.A., as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.46.1		Amendment No. 2 to Master Repurchase Agreement, dated November 12, 2020, between Wells Fargo Bank, N.A., as buyer and AmeriHome Mortgage Company, LLC, as seller.
10.47	+#	Loan Agreement, dated March 6, 2020, by and between Western Alliance Bank and AmeriHome Mortgage Company, LLC.
10.48	†#	Form of Employment Agreement between AmeriHome, Inc. and each named executive officer
10.49	†#	Form of Transaction Bonus Agreement among Aris Mortgage Holding Company, LLC, A-A Mortgage Opportunities, L.P. and James S. Furash.
10.50	†#	Form of Transaction Bonus Agreement among Aris Mortgage Holding Company, LLC, A-A Mortgage Opportunities, L.P. and each of certain key employees.
10.51	†
Master Repurchase Agreement, dated October 30, 2020, among Credit Suisse First Boston Mortgage Capital LLC, as administrative agent, Credit Suisse AG, Cayman Islands Branch, as buyer, and AmeriHome Mortgage Company, LLC, as seller.
21.1	#	Subsidiaries of the registrant
23.1	*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 hereto)
23.2		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	#	Consent to be Named as a Director Nominee (Maxwell David)
23.4	#	Consent to be Named as a Director Nominee (Nancy De Liban)
23.5	#	Consent to be Named as a Director Nominee (Joseph D. Glatt)
23.6	#	Consent to be Named as a Director Nominee (Frederick Khedouri)

Exhibit Number		Description of Exhibit
23.7	#	Consent to be Named as a Director Nominee (Neil Mehta)
23.8	#	Consent to be Named as a Director Nominee (Amar R. Patel)
23.9	#	Consent to be Named as a Director Nominee (Robert Ruberton)
23.10	#	Consent to be Named as a Director Nominee (Kenneth Shea)

*
To be filed by amendment.

#
Previously filed.

†
Indicates a management contract or compensatory plan.

+
Portions of this exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Thousand Oaks, State of California, on this 4th day of January, 2021.

AmeriHome, Inc.
BY:	/s/ GARRETT GALATI
	NAME:	Garrett Galati
	TITLE:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JAMES S. FURASH James S. Furash	Chief Executive Officer and Director (principal executive officer)	January 4, 2021
/s/ GARRETT GALATI Garrett Galati	Chief Financial Officer (principal financial and accounting officer)	January 4, 2021